    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996


                                                      REGISTRATION NO. 333-12993

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SENTEX SENSING TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW JERSEY                             3829                             22-2333899
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)


                                553 BROAD AVENUE

                         RIDGEFIELD, NEW JERSEY, 07657
                                 (201) 945-8050
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                          ROBERT S. KENDALL, CHAIRMAN
                                553 BROAD AVENUE
                         RIDGEFIELD, NEW JERSEY, 07657
                                 (201) 945-8050
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  WILLIAM APPLETON, ESQ.                                     LAWRENCE M. BELL, ESQ.
                     BAKER & HOSTETLER                           BENESCH, FRIEDLANDER, COPLAN, & ARONOFF P.L.L.
                 3200 NATIONAL CITY CENTER                                  2300 BP AMERICA BUILDING
                   CLEVELAND, OHIO 44114                                        200 PUBLIC SQUARE
                      (216) 621-0200                                          CLEVELAND, OHIO 44114
                                                                                 (216) 363-4500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                   AMOUNT            OFFERING PRICE    AGGREGATE OFFERING     AMOUNT OF
        SECURITIES TO BE REGISTERED           TO BE REGISTERED          PER UNIT             PRICE        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Class A Convertible Notes..................       $485,586(1)             N/A                 N/A           $    117 (4)
Common Shares, $0.01 par value per share...      11,659,681(2)            N/A                 N/A           $    328 (5)
Common Shares, $0.01 par value per share...      18,689,424(3)         $0.140625           $2,628,200       $    907 (6)
  Credit...................................           N/A                 N/A                 N/A           $   (926)(7)
  Total....................................           N/A                 N/A                 N/A             $    425
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Represents the aggregate balance of the Class A Convertible Notes that will be issued upon consummation of the Merger described herein in exchange for all the shares of Monitek Class A Common Stock.

(2) Represents the number of shares that will be issued upon consummation of the Merger in exchange for all the shares of the Monitek Common Stock.

(3) Represents an additional and indeterminable number of shares issuable in connection with the Merger, which is composed of (a) up to 8,640,320 shares issuable upon conversion of the Class A Convertible Notes, (b) up to 7,031,684 shares issuable upon conversion of a privately place note to be issued in connection with the Merger and (c) 3,015,456 estimated to be issuable as interest on the Class A Convertible Notes and the privately placed note and an indeterminable additional number of shares as may be necessary to issue as interest thereon.

(4) This portion of the registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of 1/29 of 1% of the product of $0.27 (the book value of Monitek Class A Common Stock as of June 30, 1996) and 1,252,676 (the number of issued and outstanding shares of such class).

(5) This portion of the registration fee has been computed pursuant to Rule 457(f)(1) of the Securities Act on the basis of 1/29 of 1% of the product of 1,690,424 (the average bid and ask price of the Monitek Common Stock on the OTC Bulletin Board on September 25, 1996) and $0.5625 (the number of issued and outstanding shares of such class).

(6) This portion of the registration fee has been computed pursuant to Rule 457(c) of the Securities Act on the basis of 1/29 of 1% of $0.140625 (the average high and low of the Sentex Common Shares on September 26, 1996).

(7) Pursuant to Rule 457 of the Securities Act, $926 previously paid on September 13, 1996 upon filing with the Commission of preliminary proxy materials is being credited against the registration fee payable in connection with this filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           MONITEK TECHNOLOGIES, INC.



                                OCTOBER 4, 1996


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of Monitek Technologies, Inc., a Delaware corporation ("Monitek"), to be held at 1495 Zephyr Avenue, Hayward, California, on Thursday, November 14, 1996, at 11:00 a.m., Pacific Time.


     At the Special Meeting you will be asked to vote on a proposal to approve an Amended and Restated Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of Sentex Merger Corp., a wholly owned subsidiary of Sentex Sensing Technology, Inc. ("Sentex"), with and into Monitek. If the Merger is approved, Monitek will become a wholly owned subsidiary of Sentex. In the Merger, each outstanding share of Monitek Common Stock will be converted, based on the Stock Exchange Ratio (as described in the accompanying material), into 6.8974890 Sentex Common Shares and each outstanding share of Monitek Class A Common Stock will be converted into a Class A Convertible Note in an original principal amount equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio of $0.3876389. After three years (or earlier under certain conditions), the principal amount of the Class A Convertible Notes is convertible at a rate of $0.0562 per share (for an aggregate amount of 8,640,320 Sentex Common Shares). After conversion the holders of the Class A Convertible Notes will receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holder immediately prior to the consummation of the Merger. The Class A Convertible Notes will be subordinated to all existing debt obligations of Sentex.

     In order to facilitate the consummation of the Merger, Clarion Capital Corporation, a Delaware corporation and the principal stockholder of Monitek ("Clarion"), has agreed to exchange a promissory note in the aggregate principal amount of $476,940 that is secured by substantially all the assets of Monitek, for a convertible note issued by Sentex in a reduced principal amount of $136,414 that is subordinated to all existing debt obligations of Sentex (the "Clarion Note"). After three years (or earlier under certain conditions), the principal amount of the Clarion Note is convertible at a rate of $0.0194 per share (into an aggregate amount of 7,031,649 Sentex Common Shares).

     Sentex Common Shares will also be issued as interest on the Class A Convertible Notes and the Clarion Note and pursuant to the exercise of each outstanding option to purchase Monitek Common Stock that will be converted in the Merger into options to purchase Sentex Common Shares.

     It is anticipated that up to approximately 11,659,681 Sentex Common Shares will be issued upon the consummation of the Merger and approximately 21,270,535 Sentex Common Shares will be reserved for issuance upon conversion of the Class A Convertible Notes and the Clarion Note, in payment of interest on the Class A Convertible Notes and Clarion Note, and upon exercise of stock options of Monitek to be converted into stock options of Sentex pursuant to the Merger.

     The Board of Directors has received an opinion from NatCity Investment, Inc. ("NatCity") to the effect that, as of the date the Merger Agreement was executed and as of the date of NatCity issued its written opinion dated September 24, 1996 the Note Exchange Ratio and the stock Exchange Ratio are fair, from a financial point of view, to the holders (other than Clarion) of Monitek's capital stock. NatCity was not requested to render an opinion with respect to the fairness of the consideration to be paid to Clarion. A copy of such opinion is attached as Annex D to the Joint Proxy Statement/Prospectus.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED TRANSACTION AND BELIEVES IT IS IN THE BEST INTERESTS OF AND FAIR TO MONITEK STOCKHOLDERS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND RECOMMENDS THAT MONITEK STOCKHOLDERS VOTE FOR THE PROPOSAL. COMPLETE DETAILS OF THE MERGER ARE SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO.

     Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Monitek Class A Common Stock and a majority of the outstanding shares of the Monitek Common Stock (each voting as a separate class). Clarion, a holder of approximately 97% of the issued and outstanding shares of Monitek Class A Common Stock, has entered into an Amended and Restated Voting Agreement with CPS Capital, Ltd., an Ohio limited liability company and the principal shareholder of Sentex, pursuant to which Clarion has agreed to vote its shares in favor of the Merger.

     In view of the importance of the action to be taken at the Special Meeting, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, which also includes information on Sentex and Monitek. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                  Sincerely,

                                  MORTON COHEN,
                                  Chairman of the Board

             PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME

                           MONITEK TECHNOLOGIES, INC.

                                ---------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON NOVEMBER 14, 1996


To the Stockholders of
Monitek Technologies, Inc.:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Monitek Technologies, Inc., a Delaware corporation ("Monitek"), will be held on Thursday, November 14, 1996, at 11:00 a.m., Pacific Time, at 1495 Zephyr Avenue, Hayward, California, for the following purposes:


     1. To consider and vote on a proposal (the "Monitek Merger Proposal") to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), by and among Monitek, Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), and Sentex Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentex ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek (the "Merger") and Monitek will become a wholly owned subsidiary of Sentex; (ii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek Class A Common Stock, $0.01 par value (the "Monitek Class A Common Stock"), will be converted into convertible notes issued by Sentex (the "Class A Convertible Notes") pursuant to a formula set forth in the Merger Agreement; and (iii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek common stock, $0.01 par value ("Monitek Common Stock"), will be converted into Sentex common shares, $0.01 par value, of Sentex ("Sentex Common Shares"), pursuant to a formula set forth in the Merger Agreement. It is currently expected that, under such formulas, each outstanding share of Monitek Class A Common Stock will be converted into a Class A Convertible Note in an original principal amount equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio of $0.3876389 and each share of Monitek Common Stock will be converted, based on the Stock Exchange Ratio (as described in the accompanying material), into 6.8974890 Sentex Common Shares. Each option outstanding under any stock option plan of Monitek (each a "Monitek Option") will be converted into an option (a "Sentex Option") to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the effective time of the Merger upon exercise of the Monitek Option multiplied by the Stock Exchange Ratio of 6.8974890. After three years (or earlier under certain conditions), the principal amount of Class A Convertible Notes is convertible at a rate of $0.0562 per share. After conversion the holders of the Class A Convertible Notes will receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holders immediately prior to the consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on October 7, 1996, as the record date for the determination of the holders of Monitek Class A Common Stock and Monitek Common Stock entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The Monitek Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Monitek Class A Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Monitek Common Stock (each voting as a separate class). Clarion Capital Corporation, a Delaware corporation ("Clarion") and the holder of approximately 97% of the issued and outstanding shares of Monitek
Class A Common Stock, has entered into an Amended and Restated Voting Agreement with CPS Capital, Ltd., an Ohio limited liability company and the principal shareholder of Sentex ("CPS"), pursuant to which Clarion has agreed to vote its shares in favor of the Merger.


     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice. Stockholders of Monitek will be entitled to dissent from the Merger and to assert appraisal rights under Section 262 of the Delaware General Corporation Law which is attached as Annex D to, and summarized under "Rights of Dissenting Shareholders," in the attached Joint Proxy Statement/Prospectus.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING. YOU MAY REVOKE YOUR PROXY AS OF ANY TIME PRIOR TO ITS EXERCISE. ANY STOCKHOLDER PRESENT AT THE MEETING OR ADJOURNMENTS OR POSTPONEMENTS THEREOF MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MONITEK MERGER PROPOSAL.

                                  By Order of the Board of Directors


                                  JAMES S. O'LEARY, Secretary


October 4, 1996



             PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME

                        SENTEX SENSING TECHNOLOGY, INC.



                                OCTOBER 4, 1996


Dear Shareholder:


     I am pleased to forward to you the enclosed Joint Proxy Statement/Prospectus for the Special Meeting of Shareholders of Sentex Sensing Technology, Inc. ("Sentex") to be held on Thursday, November 14, 1996, at 11:00 a.m. Eastern Standard Time, 1996, at the Holiday Inn located at Harmon Meadows, 300 Plaza Drive, Secaucus, New Jersey, to consider and act upon the proposals set forth in the enclosed Notice of Special Meeting of Shareholders. Among other things, you will be asked to consider and vote on the proposal to approve the Amended and Restated Agreement and Plan of Merger, dated July 30, 1996 (the "Merger Agreement"), pursuant to which Sentex Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentex ("Subcorp"), will be merged (the "Merger") with and into Monitek Technologies, Inc. Pursuant to the Merger, Sentex will issue up to an aggregate amount of 11,659,681 common shares, $0.01 par value, of Sentex ("Sentex Common Shares") in exchange for all the common stock, $0.01 par value of Monitek ("Monitek Common Stock"), in accordance with a formula described in the accompanying materials. Sentex will also issue up to $485,586 in convertible notes (the "Class A Convertible Notes") in exchange for the Class A common stock, $0.01 par value, of Monitek ("Monitek Class A Common Stock"), in accordance with a formula described in the accompanying materials. Based on the number of shares of Monitek Common Stock and Monitek Class A Common Stock presently outstanding, each share of Monitek Common Stock will be exchanged for 6.8974890 Sentex Common Shares and each share of Monitek Class A Common Stock will be exchanged for $0.3876389 of principal of a Class A Convertible Note. The principal amount of Class A Convertible Notes can be converted into 8,640,320 Sentex Common Shares (at a rate of $0.0562 per share) after approximately three years. The conversion rate of $0.0562 enables the holders of the Class A Convertible Notes to receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holders immediately prior to the consummation of the Merger. The Class A Convertible Note will be subordinated to all the other debt obligations of Sentex.


     Clarion Capital Corporation, a Delaware corporation and the principal stockholder of Monitek ("Clarion"), has also agreed to exchange a promissory note in the aggregate principal amount of $476,940 that is secured by substantially all the assets of Monitek for a $136,414 principal amount convertible note issued by Sentex that is subordinated to all other debt obligations of Sentex (the "Clarion Note"). After three years (or earlier under certain conditions), the principal amount of the Clarion Note is convertible at a rate of $0.0194 per share (into an aggregate amount of 7,031,649 Sentex Common Shares).

     Sentex Common Shares will also be issued as interest under the Class A Convertible Notes and the Clarion Note and pursuant to the exercise of each outstanding option to purchase Monitek Common Stock that is converted into options to purchase Sentex Common Shares.

     It is anticipated that up to approximately 11,659,681 Sentex Common Shares will be issued upon the consummation of the Merger and approximately 21,270,535 Sentex Common Shares will be reserved for issuance upon conversion of the Class A Convertible Notes and, the Clarion Note, in payment of interest on the Class A Convertible Notes and Clarion Note, and upon exercise of stock options of Monitek to be converted into Stock Options of Sentex pursuant to the Merger.

     At the meeting, in addition to approving the Merger Agreement, you will also be asked to: (i) adopt the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan; (ii) adopt an amendment to the Bylaws of Sentex to allow Sentex's Board of Directors to determine the size of Sentex's Board of Directors, from time to time, without shareholder approval; and (iii) elect, as the five members of Sentex's Board of Directors, Robert S. Kendall, James G. Few, Julius L. Hess, Amos Linenberg, and Ronald M. Lipson, all of whom (except Mr. Linenberg), are currently serving as directors, until the next annual meeting and until their respective successors are elected and qualified.

     Your Board of Directors has carefully considered the terms of the Merger and each of the other proposals to be acted upon, has determined that these proposals are in the best interests of Sentex and its shareholders, and unanimously recommends that you vote for the Merger, for each of the other proposals set forth herein, and for the election of the Directors. Complete details of the Merger with Monitek and the other proposals to be acted upon at the Special Meeting are set forth in the accompanying Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully.

     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD. YOU MAY REVOKE YOUR PROXY BY (I) FILING WITH THE SECRETARY OF SENTEX AT OR BEFORE THE TAKING OF THE VOTE AT THE MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, OR (II) ATTENDING THE MEETING AND VOTING IN PERSON.

                                  Very truly yours,

                                  ROBERT S. KENDALL,
                                  Chairman

                        SENTEX SENSING TECHNOLOGY, INC.

                                ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON NOVEMBER 14, 1996

                                ---------------


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), will be held at the Holiday Inn located at Harmon Meadows, 300 Plaza Drive, Secaucus, New Jersey, on Thursday, November 14, 1996, at 11:00 a.m., Eastern Standard Time, for the following purposes:


          1. To vote on a proposal (the "Sentex Merger Proposal") to approve the Amended and Restated Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), by and among Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentex ("Subcorp"), and Monitek Technologies, Inc. ("Monitek"), pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek (the "Merger"), with Monitek as the surviving corporation; (ii) all the outstanding shares (other than shares as to which dissenters' rights are perfected) of class A common stock, par value $0.01, of Monitek ("Monitek Class A Common Stock") will be converted into convertible notes issued by Sentex ("Class A Convertible Notes") as determined pursuant to a formula set forth in the Merger Agreement; (iii) each outstanding share (other than shares as to which dissenters' rights are perfected) of common stock, $0.01 par value, of Monitek ("Monitek Common Stock") will be converted into common shares, $0.01 par value, of Sentex ("Sentex Common Shares"), as determined pursuant to a formula set forth in the Merger Agreement; and (iv) each outstanding option under any stock option plan of Monitek (each a "Monitek Option") will be converted into an option (a "Sentex Option") to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the Effective Time (as defined in the Merger Agreement) upon exercise of the Monitek Option, as determined pursuant to a formula set forth in the Merger Agreement. Under such formulas, and based on the number of shares of Monitek Class A Common Stock and Monitek Common Stock presently outstanding, each share of Monitek Class A Common Stock will be converted into $0.3876389 of principal of a Class A Convertible Note, each share of Monitek Common Stock will be converted into
     6.8974890 Sentex Common Shares and each Monitek Option will be converted into a Sentex Option to purchase 6.8974890 Sentex Common Shares for each share of Monitek Common Stock entitled to be purchased under such Monitek Option. After three years (or earlier under certain conditions), the principal amount of the Class A Convertible Notes are convertible at a rate of $0.0562 per share. After conversion, the holders of the Class A Convertible Notes will receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holder immediately prior to the consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. Approval of Proposals 2 and 3 below are conditions to the consummation of the Merger. Subject to the satisfaction of certain conditions, the Merger will be consummated if Proposals 1, 2 and 3 are approved, and whether or not Proposal 4 is approved.

          2. To vote on a proposal to adopt the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan (the "Sentex 1996 Long-Term Incentive Plan" or the "Plan"). This proposal will be presented at the meeting whether or not the Merger is approved, but its adoption is a condition of the Merger.

          3. To vote on a proposal to amend one section of the bylaws of Sentex (the "Amended Bylaw"). This proposal will be presented at the meeting whether or not the Merger is approved, and its adoption is a condition to consummation of the Merger.

          4. To elect the following nominees as Directors: (a) Robert S. Kendall, (b) James G. Few, (c) Julius L. Hess, (d) Amos Linenberg, and (e) Ronald M. Lipson until the next annual meeting and until their respective successors are elected and qualified.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Only shareholders of record on October 7, 1996 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. More detailed information concerning each proposal is set forth in the accompanying Joint Proxy Statement/Prospectus and the Annexes thereto.


     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF PROPOSALS 1, 2 AND 3 AND FOR THE ELECTION OF THE FIVE PERSONS NOMINATED FOR DIRECTORS.

                                  By Order of the Board of Directors


                                  JAMES G. FEW, Secretary



October 4, 1996


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY BY (I) FILING WITH THE SECRETARY OF SENTEX AT OR BEFORE THE TAKING OF THE VOTE AT THE MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, OR (II) ATTENDING THE MEETING AND VOTING IN PERSON.

                        SENTEX SENSING TECHNOLOGY, INC.
                                      and
                           MONITEK TECHNOLOGIES, INC.

                             JOINT PROXY STATEMENT

                                ---------------


                        SENTEX SENSING TECHNOLOGY, INC.


                                   PROSPECTUS

                                ---------------


     This Joint Proxy Statement/Prospectus is being furnished to holders of common shares, $0.01 par value ("Sentex Common Shares"), of Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), in connection with the solicitation of proxies by the Board of Directors of Sentex for use at the Special Meeting of Sentex Shareholders to be held on Thursday, November 14, 1996, at the Holiday Inn located at Harmon Meadows, 300 Plaza Drive, Secaucus, New Jersey, commencing at 11:00 a.m., Eastern Standard Time, and at any adjournment or postponement thereof (the "Sentex Meeting").



     This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of class A common stock, $0.01 par value ("Monitek Class A Common Stock"), of Monitek Technologies, Inc., a Delaware corporation ("Monitek"), and holders of shares of common stock, $0.01 par value (the "Monitek Common Stock"), of Monitek in connection with the solicitation of proxies by the Monitek Board of Directors for use at the Monitek Special Meeting of Stockholders to be held on Thursday, November 14, 1996, at Monitek's corporate offices at 1495 Zephyr Avenue, Hayward, California, commencing at 11:00 a.m., Pacific Time, and at any adjournment or postponement thereof (the "Monitek Meeting").


     This Joint Proxy Statement/Prospectus constitutes Sentex's Prospectus with respect to (i) 11,659,681 Sentex Common Shares to be issued in the Merger in exchange for and cancellation of the outstanding shares of Monitek Common Stock and (ii) up to $485,586 in convertible notes (the "Class A Convertible Notes") issuable by Sentex in the Merger (defined herein) in exchange for the cancellation of the outstanding shares of the Monitek Class A Common Stock.

     In addition, this Joint Proxy Statement/Prospectus constitutes Sentex's Prospectus with respect to 8,640,320 Sentex Common Shares issuable upon conversion of the Class A Convertible Notes, 7,031,649 Sentex Common Shares issuable upon conversion of a $136,414 convertible subordinated note to be issued by Sentex to Clarion Capital Corporation, a Delaware corporation and principal holder of Monitek Class A Common Stock ("Clarion"), in exchange for a $476,940 secured nonconvertible note issued by Monitek to Clarion, and approximately 3,015,456 Sentex Common Shares that are estimated to be issuable to the holders of the Class A Convertible Notes and the Clarion Notes as interest.


     Sentex Common Shares are reported in the Nasdaq Small Cap Market under the symbol "SENS." On June 21, 1996 (the last trading day prior to the date Sentex, Sentex Merger Corp, a Delaware corporation and wholly owned subsidiary of Sentex ("Subcorp") and Monitek executed the Agreement and Plan of Merger (the "Original Merger Agreement")), on June 25, 1996 (the last trading day prior to the public announcement of the Merger) and on July 29, 1996 (the last trading day prior to the date the Original Merger Agreement was amended and restated (the "Merger Agreement")), the last reported sale prices of Sentex Common Shares on the Nasdaq Small Cap Market were $0.1406, $0.0925, and $0.1430, respectively.



     The Monitek Common Stock is traded on the OTC Bulletin Board. The closing price of a Sentex Common Share and a share of Monitek Common Stock on October 3, 1996 was $0.1563 and $0.7500, respectively. The Monitek Class A Common Stock is not traded on any public market.


THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information contained or delivered with this Joint Proxy
Statement/Prospectus with respect to Monitek has been supplied by Monitek. All information contained in this Joint Proxy Statement/Prospectus with respect to Sentex has been supplied by Sentex.


     This Joint Proxy Statement/Prospectus, the Sentex Chairman's Letter, the Notice of the Sentex Meeting and the form of proxy for use at the Sentex Meeting are first being mailed to shareholders of Sentex ("Sentex Shareholders") on or about October 11, 1996. This Joint Proxy Statement/Prospectus, the Monitek Chairman's Letter, the Notice of the Monitek Meeting and the form of proxy for use at the Monitek Meeting are first being mailed to stockholders of Monitek ("Monitek Stockholders") on or about October 11, 1996. Any shareholder or stockholder who has given his proxy may revoke it at any time prior to its use. See "The Special Meetings--Voting of Proxies."



     The date of this Joint Proxy Statement/Prospectus is October 4, 1996.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CLASS A CONVERTIBLE NOTES OR SENTEX COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SENTEX OR MONITEK SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE HEREOF.

                               TABLE OF CONTENTS

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                                                                                        ----
AVAILABLE INFORMATION...............................................................      1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................      1
SUMMARY.............................................................................      3
  The Companies.....................................................................      3
     Business of Sentex.............................................................      3
     Business of Monitek............................................................      3
  The Special Meetings..............................................................      3
     Sentex Meeting.................................................................      3
       Date, Time and Place of Sentex Meeting.......................................      3
       Record Date..................................................................      4
       Required Vote................................................................      4
       Revocability of Proxies......................................................      5
     Monitek Meeting................................................................      5
       Date, Time and Place of Monitek Meeting......................................      5
       Record Date..................................................................      5
       Required Vote................................................................      5
       Revocability of Proxies......................................................      6
  The Merger........................................................................      6
     General; Exchange Ratio........................................................      6
     Monitek Options................................................................      7
     Effective Time of the Merger; Closing Date.....................................      7
     Conditions to Consummation of the Merger.......................................      7
     Accounting Treatment...........................................................      8
     Advantages and Disadvantages of the Merger.....................................      8
       Sentex.......................................................................      8
       Monitek......................................................................      8
     Opinion of Monitek's Financial Advisor.........................................      9
     Interests of Certain Persons in the Merger.....................................      9
     Exchange Procedures............................................................      9
  Federal Income Tax Consequences...................................................      9
  Availability of Dissenters' Rights................................................      9
     Sentex Shareholders............................................................      9
     Monitek Stockholders...........................................................     10
  Comparison of Stockholder and Shareholder Rights..................................     10
  Summary Financial Information.....................................................     11
RISK FACTORS........................................................................     12
  Decrease in Revenues of Sentex and Operating Losses of Monitek....................     12
     Sentex.........................................................................     12
     Monitek........................................................................     12
  Challenges of Operating Combined Companies........................................     12
  Competition.......................................................................     13
     Sentex.........................................................................     13
     Monitek........................................................................     13
  Risks Relating to Ownership of a German Subsidiary and Foreign Investments........     13
  Control By CPS....................................................................     14
  Transactions with Related Parties.................................................     14
  Antitakeover Provisions...........................................................     14
  Risk of Delisting of Sentex Common Shares.........................................     14
  Dilution..........................................................................     14
  Effect of Future Sales on Market Price of Sentex Common Shares....................     14

                                                                                        PAGE
                                                                                        ----
COMPARATIVE PER SHARE DATA..........................................................     16
MARKET PRICE AND DIVIDEND DATA......................................................     17
COMPARATIVE MARKET VALUES...........................................................     17
THE SPECIAL MEETINGS................................................................     17
  General...........................................................................     17
  Matters to Be Considered at the Meetings..........................................     18
     Sentex Meeting.................................................................     18
     Monitek Meeting................................................................     18
  Record Dates; Vote Required; Voting at the Meetings...............................     19
     Sentex.........................................................................     19
     Monitek........................................................................     19
  Voting of Proxies.................................................................     19
  Solicitation of Proxies...........................................................     20
SELECTED FINANCIAL DATA.............................................................     21
SENTEX MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS...............................................     22
  Fiscal 1995 as Compared to Fiscal 1994............................................     22
  Fiscal 1994 as Compared to Fiscal 1993............................................     23
  Financial Condition...............................................................     23
  Changes in Accounting Standards...................................................     23
  Second Quarter Ended May 31, 1996 Compared to May 31, 1995........................     24
     Financial Condition............................................................     24
THE MERGER..........................................................................     25
  Background of the Merger..........................................................     25
  Recommendations of the Boards of Directors; Reasons for the Merger................     27
     Sentex.........................................................................     27
     Monitek........................................................................     28
  Opinion of Monitek Financial Advisor..............................................     29
  Interests of Certain Persons in the Merger........................................     32
     Security Ownership.............................................................     32
     Clarion Representation on Sentex Board.........................................     32
     Clarion Note...................................................................     32
     New Jersey Shareholder Protection Act..........................................     33
  Regulatory Approvals..............................................................     33
  Accounting Treatment..............................................................     33
  Federal Securities Law Consequences...............................................     33
THE MERGER AGREEMENT................................................................     34
  The Merger........................................................................     34
  Merger Consideration..............................................................     34
  Terms of the Class A Convertible Notes............................................     35
  Exchange Procedures...............................................................     36
  Monitek Stock Options.............................................................     36
  Representations and Warranties....................................................     37
  Covenants.........................................................................     37
  Interim Borrowings................................................................     38
  No Negotiations or Solicitations..................................................     38
  Conditions........................................................................     39
     Mutual Conditions..............................................................     39
     Condition to Obligations of Monitek............................................     39
     Condition to Obligations of Sentex.............................................     40
  Termination; Amendment and Waiver.................................................     40

                                                                                        PAGE
                                                                                        ----
  Expenses..........................................................................     41
  Ancillary Documents...............................................................     41
     Amended and Restated Note Exchange Agreement...................................     41
     Clarion Note...................................................................     41
     Board Representation Agreement.................................................     41
     Participation Rights Agreement.................................................     42
     Amended and Restated Voting Agreement..........................................     42
     Shareholders Agreement.........................................................     43
     Interim Letter Agreement and Other Documents...................................     43
     Clarion Management Agreement...................................................     44
     Sentex Management Agreement....................................................     44
RIGHTS OF DISSENTING SHAREHOLDERS...................................................     44
  Sentex Shareholders...............................................................     44
  Monitek Stockholders..............................................................     44
FEDERAL INCOME TAX CONSEQUENCES.....................................................     46
  General...........................................................................     46
  The Merger........................................................................     47
  Original Issue Discount...........................................................     47
  Backup Withholding................................................................     48
  Conclusion........................................................................     48
SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES PRO FORMA
  CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)...............................     49
BUSINESS OF SENTEX..................................................................     54
  Development of Business...........................................................     54
  Description of Business...........................................................     54
     Gas Chromatography.............................................................     54
     Existing Products..............................................................     54
     Products Under Development.....................................................     55
     Research and Development.......................................................     55
     Marketing, Distribution and Sales..............................................     55
     Manufacturing/Suppliers........................................................     56
     Warranties and Disclaimers.....................................................     56
     Competition....................................................................     56
     Patents, Trademarks and Trade Secrets..........................................     56
     Employees......................................................................     56
     Government Regulations.........................................................     56
  Sentex's Properties...............................................................     57
  Legal Proceedings.................................................................     57
COMPARISON OF THE RIGHTS OF THE MONITEK STOCKHOLDERS AND THE
  SENTEX SHAREHOLDERS...............................................................     57
  Voting Requirements...............................................................     57
  Cumulative Voting.................................................................     58
  Rights of Dissenting Stockholders.................................................     58
  Stockholder Consent to Corporate Action...........................................     58
  Dividends.........................................................................     59
  Bylaws............................................................................     59
  Preemptive Rights.................................................................     59
  Transactions Involving Officers or Directors......................................     59
  Limitations of Liability of Directors and Officers................................     60
  Stockholder Protection Legislation................................................     60

                                                                                        PAGE
                                                                                        ----
OTHER ACTION TO BE TAKEN AT THE SENTEX MEETING......................................     61
  Proposal 2--Proposal to Adopt the Sentex 1996 Long-Term Incentive Plan............     61
     General........................................................................     61
     Administration.................................................................     61
     Participation and Limits on Grants.............................................     62
     Terms of Incentive and Nonqualified Options....................................     62
     Stock Appreciation Rights......................................................     63
     Terms of Restricted and Nonrestricted Share Awards.............................     63
     Termination of Employment......................................................     63
     Change in Control..............................................................     64
     Adjustments....................................................................     64
     Termination and Modification of the Plan.......................................     64
     Federal Tax Consequences.......................................................     64
  Proposal 3--Proposal to Adopt the Amended Bylaw...................................     66
  Proposal 4--Election of Directors.................................................     67
  Security Ownership of Certain Beneficial Owners and Management....................     69
  Section 16(a) Beneficial Ownership Reporting Requirements.........................     70
  Sentex's Executive Compensation...................................................     70
     Long-Term Compensation.........................................................     70
     Employment, Consulting and Management Agreements...............................     70
     Stock Options..................................................................     71
     Compensation Pursuant to Plans.................................................     71
     Compensation of Directors......................................................     71
  Certain Relationships and Related Transactions....................................     71
     CPS Acquisition................................................................     71
     Linenberg Employment Agreement.................................................     72
     Bianco Consulting Agreement....................................................     72
     CPS Management Agreement.......................................................     72
     Office Lease...................................................................     73
     Other..........................................................................     73
DESCRIPTION OF SENTEX SECURITIES....................................................     73
  Sentex Common Shares..............................................................     73
  Class A Convertible Notes.........................................................     74
EXPERTS.............................................................................     75
LEGAL MATTERS.......................................................................     76
Merger Agreement--ANNEX A...........................................................     A-1
Monitek's Form 10-K--ANNEX B........................................................     B-1
Monitek's Form 10-Q--ANNEX C........................................................     C-1
Fairness Opinion--ANNEX D...........................................................     D-1

                             AVAILABLE INFORMATION

     Sentex and Monitek are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by Sentex and Monitek with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. Securities of Sentex are listed on the Nasdaq Small Cap Market and reports and other information concerning Sentex can be inspected at the offices of the National Association of Securities Dealers, 1735K Street N.W. Washington, D.C. 20006. Securities of Monitek are traded on the OTC Bulletin Board and reports and other information concerning Monitek can be inspected at the offices of the National Association of Securities Dealers, 1735 K Street N.W. Washington, D.C. 20006.

     Sentex has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Class A Convertible Notes and the Sentex Common Shares to be issued in the Merger and the Sentex Common Shares issuable upon conversion of the Class A Convertible Notes, upon conversion of the Clarion Note and as interest on the Class A Convertible Notes and the Clarion Note. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Sentex and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The information in this Joint Proxy Statement/Prospectus concerning Sentex and Monitek has been furnished by Sentex and Monitek, respectively.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO MONITEK TECHNOLOGIES, INC., JAMES S. O'LEARY, SECRETARY, 1495 ZEPHYR AVENUE, HAYWARD, CALIFORNIA 94544. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY November 6, 1996.


     The following documents, which have been filed by Monitek with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (the "Monitek Form 10-K"), a copy of which is attached hereto as Annex B; and

          (b) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, a copy of which is attached hereto as Annex C.

     All documents filed by Monitek pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the special meetings of the stockholders of Monitek shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included herein is forward-looking, such as information relating to the effects of the combined operations of the companies and competition. Such forward-looking information involves important risks and uncertainties that could cause actual future results to differ significantly from those expressed in any forward-looking statements made by, or on behalf of, Sentex or Monitek. These risks and uncertainties include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, and inventories, technological developments and changes in the competitive environment in which Sentex and Monitek operate.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the annexes hereto (the "Joint Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in, delivered with or incorporated by reference in this Joint Proxy Statement/Prospectus. Shareholders of Sentex and stockholders of Monitek are urged to read and consider carefully all of the information contained in, delivered with, or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                 THE COMPANIES

BUSINESS OF SENTEX

     Sentex is engaged in the business of developing, manufacturing and selling automated instruments designed to identify and measure the concentration of certain chemicals in air, soil and water. Sentex sells portable and walk-through explosive detectors, two portable air analyzers, a portable and fixed-site water monitoring system and a sensor which measures the total organic content of air. Sentex's products are sold to customers who use them for bomb detection, environmental testing and process control applications. Sentex also provides technical assistance and service to its customers and, on occasion, performs research and development on a contractual basis to develop instrumentation designed to fulfill customer-specific analytical requirements. All of Sentex's products employ gas chromatography as the method of analysis. Sentex's business operations are almost exclusively conducted through a wholly owned subsidiary named Sentex Sensing, Inc., a Delaware corporation. The principal executive offices of Sentex are located at 553 Broad Avenue, Ridgefield, New Jersey, and its telephone number is (201) 945-3694.

BUSINESS OF MONITEK

     Monitek designs, develops, assembles and markets instruments for the measurement of clarity (turbidity), suspended solids content, color, purity, flow, level and volume of liquids in industrial and waste water environments. Monitek's products are typically used in-line (i.e., inserted directly into the monitored liquid), thereby facilitating automation and control of various industrial processes by providing on-line (i.e., continuous) measurement of the characteristic being monitored. Monitek's current line of products, which are based on optical, ultrasonic, acoustic and magnetic technologies, has been specially adapted for various applications in the chemical and petrochemical, water treatment, food and beverage, pulp and paper, and biotechnology and pharmaceutical industries, where their abilities to withstand high temperature, extremes in pressure and corrosive environments are important factors. Monitek believes its instruments are capable of adaptation and enhancement for use in other industries, as well as for additional applications in those industries which Monitek currently serves. Monitek owns a German subsidiary named Monitek GmbH, which over the last three years accounted for over 60% of the total revenues of Monitek. Monitek's products are currently sold worldwide. The principal executive offices of Monitek are located at 1495 Zephyr Avenue, Hayward, California, and its telephone number is (510) 471-8300.

                              THE SPECIAL MEETINGS

SENTEX MEETING


     Date, Time and Place of Sentex Meeting. The Sentex Meeting will be held at the Holiday Inn located at Harmon Meadows, 300 Plaza Drive, Secaucus, New Jersey on Thursday, November 14, 1996, at 11:00 a.m., Eastern Standard Time, for the following purposes:


          1. To vote on a proposal (the "Sentex Merger Proposal") to approve the Amended and Restated Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), by and among Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), Sentex Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentex ("Subcorp"), and Monitek Technologies,

     Inc. ("Monitek"), pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek (the "Merger"), with Monitek as the surviving corporation; (ii) all the outstanding shares (other than shares as to which dissenters' rights are perfected) of class A common stock, par value $0.01, of Monitek ("Monitek Class A Common Stock") will be converted into convertible notes issued by Sentex ("Class A Convertible Notes") as determined pursuant to a formula set forth in the Merger Agreement; (iii) each outstanding share (other than shares as to which dissenters' rights are perfected) of common stock, $0.01 par value, of Monitek ("Monitek Common Stock") will be converted into common shares, $0.01 par value, of Sentex ("Sentex Common Shares"), as determined pursuant to a formula set forth in the Merger Agreement; and (iv) each outstanding option under any stock option plan of Monitek (each a "Monitek Option") will be converted into an option (a "Sentex Option") to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the Effective Time (as defined in the Merger Agreement) upon exercise of the Monitek Option, as determined pursuant to a formula set forth in the Merger Agreement. Under such formulas, and based on the number of shares of Monitek Class A Common Stock and Monitek Common Stock presently outstanding, each share of Monitek Class A Common Stock will be converted into $0.3876389 of principal of a Class A Convertible Note, each share of Monitek Common Stock will be converted into 6.8974890 Sentex Common Shares and each Monitek Option will be converted into a Sentex Option to purchase 6.8974890 Sentex Common Shares for each share of Monitek Common Stock entitled to be purchased under such Monitek Option. After three years (or earlier under certain conditions), the principal amount of the Class A Convertible Notes are convertible at a rate of $0.0562 per share. After conversion, the holders of the Class A Convertible Notes will receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holder immediately prior to the consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. Approval of Proposals 2 and 3 below are conditions to the consummation of the Merger. Subject to the satisfaction of certain conditions, the Merger will be consummated if Proposals 1, 2 and 3 are approved, and whether or not Proposal 4 is approved.

          2. To vote on a proposal to adopt the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan (the "Sentex 1996 Long-Term Incentive Plan" or the "Plan"). This proposal will be presented at the meeting whether or not the Merger is approved, but its adoption is a condition of the Merger.

          3. To vote on a proposal to amend one section of the bylaws of Sentex (the "Amended Bylaw"). This proposal will be presented at the meeting whether or not the Merger is approved, and its adoption is a condition to consummation of the Merger.

          4. To elect the following nominees as Directors: (a) Robert S. Kendall, (b) James G. Few, (c) Julius L. Hess, (d) Amos Linenberg, and (e) Ronald M. Lipson until the next annual meeting and until their respective successors are elected and qualified.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Record Date. Only holders of Sentex Common Shares of record on October 7, 1996, will be entitled to notice of and to vote at the Sentex Meeting. On that date there were 67,360,081 Sentex Common Shares outstanding, which were held by approximately 1200 holders of record. See "The Special Meetings."


     Required Vote. Proposals 1, 2 and 3 require the affirmative vote of a majority of the votes cast at the Sentex Meeting. New Jersey law provides that the candidates receiving the greatest number of votes in the election of directors will be elected. CPS Capital, Ltd., an Ohio limited liability company ("CPS"), is the principal shareholder of Sentex and has power to direct the vote of approximately 40.2% of the Sentex Common Shares. CPS has entered into an Amended and Restated Voting Agreement with the principal owner of the Monitek Class A Common Stock, pursuant to which CPS has agreed to vote in favor of the Sentex Merger Proposal (Proposal 1). CPS has also expressed its intention to vote in favor of Proposals 2 and 3 and to elect the five nominated directors. As of August 30, 1996, CPS and Sentex's directors, officers and their other affiliates were entitled to vote 27,595,665 Sentex Common Shares, which currently represents approximately 41% of the outstanding Sentex Common Shares.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Sentex, at or before the taking of the vote at the Sentex Meeting, a written notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares, or
(ii) attending the Sentex Meeting and voting in person.

MONITEK MEETING


     Date, Time and Place of Monitek Meeting. The Monitek Meeting will be held at Monitek's corporate offices at 1495 Zephyr Avenue, Hayward, California, on Thursday, November 14, 1996, at 11:00 a.m., Pacific Time, for the following purposes:


          1. To consider and vote on a proposal (the "Monitek Merger Proposal") to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 30, 1996 (the "Merger Agreement"), by and among Monitek Technologies, Inc., a Delaware corporation ("Monitek"), Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), and Sentex Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sentex ("Subcorp"), pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek (the "Merger") and Monitek will become a wholly owned subsidiary of Sentex; (ii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek Class A Common Stock, $0.01 par value (the "Monitek Class A Common Stock"), will be converted into convertible notes issued by Sentex (the "Class A Convertible Notes") pursuant to a formula set forth in the Merger Agreement; and (iii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek common stock, $0.01 par value ("Monitek Common Stock"), will be converted into Sentex common shares, $0.01 par value, of Sentex ("Sentex Common Shares"), pursuant to a formula set forth in the Merger Agreement. It is currently expected that, under such formulas, each outstanding share of Monitek Class A Common Stock will be converted into a Class A Convertible Note in an original principal amount equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio of $0.3876389 and each share of Monitek Common Stock will be converted, based on the Stock Exchange Ratio (as described in the accompanying material), into 6.8974890 Sentex Common Shares. Each option outstanding under any stock option plan of Monitek (each a "Monitek Option") will be converted into an option (a "Sentex Option") to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the effective time of the Merger upon exercise of the Monitek Option multiplied by the Stock Exchange Ratio of 6.8974890. After three years (or earlier under certain conditions), the principal amount of Class A Convertible Notes is convertible at a rate of $0.0562 per share. After conversion the holders of the Class A Convertible Notes will receive
     6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holders immediately prior to the consummation of the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.


     Record Date. Only holders of Monitek Class A Common Stock and Monitek Common Stock of record at the close of business on October 7, 1996, will be entitled to notice of and to vote at the Monitek Meeting. On that date, there were 1,252,676 shares of Monitek Class A Common Stock outstanding held by 12 holders of record and there were 1,690,424 shares of Monitek Common Stock outstanding held by approximately 115 holders of record (which number of shares does not include shares of Monitek Common Stock issuable upon the exercise of outstanding options prior to the Effective Time (defined below)). See "The Special Meetings."


     Required Vote. The Monitek Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Monitek Class A Common Stock outstanding and the affirmative vote of holders of a majority of the shares of Monitek Common Stock outstanding. Clarion, a holder of approximately 97% of the shares of Monitek Class A Common Stock, has entered into an Amended and Restated Voting Agreement with CPS, pursuant to which Clarion has agreed to vote in favor of the Monitek Merger Proposal. As of June 30, 1996, Monitek's directors, officers and their affiliates were entitled to cast (i) 1,220,631 votes of Monitek Class A

Common Stock, which represents approximately 97% of the shares of the outstanding Monitek Class A Common Stock and (ii) 35,500 votes of Monitek Common Stock outstanding, which represents approximately 2% of the outstanding Monitek Common Stock. See "The Special Meetings--Voting at the Meetings; Record Dates."

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing with the Secretary of Monitek, before the taking of the vote at the Monitek Meeting, a written notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares or (ii) attending the Monitek Meeting and voting in person.

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, Sentex will issue two separate types of securities. Holders of Monitek Common Stock will receive 11,659,689 Sentex Common Shares in the aggregate. Holders of Monitek Class A Common Stock will receive Class A Convertible Notes in the aggregate principal amount of $485,586 of Sentex in aggregate principal amount of $485,586, which, subject to certain conditions, can be converted into 8,640,320 Sentex Common Shares in the aggregate. See "The Merger--Terms of the Class A Convertible Notes."


     Upon consummation of the Merger, each share of Monitek Common Stock issued and outstanding immediately prior to the Effective Time (except shares as to which dissenters' rights are perfected) will be converted into that number of Sentex Common Shares equal to such number of shares of Monitek Common Stock multiplied by the Stock Exchange Ratio (as defined in the Merger Agreement). Based on 1,690,424 shares of Monitek Common Stock issued and outstanding on October 4, 1996, the Stock Exchange Ratio will equal 6.8974890 Sentex Common Shares for each share of Monitek Common Stock. No certificates for fractional Sentex Common Shares will be issued in the Merger. Holders of Monitek Common Stock will receive cash in lieu of such fractional shares. See "Exchange Procedures." In no event will more or less than 11,659,681 Sentex Common Shares be issued in exchange for the Monitek Common Stock pursuant to the Merger Agreement.



     In addition, upon consummation of the Merger, each share of Monitek Class A Common Stock issued and outstanding immediately prior to the Effective Time (except shares as to which dissenters' rights are perfected) will be converted into a principal amount of a Class A Convertible Note equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio (as defined in the Merger Agreement). Based on 1,252,676 shares of Monitek Class A Common Stock issued and outstanding on October 4, 1996, the Note Exchange Ratio will equal $0.3876389 principal amount of a Class A Convertible Note for each share of Monitek Class A Common Stock. The shares of Monitek Class A Common Stock for each holder will be aggregated and one Class A Convertible Note (the principal amount of which shall be rounded to the nearest whole dollar, with $.50 being rounded up) will be issued to each such holder. In no event, however, will the aggregate principal balance of the Class A Convertible Notes exceed or be less than $485,586.


     The Class A Convertible Notes, subject to certain conditions, may be converted into Sentex Common Shares. The number of Sentex Common Shares into which each Class A Convertible Notes may be converted will equal the principal balance of such Class A Convertible Note divided by $0.0562, which, based on an aggregate principal of $485,586, equals an aggregate of 8,640,320 Sentex Common Shares. Subject to certain conditions which would accelerate the ability of the holders to convert the Class A Convertible Note into Sentex Common Shares, the Class A Convertible Notes are not convertible until approximately three years after the date of the consummation of the Merger. The conversion rate of $0.0562 enables the holders of the Class A Convertible Notes to receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holder immediately prior to the consummation of the Merger. See "The Merger Agreement--Terms of the Class A Convertible Notes."

     Clarion has also agreed to exchange a promissory note in the aggregate principal amount of $476,940 that is secured by substantially all the assets of Monitek (the "Monitek Note"), for a $136,414 principal amount convertible note issued by Sentex that is subordinated to all other debt obligations of Sentex (the "Clarion Note"). After three years (or earlier under certain conditions), the principal amount of the Clarion Note is convertible at a rate of $0.0194 per share (into an aggregate amount of 7,031,649 Sentex Common Shares). The terms of the Clarion Note are otherwise similar to the Class A Convertible Notes. See "The Merger Agreement--The Ancillary Documents--Clarion Note."

     Interest on the Class A Convertible Notes and the Clarion Note will accrue at a rate of 5.05%, and is payable annually in Sentex Common Shares. The number of Sentex Common Shares payable as interest under the notes is computed by dividing the amount of interest due in U.S. Dollars by the average bid and ask price of Sentex Common Shares on the last ten trading days prior to the date such interest payment is due. Assuming such notes were held to maturity and that the average bid and ask price of the Sentex Common Shares over the last ten trading days for each interest calculation period was $0.031 per share, Sentex would have to issue an aggregate of 3,015,456 Sentex Common Shares as interest on the Class A Convertible Notes and the Clarion Note. The assumed trading price of $0.031 per share is the lowest trading price of the Sentex Common Share during each of the last 10 fiscal quarters. See "Market Price and Dividend Data."

MONITEK OPTIONS

     At the Effective Time, each outstanding option to purchase Monitek Common Stock, under any Monitek stock option plan in effect on the date of the Merger Agreement (each, a "Monitek Option") will be amended to become an option (a "Sentex Exchange Option") to purchase (for the same amount of consideration required under the Monitek Option) that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable upon exercise of the Monitek Option multiplied by the Stock Exchange Ratio. The average exercise price of outstanding Monitek Options is $0.71629 per share. Following the Merger, the average exercise price of outstanding Sentex Exchange Options will be adjusted to $0.1038479 per share to account for the increase in the number of Sentex Common Shares issuable upon conversion. Assuming the exercise of all Sentex Exchange Options immediately after the Effective Time, the holders thereof would hold approximately 2,583,110 Sentex Common Shares, representing approximately 3.2% of Sentex Common Shares issued and outstanding immediately after the Effective Time. See "The Merger--Interests of Certain Persons--Monitek Options."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") when a certificate of merger is filed with the Delaware Secretary of State. This filing is expected to be made on a date (the "Closing Date") within ten business days following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be. See "The Merger Agreement--Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things: approval by Sentex Shareholders of the Merger and the adoption of the Sentex 1996 Long-Term Incentive Plan; approval of the Merger by Monitek Stockholders; no temporary restraining order, preliminary or permanent injunction or other order or decree being in effect which prevents the consummation of the Merger; receipt or satisfaction of all applicable government approvals, filing requirements and waiting periods; receipt by Monitek of a favorable fairness opinion; the execution and delivery of certain ancillary agreements in forms previously agreed to, including agreements that provide for a designee of Clarion to be elected to Sentex's Board of Directors and provide Clarion and the holders of the Class A Notes certain rights to participate in subsequent offerings of Sentex Common Shares by Sentex; and receipt by Monitek of a legal opinion, in form and substance previously agreed to by Monitek, from Pitney, Hardin, Kipp & Szuch, to the effect that certain resolutions adopted by Sentex's Board should exclude Clarion from certain prohibitions and restrictions under the New Jersey Shareholders Protection Act. In addition, consummation of the Merger by any party to the Merger Agreement is conditioned upon performance in all material respects of each of the covenants to be performed by the other parties thereto. See "The Merger Agreement--Covenants" and " --Conditions."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase and, accordingly, the purchase price will be allocated to the assets and liabilities of Monitek based on estimated fair values as of the date of the Merger.

ADVANTAGES AND DISADVANTAGES OF THE MERGER

     The Merger may have certain advantages and disadvantages to Sentex Shareholders and Monitek Stockholders as summarized below.

     Sentex. The Sentex Board of Directors, in determining to recommend that Sentex Shareholders approve and adopt the Sentex Merger Proposal, identified a number of reasons why the Merger should be advantageous to Sentex Shareholders (see "The Merger--Recommendations of the Boards of Directors and "--Reasons for the Merger"), including among others:

     - the opportunity for Sentex to sell its products through Monitek's existing worldwide marketing network (which consists of over 70 independent marketing companies);

     - the opportunity for Sentex to sell its products to Monitek's larger customer base; and

     - the opportunity for Sentex to acquire products of Monitek, which have been installed in locations worldwide.

     Although Sentex's Board of Directors has determined that the Merger is fair to, and in the best interests of, Sentex Shareholders, all business combinations, including the Merger, also include disadvantages. With respect to the Merger, disadvantages to Sentex Shareholders include:

     - ownership dilution, in that the holders of Sentex Common Shares immediately prior to the Merger will hold 100% of Sentex Common Shares and immediately after the Merger will hold approximately 85% of the Sentex Common Shares, and upon conversion of the Class A Convertible Notes and the Clarion Note, assuming all such notes are converted into the maximum number of shares into which such notes can be converted, will hold approximately 71% of Sentex Common Shares; and

     - the required use of excess cash of Sentex to fund working capital requirements of Monitek.

     Monitek. Similarly, the Monitek Board of Directors identified a number of potential advantages of the Merger to Monitek Shareholders. See "The Merger--Recommendations of the Boards of Directors and "--Reasons for the Merger." These advantages include, among others:

     - the opportunity for Monitek's existing network of sales representatives to sell Sentex's line of existing products, thereby increasing sales without greatly increasing the costs of that sales force;

     - the opportunity to use Sentex's technical expertise to improve Monitek's efforts to develop new products; and

     - the opportunity to be a part of an organization with more extensive working capital resources than those of Monitek, which are necessary to fund new product development, capital improvements, and overall business growth.

Although Monitek's Board of Directors has determined that the Merger is fair to, and in the best interests of, Monitek's Shareholders, all business combinations, including the Merger, also include disadvantages. With respect to the Merger, disadvantages to Monitek Stockholders include:

     - the loss of the independence of Monitek and the loss of control by its stockholders over the operations and management of Monitek;

     - the recent operating losses of Sentex and its decline in sales; and

     - the risk that Sentex will not have adequate working capital to fund or human resources to accomplish, over the long term the integration of the two companies and the growth and development of the combined entity into a profitable enterprise.

OPINION OF MONITEK'S FINANCIAL ADVISOR

     NatCity Investments, Inc. ("NatCity") rendered its written opinion, dated September 24, 1996, to the Board of Directors of Monitek to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Note Exchange Ratio and the Stock Exchange Ratio are fair, from a financial point of view, to holders of Monitek Class A Common Stock and Monitek Common Stock, respectively, other than Clarion (as to which no opinion has been requested). A copy of the opinion is attached hereto as Annex D and should be read carefully. See "The Merger--Opinion of Monitek Financial Advisor" and Annex D.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Monitek's Board of Directors with respect to the Merger Agreement, Monitek's Stockholders should be aware that certain members of Monitek's management and Board of Directors (or their affiliates) have certain interests in the Merger that are different from and in addition to the interests of Monitek Stockholders generally. These interests include the fact that: the executive officers and directors of Monitek currently hold Monitek Options; Sentex has agreed to nominate a nominee designated by Clarion (Morton A. Cohen) to Sentex's Board of Directors; and Clarion will receive, in exchange for the Monitek Note, the Clarion Note. See "The Merger--Interests of Certain Persons in the Merger."

EXCHANGE PROCEDURES

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Monitek Stockholder to be used in forwarding certificates evidencing shares of Monitek Class A Common Stock or Monitek Common Stock for surrender and exchange for Class A Convertible Notes and certificates evidencing Sentex Common Shares to which such holder has become entitled (and, if applicable, cash in lieu of fractional Sentex Common Shares). After receipt of such letter of transmittal, each holder of certificates formerly representing Monitek Class A Common Stock or Monitek Common Stock, as the case may be, should surrender such certificates to the exchange agent designated in the letter of transmittal pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor a Class A Convertible Note or certificates evidencing the whole number of Sentex Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Sentex Common Shares. Such letter of transmittal will be accompanied by instructions specifying other details of the exchange.

MONITEK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

                        FEDERAL INCOME TAX CONSEQUENCES

     The Merger will not qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes each holder of Monitek Common Stock will recognize gain or loss on the exchange of his shares for Sentex Common Shares and each holder of Monitek Class A Common Stock will recognize gain or loss on the exchange of his shares for Class A Convertible Note. Interest will be imputed to the holders of the Class A Convertible Notes pursuant to the original issue discount rules. See "Federal Income Tax Consequences."

                       AVAILABILITY OF DISSENTERS' RIGHTS

SENTEX SHAREHOLDERS

     The Sentex Shareholders will not be entitled to dissenters' rights under
Section 14A:11-1 of the New Jersey Business Corporation Act, because the Sentex Common Shares are held by more than 1,000 holders as of the record date. See "Rights of Dissenting Shareholders."

MONITEK STOCKHOLDERS

     Pursuant to Section 262 of the Delaware General Corporation Law, Monitek Stockholders who object to the Merger and do not vote in favor of the Merger have certain rights to dissent and demand to be paid the "fair value" of their Monitek Common Shares. See "Rights of Dissenting Shareholders." Section 262 is set forth in Annex E to this Joint Proxy Statement/Prospectus.

                COMPARISON OF STOCKHOLDER AND SHAREHOLDER RIGHTS

     As a result of the Merger, the Monitek Class A Common Stock and the Monitek Common Stock, which are issued by a Delaware corporation, will be converted into either Class A Convertible Notes (which are convertible into Sentex Common Shares) or Sentex Common Shares, as the case may be, all of which are issued by a New Jersey corporation. There are differences between the rights of Monitek Stockholders and the rights of Sentex Shareholders. These differences result from (i) differences between New Jersey and Delaware law and (ii) differences between the governing instruments of Monitek and Sentex. For a discussion of the various differences between the rights of Monitek Shareholders and Sentex Shareholders. See "Comparison of Rights of the Monitek Stockholders and the Sentex Shareholders."

                         SUMMARY FINANCIAL INFORMATION

     The following summary of selected financial information concerning Sentex, other than the pro forma information reflecting the Merger, has been derived from the financial statements (including the related notes thereto) of Sentex included elsewhere in this Joint Proxy Statement/Prospectus (the "Financial Statements"). This information should be read in conjunction with the Financial Statements and the section hereof entitled "Sentex Management's Discussions and Analysis of Financial Condition and Results of Operations." The financial information presented below for each of the fiscal years ended November 30, 1995 and 1994 has been derived from audited financial statements. The financial information presented below for each of the six-month periods ended May 31, 1996 and 1995 is unaudited, but in the opinion of management of Sentex, includes all adjustments necessary for a fair presentation of the results of operations of Sentex for the interim periods presented.

BALANCE SHEET DATA

                                               AT MAY 31, 1996               AT NOVEMBER 30,
                                         ---------------------------    --------------------------
                                         PRO FORMA(1)    HISTORICAL        1995           1994
                                         ------------    -----------    -----------    -----------
Working Capital (2)....................  $ 3,076,678     $ 2,204,115    $ 2,699,017    $ 2,884,528
Total Assets...........................  $ 5,357,787     $ 2,452,046    $ 2,876,892    $ 3,157,678
Total Liabilities......................  $ 2,422,618     $   144,877    $   118,149    $   192,789
Total Long-Term Obligations............  $   655,333     $    33,333    $        --    $        --
Stockholders' Equity (3)...............  $ 2,935,169     $ 2,307,169    $ 2,758,743    $ 2,964,889

INCOME STATEMENT DATA

                                              SIX MONTHS ENDED              FISCAL YEAR ENDED
                                                   MAY 31,                     NOVEMBER 30,
                                         ---------------------------    --------------------------
                                             1996           1995           1995           1994
                                         ------------    -----------    -----------    -----------
Revenues...............................  $   488,356     $   882,651    $ 1,553,851    $ 1,726,812
Operating Profit (Loss)................  $  (445,400)    $    40,753    $  (177,343)   $  (123,750)
Net Income (Loss)......................  $  (445,400)    $    38,639    $  (114,877)   $  (127,625)
Net Income (Loss) Per Share of Common
  Stock................................  $        --     $        --    $        --    $        --
PRO FORMA(1)
Pro Forma Net Income (Loss)(4).........  $  (907,055)    $  (489,458)   $(1,065,683)   $  (425,692)
Pro Forma Net Income (Loss) Per Share
  of Common Stock......................  $      (.01)    $      (.01)   $      (.01)   $        --
Weighted Average Number of Common
  Shares Used in Computation...........   79,019,762      80,785,845     79,684,440     84,622,233

---------------

(1) As adjusted to reflect the Merger. The Merger Agreement provides that Monitek Common Stock will be exchanged for 11,659,681 Sentex Common Shares. The Merger Agreement also provides that all the shares of Monitek Class A Common Stock can be exchanged for convertible notes issued by Sentex in the aggregate principal sum of $485,586. Upon completion of the Merger, Clarion, the controlling stockholder of Monitek, will also receive a convertible note issued by Sentex in the aggregate principal amount of $136,414 in exchange for certain indebtedness owed to it by Monitek.

(2) Working capital represents total current assets less total current liabilities.

(3) Gives effect to Sentex Common Shares to be issued as described in (1) above.

(4) Gives effect to the pro forma adjustments as described in the notes to the pro forma condensed combined financial statements regarding the statements of operations.

                                  RISK FACTORS

     In considering whether to vote in favor or the Sentex Merger Proposal and the Monitek Merger Proposal, holders of Sentex Common Shares and holders of the Monitek Class A Common Stock and the Monitek Common Stock should consider the following matters.

DECREASE IN REVENUES OF SENTEX AND OPERATING LOSSES OF MONITEK

     Sentex. In the last three years Sentex has experienced a significant reduction in its revenues. In fiscal year 1993 Sentex's net revenues were $2,022,808, in fiscal year 1994 its net revenues decreased to $1,593,414, and in fiscal year 1995, they decreased to $1,313,138. In addition, net revenues through the six months of fiscal year 1996 were only $453,570 as compared with net revenues of $709,982 for the same period of fiscal year 1995. Sentex experienced a net profit (loss) from operations during fiscal year 1993, fiscal year 1994, and fiscal year 1995 of $33,889, ($127,625) and ($114,877), respectively and anticipates a net loss for fiscal year 1996. There can be no assurance that combining the operations of Sentex and Monitek will enable Sentex to return to being a profitable business.

     Monitek. During the last three years, Monitek has incurred recurring losses from operations. In addition, Monitek's certified public accountants, KPMG Peat Marwick LLP, have included in their auditors' report, which covers Monitek's financial statements for each of the years in the three-year period then ended March 31, 1996, a statement that Monitek's recurring losses from operations raise substantial doubt about Monitek's ability to continue as a going concern. Operating losses decreased from $784,000 for fiscal 1994 to $414,000 for fiscal 1995. However, in fiscal 1996, operating losses increased to $498,000 as a result of an increase in cost of sales, selling, general and administrative expense, and research, development and product engineering expense. In addition, Monitek anticipates a net loss for fiscal 1997. There can be no assurance that Sentex will be able to provide sufficient working capital to fund the operations of Monitek. There also can be no assurance that combining the operations of Sentex and Monitek will result in Monitek (and Sentex on a consolidated basis) becoming a profitable business.

CHALLENGES OF OPERATING COMBINED COMPANIES

     Sentex's management will face a number of significant and complex challenges in combining the business of Monitek with Sentex. It is anticipated that Sentex will have to provide substantial working capital to Monitek. From December 1993 through June 1996 Clarion funded working capital in an amount equal to the $476,900, which is evidenced by the Monitek Note. From July 1996 through August 1996 Clarion advanced additional funds totalling $125,000 (which as a condition to consummation of the Merger, Sentex must pay to Clarion, together with accrued interest). In addition, Sentex provided $65,000 in working
capital through October   , 1996. Presently, additional working capital is being
provided pursuant a factoring arrangement. After the Merger, Sentex anticipates the need to provide Monitek with $500,000 of additional working capital through fiscal year 1997. In order to meet Monitek's needs, Sentex anticipates borrowing funds from a financial banking institution. There can be no assurances that Sentex will be able to meet such working capital needs. See "The Merger Agreement--Ancillary Documents--Interim Letter Agreement and Other Documents."


     Both Sentex and Monitek are currently incurring losses. As a result of the Merger, an additional annual expense of $200,000 will be paid to CPS for strategic planning, financial planning and operational consultation. The $200,000 fee is based on CPS's estimated fair market value of such services and has been approved by the independent directors of Sentex. See "Other Action to Be Taken at the Sentex Meeting--Proposal 4--Election of Directors--Certain Relationships and Related Transaction--CPS Management Agreement. It is not anticipated that Sentex will generate a profit before the end of fiscal year 1997. There can be no assurances that combining the operations of Sentex and Monitek will result in Monitek (and Sentex on a consolidated basis) becoming a profitable business.


     The operations of Sentex are located in New Jersey and the operations of Monitek are located in Germany and California. Sentex management has not determined the extent to which it will be able to consolidate the operations of the two companies. Sentex management believes, however, that some consolida-tion is necessary in order for Sentex to return to being a profitable company after the Merger. The fact that there are three locations each a substantial distance from the other creates a number of logistical challenges in terms of consolidating operating systems. In addition, because of the language difference, it will be difficult to achieve significant savings in consolidating management information systems of Sentex with the those of Monitek GmbH, the German subsidiary of Monitek. Accordingly, there can be no assurance that Sentex will be able to consolidate the business operations of Sentex and Monitek in way that will significantly reduce overhead.

     The Sentex business and the Monitek business will each continue to face significant competition after they have been combined. It is not anticipated that combining the two companies will significantly reduce competition. See "Competition--Sentex" and "--Monitek."

     Based on the above described risks, there can be no assurance that Sentex can successfully combine the operations of Sentex and Monitek.

COMPETITION

     Sentex. There are companies, including Photovac and Siemens, which produce products which compete with Sentex's existing products. Most of these companies have substantially greater resources than Sentex. Sentex's competitors primarily compete against its portable and stationary gas chromatography products. Sentex is aware of several other portable gas chromatography and one water-monitoring system that are capable of detecting toxic chemicals. Sentex's portable and walk-through explosives detectors also face competition from other companies which currently sell such devices. There can be no assurances that if Sentex's competitors substantially reduced their prices that Sentex could sustain the demand on its capital resources this price reduction would cause, particularly in light of Sentex's commitments to Monitek. Sentex's competitors may have greater financial, manufacturing, technological or marketing resources and current sales which exceed those of Sentex. There are relatively few barriers to entry for new manufacturers and Sentex could face competition from other companies currently not engaged in the sale or development of hazardous substance detectors.

     Monitek. Monitek sells products which are used in a wide variety of applications in many industrial and municipal markets. BTG, Hach, Sigrist, Wedgewood, McNabb, Optek and General Signal are Monitek's principal competitors. They sell products using the same or similar technologies as those of Monitek. Valmet Automation Inc., Royce Instruments and Kay-Ray Inc. sell devices based on mechanical, ultrasound and nuclear technologies which compete with certain of the products sold by Monitek. Certain of Monitek's competitors have production facilities in Europe and consequently may not be subject to the same fluctuations in the value of the United States Dollar as Monitek is with respect to its German subsidiary. The most significant competitive factors with respect to the industrial market are technical performance and adaptability, quality, maintenance and service, while price is the major competitive factor for the municipal market. All such companies, and many smaller entities that specialize in a limited number of products competitive with those of Monitek, have financial, marketing and other resources substantially greater than those of Monitek.

RISKS RELATING TO OWNERSHIP OF A GERMAN SUBSIDIARY AND FOREIGN INVESTMENTS

     Monitek owns a German subsidiary named Monitek GmbH (the "Subsidiary"). Over the last three years, revenues from the Subsidiary accounted for over 60% of the total revenues of Monitek. On a pro forma basis for the Merger, the Subsidiary's revenues would account for over 45% of Sentex's total revenues on a consolidated basis. The investment in the Subsidiary is subject to risks and uncertainties relating to the economic, social and political climate of Germany. Risks specifically related to a foreign investments in general or doing business in foreign countries may include risk of fluctuation in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental regulation limiting returns to foreign investors.

CONTROL BY CPS

     Under New Jersey law the vote required to seek shareholder approval on most matters is the affirmative vote of a majority of votes cast at a meeting. CPS currently has the power to direct 40.2% of the vote of the Sentex Common Shares and after the Merger will have the power to direct 34.3% of such vote. As a result of such share ownership and the applicable requirements of New Jersey law, CPS is and will be able to influence significantly the election of the Board of Directors of Sentex and the outcome of the votes on all matters submitted to Sentex's Shareholders for approval.

TRANSACTIONS WITH RELATED PARTIES

     Sentex has entered into an Amended and Restated Management Agreement (as defined herein) with CPS, pursuant to which CPS is paid an annual fee of $393,800 in exchange for CPS providing executive management services to Sentex. The services are mainly performed by Robert S. Kendall, the Chairman and President of CPS, and James G. Few, the Chief Financial Officer of CPS. Mr. Kendall and Mr. Few are also directors and officers of Sentex. As a result, CPS, Mr. Kendall and Mr. Few may have interests that differ from those of Sentex and its other shareholders. See "Other Action to Be Taken at the Sentex Meeting--Proposal 4--Election of Directors--Certain Relationships and Related Transactions."

ANTITAKEOVER PROVISIONS

     The New Jersey Shareholder Protection Act (the "Act") may make the acquisition of control of Sentex in a transaction not approved by the Sentex's Board of Directors prior to such acquisition of control more difficult or expensive. Generally, the Act prohibits an "interested stockholder" of a New Jersey corporation from engaging in certain "business combinations" for a period of five years, unless the board of directors of such corporation approves the business combination prior to the date the interested stockholder becomes an interested stockholder in such corporation. The Act could discourage an acquisition attempt or other transactions in which stockholders might receive a premium over the then current market price for their Sentex Common Shares. See "Comparison of the Rights of the Sentex Shareholders and the Monitek Stockholders--Stockholder Protection Legislation."

RISK OF DELISTING OF SENTEX COMMON SHARES

     The Sentex Common Shares are currently traded on the Nasdaq Small Cap Market. In June 1996, Sentex received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq Corp."), which was sent to companies that may fall outside revised listing standards that are currently under consideration by Nasdaq Corp. Nasdaq Corp. is considering several minimum bid prices ranging from $1.00 to $2.00 per share. Currently, Sentex would not meet the proposed listing standards pertaining to the minimum price. Sentex has never achieved a bid price over $1.00. If Nasdaq Corp. instituted a minimum bid price at a level above where the Sentex Common Shares are currently trading, Sentex would consider implementing a reverse stock split to maintain its listing on the Nasdaq Small Cap Market. There can be no assurances, however, that Sentex will be able to maintain its listing on Nasdaq Small Cap Market.

DILUTION

     As a result of the Merger, the existing holders of Sentex Common Shares will incur dilution in the ownership of Sentex in that the holders of Sentex Common Shares immediately prior to the Merger will hold 100% of the Sentex Common Shares and immediately after the Merger will hold approximately 85% of the Sentex Common Shares and upon conversion of the Class A Convertible Notes and the Clarion Note, assuming all such notes are converted into the maximum number of shares into which such notes can be converted, will hold approximately 71% of the outstanding Sentex Common Shares.

EFFECT OF FUTURE SALES ON MARKET PRICE OF SENTEX COMMON SHARES

     No prediction can be made as to the effect, if any, that future market sales of Sentex Common Shares or the availability of such shares for sale will have on the prevailing market price of Sentex Common Shares following the Merger. Upon consummation of the Merger, CPS and Clarion will have the potential to control the sale of up to approximately 27% and 14%, respectively, of the Sentex Common Shares on a fully diluted basis.

     CPS is currently the record holder of 17,706,461 Sentex Common Shares. All such shares are restricted securities and cannot be sold until March 1, 1998, unless such shares are registered pursuant to the Securities Act. After March 1, 1998, CPS can only sell such shares in accordance with Rule 144 of the Securities Act, which places certain trading, price and volume restrictions on the sale of such shares. In addition, CPS is a party to a shareholders agreement with Amos Linenberg, who is the record holder of 8,389,204 Sentex Common Shares. CPS has the right to purchase any Sentex Common Shares Dr. Linenberg desires to sell, but also must permit Dr. Linenberg to participate, on a pro rata basis, in any private or public sale of CPS's Sentex Common Shares. See "Other Action to be Taken at the Sentex Meeting--Proposal 4--Election of Directors--Certain Relationships and Related Transactions--CPS Acquisition."

     Upon the consummation of the Merger, Clarion will not receive any Sentex Common Shares. Instead, it will receive a Class A Convertible Note and the Clarion Note, which are convertible into approximately an aggregate of 15,412,758 Sentex Common Shares. Under most circumstances, these notes are not convertible until approximately three years after the Effective Time. At the Effective Time, Clarion will have the right to designate at least one person to Sentex's Board of Directors, which will make it an affiliate of Sentex. Through its control of Sentex, CPS believes it can generally ensure that these notes will not be convertible before the three year time period. Sentex may, however, under certain circumstances, compel conversion of these notes. See "The Merger Agreement--Terms of the Class A Convertible Notes." Upon conversion of the notes, Clarion will own Sentex Common Shares that have been or will be registered pursuant to the Securities Act, but, because it will be an affiliate of Sentex, it may only sell its Sentex Common Shares in accordance with the limitations of Rule 144 under the Securities Act.

     The sale of Sentex Common Shares by either CPS or Clarion will be further restricted by the terms of a shareholders agreement they will enter into on the Closing Date. Pursuant to this agreement, CPS and Clarion will agree to give the other an option to purchase any Sentex Common Shares the other intends to sell and each will agree not to buy or sell any Sentex Common Shares on the open market for three years after the Effective Date without the consent of the other. In addition, under this agreement Clarion will be permitted to participate with CPS, on a pro rata basis, in any private or public sale of CPS's Sentex Common Shares.

                           COMPARATIVE PER SHARE DATA

     Set forth below are net (loss) and book value per share data for Sentex and Monitek on both historical and pro forma combined bases. Pro forma combined net earnings (loss) per share are derived from the unaudited pro forma combined financial information presented elsewhere in this Joint Proxy Statement/Prospectus, which gives effect to the Merger under the purchase method of accounting for business combinations. Book value per share for the pro forma combined presentation is based upon the Sentex Common Shares to be issued in the Merger for the outstanding shares of Monitek Common Stock at the Effective Time. See "The Merger Agreement--The Merger." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Sentex and Monitek included elsewhere in this Joint Proxy Statement/Prospectus and the unaudited pro forma condensed combined financial statements and the notes thereto presented elsewhere herein.

                                                         FISCAL YEAR ENDED      SIX MONTHS ENDED
                                                            NOVEMBER 30,            MAY 31,
                                                         ------------------    ------------------
                                                          1995       1994       1996       1995
                                                         -------    -------    -------    -------
SENTEX-HISTORICAL:
  Net (Loss) Per Common Share..........................  $  0.00    $  0.00    $  0.00    $  0.00
  Book Value...........................................  $  0.04               $  0.03

                                                         FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                             MARCH 31,              JUNE 30,
                                                         ------------------    ------------------
                                                          1996       1995       1996       1995
                                                         -------    -------    -------    -------
MONITEK-HISTORICAL:
  Net (Loss) Per Common Share..........................  $ (0.19)   $ (0.09)   $ (0.08)   $ (0.05)
  Book Value...........................................  $  0.35               $  0.27

                                                         FISCAL YEAR ENDED      SIX MONTHS ENDED
                                                            NOVEMBER 30,            MAY 31,
                                                         ------------------    ------------------
                                                          1995       1994       1996       1995
                                                         -------    -------    -------    -------
SENTEX AND MONITEK--PRO FORMA COMBINED:
  Net (Loss) Per Common Share
  Primary..............................................  $ (0.01)   $ (0.00)   $ (0.01)   $ (0.01)
  Fully Diluted(1).....................................  $ (0.01)   $  0.00    $ (0.01)   $  0.00
  Book Value...........................................  $  0.02               $  0.01

---------------

(1) Fully diluted net (loss) per share gives effect to the conversion of both the outstanding Note Payable -- Class A Convertible of $485,586 and the Note Payable -- Convertible of $136,414 into Sentex Common Shares of 8,640,320 and 7,031,649, respectively, as stated in the Merger Agreement. See the "Pro Forma Condensed Combined Financial Statements" presented elsewhere in this Joint Proxy Statement/Prospectus.

                         MARKET PRICE AND DIVIDEND DATA

     The Sentex Common Shares are traded on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol "SENS." The range of high and low closing bid prices by fiscal quarter is presented below.

                   1996                                      HIGH        LOW
                   ----                                      ----        ---
               1st quarter................................   .094       .031
               2nd quarter................................   .718       .031

                   1995                                      HIGH        LOW
                   ----                                      ----        ---
               1st quarter................................   .031       .031
               2nd quarter................................   .031       .031
               3rd quarter................................   .042       .031
               4th quarter................................   .073       .031

                   1994                                      HIGH        LOW
                   ----                                      ----        ---
               1st quarter................................   .031       .031
               2nd quarter................................   .031       .031
               3rd quarter................................   .031       .031
               4th quarter................................   .031       .031


     The bid quotations represent interdealer quotations and do not include retail markup, mark-down or commissions, and may not represent actual transactions. On October 4, 1996, there were 67,360,081 Sentex Common Shares outstanding and approximately 1,200 holders of record of the outstanding Sentex Common Shares. Sentex has not paid a dividend since becoming a public company in November of 1980. Sentex does not plan to pay cash dividends in the foreseeable future.


     The Monitek Common Stock is traded in on the OTC Bulletin Board. Information relating to historical market prices of, and dividends on, the Monitek Common Stock is contained in Annual Reports on Form 10-K filed by Monitek and included herein as Annex B. See "Incorporation of Certain Documents By Reference." The Monitek Class A Common Stock is not traded on any market.

                           COMPARATIVE MARKET VALUES


     Set forth below are the last reported closing price reported for Sentex Common Shares (on a historical basis) and the last reported closing price for a share of the Monitek Common Stock (on a historical and equivalent per share basis) on June 21, 1996 (the last trading day prior to the execution of the Original Merger Agreement), July 25, 1996 (the last trading day prior to public announcement of the Merger), July 29, 1996 (the last trading day prior to the day the Merger Agreement was amended and restated) and October 3, 1996 (the last trading day prior to when Sentex and Monitek noticed their special meetings). The equivalent per share basis for a share of Monitek Common Stock is calculated by multiplying the historical closing sale price of Sentex Common Shares by the Stock Exchange Ratio.



                                                SENTEX           MONITEK          MONITEK
                                             COMMON SHARES     COMMON STOCK     COMMON STOCK
                                             (HISTORICAL)      (EQUIVALENT)     (HISTORICAL)
                                             -------------     ------------     ------------
        June 21, 1996......................     $0.1406          $ 0.9698         $ 0.1250
        June 25, 1996......................     $0.9256          $ 6.3843         $ 0.1250
        July 29, 1996......................     $0.2500          $ 1.7244         $ 0.4375
        October 3, 1996....................     $0.1563          $ 1.0773         $ 0.7500


                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to Sentex Shareholders in connection with the solicitation of proxies by the Board of Directors of Sentex for use at the Sentex Meeting to be held on

Thursday, November 14, 1996, at the Holiday Inn located at Harmon Meadows, 300 Plaza Drive, Secaucus, New Jersey, commencing at 11:00 a.m., Eastern Time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus is also being furnished to Monitek Stockholders in connection with the solicitation of proxies by the Board of Directors of Monitek for use at the Monitek Meeting to be held on Thursday, November 14, 1996, at Monitek's corporate offices at 1495 Zephyr Avenue, Hayward, California, commencing at 11:00 a.m., Pacific Time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus, the Sentex Chairman's Letter, the Notice of the Sentex Meeting and the form of proxy for use at the Sentex Meeting are first being mailed to Sentex Shareholders on or about October 11, 1996. This Joint Proxy Statement/Prospectus, the Monitek Chairman's Letter, the Notice of the Monitek Meeting and the form of proxy for use at the Monitek Meeting are first being mailed to Monitek Stockholders on or about October 11, 1996.


MATTERS TO BE CONSIDERED AT THE MEETINGS

     Sentex Meeting. At the Sentex Meeting, Sentex Shareholders will consider and vote on:

          1. The Sentex Merger Proposal, which is a proposal to approve the Merger Agreement, pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek, with Monitek as the surviving corporation;
     (ii) all the outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek Class A Common Stock will be converted into Class A Convertible Notes; (iii) each outstanding share (other than shares as to which dissenters' rights are perfected) of Monitek Common Stock will be converted into Sentex Common Shares; and (iv) each Monitek Option will be converted into a Sentex Exchange Option to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the Effective Time upon exercise of the Monitek Option. Approval of Proposals 2 and 3 below are conditions to the consummation of the Merger. Subject to the satisfaction of certain conditions, the Merger will be consummated if Proposals 1, 2 and 3 are approved, and whether or not Proposal 4 is approved.

          2. To vote on a proposal to adopt the Sentex 1996 Long-Term Incentive Plan. This proposal will be presented at the meeting whether or not the Merger is approved, but its adoption is a condition of the Merger.

          3. To vote on a proposal to adopt the Amended Bylaw. This proposal will be presented at the meeting whether or not the Merger is approved, and its adoption is a condition to consummation of the Merger.

          4. To elect the following nominees as Directors: (a) Robert S. Kendall, (b) James G. Few, (c) Julius L. Hess, (d) Amos Linenberg, and (e) Ronald M. Lipson until the next annual meeting and until their respective successors are elected and qualified.

          5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Monitek Meeting. At the Monitek Meeting, Monitek Stockholders will consider and vote on:

          1. The Monitek Merger Proposal, which is a proposal to adopt the Merger Agreement pursuant to which, among other things, (i) Subcorp will be merged with and into Monitek and Monitek will become a wholly owned subsidiary of Sentex; (ii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek Class A Common Stock, will be converted into Class A Convertible Notes; and (iii) all outstanding shares (other than shares as to which dissenters' rights are perfected) of Monitek Common Stock. Each Monitek Option will be converted into a Sentex Exchange Option to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the Effective Time of the Merger upon exercise of the Monitek Option multiplied by the Stock Exchange Ratio of 6.8974890.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATES; VOTE REQUIRED; VOTING AT THE MEETINGS


     Sentex. The Board of Directors of Sentex has fixed October 7, 1996 as the record date for the determination of Sentex Shareholders entitled to notice of and to vote at the Sentex Meeting. Accordingly, only Sentex Shareholders of record at the close of business on October 7, 1996 will be entitled to notice of and to vote at the Sentex Meeting. Each Sentex Shareholder of record on the record date is entitled to cast one vote per share at the Sentex Meeting on each of the proposals set forth herein, exercisable in person or by properly executed proxy. As of October 4, 1996, there were 67,360,081 Sentex Common Shares outstanding held by approximately 1,200 holders of record.


     The majority of outstanding Sentex Common Shares present in person or by proxy is required for a quorum at the Sentex Meeting. The affirmative vote of a majority of the votes cast at the Sentex Meeting in person or by proxy is required to authorize the Sentex Merger Proposal (Proposal 1), adopt the Sentex 1996 Long-Term Incentive Plan (Proposal 2), and adopt the Amended Bylaw (Proposal 3). New Jersey law provides that the candidates receiving the greatest number of votes in the election of directors will be elected (Proposal 4). CPS, the principal holder of Sentex Common shares, has entered into an Amended and Restated Voting Agreement dated July 30, 1996, with Clarion, pursuant to which CPS has agreed to vote its shares FOR the Merger. CPS has the power to direct the vote of approximately 40.2% of the Sentex Common Shares. CPS has indicated that it intends to vote FOR the adoption of the Sentex 1996 Long-Term Incentive Plan, FOR the adoption of the Amended Bylaw and FOR each of the five Directors who have been nominated for election. As of August 30, 1996, CPS and Sentex's directors, officers and their other affiliates were entitled to vote 27,595,665 Sentex Common Shares, which represents 41% of the outstanding Sentex Common Shares. See "Other Action to Be Taken at the Sentex Meeting--Election of Directors."


     Monitek. The Board of Directors of Monitek has fixed October 7, 1996 as the record date for determination of Monitek Stockholders entitled to notice of and to vote at the Monitek Meeting. Accordingly, only holders of Monitek Class A Common Stock and Monitek Common Stock of record at the close of business on October 7, 1996, will be entitled to notice of and to vote at the Monitek Meeting. Each holder of record of Monitek Class A Common Stock and Monitek Common Stock on the record date is entitled to cast one vote per share (voting as a class), exercisable in person or by properly executed proxy, at the Monitek Meeting. As of October 4, 1996, there were 1,252,676 and 1,690,424 shares of Monitek Class A Common Stock and Monitek Common Stock, respectively, outstanding held by approximately 12 and approximately 115 holders of record, respectively.


     A majority of outstanding shares of Monitek Class A Common Stock and Monitek Common Stock represented in person or by proxy is required to constitute a quorum for each class. The affirmative vote of the holders of a majority of the outstanding shares of Monitek Class A Common Stock and the affirmative vote of the holders of a majority of outstanding shares of Monitek Class A Common Stock (each voting as a separate class) is required to authorize the Monitek Merger Proposal. Clarion, a holder of approximately 97% of the outstanding shares of Monitek Class A Common Stock, has entered into the Amended and Restated Voting Agreement referred to above, pursuant to which Clarion has agreed to vote its shares FOR the Merger. As of June 30, 1996, Monitek's directors, officers and their affiliates are entitled to vote (i) 1,220,631 shares of Monitek Class A Common Stock, which represents approximately 97% of the outstanding shares of Monitek Class A Common Stock, and (ii) 35,500 shares of Monitek Common Stock, which represents approximately 2% of the outstanding Monitek Common Stock.

VOTING OF PROXIES

     The proxies of all the Sentex Shareholders and Monitek Stockholders who are entitled to vote and are represented at the Sentex Meeting (in the case of Sentex Shareholders) or at the Monitek Meeting (in the case of Monitek Stockholders) by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted:

     (i)  at the Sentex Meeting:

          FOR approval and adoption of the Sentex Merger Proposal;

          FOR approval and adoption of the Sentex 1996 Long-Term Incentive Plan;

          FOR approval and adoption of the Amended Bylaw; and

          FOR the election of the five persons who have been nominated for election as Directors.

     (ii) at the Monitek Meeting:

          FOR approval and adoption of the Monitek Merger Proposal.

     If any other matters are properly presented at the Sentex Meeting (in the case of Sentex Shareholders) or the Monitek Meeting (in the case of Monitek Stockholders) for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Monitek nor Sentex is aware of any matters expected to be presented at the meetings other than as described in its respective Notice of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Sentex or Monitek, as the case may be, at or before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to either the Secretary of Sentex or the Secretary of Monitek, as the case may be, before the taking of the vote at the relevant meeting, or (iii) attending the relevant meeting and voting in person. In order to vote in person at either the Sentex Meeting or the Monitek Meeting, Sentex Shareholders and Monitek Stockholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered at or before the taking of the vote at the relevant meeting as follows:

      (i) in the case of Sentex Shareholders, to Sentex Sensing Technology, Inc., James G. Few, Attention: Secretary; and

     (ii) in the case of Monitek Stockholders, to Monitek Technologies, Inc., James S. O'Leary, Attention: Secretary.

     PURSUANT TO APPLICABLE LAW, BROKER NON-VOTES AND ABSTAINING VOTES WILL NOT BE COUNTED IN FAVOR OF OR AGAINST THE ELECTION OF ANY NOMINEE FOR DIRECTOR OF SENTEX OR ANY OF THE PROPOSALS TO BE PRESENTED AT THE SENTEX MEETING, INCLUDING THE SENTEX MERGER PROPOSAL.

     PURSUANT TO APPLICABLE LAW, ABSTAINING VOTES WILL NOT BE COUNTED IN FAVOR OF THE MONITEK MERGER PROPOSAL. ANY MONITEK STOCKHOLDER WHO ABSTAINS FROM VOTING ON THE MONITEK MERGER PROPOSAL WILL IN EFFECT BE VOTING AGAINST SUCH PROPOSAL.

SOLICITATION OF PROXIES


     The expenses of the solicitations for the Sentex and Monitek Meetings, including the cost of printing and distributing this Joint Proxy Statement/Prospectus and the forms of proxy, will be borne by Sentex and Monitek, subject to each party's obligation to reimburse the other for its expenses under certain circumstances. See "The Merger Agreement--Termination; Amendment; Waiver" and "--Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Sentex and Monitek in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

                            SELECTED FINANCIAL DATA

     The selected financial information presented below for Sentex for the fiscal years ended November 30, 1995 and 1994 has been derived from the financial statements of Sentex which have been audited by Moore Stephens, PC, independent certified public accountants, as indicated in their reports included elsewhere herein. The selected financial data presented below for Sentex for the six months ended May 31, 1996 and 1995 is unaudited but, in the opinion of management of Sentex, includes all adjustments necessary for a fair presentation of the results of operations of Sentex for the interim periods presented. The following selected financial information should be read in conjunction with the financial statements and other financial information contained herein.

BALANCE SHEET DATA

                                            AT MAY 31, 1996                    AT NOVEMBER 30,
                                      ----------------------------       ---------------------------
                                      PRO FORMA(1)     HISTORICAL           1995            1994
                                      ------------     -----------       -----------     -----------
Working Capital (2).................  $  3,076,678     $ 2,204,115       $ 2,699,017     $ 2,884,528
Total Assets........................  $  5,357,787     $ 2,452,046       $ 2,876,892     $ 3,157,678
Total Liabilities...................  $  2,422,618     $   144,877       $   118,149     $   192,789
Total Long-Term Obligations.........  $    655,333     $    33,333       $        --     $        --
Stockholders' Equity (3)............  $  2,935,169     $ 2,307,169       $ 2,758,743     $ 2,964,889

INCOME STATEMENT DATA

                                            SIX MONTHS ENDED                  FISCAL YEAR ENDED
                                                MAY 31,                         NOVEMBER 30,
                                      ----------------------------       ---------------------------
                                          1996            1995              1995            1994
                                      ------------     -----------       -----------     -----------
Revenues............................  $    488,356     $   882,651       $ 1,553,851     $ 1,726,812
Operating Profit (Loss).............  $   (445,400)    $    40,753       $  (177,343)    $  (123,750)
Net Income (Loss)...................  $   (445,400)    $    38,639       $  (114,877)    $  (127,625)
Net Income (Loss) Per Share of
  Common Stock......................  $         --     $        --       $        --     $        --
PRO FORMA(1)
Pro Forma Net Income (Loss)(4)......  $   (907,055)    $  (489,458)      $(1,065,683)    $  (425,692)
Pro Forma Net Income (Loss) Per
  Share of Common Stock.............  $       (.01)    $      (.01)      $      (.01)    $        --
Weighted Average Number of Common
  Shares Used in Computation........    79,019,762      80,785,845        79,684,440      84,622,233

---------------

(1) As adjusted to reflect the Merger. The Merger Agreement provides that Monitek Common Stock will be exchanged for 11,659,681 Sentex Common Shares. The Merger Agreement also provides that all the shares of Monitek Class A Common Stock can be exchanged for convertible notes issued by Sentex in the aggregate principal sum of $485,586. Upon completion of the Merger, Clarion, the controlling stockholder of Monitek, will also receive a convertible note issued by Sentex in the aggregate principal amount of $136,414 in exchange for certain secured indebtedness owed to it by Monitek.

(2) Working capital represents total current assets less total current liabilities.

(3) Gives effect to Sentex Common Shares to be issued as described in (1) above.

(4) Gives effect to the pro forma adjustments as described in the notes to the pro forma condensed combined financial statements regarding the statements of operations.

                SENTEX MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1995 AS COMPARED TO FISCAL 1994

     Net sales of Sentex's products decreased significantly to $1,313,138 in fiscal 1995, as compared to $1,593,414 in fiscal 1994. This decrease resulted from decreases in sales of the Aquascan as well as a slight decrease in sales of accessory items which normally accompany product sales. Sales of other products and revenue derived from service and technical assistance remained stable during fiscal 1995 as compared to fiscal 1994.

     Cost of Sales decreased to 37.1% in fiscal 1995 as contrasted to 41.5% in fiscal 1994, principally, as a result of decreases in purchases of raw materials and production equipment.

     Selling, general and administrative expense remained stable during fiscal 1995, at $925,029 as compared to $941,502 for the 1994 fiscal year. As a percentage of total revenue, however, selling, general and administrative expenses increased to 59.5% during fiscal 1995 as compared to 54.5% during fiscal 1994. This is a result of the decrease in product sales, while rent, insurance and other overhead costs remained fixed, certain nonrecurring administrative and legal expenses and a bad debt expense of $35,000.

     Due to the decrease in product sales, during fiscal 1995 total revenue decreased to $1,553,851 from $1,726,812 for the 1994 fiscal year. Interest and Other Income increased, however, during fiscal 1995 to $240,713 as compared to $133,398 for the 1994 fiscal year, principally as a result of proceeds from a research and development contract. Due to the aforementioned decrease in net product sales, as well as the reserve for bad debt expense, Sentex experienced an operating loss for fiscal 1995 of ($177,343), which was offset by an income tax benefit of $62,466 to a net loss of ($114,877). This is compared to an operating loss, for fiscal 1994, of ($123,750), offset by an income tax benefit of $3,875 to a net loss of ($127,625).

     In response to decreases in net product sales, Sentex has realigned its direct marketing and sales practices, seeking, instead, joint marketing arrangements with companies that market and sell in large quantities, generally under their individual tradenames. For several products, marketing and sales efforts have been refocused from large industrial users who were Sentex's principal customers in former years to smaller, application-specific, product users. Sentex has also begun offering its customers laboratory and on-site technical service and shortterm leasing programs. In an attempt to improve profitability, Sentex initiated cost reduction measures, including decreases in personnel, the closing of a Sentex facility and reductions in inventory and capital equipment purchases.

     During fiscal 1994 Sentex converted investments in long-term certificates of deposits, and U.S. Governmental Agency Bonds into shorter term money-market accounts and certificates of deposits to anticipate cash requirements in fiscal 1996. As a consequence, cash and cash equivalents increased, substantially, during fiscal 1995 to $1,885,975 as compared to $576,157 at November 30, 1994, a net increase of $1,309,818. Net cash used in investing activities amounted to $1,386,931 due, primarily, to the aforementioned redemption of short-term investments. Net cash used by financing activities amounted to $97,443, which represents Sentex's purchase of treasury stock.

     Liquidity is provided, principally, by cash generated by operating activities and from investment income. For the fiscal year ended November 30, 1995, net cash used by operating activities amounted to $20,330 which represents, primarily, the significant decrease in the net loss for the current fiscal year. Despite the net loss from operations, Sentex does not anticipate the need to raise additional funds nor does it expect to experience difficulty in satisfying its cash requirements in fiscal 1996.

     The effective income tax rate decreased from an actual expense of 3.1%, at the 1994 fiscal year-end, to (34.5%) at November 30, 1995, resulting from a utilization of net operating loss carry-backs for both fiscal 1994 and 1995. At November 30, 1995 Sentex had a net operating loss carryforward of approximately $75,000 for income tax purposes. The carryforward will expire in the year 2010.

FISCAL 1994 AS COMPARED TO FISCAL 1993

     Net sales of Sentex products decreased significantly to $1,593,414 in fiscal 1994 from $2,022,808 in fiscal 1993. This decrease resulted, principally, from a decrease in export sales of the Scentograph Plus II portable gas chromatograph, as well as slight decreases in the sales of parts, accessories and servicing of all products. Sales of other products remained relatively stable, although an increase in the revenue generated from sales of the Aquascan system occurred in the last quarter of the 1994 fiscal year.

     Cost of sales increased from 40.3% in fiscal 1993 to 41.2% in fiscal 1994, which is a result of the decreases in net sales, while rent, insurance and other overhead costs remained fixed.

     Selling, general and administrative costs decreased significantly during fiscal 1994 to $941,502 as compared to $1,106,720 in fiscal 1993. This decrease resulted from cost-savings effected through reduction in Sentex personnel, decreases in employee benefits, and declines in administrative expenses. As a percentage of total revenue, selling, general and administrative costs remained relatively stable at 54.5% as compared to 54.7% from the prior fiscal year.

     Due to the decrease in net product sales during fiscal 1994, total revenue decreased to $1,726,812 as compared to $2,129,374 for the 1993 fiscal year, although a slight increase in interest and other income was evidenced. Due to the aforementioned decrease in net product revenue, Sentex experienced a net loss of ($127,625) for the 1994 fiscal year as compared to a net income of $33,889 for the prior fiscal year.

     Sentex anticipates revenue growth during fiscal 1995 through one or more research and development contracts and increased sales efforts, particularly of the Aquascan system. This appears to be supported by the increase in revenue experienced in the final quarter of the 1994 fiscal year.

     Throughout fiscal 1994 Sentex converted investments in cash and certificates of deposit with maturities of three months or less to investments in U.S. Governmental and Agency Bonds and certificates of deposit with maturities of six to fifteen months to maximize return. As a consequence, cash and cash equivalents decreased in fiscal 1994 from $1,744,463 as of November 30, 1993 to $576,157 as of November 30, 1994. Cash flow used in investing activities amounted to $913,392 primarily due to the net purchases of short-term investments of $927,589. Net cash used by financing activities amounted to $129,995, which represents Sentex's purchase of treasury stock.

     Liquidity is provided mainly by cash generated by operating activities and from investment income. For the fiscal year ended November 30, 1994, net cash used by operating activities amounted to ($154,919), which is a result of the net loss for the current fiscal year of ($127,625) and an increase in accounts receivable due to an increase of products shipped in the last month of the current fiscal year.

     The effective pre-tax income rate decreased from 32.2% in fiscal 1993 to 2.4% for fiscal 1994. This decrease was primarily due to the current net year loss of ($127,625). Approximately 93% of the provision for income taxes is a result of the change in deferred income taxes together with the net effect of the previous years under-accrual. The remaining 7% represents a combination of corporate income and minimum taxes.

FINANCIAL CONDITION

     At November 30, 1995, total current assets amounted to $2,817,166 as compared to $3,077,317 at November 30, 1994, with approximately $2,400,000 readily available to fund present operations. Current liabilities decreased as of November 30, 1995 to $118,149 as compared to $192,789 at November 30, 1994, principally due to decreases in the purchases of raw materials. At November 30, 1995, working capital stood at $2,699,017 as compared to $2,884,528 at the close of the fiscal 1994, a decrease primarily due to the operating loss experienced in the fiscal 1995 year. Funds generated from operations and investments plus the amount of funds currently available are expected to be sufficient to fulfill Sentex's anticipated cash requirements in fiscal 1996.

CHANGES IN ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in March 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for the long-lived assets and certain identifiable intangibles to be disposed of. It is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" establishes accounting standards for the impairment of certain loans. It is effective for financial statements for fiscal years beginning after December 15, 1994. Adoptions of SFAS Nos. 121 and 114 is not expected to have a material impact on Sentex's financial statements.

     The FASB also issued SFAS No. 123, "Accounting for Stock Based Compensation," in October 1995. SFAS No. 123 uses a fair value-based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued-based method of accounting proscribed by Accounting Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Sentex currently does not have any outstanding stock options.

     In December 1994, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 94-6, "Disclosure of Certain Significant Risks and Uncertainties," the provisions of which are effective for financial statements issued for fiscal years ended after December 15, 1995. In general, SOP 94-6 requires disclosures about the nature of Sentex's operations and the use of estimates in the preparation of financial statements. Sentex does not anticipate a significant expansion of its financial statement note disclosure as a result of SOP 94-6.

SECOND QUARTER ENDED MAY 31, 1996 COMPARED TO MAY 31, 1995

     Total revenue decreased for the quarter ended May 31, 1996, to $488,356 as compared to $882,651 for the quarter ended May 31, 1995, primarily as a result of a significant decrease in sales orders and other income, which in 1995 included non-recurring revenues of $107,593 ($60,000 from a research and development contract and $47,493 from a federal income tax return). For the six months ended May 31, 1996 net sales dropped to $453,570 from $709,982 for the comparative period ended May 31, 1995 in the prior fiscal year. Cost of goods sold as a percentage of sales decreased to 46% for the six months ended May 31, 1996 as compared to 62% during the comparable period the prior year. Gross profit dollars for the six-month period ended May 31, 1996 decreased to $207,357 from $443,486 during the comparable period the prior year. The decreased margin was due to the fixed manufacturing cost impact on the drop in sales.

     Orders for the Company's products received but not yet delivered as of May 31, 1996 amounted to $63,775, which represents a decrease from orders received but not yet delivered as of May 31, 1995 of $78,593.

     Operations resulted in a net loss of $445,400 for the six months ended May 31, 1996 as compared to income of $10,753 for the six-month period ended May 31, 1995. The loss, when compared to prior year, was caused by lower sales non-recurring revenue from the prior year of $107,593 and an increase in Selling, General and Administrative expenses of $200,685 during the comparable six-month period ended May 31, 1996.

     Selling, general and administrative expenses increased sharply for the six months ended May 31, 1996 to $584,476 from $383,791 for the comparable period the prior year which ended May 31, 1995. This increase was a result of increases in advertising, legal, consulting and bad debt expenses. Many of these expenses were one-time expenses associated with the sale of control of Sentex to CPS in March 1996 and subsequent expenses associated with the Merger with Monitek in June of this year.

     Inventory increased at May 31, 1996 to $211,140 as compared to $202,223 at May 31, 1995 as a result of increases in raw materials and work-in-process inventory.

     Financial Condition. Current liabilities as of May 31, 1996 were $111,544, a decrease from $152,478 at the end of May 31, 1995. Working capital decreased to $2,204,115 for the period ended May 31, 1996 as compared to $2,845,899 at May 31, 1995.

     Sentex's financial condition has declined slightly over the past twelve months due to a lower-than-expected sales performance. Total current assets amounted to $2,315,659 at May 31, 1996 as compared to $2,998,377 as of May 31, 1995.

     Cash and short-term investments amounted to approximately $1,900,000 as of May 31, 1996. Other than in connection with the Merger, Sentex has no commitments at this time which would require that it expend a significant portion of its capital. Accordingly, the amount of funds currently available are expected to be sufficient to fulfill Sentex's anticipated cash requirements and other uses throughout 1996 and 1997.

                                   THE MERGER

BACKGROUND OF THE MERGER

     As part of its growth strategy, Monitek continually maintains a variety of contacts with potential candidates for combination within the process control instrumentation industry. Consistent with this strategy, Monitek's Chairman, Morton A. Cohen ("Cohen"), initiated discussions regarding a potential business combination with Robert S. Kendall ("Kendall"), President of CPS, in late November, 1995. At that time, CPS was a party to certain stock purchase agreements with the then principal shareholders of Sentex and certain of their relatives. Upon consummation of the transactions contemplated by such stock purchase agreements, CPS would acquire effective control of Sentex. On November 21, 1995, Monitek and CPS executed a mutual confidentiality agreement concerning information to be exchanged between the parties.

     Over the next two months, discussions ensued concerning the rationales for a combination between Sentex and Monitek. Cohen and Kendall met several times to discuss the strategic implications of such a combination, their respective business and management philosophies and goals, and the opportunities such a combination would afford the combined companies. Kendall and Cohen also discussed certain challenges associated with the combination, including integration of the two management teams, retaining and motivating key personnel, identifying and implementing best practices of the two companies, combining management information systems, integrating marketing, selling and product development efforts, and effectively managing the significantly larger organization and business operations that would result from such a combination.

     Following these initial meetings and discussions, Kendall expressed an interest in gaining control of Monitek by purchasing the Monitek Class A Common Stock held by Clarion, which represented 72% of the voting shares of Monitek, and certain promissory notes held by Clarion that were secured by substantially all of the assets of Monitek (the "Secured Notes"). Cohen suggested that CPS set forth a proposal for the acquisition of all of the outstanding shares of Monitek Common Stock in addition to the Class A Common Stock and the Secured Notes held by Clarion. Accordingly, on January 18, 1996, CPS set forth a proposal (the "January 18th Proposal") to exchange all of the outstanding Monitek Class A Common Stock and Monitek Common Stock, including those owned by Clarion, for Sentex Common Shares. The proposal did not specify an exchange ratio, but proposed to determine such a ratio based on the book value per share, adjusted for certain factors, of both Monitek and Sentex (the "Book Value Approach"). CPS also proposed to exchange convertible preferred shares of Sentex for the Secured Notes, which at the time had an aggregate principal amount of $300,000. Sentex did not specify a conversion ratio for the preferred shares. The January 18th Proposal was also subject to certain terms and conditions, including, among others, the execution of a five year voting agreement pursuant to which CPS would vote Clarion's Sentex Common Stock and a lock-up and first refusal rights agreement between Clarion and CPS. At that time, Cohen conferred with the other members of the Monitek Board of Directors, and the Monitek Board authorized Cohen to pursue negotiations with Sentex. At the same time, Mr. Kendall informed Sentex management of the January 18th Proposal, because CPS had not yet consummated its acquisition of a controlling interest in Sentex.

     Over the next several weeks, CPS and Clarion engaged in due diligence reviews and negotiations regarding the proper application of the Book Value Approach to determine both a Common Stock exchange ratio and a conversion ratio for the proposed Sentex Convertible Preferred. On February 9, 1996, CPS proposed
(i) a stock exchange ratio of 6.8974890 Sentex shares for each share of Monitek Common Stock and each share of Monitek Class A Common Stock and (ii) a three year lock-up, voting and first refusal rights agreement with respect to Sentex Common Shares to be held by Clarion. CPS also agreed to Clarion's proposal of January 24, 1996, to exchange Sentex preferred stock (convertible after three years into approximately 7,031,000 shares of Sentex Common Shares) for the Secured Notes (which at the time still approximated $300,000 in principal amount). On February 2, 1996, CPS and Monitek agreed on CPS' proposed exchange ratio of 6.8974890.

     Although Monitek and Clarion agreed in principal that the general economic terms of the share exchange and the exchange of the Secured Notes were fair, Clarion believed the three year lock-up, voting agreement and first refusal rights agreement turned its equity investment into the functional equivalent of debt without any of the corresponding protection and advantages of a true debt structure. On February 23, 1996, Clarion made a counter proposal (the "February 23rd Proposal") under which the Monitek Class A Common Stock would be exchanged for convertible notes of Sentex with a face value and conversion price such that at the time of conversion each share of Monitek Class A Common Stock would be exchanged for 6.897890 shares of Sentex Common Stock. In addition, rather then exchanging the Secured Notes for preferred stock, the February 23rd proposal called for exchanging such notes for an unsecured Sentex convertible note with a reduced face value ultimately convertible into approximately 7,031,000 Sentex Common Shares. Monitek also proposed that all the notes would not be convertible, except in certain circumstances, for three years.

     On March 1, 1996, CPS consummated the acquisition of Sentex Common Shares pursuant to the stock purchase agreements and other related documents. Upon such acquisition CPS obtained effective control of 40.2% of the outstanding Sentex Common Shares and Kendall became the Chairman of the Board and President of Sentex. See "Other Actions to Be Taken at the Sentex Meeting--Proposal 4--Election of Directors--Certain Relationships and Related Transactions--CPS Acquisition."

     Over the next month and a half, representatives of Sentex, Monitek and Clarion held several meetings, conducted additional due diligence reviews, and negotiated over the specific terms and conditions of the February 23rd Proposal. On April 22, 1996, Sentex and Monitek executed a letter of intent (the "Letter of Intent") that generally embodied the economic terms discussed above and set the face amount of the convertible note to be exchanged for the Secured Notes at $136,414. The Letter of Intent provided that the Merger was subject to the approval of the Monitek and Sentex Board of Directors, the satisfactory completion of due diligence and the execution of a definitive agreement and plan of merger. Sentex's Board of Directors and Monitek's Board of Directors each approved the letter of intent on April 23, 1996.

     Between the time at which the initial negotiations commenced and prior to the execution of a definitive merger agreement, the balance of the Secured Notes, together with all other outstanding indebtedness of Monitek to Clarion, increased to $476,940 (the "Total Debt"). Sentex and Monitek agreed that prior to entering into the definitive merger agreement, the Total Debt would be evidenced by a single note (defined herein as the Monitek Note) and exchanged for the Clarion Note, which would have no corresponding increase to the face amount from the originally agreed upon face amount of $136,414.

     On June 24, 1996, each of Sentex's and Monitek's Board of Directors met to discuss the Merger and the Merger Agreement. After a discussion of the Merger and related matters, Sentex's and Monitek's Board of Directors each unanimously approved the Merger and the Merger Agreement. At its meeting, Sentex's Board of Directors also adopted resolutions that are intended to permit Clarion, its affiliates, and associates to enter into business combinations with Sentex, its affiliates or associates without being subject to the restrictions and prohibitions under the New Jersey Shareholder Protection Act. See "Interest of Certain Persons in the Merger."

     On June 24, 1996, Sentex, Subcorp, and Monitek executed the Merger Agreement. Upon completion of certain additional due diligence and agreement on the form of certain legal opinions, the parties entered into the Amended and Restated Merger Agreement on July 30, 1996. In addition, on June 24, 1996, Clarion and Sentex entered into a Note Exchange Agreement, which was also amended and restated on July 30, 1996. See "The Merger Agreement--Ancillary Documents--Note Exchange Agreement." Clarion and CPS also entered into Voting Agreement on June 24, 1996, which was also amended and restated on July 30, 1996. See "The Merger Agreement--Ancillary Documents--Voting Agreement." The changes to the Voting Agreement and Note Exchange Agreement were technical in nature.

     After the Merger Agreement was executed, Monitek engaged NatCity to review the fairness of the transaction, from a financial point of view. On September 24, 1996, NatCity delivered to Monitek's Board of Directors its oral opinion and on September 24, 1996, NatCity delivered to Monitek's Board of Directors its written opinion that expressed that the Note Exchange Ratio and the Stock Exchange Ratio are fair, from a financial point of view, to the Monitek Stockholders (other than Clarion).

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     Sentex. Sentex's Board of Directors has determined that the terms of the Merger Agreement are fair to, and in the best interests of, Sentex Shareholders and has recommended that Sentex Shareholders vote FOR approval and adoption of the Sentex Merger Proposal.

     In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Sentex consulted with Sentex's legal and accounting advisors, as well as with Sentex's management, and considered a number of factors, including the following:

            (i) the opportunity for Sentex to sell its products (which currently have a narrow market focus) through Monitek's existing worldwide marketing network (which consists of over 70 independent marketing companies);

           (ii) the opportunity for Sentex to sell its products to Monitek's larger customer base;

           (iii) the reduction in Sentex's revenues and corresponding losses over the last two fiscal years due in large part to a lack of an established sales and marketing network.

           (iv) the opportunity for Sentex to acquire products of Monitek that have an established position in the process controls market;

            (v) the need for, the challenges relating to, and feasibility of reducing the cost of operating Monitek's and Sentex's businesses to obtain economics of scale;

           (vi) Sentex's financial ability to fund Monitek's working capital needs if Sentex does not begin to realize significant cost savings or increased sales by the end of fiscal year 1997;

           (vii) the opportunity to use Sentex's engineering expertise to oversee the redesign of some existing Monitek product lines and any new product opportunities identified by either Sentex or Monitek; and

          (viii) the terms and structure of the Merger, the Merger Agreement and related agreements, including, the dilutive effect that will occur upon conversion of the Class A Convertible Notes and the Clarion Note.

     Sentex considered that it is presently a company with strong products without established sales and marketing networks needed to provide growth in revenues. Sentex management believes this is mainly a function of having too narrow a market focus and not enough sales representatives selling Sentex's products. Sentex believes that because Monitek has an existing worldwide marketing network, the Merger will provide Sentex an increase in its market focus and number of sales representatives. Sentex also believes that because many of Monitek's customers could be potential Sentex customers, the acquisition of Monitek will increase the customer base for Sentex's products. Sentex has also considered that it will be acquiring a number of products from Monitek that it will be able to continue selling through Monitek's existing worldwide marketing network.

     Sentex also considered that Monitek has incurred operating losses for more than five years and has significant working capital needs. Sentex believes that it can meet these cash needs for the short term, while it seeks to reduce Monitek's costs and take advantage of better economies of scale by selling more products through Monitek's worldwide marketing network. Sentex believes that the risk of having to invest its working capital in a business with such cash needs is outweighed by the potential return to the Sentex Shareholders though the opportunities to increase sales volume, reduce costs and return Sentex to being a profitable company.

     Sentex has evaluated ways it believes Monitek can reduce product costs. Sentex believes Monitek can achieve a reduction in its product costs by reengineering and standardizing many of the parts that are used in several of Monitek's product lines.

     The foregoing discussion of the factors considered by the Sentex Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Sentex Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

     Monitek. The Board of Directors of Monitek has determined that the terms of the Merger Agreement are fair and in the best interests of Monitek Stockholders and has recommended that Monitek Stockholders vote FOR approval and adoption of the Monitek Merger Proposal and the Merger. In the course of reaching its decision to approve the Merger Agreement and each of the transactions contemplated thereby, the Board of Directors of Monitek consulted with Monitek's legal, financial and accounting advisors, as well as with Monitek's management, and considered a number of factors, including, among others, the following:

            (i) the opportunity for Monitek's existing network of sales representatives to sell Sentex's line of existing products, thereby increasing sales without greatly increasing the sales costs;

           (ii) the opportunity for Monitek to use Sentex's product line to gain added recognition and loyalty from its network of sales representatives by providing greater income earning potential for such sales representatives;

           (iii) the opportunity to use Sentex's technical expertise to increase Monitek's efforts to develop new products;

           (iv) the opportunity to be a part of an organization with a better cash position than Monitek, increasing the potential cash necessary to fund new product development, capital improvements, and overall business growth, compared to the risk that Sentex, despite having more cash than Monitek, will not have sufficient working capital resources to fund, over the long term, the integration of the two companies and the growth and development of the combined entity into a profitable enterprise.

            (v) the opportunity to augment the existing management team with new professionals with experience in the field;

           (vi) the loss of management autonomy and control of Monitek by its stockholders;

           (vii) the terms and structure of the Merger, the Merger Agreement and related agreements, and the opinion of NatCity regarding the fairness of the transaction to the Monitek Stockholders (other than Clarion); and

          (viii) the recent operating losses of Sentex and its declining rate of sales.

     Monitek is a company that has been hampered by slow revenue growth and an inability to develop new product offerings. Monitek management believes that these problems mainly result from a lack of adequate capital resources to fund product development projects and to attract new personnel with substantial technical expertise to develop the next generation of Monitek products. The Monitek Board of Directors believe that the Merger will allow Monitek to leverage its network of sales representatives with the product offerings of Sentex and thus increase the sales force commitment to the products of Monitek and Sentex. Monitek believes that the advantages to be gained by leveraging its sales network will outweigh the risks associated with losing management autonomy and that the Merger will help Sentex to overcome the marketing problems that has contributed to its recent history of operating losses.

     The foregoing discussion of the information and factors considered and given weight by the Monitek Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Monitek Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determinations. In addition, individual members of the Monitek Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of Monitek's management and Monitek's Board of Directors in the Merger, see "Interests of Certain Persons in the Merger" below.

OPINION OF MONITEK FINANCIAL ADVISOR


     On September 24, 1996, NatCity delivered its oral opinion to the Monitek Board of Directors that, based upon such matters as it considered relevant, as of the date of such opinion, the Note Exchange Ratio and the Stock Exchange Ratio were fair, from a financial point of view, to the holders of Monitek Class A Common Stock and Monitek Common Stock, respectively, other than Clarion, as to which it expressed no opinion. (NatCity was not engaged to provide a fairness opinion as to Clarion's stock holdings in Monitek). NatCity subsequently confirmed its oral opinion by delivering to the Monitek Board of Directors its written opinion, dated September 24, 1996, that, based upon and subject to the matters set forth therein and based upon such other matters as it considered relevant, the Note Exchange Ratio and the Stock Exchange Ratio are fair, from a financial point of view, to the holders of the Monitek Class A Common Stock and Monitek Common Stock, respectively, other than Clarion.



     THE FULL TEXT OF THE OPINION OF NATCITY DATED SEPTEMBER 25, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX F AND IS INCORPORATED HEREIN BY REFERENCE. NATCITY'S OPINION IS NECESSARILY BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS IN EFFECT ON, AND THE INFORMATION MADE AVAILABLE TO IT AS OF THE DATE OF SAID OPINION. SUBSEQUENT DEVELOPMENTS MAY AFFECT SUCH OPINION. HOLDERS OF MONITEK CLASS A COMMON STOCK AND MONITEK COMMON STOCK ARE URGED TO READ THE NATCITY OPINION IN ITS ENTIRETY AND CONSIDER IT CAREFULLY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE NATCITY OPINION IS ADDRESSED TO THE MONITEK BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER.



     In arriving at its written opinion, NatCity, among other things, examined
(i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of Monitek and Sentex and certain unaudited financial statements and internal operating reports of Monitek; (iii) certain internal financial analyses prepared by management of Monitek; (iv) certain other publicly available information on Monitek; (v) historical and projected revenues, operating income (loss), net income (loss) and capitalization of Monitek in comparison to other publicly held companies that NatCity believed to be comparable to Monitek; (vi) the current and projected financial position and operating results of Monitek; (vii) financial information concerning selected, completed, and pending business combinations which NatCity deemed comparable in whole or in part to the Merger; (viii) the historical market prices and trading activity of securities of Monitek; (ix) the historical market price relationship between the Monitek Common Stock and the Sentex Common Shares; and (x) general conditions of the securities markets. In the process of arriving at its written opinion, NatCity held discussions with members of the senior management of Monitek.



     NatCity assumed and relied on the accuracy and completeness of all information provided to it by Monitek and did not independently verify any such information, nor did it conduct a physical inspection of the properties and facilities of Monitek or make or obtain an independent appraisal of its assets. With respect to financial forecasts, NatCity assumed that they were reasonably prepared reflecting the best currently available estimates and judgments of Monitek's management. NatCity's opinion necessarily is based upon economic, market and other conditions as in effect on, and circumstances existing and disclosed to it as of the date of, the opinion, and its opinion assumes that no material change has occurred, or will occur, to Monitek subsequent to the date of the written opinion.



     NatCity is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and other similar transactions.



     In consideration of NatCity's services to Monitek, Monitek has agreed to pay to NatCity a fee of $25,000, to reimburse it for its reasonable out-of-pocket expenses, not to exceed $5,000, incurred in connection with its activities in connection with this engagement, and to indemnify NatCity, and its officers, employees, and agents, against certain liabilities in connection with this engagement.

     Financial Analyses. The following is a summary of the material financial analyses used by NatCity in connection with its presentation to the Monitek Board of Directors with regard to its oral opinion on September 24, 1996. NatCity relied upon the analyses discussed below in connection with providing its written opinion dated September 24, 1996.



     (i) Discounted Cash Flow Analysis. NatCity performed a discounted cash flow analysis of Monitek based on a revenue and profitability forecast provided to NatCity by Monitek management. In utilizing the discounted cash flow analysis, NatCity estimated the present value of (a) the future stream of unleveraged consolidated cash flows (free cash flows) which management believes Monitek could produce from fiscal year 1997 through fiscal year 2001 and (b) the terminal value of the entity calculated using the perpetuity method. From this analysis, NatCity calculated a range of equity values for Monitek, attributable to both the Monitek Class A Common Stock and the Monitek Common Stock. Utilizing this methodology, the implied present value per share of Monitek Class A Common Stock on the date of the oral report ranged from $0.25 to $0.34. NatCity reviewed the consideration to be received by both the holders of Monitek Class A Common and Monitek Common Stock after the Merger, using the recent stock prices of Sentex. The consideration due the Monitek Class A Common Stockholders based on the Note Exchange Ratio was approximately $0.86 per share (after applying a liquidity discount) and the consideration due the Monitek Common Stockholders based on the Stock Exchange Ratio was approximately $1.08. NatCity weighted the results of the discounted cash flow analysis and methodology more heavily than the other analyses.



     (ii) Book Value Comparison and Analysis. In the course of NatCity's investigation, discussions were held with various members of management of both Monitek and Sentex. These discussions indicated that the relative book values of the two companies were important considerations in the determination of the Note Exchange and Stock Exchange Ratios. Accordingly, NatCity performed an analysis based upon the "book value" of Monitek, as discussed below.



     A book value approach is based on historical cost accounting methods prescribed by Generally Accepted Accounting Principles and are not necessarily indicative of the current value of the economic earning power of a company's net assets. Nevertheless, in circumstances where there is no history of profitability in the companies to be valued there are significant analytical difficulties valuing two companies. Although NatCity generally does not place significant emphasis on a book value analysis of nonfinancial enterprises, it recognizes that the management and boards of both Sentex and Monitek reasonably relied on a modified book value approach in obtaining the relative valuations.



     NatCity compared the respective "net assets" or book values of both Monitek and Sentex at various intervals from the time of the Merger negotiations to the most recent publicly available financial statements filed with the Commission. In comparing Monitek's book value to the pro forma book value of the combined entity at these intervals, Monitek's book value represents 20% to 25% of the combined entities' book value. The financial statements and internal analysis used to negotiate the terms of the Merger Agreement indicated that Monitek's relative book value contributed approximately 23.16% to the combined entity's book value. Based on the similar stock prices of Sentex and Monitek prevailing during the time of negotiating the Merger, this analysis illustrates the methodology for the consideration to both the holders of Monitek Class A Common Stock and Monitek Common Stock.



     In summary, there were approximately 67,360,081 Sentex Common Shares issued and outstanding as of the date of NatCity's written opinion to the Monitek Board of Directors. To calculate the consideration due the Monitek Stockholders using this methodology NatCity divided the Sentex Common Shares outstanding by the difference between 100% and the implied 23.16% due the Monitek Stockholders after the Merger. This resulted in approximately 87,660,081 Sentex Common Shares outstanding after the Merger or an increase of approximately 20,300,000 Sentex Common Shares due in consideration to both the holders of Monitek Class A Common Stock and Monitek Common Stock. The Note Exchange Ratio and the Stock Exchange Ratio provide for the holders of Monitek Class A Common Stock and Monitek Common Stock to receive in the aggregate approximately 20,300,000 Sentex Common Shares.



     NatCity's analysis using the book value methodology indicates that the Note Exchange Ratio and the Stock Exchange Ratio are fair, from a financial point of view, to the holders of Monitek Class A Common Stock and Monitek Common Stock (other than Clarion).

     (iii) Comparable Group. Comparable public company analysis involves comparing Monitek's valuation as determined by the market for its shares of Monitek Common Stock relative to a group of publicly traded companies deemed comparable to Monitek on the basis of products or services produced, industry or industries served, operating and financial characteristics, and other relevant criteria. Based on relative performance to this group, this analysis provides an implied market value for the subject company to be determined.



     NatCity reviewed and compared selected income statement and balance sheet data, capitalization and profitability ratios, and market trading statistics for a group of publicly traded companies that, using these parameters, are comparable in profile to Monitek. NatCity reviewed those companies that design and manufacture instruments that measure, display and control industrial processes. Although it examined eight companies, NatCity determined not to rely upon this analyses as an adequate indicator of value for Monitek securities because the magnitude of the valuation range it discovered precluded NatCity from making an acceptable single point estimate as to the implied value of Monitek based on the applicable market multiples. In addition, in light of Monitek's lack of historic profitability, an analysis based on profitability multiples could not be done. NatCity informed the Board of Directors of Monitek that, in its view, an analysis based on profitability multiples provides a more meaningful representation of value when such analysis is applicable.



     (iv) Selected Transactions. NatCity reviewed certain merger and acquisition transactions that involved companies with similar revenues and market capitalizations as that of Monitek, as well as transactions of similar size as the proposed Merger, examining companies that design and manufacture instruments that measure, display and control industrial processes for the calendar years 1995 and 1996. Based on its review, NatCity was unable to find transactions that had transaction values consistent with that of Monitek's and Sentex's. The only multiples available for value comparison were Price-to-Revenue and Price-to-Book ratios which, used alone without profitability-based multiples, in NatCity's view, produced results on which NatCity has less confidence in relying. Furthermore, the average transaction size of the three reviewed transactions is approximately $25 million, significantly greater in size than the proposed Merger. Therefore, NatCity concluded that Selected Transactions did not provide an effective measure of value.



     No company or transaction used in the Comparable Group or Selected Transactions analyses is identical to Monitek or the Merger. Accordingly, an analysis based on these two methodologies necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Monitek and other factors that could affect the public trading value of the companies to which Monitek is being compared. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data or comparable company data.



     (v) Historic Stock Trading Analysis. NatCity reviewed the historical trading prices and volumes for both the shares of Monitek Common Stock and Sentex Common Shares over a two-year period from June 1994 through August 1996. NatCity concluded that there was only a limited secondary market for Monitek Common Stock. Over the two year period under review, reported trading volume for Monitek Common Stock averaged approximately 14,100 shares per month, representing average monthly trading volumes that are less than 0.5% of the fully diluted Monitek Common Stock outstanding. Furthermore, there was no reported trading activity in the Monitek Common Stock in eight of the 24 months of the review. The Sentex Common Shares, during the same two year period, had reported trading volume, on average, at a rate of approximately 2,000,000 Sentex Common Shares per month (adjusted and normalized for May 1996 where 44,600,000 Sentex Common Shares traded), which represented approximately 2% of the fully diluted Sentex Common Shares outstanding. NatCity concluded that, for the reasons addressed above, the historical stock trading values of Monitek Common Stock and Sentex Common Shares do not necessarily provide an accurate indication of Monitek's value.



     (vi) Historical Exchange Ratio and Implied Values. NatCity also reviewed historical trading prices for the shares of Monitek Common Stock and the Sentex Common Shares in comparison to each other and reviewed, as well, the Note Exchange Ratio and the Stock Exchange Ratio based on stock prices for both companies, for time increments both before and after announcement of the proposed merger (June 26, 1996). In the analyses, market capitalization of the Monitek Class A Common Stock is less than the implied consideration due the holders of Monitek Class A Common Stock after the Note Exchange Ratio has been applied. With respect to the analyses of the Monitek Common Stock and the Stock Exchange Ratio, the historical relationship between Monitek and Sentex bid prices range from 0.80x to 3.50x, a range consistently below the proposed Stock Exchange Ratio of
6.8974890. These analyses conclude that there is a premium in value that both the Note Exchange Ratio and Stock Exchange Ratio provide the holders of Monitek Class A Common Stock and Monitek Common Stock, respectively, in the period under review.


     NatCity believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to summary description. In its analyses, NatCity made numerous assumptions with respect to Monitek's performance, general business and economic conditions and other matters, many of which are beyond Monitek's and NatCity's control. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which companies or their securities may be sold in the future and such estimates are inherently subject to uncertainty.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendation of Monitek's Board of Directors with respect to the Monitek Merger Proposal, Monitek Stockholders should be aware that certain members of Monitek's management and Monitek's Board of Directors (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Monitek Stockholders generally. The Board of Directors of Monitek was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.



     Security Ownership. Various officers and directors of Monitek have certain interests in the Merger as a result of their ownership of Monitek Common Stock, Monitek Class A Common Stock, or options to purchase Monitek Common Stock. Morton A. Cohen ("Mr. Cohen"), chairman of the Board of Directors and Chief Executive Officer of Monitek, owns 18,500 shares of Monitek Common Stock and holds options to purchase 89,500 shares of Monitek Common Stock. In addition, Mr. Cohen owns 75.7% of MACAP Holding Company, which owns 94.9% of Clarion. Clarion, in turn, owns approximately 97% of the outstanding shares of Monitek Class A Common Stock. Frank J. Vetrovec, President and a Director of Monitek, owns 16,700 shares of Monitek Common Stock and holds options to purchase 100,000 shares of Monitek Common Stock. James S. O'Leary ("Mr. O'Leary"), Secretary and Chief Financial Officer of Monitek, holds options to purchase 50,000 shares of Monitek Common Stock and holds 800 shares of Monitek Common Stock for the benefit of his children, as to which Mr. O'Leary disclaims any beneficial interest. Helmut H. Zoellmer and Erwin J. Weiss ("Mr. Weiss"), each a Director of Monitek, hold options to purchase 70,000 and 20,000 shares of Monitek Common Stock, respectively. Mr. Weiss is also a director of Clarion.



     The Merger Agreement provides that each option to purchase shares of Monitek Common Stock outstanding upon the consummation of the Merger under any stock option plan of Monitek in effect on July 30, 1996 will be changed into options to purchase Sentex Common Shares on equivalent prices and terms.



     Clarion Representation on Sentex Board. Upon consummation of the Merger, Sentex and Clarion will enter into the Board Representation Agreement (as defined herein), pursuant to which Clarion will have the right to require Sentex, to the extent permitted under applicable law, to take steps necessary to cause a designee of Clarion (the "Clarion Designee") to be proposed for election to Sentex's Board of Directors. Clarion has selected Morton A. Cohen to be the initial Clarion Designee. See "The Merger--Ancillary Documents--Board Representation Agreement."



     Clarion Note. Clarion and Sentex entered into an Amended and Restated Note Exchange Agreement, dated July 30, 1996 (the "Note Exchange Agreement"), pursuant to which Clarion has agreed that at the Closing it will surrender a secured promissory note issued by Monitek in favor of Clarion, dated June 24, 1996, in the original principal amount of $476,940 (defined herein as the Monitek Note), together with all accrued interest thereon, in exchange for a convertible note to be issued by Sentex in the original principal amount of $136,414 (defined herein as the Clarion Note). See "The Merger Agreement--Ancillary Documents--Clarion Note." Under the terms of the Note Exchange Agreement, Clarion agreed not to demand any payments of principal or interest under the Monitek Note before the consummation of the Merger. The terms of the Clarion Note will be identical to the terms of the Class A Convertible Notes, except that the conversion price of the Clarion Note will be $.0194 per share unless Clarion fails to timely convert, in which case Sentex can compel conversion at $0.0750 per share. See "The Merger--The Terms of the Class A Convertible Note."


     New Jersey Shareholder Protection Act. Clarion owns approximately 97% of the outstanding shares of Monitek Class A Common Stock. Pursuant to the terms of the Merger Agreement, Clarion will receive securities of Sentex convertible into Sentex Common Shares. See "The Merger Agreement--Terms of the Class A Convertible Notes." The receipt of such securities by Clarion will result in Clarion becoming an "interested stockholder" of Sentex (as defined in Section 14A:10A-3(j) of the New Jersey Shareholders Protection Act (the "Act")).



     Section 14A:10A-4 of the Act by its terms would prohibit Sentex from engaging in any "business combination" (as defined in Section 14A:10A-3(e) of the Act) with Clarion, once Clarion becomes an interested stockholder of Sentex, for a period of five years following Clarion's "stock acquisition date" (as defined in Section 14A:10A-3(o) of the Act) unless such business combination was approved by the Board of Directors of Sentex prior to Clarion's stock acquisition date. Section 14A:10-A-5 of the Act by its terms also would prohibit Sentex from engaging in any business combination with Clarion (with certain exceptions) other than a business combination that, inter alia, is approved by the Board of Directors prior to Clarion's stock acquisition date. It was a condition of the execution of the Merger Agreement that Sentex's Board of Directors approve certain business combinations in which Clarion, in the future, may engage as an interested stockholder after Clarion's stock acquisition date. Sentex approved Clarion's participation in the following business combinations on June 24, 1996:


           (i) a merger or consolidation of Sentex or any of its subsidiaries with (a) Clarion or (b) any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are defined in the Act) of Clarion;

           (ii) a sale, transfer or other disposition to or with Clarion or any Affiliate or Associate of Clarion of assets of Sentex or any subsidiary of Sentex of any size or description;

          (iii) an issuance or transfer by Sentex or any subsidiary of Sentex of any of its capital stock to Clarion or any Affiliate or Associate of Clarion;

           (iv) the adoption of any plan or proposal for the liquidation or dissolution of Sentex, or a reclassification of securities or recapitalization of Sentex or any other transaction having the direct or indirect effect of increasing the proportionate share of Sentex's equity securities or the equity securities of any subsidiary of Sentex directly or indirectly owned by Clarion or by any Affiliate or Associate of Clarion, which plan, proposal, reclassification, recapitalization or other transaction is proposed by or on behalf of Clarion or any Affiliate or Associate of Clarion; and

           (v) A loan to Clarion or any Affiliate or Associate of Clarion by or through Sentex.

REGULATORY APPROVALS


     No material regulatory approvals are required to consummate the Merger.


ACCOUNTING TREATMENT


     The Merger will be accounted for as a purchase and, accordingly, the purchase price will be allocated to the assets and liabilities of Monitek based on estimated fair values thereof as of the date of the Merger.


FEDERAL SECURITIES LAW CONSEQUENCES


     All Sentex Common Shares issued in connection with the Merger will be freely transferable, except that any Sentex Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Sentex or Monitek prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Monitek, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Sentex, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Sentex or Monitek generally include individuals or entities that control, are controlled by, or are under common control with Sentex or Monitek, as the case may be, and may include certain officers and directors of Sentex or Monitek, as the case may be, as well as principal stockholders of Sentex or Monitek, as the case may be.

     Monitek Stockholders who were affiliates of Monitek on the date the vote occurred at the Monitek Meeting with respect to the Monitek Merger Proposal (a "Monitek Affiliate") may not sell their Sentex Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Sentex), or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145 of the Securities Act, for two years following the Effective Time a Monitek Affiliate (together with certain related persons) would be entitled to sell Sentex Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by a Monitek Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Sentex Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to Monitek Affiliates if Sentex remains current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, a Monitek Affiliate will be able to sell such Sentex Common Shares without being subject to such manner of sale or volume limitations, provided that Sentex is current with its Exchange Act informational filings and such a Monitek Affiliate is not then an affiliate of Sentex. Three years after the Effective Time, a Monitek Affiliate will be able to sell such Sentex Common Shares without any restrictions so long as such Monitek Affiliate had not been an affiliate of Sentex for at least three months prior to the date. The two-and three-year limitations described above with respect to the Sentex Common Shares issuable upon conversion of the Class A Convertible Notes and Clarion Note will also commence immediately after the Effective Time.


                              THE MERGER AGREEMENT


     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.


THE MERGER


     The Merger Agreement provides that Subcorp will be merged with and into Monitek with Monitek surviving as a wholly owned subsidiary of Sentex, subject to the requisite approvals of Monitek Stockholders and Sentex Shareholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective upon the filing of a duly executed certificate of merger with the Delaware Secretary of State. This filing is to be made within ten business days following the satisfaction or waiver of all conditions to the Merger. It is currently anticipated that the Effective Time will occur on or about November 1, 1996.


MERGER CONSIDERATION


     Pursuant to the Merger Agreement, Sentex will issue two separate types of securities. Holders of Monitek Common Stock will receive 11,659,681 Sentex Common Shares. Holders of Monitek Class A Common Stock will receive Class A Convertible Notes in an aggregate principal amount of $485,506, which, subject to certain conditions, can be converted into 8,640,320 Sentex Common Shares. See "Terms of the Class A Convertible Notes."



     Upon consummation of the Merger, each share of Monitek Common Stock issued and outstanding immediately prior to the Effective Time (except shares as to which dissenters' rights are perfected) will be converted into that number of Sentex Common Shares equal to such number of shares of Monitek Common Stock multiplied by the Stock Exchange Ratio. The Stock Exchange Ratio is equal to 11,659,681 divided by the number of shares of Monitek Common Stock issued and outstanding immediately prior to the Effective Time, which, based on 1,690,424 shares of Monitek Common Stock issued and outstanding on October 4, 1996, equals a Stock Exchange Ratio of 6.8974890 Sentex Common Shares for each such share of Monitek Common Stock. No certificates for fractional Sentex Common Shares will be issued in the Merger and, to the extent that a certificate representing outstanding shares of Monitek Common Stock would otherwise have become a fractional Sentex Common Share, the holder thereof, upon presentation of an appropriate certificate of Monitek Common Stock representing such fractional interest to the exchange agent designated by Sentex

(or upon presentation of such certificate to Sentex) as described under "Exchange Procedures" below, will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the last sale price of Sentex Common Shares on the Nasdaq Small Cap Market on the day preceding the Closing Date) of such fractional interest. In no event, however, will more than or less than 11,659,681 Sentex Common Shares be issued in exchange for all the Monitek Common Stock.


     In addition, upon consummation of the Merger, each share of Monitek Class A Common Stock issued and outstanding immediately prior to the Effective Time (except shares as to which dissenters' rights are perfected) will be converted into a Class A Convertible Note in an original principal amount equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio. The Note Exchange Ratio is equal to $485,586 divided by the number of shares of Monitek Class A Common Stock issued and outstanding immediately prior to the Effective Time, which, based on 1,252,676 shares of Monitek Class A Common Stock issued and outstanding on October 4, 1996, equals a Note Exchange Ratio of $0.3876389 of principal for each share of Monitek Class A Common Stock. The shares of Monitek Class A Common Stock for each holder will be aggregated and one Class A Convertible Note (the principal amount of which shall be rounded to the nearest whole dollar, with $.50 being rounded up) will be issued to each such holder. In no event, however, shall the aggregate principal balance of the Class A Convertible Notes exceed or be less than $485,586. After three years (or earlier under certain conditions), the principal amount of the Class A Convertible Notes are convertible at a rate of $0.0562 per share. After conversion, the holders of the Class A Convertible Notes will receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holders immediately prior to the consummation of the Merger.



     Each share of Monitek Class A Common Stock and Monitek Common Stock which is held in the treasury of Monitek, if any, will be canceled and retired and no payment will be made in respect thereof. Sentex Common Shares issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and no capital stock of Sentex will be converted or canceled as a result of the Merger.



     Each share of common stock of Subcorp issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of Monitek as the corporation surviving the Merger (the "Surviving Corporation").


TERMS OF THE CLASS A CONVERTIBLE NOTES


     Pursuant to the Merger, Sentex will issue Class A Convertible Notes in an aggregate principal amount of $485,586. The Class A Convertible Notes will be general unsecured obligations of Sentex and will be subordinate to all other obligations of Sentex. Unless converted into Sentex Common Shares, the Class A Convertible Notes will mature within approximately three years from the Closing Date. The aggregate principal balance of the Class A Convertible Notes will not exceed $485,586. The Class A Convertible Notes can be converted 65 days before the third anniversary of the Closing Date, but can be converted earlier if: (i) Sentex proposes to declare a dividend or other distribution to the Sentex Shareholders other than a stock split or reverse stock split; (ii) Sentex proposes to offer the Sentex Shareholders the opportunity to subscribe for additional equity securities of Sentex or Sentex issues any equity securities pursuant to either a private or public sale thereof; (iii) Sentex proposes to reclassify or change the outstanding Sentex Common Shares (other than a change in par value or as a result of a stock split); (iv) Sentex proposes to consolidate with or merge with and into another entity (other than a consolidation or merger in which Sentex will be the surviving corporation and which does not result in any reclassification or change in the Sentex Common Shares; (v) Sentex proposes to sell or convey substantially all its assets to another company); (vi) Robert S. Kendall, the Chairman of the Board and President of Sentex, dies or becomes permanently disabled; or (vii) there is a change in control of Sentex.


     Sentex may also compel conversion of the Class A Convertible Notes upon written notice to the holder if (i) there is a proxy contest for control of Sentex's Board of Directors or (ii) Sentex is unable, in the judgment of its Board of Directors, without compelling such a conversion, to obtain the requisite shareholder vote to approve a material transaction approved by Sentex's Board of Directors. Upon consummation of the Merger, CPS will have the power to direct the vote of 34.3% of the outstanding Sentex Common Shares. Moreover, in the event CPS were to compel conversion of the Class A Convertible Notes, it would have the power to direct the vote of all such Sentex Common Shares issued on conversion until the third anniversary of the Closing Date. See "The Merger Agreement--Ancillary Documents--Shareholders Agreement." See "Other Actions to be taken at the Special Meeting--Election of Directors--Security Ownership of Certain Beneficial Owners and Management."

     Generally, at any time the Class A Convertible Notes are convertible they can be converted into that number of Sentex Common Shares that is equal to the principal amount of the Class A Convertible Note divided by $0.0562. If, however, any holder does not convert his Class A Convertible Note within 20 days before the end of the third anniversary of the Closing Date, Sentex may compel such holder to convert his Class A Convertible Note at $0.0750 per share of Sentex Common Stock. If any such holder of a Class A Convertible Note informs Sentex of his intention to convert the Class A Convertible Note within five business days after receiving notice of Sentex's intention to compel conversion at $0.0750 per share, the holder may still convert his Class A Convertible Note at a rate of $0.0562. Assuming all Class A Convertible Notes are converted at a rate of $0.0562, Sentex will issue 8,640,320 Sentex Common Shares. The conversion rate will be adjusted for, among other things, stock splits, non-cash dividends and distributions, recapitalizations, or similar transactions. See "Description of Sentex Securities--Class A Convertible Notes."

     Interest accrues on the Class A Convertible Notes at the annual rate of 5.05% and is payable in Sentex Common Shares. The number of Sentex Common Shares issuable in payment of interest is computed by dividing the amount of accrued interest due in U.S. Dollars by the average of the bid and ask prices of Sentex Common Shares on the last ten trading days prior to the date on which that interest payment is due, as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six-month period. Depending on the relevant applicable federal rate at the time of issuance, interest may be imputed to the holder of such notes if such notes are issued with original issuance discount. See "Federal Income Tax Consequences."

EXCHANGE PROCEDURES

     As soon as practicable after the Effective Time, a letter of transmittal will be mailed to each holder of the Monitek Class A Common Stock and the Monitek Common Stock of record at the opening of business on the Closing Date. The letter of transmittal will be used by the Monitek Stockholders in forwarding certificates evidencing shares of Monitek Class A Common Stock for surrender in exchange for Class A Convertible Notes or evidencing Monitek Common Stock for surrender in exchange for certificates evidencing Sentex Common Shares to which such holder has become entitled and, if applicable, cash in lieu of any fractional Sentex Common Share. After receipt of such letter of transmittal, each holder of certificates formerly representing Monitek Class A Common Stock or Monitek Common Stock, as the case may be, should surrender such certificates to the Sentex Exchange Agent designated therein pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor either a Class A Convertible Note or a certificate evidencing the whole number of Sentex Common Shares to which he is entitled and any cash which may be payable in lieu of any fractional Sentex Common Share. Such letters of transmittal will be accompanied by instructions specifying other details of the exchange.

     HOLDERS OF MONITEK CLASS A COMMON STOCK AND MONITEK COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     After the Effective Time, each certificate evidencing Monitek Class A Common Stock and Monitek Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive a Class A Convertible Note in the amount to which the holder is so entitled or the number of Sentex Common Shares and cash in lieu of any fractional share, if any, which the holder of such certificate is entitled to receive. The holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions declared or made by Sentex having a record date after the Effective Time until the certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged certificates, such dividends and distributions, if any, will be paid without interest.

MONITEK STOCK OPTIONS

     Sentex and Monitek covenant in the Merger Agreement to cause each Monitek Option outstanding at the Effective Time (under any stock option plan of Monitek in effect on the date of Closing) to become a Sentex

Exchange Option. In order to compute the number of Sentex Common Shares that can be purchased upon the exercise of the Sentex Exchange Options, the number of shares of Monitek Common Stock that could have been purchased upon the exercise of the related Monitek Option will be multiplied by the Stock Exchange Ratio. In order for a holder of a Sentex Exchange Option to exercise such an option it will have to pay the same aggregate consideration price as he would have to pay if he exercised a Monitek Option. The exercise price of a Sentex Exchange Option will equal the exercise price of a Monitek Option divided by the Stock Exchange Ratio. The average exercise price of outstanding Monitek Options is $0.71629 per share. Following the Merger, the average exercise price of outstanding Sentex Exchange Options will be $0.1038479 per share. Assuming the exercise of all Sentex Exchange Options immediately after the Effective Time, the holders thereof would hold approximately 2,583,110 Sentex Common Shares, representing approximately 3.2% of Sentex Common Shares issued and outstanding immediately after the Effective Time. See "The Merger--Interests of Certain Persons in the Merger."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations, warranties and covenants of Sentex and Monitek. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time.

     Generally, the representations of all the companies relate to: due organization, qualification and authority; absence of violations of, among other things, charter documents, bylaws, certain contracts and law; required consents and approvals of governmental authorities; the capital structure of the companies; absence of certain changes in the operation of the businesses; absence of undisclosed liabilities of the companies; taxes; compliance with applicable laws; title to properties; litigation; employee benefit matters; labor matters; environmental matters; the accuracy of information in the Merger Agreement, including financial statements; filing of appropriate reports with the Commission; and brokers' and finders' fees.

COVENANTS

     Pursuant to the Merger Agreement, each of Sentex and Monitek has agreed that it will: (i) use all reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement (including satisfying the conditions precedent to the Merger); (ii) permit representatives of the other party to have appropriate access at all reasonable times to its premises, properties, books, records, contracts, tax records, documents, customers and suppliers; (iii) prepare and file any filings required to be filed by it under the Securities Act, the Exchange Act or any other federal or state laws relating to the Merger or any other transactions contemplated thereby and to use its best efforts to respond to any comments of the Commission or any other appropriate government official with respect thereto; (iv) cooperate with the other and provide the other all information necessary in order to prepare such filings; and (v) make no public announcement without prior consultation with the other as to the timing and content thereof, except as may be required by applicable law.

     Sentex covenants in the Merger Agreement: (i) to convene the Sentex Meeting and to recommend that Sentex Shareholders (w) approve and adopt the Merger and the Merger Agreement, (x) approve and adopt the Sentex 1996 Long-Term Incentive Plan, (y) approve and adopt the Amended Bylaw and (z) elect the five persons who have been nominated to be members of Sentex's Board of Directors; (ii) to conduct its business in the ordinary course to the end that its goodwill and ongoing business not be impaired in any material respect; (iii) to provide directors' and officers' insurance to officers and directors of Monitek from and after the Effective Time on the same basis and to the same extent as that provided to other officers and directors of Sentex or its subsidiaries; and (iv) not to receive any management fees from Monitek during the pendency of the Merger Agreement until all Interim Borrowings (defined below), together with accrued interest thereon, have been paid to Clarion.

     Monitek covenants in the Merger Agreement: (i) to take all action necessary in accordance with the Delaware General Corporation Law and the Monitek certificate of incorporation and bylaws to obtain the consent and approval of Monitek Stockholders with respect to the Merger; (ii) to use its best efforts to furnish Sentex with all information concerning it that may be required for inclusion in this Registration Statement in a timely fashion; (iii) to conduct its business in the ordinary course to the end that its goodwill and ongoing business not be impaired in any material respect; and (iv) to obtain undertakings from each holder of Monitek Class A Common Stock and Monitek Common Stock who is an "affiliate" of Monitek, within the meaning of Rule 145 under the Securities Act, to the effect that such shareholder may be considered an "underwriter" within the meaning of Rule 145, and that no distribution will be made by such shareholder of Sentex Common Shares received by such shareholder in the Merger, except in accordance with the applicable provisions of the Securities Act.

INTERIM BORROWINGS


     Pursuant to the Merger Agreement, Monitek is generally restricted from borrowing any money outside the ordinary course of business prior to the Closing Date. Monitek may, however, borrow up to $150,000 from Clarion at 12% interest per year any date following June 24, 1996. Monitek is also permitted to borrow such other amounts from Clarion on the same terms to fund additional working capital requirements. The amounts of any additional borrowings cannot exceed $50,000 in any one month or an aggregate of $250,000 prior to the Closing Date. In the aggregate all these borrowings may not exceed $400,000 (the "Interim Borrowings") and must be repaid prior to the consummation of the Merger. As of October 4, 1996, the Interim Borrowings were $140,000. In late August of 1996, Sentex agreed to provide up to $100,000 of advances to Monitek. See "The Merger Agreement--Ancillary Documents--Interim Letter Agreement and Other Documents."


NO NEGOTIATIONS OR SOLICITATIONS

     Pursuant to the Merger Agreement, neither Monitek nor any of its subsidiaries, stockholders, officers, directors, representatives or agents are permitted to, directly or indirectly, knowingly encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any confidential information to, any corporation, partnership, person or other entity or group (other than Sentex or any affiliate or associate of Sentex and their respective directors, officers, employees, representatives and agents) concerning any merger of Monitek, the sale of any substantial part of the assets of Monitek, the sale of shares of the capital stock of Monitek or similar transactions involving any of its subsidiaries. However Monitek's Board of Directors may (i) modify or withdraw its recommendation if it determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties or (ii) respond to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms summarized in this paragraph.

     Monitek has agreed to promptly communicate to Sentex its receipt of any proposal or inquiry in respect of any such transaction or its receipt of any request to provide any such information or hold any such negotiations or discussions, and to furnish Sentex with a copy of any proposal that Monitek's Board of Directors has determined is a Superior Proposal (as defined below). Monitek's Board of Directors may respond to any Superior Proposal and may provide information to, and negotiate with, any person, group or entity in connection therewith if Monitek's Board of Directors determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties. A "Superior Proposal" is defined in the Merger Agreement to mean a bona fide, written, unsolicited proposal relating to a possible transaction described in the preceding paragraph by any person other than Sentex that, in the reasonable good faith judgment of Monitek's Board of Directors, with the advice of outside financial advisors, is reasonably likely to be consummated and is more favorable to the stockholders of Monitek than the terms of the transactions contemplated by the Merger Agreement.

     The Merger Agreement requires Sentex to promptly notify Monitek and provide it with pertinent information in the event that Sentex or, to Sentex's knowledge, any of its subsidiaries, officers, directors, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any corporation, partnership, person or other entity or group (other than Monitek or any affiliate or associate of Monitek and their respective directors, officers, employees, representatives, stockholders and agents) concerning any merger, sale of substantially all of the assets, or sale of shares of the capital stock of Sentex, or similar transaction involving Sentex, or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

CONDITIONS

     Mutual Conditions. The respective obligations of Sentex, on the one hand, and Monitek, on the other hand, to consummate the Merger are subject to the following requirements (none of which may be waived except as otherwise indicated):

          (i) (a) the Sentex Shareholders shall have duly and validly approved the issuance of Sentex Common Shares in connection with the Merger in accordance with New Jersey law; (b) the Sentex Shareholders shall have duly approved and adopted the Sentex 1996 Long-Term Incentive Plan; and (c) the holders of a majority of the outstanding shares of the Monitek Class A Common Stock and the Monitek Common Stock, voting as separate classes, shall have approved the Merger;

          (ii) no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger;

          (iii) the Registration Statement shall have been declared effective under the Securities Act and no stop order or similar restraining orders with respect thereto shall have been issued;

          (iv) each of the Ancillary Documents (as defined below under "Ancillary Documents") in the form previously agreed upon shall have been entered into and duly executed and delivered by the appropriate parties thereto; and

          (v) Monitek shall have received from an investment banking firm a favorable fairness opinion.

     Condition to Obligations of Monitek. The obligation of Monitek to consummate the Merger is subject to the following requirements (any or all of which may be waived):

          (i) the representations and warranties of each of Sentex and Subcorp in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date) and at the Closing Sentex shall have delivered to Monitek a certificate to that effect;

          (ii) each of Sentex and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time and at the Closing Sentex shall have delivered to Monitek a certificate to that effect;

          (iii) the Sentex Common Shares to be issued in the Merger and the Sentex Common Shares issuable upon exercise of Sentex Exchange Options and conversion of the Clarion Notes or the Class A Convertible Notes shall have been authorized for inclusion in the Nasdaq Small Cap Market, subject to official notice of issuance;

          (iv) the number of members of Sentex's Board of Directors shall have been increased from five to six and Sentex shall have delivered documentation approving the election, effective as of the Effective Time, of the person designated by Clarion to the Board of Directors of Sentex, (see "Ancillary Documents--Board Representation Agreement" set forth below);

          (v) Sentex's Board of Directors shall have adopted resolutions relating to the New Jersey Shareholders Protection Act allowing Clarion, its Affiliates and Associates to enter into certain business combinations with Sentex, its Affiliates and Associates (the "Resolutions"), (see "The Merger--Interest of Certain Persons in the Merger");

          (vi) Clarion shall have received a legal opinion, dated the Closing Date, of Pitney, Hardin, Kipp & Szuch, special counsel to Sentex, in a form previously agreed to by Monitek;

          (vii) Monitek shall have received a legal opinion, dated the Closing Date, of Baker & Hostetler, counsel to each of Sentex and Subcorp, in a form previously agreed to by Monitek;

          (viii) Sentex's Board of Directors shall have established a compensation plan for its members providing for annual compensation in the amount of $6,000 for each Director;

          (ix) the Management Agreement, dated March 1, 1996, by and between CPS and Sentex shall have been amended and restated in the form previously agreed to by the parties (the "Amended and Restated Management Agreement"); and

          (x) all Interim Borrowings, together with all interest accrued thereon, shall have been paid to Clarion by Monitek or Sentex at or prior to the Closing.

     Sentex adopted the Resolutions on July 24, 1996 and entered into the Amended and Restated Management Agreement on June 24, 1996.

     Condition to Obligations of Sentex. The obligation of Sentex to consummate the Merger is subject to the following requirements (any or all of which may be waived):

          (i) the representations and warranties of Monitek in the Merger Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date) and at the Closing Monitek shall have delivered to Sentex a certificate to that effect;

          (ii) Monitek shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time and at the Closing Monitek shall have delivered to Sentex a certificate to that effect;

          (iii) Sentex shall have received the legal opinion, dated the Closing Date, of Benesch, Friedlander, Coplan & Aronoff, counsel to Monitek, in a form previously agreed to by Sentex; and

          (iv) Clarion shall have executed and delivered to Sentex UCC-3 termination statements covering all of Clarion's UCC filings that cover any and all assets of Monitek.

TERMINATION; AMENDMENT AND WAIVER

     The Merger Agreement may be terminated at any time prior to the Effective
Time:

          (i) by mutual written consent duly authorized by the Boards of Directors of Sentex and Monitek;

          (ii) by either Sentex or Monitek (a) if, at the Sentex Meeting or the Monitek Meeting (including any postponement or adjournment thereof), the Merger and the other transactions contemplated hereby that require stockholder approval shall fail to be approved by the affirmative vote required, or (b) so long as the terminating party is not then in breach of any of its obligations hereunder, after December 15, 1996 (the "Termination Date") if the Merger shall not have been consummated on or before such date;

          (iii) by Monitek, provided it is not then in material breach of any of its material obligations hereunder, if either (a) Sentex or Subcorp fails to perform any covenant in the Merger Agreement when performance thereof is due and does not cure the failure within 20 business days after Monitek delivers written notice thereof or (b) any other condition that is a precondition to Monitek's obligation to perform has not been satisfied and is not capable of being satisfied prior to the Termination Date;

          (iv) by Monitek if its Board of Directors, on the advice of outside counsel, determines that Monitek may be required to do so in the exercise of the Board's fiduciary duties; or

          (v) by Sentex, provided it is not then in material breach of any of its material obligations hereunder, if either (a) Monitek fails to perform any covenant in the Merger Agreement when performance thereof is due and does not cure the failure within 20 business days after notice by Sentex thereof or (b) any condition that is a precondition to Sentex's obligation to perform has not been satisfied and is not capable of being satisfied prior to the Termination Date.

     The Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of the Merger Agreement by Sentex Shareholders or the Monitek Stockholders, as the case may be, but after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. All amendments to the Merger Agreement must be in writing and signed by each of the parties.

     At any time prior to the Effective Time, Sentex (with respect to Monitek) and Monitek (with respect to Sentex or Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if in writing and signed on by such party.

EXPENSES

     Generally, Sentex and Monitek have agreed they will each bear their own costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement. If, however, (i) the Merger Agreement is terminated by Monitek's Board of Directors, on the advice of counsel, in the exercise of its fiduciary duties see "Termination; Amendment and Waiver" and (ii) Monitek, within one year following the date on which this Agreement is so terminated, consummates a merger or other transaction similar to the Merger involving the disposition of the business conducted by Monitek or any of its subsidiaries, then Monitek shall promptly pay to Sentex a fee equal to $75,000 upon the consummation of such merger or other transaction.

ANCILLARY DOCUMENTS

     In accordance with the terms of the Merger Agreement, the following documents (the "Ancillary Documents") have been or will be entered into either by Monitek, Sentex, Clarion (the principal stockholder of Monitek), or CPS (the principal shareholder of Sentex):

     Amended and Restated Note Exchange Agreement. Clarion and Sentex entered into an Amended and Restated Note Exchange Agreement dated July 30, 1996 (the "Note Exchange Agreement"), pursuant to which Clarion has agreed that at the Closing it will surrender a secured promissory note issued by Monitek, dated June 24, 1996, in the original principal amount of $476,940 (the "Monitek Note"), together with all accrued interest thereon, in exchange for a convertible note issued by Sentex in the original principal amount of $136,414 (the "Clarion Note"). See "Clarion Note." Under the terms of the Note Exchange Agreement, Clarion has agreed to not demand any payments of principal or interest pursuant to the Monitek Note before the Closing Date.

     Clarion Note. Pursuant to the Note Exchange Agreement, Clarion will exchange the Monitek Note for the Clarion Note at the Closing. The terms of the Clarion Note are virtually identical to the terms of the Class A Convertible Notes, except that the conversion price of the Clarion Note is $0.0194 per share of Sentex Common Shares, unless Clarion fails to timely convert, in which case Sentex can attempt to compel conversion at $0.0750. See "The Merger--The Terms of the Class A Convertible Note."

     Board Representation Agreement. The Merger Agreement provides that, on the Closing Date, Sentex and Clarion will enter into a the Board Representation Agreement (the "Board Representation Agreement"), pursuant to which Clarion will have the right to require Sentex, to the extent permitted under applicable law, to take steps necessary to cause a designee of Clarion (the "Clarion Designee") to be proposed for election to Sentex's Board of Directors. The Board Representation Agreement contemplates that, on the Closing Date, the number of the Directors of Sentex's Board of Directors will have been increased from 5 to 6, which Sentex intends to accomplish through the adoption of Proposal 3 and then having Sentex's Board of Directors increase the number of Directors by a resolution. Clarion has selected Morton A. Cohen to be the initial Clarion Designee. On the Closing Date, Sentex's Board of Directors intends to elect Morton A. Cohen to its Board of Directors. See "Other Action to Be Taken at the Sentex Meeting--Proposal to Adopt the Amended

Bylaw." Sentex has also agreed to nominate the Clarion Designee for election at future elections of Sentex's Board of Directors.

     If Sentex's Board of Directors decides to further increase the number of its Board of Directors above six, Sentex must cause to be nominated for election to its Board of Directors that number of additional individuals designated by Clarion ("Subsequent Designees") equal to (i) the Appointment Number (as defined below) minus (ii) one (which is to account for the Clarion Designee that Clarion will be able to select at all times during the term of the Board Representation Agreement without regard to the calculation of the Appointment Number). The Appointment Number is defined in the Board Representation Agreement to mean the following, rounded to the nearest whole number (with .50 being rounded up to the nearest whole number): the product of (i) the number of total directorships and
(ii) the quotient equal to: (x) the sum of Sentex Common Shares owned by the Clarion Group (defined below) and the Sentex Common Shares thereafter at any time issuable to the Clarion Group pursuant to the Clarion Note and any Class A Convertible Notes held by any member of the Clarion Group at the most favorable conversion rate provided for therein divided by (y) the aggregate number of Sentex Common Shares outstanding and the Sentex Common Shares that would be outstanding upon conversion or exercise of any security or other instrument of Sentex, including, without limitation, the Clarion Note, the Class A Convertible Note, options, and warrants--all at the most favorable conversion rate to the holder thereof. In addition to selecting such designee(s), Clarion will have the right to have a representative attend and observe, but not participate in, Sentex's Board of Directors' meetings.

     If and when Sentex obtains a listing on the National Market System, Sentex's Board of Directors will form an audit committee composed of members of Sentex's Board of Directors (the "Audit Committee"). Upon formation of the Audit Committee and thereafter, Clarion will have the right to have one of its designees who has been elected as a director to Sentex's Board of Directors be a member of the Audit Committee.

     The Board Representation Agreement will terminate at any time Clarion is not the Beneficial Owner (as defined below) of at least 10,000,000 Sentex Common Shares. The Board Representation Agreement defines "Beneficial Owner" to mean
(i) all Sentex Common Shares that Clarion would be deemed to own under Rule 13d-3 of the rules and regulations promulgated under the Securities and Exchange Act of 1934 ("Rule 13d-3") and (ii) all Sentex Common Shares thereafter at any time issuable to Clarion pursuant to the Clarion Note and Class A Convertible Notes (at the most favorable conversion rate) that Clarion is not otherwise deemed to own under Rule 13d-3.

     Participation Rights Agreement. Upon the consummation of the Merger, Sentex, Clarion, and the holders of the Class A Convertible Notes will enter into a Participation Rights Agreement (the "Participation Rights Agreement"), pursuant to which Clarion and the holders of the Class A Convertible Notes will be allowed to participate in any public or private offering by Sentex of any of its securities. Clarion and the holders of Class A Convertible Notes will be able to participate in such private sale or public offering in an amount proportionate to Clarion's or such holder's percentage ownership of Sentex Common Shares. For the purpose of calculating such percentage, the Participation Rights Agreement assumes that the Clarion Note and the Class A Convertible Notes have been converted into Sentex Common Shares.

     Amended and Restated Voting Agreement. Clarion and CPS have entered into an Amended and Restated Voting Agreement (the "Voting Agreement"), dated July 30, 1996. Pursuant to the Voting Agreement, Clarion agreed to vote its shares of Monitek Class A Common Stock: (i) in favor of the Merger, the Merger Agreement (as amended from time to time), and the other transactions relating to the Merger with respect to which Clarion may be entitled to vote; (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Monitek or any of its subsidiaries and any person or entity other than Sentex, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Monitek under the Merger Agreement or that would result in any of the conditions to the obligations of Monitek under the Merger Agreement not being fulfilled; and (iii) in favor of any other matter relating to the consummation of the Merger or related transactions with respect to which Clarion may be entitled to vote. Clarion is the holder of approximately 97% of the Monitek Class A Common Stock.

     Pursuant to the Voting Agreement, CPS agreed to vote its Sentex Common
Shares: (i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the other transactions relating to the Merger with respect to which CPS may be entitled to vote; (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Sentex or any of its subsidiaries and any person or entity other than Monitek, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sentex under the Merger Agreement or that would result in any of the conditions to the obligations of Sentex under the Merger Agreement not being fulfilled; and (iii) in favor of any other matter relating to the consummation of the Merger or related transactions with respect to which CPS may be entitled to vote. CPS has the power to direct the vote of 40.2% of the Sentex Common Shares.

     Clarion and CPS also agreed not to enter into any voting agreement or grant a proxy or power of attorney that is inconsistent with the Voting Agreement. In addition, Clarion and CPS agreed not to transfer ownership of their respective shares of Monitek and Sentex unless the transferee agrees in writing to be bound by the terms and conditions of the Voting Agreement.

     Shareholders Agreement. As a condition of the Merger, Clarion and CPS must enter into a Shareholders Agreement, pursuant to which (i) Clarion and CPS will agree not to purchase shares of Sentex Common Shares on the open market for a period of three years from the date of the Shareholders Agreement, (ii) Clarion and CPS each will offer the other the right to purchase its Sentex Common Shares prior to transferring such shares to a third party, and (iii) Clarion will be permitted to participate with CPS, on a pro rata basis, in any private or public sale of CPS's Sentex Common Shares. Clarion will agree that so long as it is the owner of any Sentex Common Shares that were issued upon conversion of the Clarion Note or its Class A Convertible Note (including Sentex Common Shares issued as an interest payment pursuant to either such note) or that were purchased by Clarion pursuant to the Participation Rights Agreement, it will vote such shares (to the extent it has voting power with respect thereto) for a period of three years from the date of the Shareholders Agreement in accordance with instructions received from CPS or its nominee. The Shareholders Agreement will terminate at any time CPS ceases to have effective control of Sentex.

     Interim Letter Agreement and Other Documents. Prior to the execution of the Original Merger Agreement on June 24, 1996, Monitek had been funding its working capital needs through advances from Clarion (which upon the execution of the original Merger Agreement were evidenced by the Monitek Note) and by borrowing against its receivables through a factoring arrangement with SJNB Financial Services. Within two weeks prior to entering into the Original Merger Agreement, it became apparent that Monitek would require advances of additional working capital throughout the pendency of the Merger Agreement and could benefit from immediate management advice of Sentex. Accordingly, concurrently with the execution of the Merger Agreement, Sentex, Clarion, and Monitek entered into a letter agreement to address some of Monitek's needs (the "Interim Letter Agreement").

     Pursuant to the Interim Letter Agreement, Sentex agreed that through the Closing Date it would provide Monitek with certain strategic, operational and financial consulting services for a fee of $16,667 per month (the "Fee"). Sentex is not permitted to collect such Fee until all the Interim Borrowings have been paid and in the event the Merger is not consummated, then Sentex will not be entitled to the Fee. The payment of the Interim Borrowings is a condition of Monitek's obligation to consummate the Merger. See "Conditions--Conditions of Obligations of Monitek."

     Although the Interim Letter Agreement does not obligate Clarion to provide Monitek any advances, it does contemplate that Clarion could, at its option, continue to provide Monitek advances to fund certain working capital needs, with interest accruing on such advances at an annual rate of 12%. The advances, like the prior advances under the Monitek Note, would also be secured by substantially all the assets of Monitek. Pursuant to the Interim Letter Agreement, Monitek's management, under the supervision of Sentex, is obligated to provide a report two times a month that includes a detailed three-month running analysis of expected working capital requirements of Monitek. Based on such a report Sentex will recommend an appropriate amount that Monitek will borrow from Clarion. In addition to the Interim Letter Agreement, a provision was made in the Merger Agreement to provide for the amount Monitek would be permitted to borrow from Clarion and the terms of such borrowings (defined herein as Interim Borrowings). See "Interim

Borrowings." Between June 24, 1996 and October 4, 1996, Clarion made advances to Monitek that constituted Interim Borrowings in the aggregate principal amount of $140,000 (the "Interim Notes").



     During the week of August 12, 1996, Sentex and Clarion agreed that Sentex would take responsibility for funding the working capital needs of Monitek under the same terms and conditions Clarion provided such working capital. In order to induce Sentex to provide advances, Clarion entered into a Pledge Agreement on August 12, 1996 (the "Pledge Agreement"), pursuant to which Clarion pledged its Monitek Note and Interim Notes (all of which are secured by substantially all the assets of Monitek) to Sentex to secure its advances to Monitek. Pursuant to the Pledge Agreement, Sentex has agreed not to provide more than $100,000 of advances to Monitek, without receiving the written consent of Clarion. As of October 4, 1996, Sentex has advanced $65,000 to Monitek. See "Other Actions To Be Taken At The Sentex Meeting--Election of Directors--Certain Relationships and Related Transactions."


     Clarion Management Agreement. As a condition of the consummation of the Merger, Sentex will enter into a Management Agreement with Clarion, pursuant to which Clarion may, at its option, provide certain management services for Monitek at the rate of $125 per hour if Sentex so requests such services to be performed.

     Sentex Management Agreement. As of March 1, 1996, CPS and Sentex entered into a Management Agreement, pursuant to which CPS agreed to perform services that would normally be performed by the executive officers of Sentex. On June 24, 1996, CPS and Sentex entered into an Amended and Restated Management Agreement pursuant to which CPS's compensation was increased from $193,800 annually to $393,800 annually. See "Other Actions to be Taken at the Sentex Meeting--Election of Directors--Certain Relationships and Related Transactions."

                       RIGHTS OF DISSENTING SHAREHOLDERS

SENTEX SHAREHOLDERS

     Sentex Shareholders will not be entitled to dissenters rights under Section 14A:11-1 of the New Jersey Business Corporation Act, because the Sentex Common Shares are held by more than 1,000 holders as of the record date set forth herein by the Sentex Board of Directors.

MONITEK STOCKHOLDERS

     Holders of Monitek Common Shares are entitled to appraisal rights under
Section 262 ("Section 262") of the Delaware General Corporation Law ("DGCL"), provided that they comply with the conditions established by Section 262.
Section 262 is reprinted in its entirety as Annex G to this Joint Proxy Statement/Prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex G. This discussion and Annex G should be reviewed carefully by any Monitek Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     Monitek Stockholders of record who desire to exercise their appraisal rights must:

     - hold Monitek Common Shares on the date of making a demand for appraisal;

     - make a written demand for appraisal prior to the vote on the Merger by Monitek Stockholders;

     - continuously hold such shares through the Effective Time;

     - not vote in favor of the Merger or consent thereto in writing;

     - file any necessary petition in the Delaware Court of Chancery (the "Delaware Court"), as more fully described below, within 120 days after the Effective Time; and

     - otherwise satisfy all of the conditions more fully described below.

     A record holder of Monitek Common Shares who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262, and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of the fair value of his Monitek Common Shares. All references in Section 262 and in this summary of appraisal rights to a "Monitek Stockholders" or "holders" of shares are to the record holder or holders of Monitek Common Shares.

     Holders of Monitek Common Shares who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to Monitek prior to the vote by the Monitek Stockholders on the Merger. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on the certificate or certificates representing Monitek Common Shares. A person having a beneficial interest in Monitek Common Shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If Monitek Common Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If Monitek Common Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds Monitek Common Shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Monitek Class A Common Stock and Monitek Common Shares outstanding in the name of such record owner.

     A Monitek Stockholder who elects to exercise appraisal rights should mail or deliver his written demand to: Monitek Technologies, Inc., 1495 Zephyr Avenue, Hayward, California 94544, Attention: James S. O'Leary, Secretary. The written demand for appraisal should specify the Monitek Stockholder's name and mailing address, the number of shares of Monitek Class A Common Stock and Monitek Common Stock owned, and that the holder is thereby demanding appraisal of his shares. A proxy or vote against the Merger will not constitute such a demand. Within ten days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all holders who have complied with
Section 262.

     Within 120 days after the Effective Time, either Monitek, as the Surviving Corporation, or any holder who has complied with the required conditions of
Section 262, may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a holder, demanding a determination of the fair value of the shares of all dissenting holders. The Surviving Corporation does not presently intend to file an appraisal petition and holders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, Monitek Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Within 120 days after the Effective Time, any Monitek Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Monitek Class A Common Stock and Monitek Common Stock with respect to which demands for appraisal were received by Monitek and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by the Surviving Corporation or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which holders are entitled to appraisal rights and will appraise shares of Monitek Class A Common

Stock and Monitek Common Stock owned by such holders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings, prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Monitek Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting Monitek Stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

     Any holder of shares of Monitek Class A Common Stock or Monitek Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any Monitek Stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger. After this period, such stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, holders' rights to appraisal shall cease, and all holders of shares of Monitek Class A Common Stock and Monitek Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the Surviving Corporation has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Monitek Class A Common Stock and Monitek Common Stock who desires such a petition to be filed is advised to file it on a timely basis.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion of material federal income tax consequences of the Merger to the stockholders of Monitek is provided for general information purposes only. The tax treatment of a stockholder may vary depending upon his particular situation, and certain stockholders (including individuals who hold options in respect of stock of Monitek, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign entities or trusts) may be subject to special rules not discussed below.

THE MERGER

     The Merger will constitute a taxable transaction for federal income tax purposes and may constitute a taxable transaction for state, local or foreign income tax purposes. A holder of Monitek Common Stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the fair market value of the Sentex Common Shares received pursuant to the Merger and such holder's tax basis in his Monitek Common Stock exchanged therefor, which gain or loss will be capital gain or loss if the Monitek Common Stock was held as a capital asset. A holder's tax basis in his Sentex Common Shares will equal the fair market value of such shares on the effective date of the Merger.

     Assuming that the Monitek Class A Common Stock is held as a capital asset, and assuming further that neither the Monitek Class A Common Stock nor the Class A Convertible Notes to be received in exchange therefor are readily tradable (within the meaning of Section 453 of the Code), a holder will recognize loss, but not gain (unless such holder affirmatively elects out of the installment sale treatment), on the receipt of Class A Convertible Notes in exchange for his Monitek Class A Common Stock.

     If a holder of Monitek Class A Common Stock either elects out of installment sale treatment or realizes a taxable loss on the exchange of his Monitek Class A Common Stock for Class A Convertible Notes, then (i) such holder would recognize gain or loss for federal income tax purposes in an amount equal to the difference between the "imputed principal amount" (as defined below) of the Class A Convertible Notes received pursuant to the Merger and such holder's tax basis in his Monitek Class A Common Stock exchanged therefor, which gain or loss would be capital gain or loss if the Monitek Class A Common Stock was held as a capital asset, (ii) such holder would not recognize any gain or loss on the subsequent conversion of such holder's Class A Convertible Notes into Sentex Common Shares, and (iii) such holder's basis in any Sentex Common Shares received upon the conversion of his Class A Convertible Notes would equal such holder's tax basis in the Class A Convertible Notes that were converted into such Sentex Common Shares (which would initially be the imputed principal amount of such Class A Convertible Notes).

     If a holder of Monitek Class A Common Stock who realizes a taxable gain on the exchange of his Monitek Class A Common Stock for the Class A Convertible Notes does not elect out of installment sale treatment, then (i) such holder would recognize gain for federal income tax purposes upon either the receipt of the principal balance of the Class A Convertible Notes or upon the conversion of the Class A Convertible Notes into shares of Sentex Common Shares (based on the fair market value of such Sentex Common Shares as of the conversion date) in an amount equal to the difference between the amount received and such holder's tax basis in his Class A Convertible Notes (which would initially be such holder's basis in his Monitek Class A Common Stock exchanged therefor), which gain would be capital gain if the Monitek Class A Common Stock was held as a capital asset and (ii) such holder's basis in any Sentex Common Shares received upon conversion of such holder's Class A Convertible Notes would be the fair market value of such Sentex Common Shares on the conversion date.

ORIGINAL ISSUE DISCOUNT

     If the federal short-term rate applicable to sales or exchanges of property occurring during the month in which the effective date of the Merger occurs (as determined pursuant to Section 1274 of the Code) is greater than the 5.05% stated interest rate on the Class A Convertible Notes, the Class A Convertible Notes will be issued with original issue discount ("OID"), and holders will be required to recognize OID as ordinary income in advance of the receipt of the cash payments at maturity to which such OID relates. The amount of OID will equal the excess of the stated principal amount of the Class A Convertible Notes over the "imputed principal amount" of the Class A Convertible Notes. The "imputed principal amount" of the Class A Convertible Notes will equal the sum of the present value of all payments due thereunder, determined by using a discount rate equal to the applicable federal short-term rate, compounded semiannually, in effect as of the effective date of the Merger.

     The amount of OID required to be included in a holder's income for any taxable year (regardless of whether the holder uses the cash or accrual method of accounting) will be determined by allocating to each day in the taxable year during which the holder owns a Class A Convertible Note, a portion of the OID that accrues during the taxable year as determined by a constant yield method. The amount of OID accruing in each semiannual accrual period will be determined by multiplying the adjusted issue price of the Class A Convertible Note at the beginning of an accrual period by a fraction of the yield to maturity of the Class A Convertible Note based on the length of the accrual period, and then subtracting from such amount the portion of the stated interest on the Class A Convertible Notes allocable to the accrual period. The adjusted issue price of a Class A Convertible Note at the beginning of an accrual period will be equal to its imputed principal amount increased by all previously accrued OID.

     A holder of Class A Convertible Notes will be taxable on the stated interest payments due under the Class A Convertible Notes in accordance with such holder's method of accounting.

     A holder's tax basis in a Class A Convertible Note will be increased by the amount of OID which is required to be included in the holder's income. Gain or loss upon a sale or other disposition of a Class A Convertible Note will be measured by the difference between the amount of cash or fair market value of property received with respect to a sale or disposition and a holder's tax basis in the Class A Convertible Note.

     As required by law, Sentex will report annually to the IRS and to each holder the amount of OID accrued with respect to each Class A Convertible Note.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of Sentex Common Shares or Class A Convertible Notes may be subject to backup withholding at the rate of 31% with respect to dividends, interest and proceeds of redemption, unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the shareholder's federal income tax liability. Sentex may require holders of Sentex Common Shares or Class A Convertible Notes, respectively, to establish an exemption from backup withholding or to make arrangements satisfactory to Sentex, respectively, with respect to the payment of backup withholding. A shareholder who does not provide Sentex with his current taxpayer identification number may be subject to penalties imposed by the Service.

CONCLUSION

THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT AS OF THE DATE HEREOF, INCLUDING THE CODE, THE TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY ON A RETROACTIVE BASIS). THIS DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. IN ADDITION, THIS DISCUSSION DOES NOT ATTEMPT TO ADDRESS ALL ISSUES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF MONITEK COMMON STOCK OR MONITEK CLASS A COMMON STOCK IN LIGHT OF SUCH HOLDER'S PERSONAL CIRCUMSTANCES, AND DOES NOT APPLY TO HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. FURTHER, THIS DISCUSSION MAY NOT APPLY TO A HOLDER OF MONITEK STOCK WHO ACQUIRED HIS STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. ACCORDINGLY, EACH HOLDER OF MONITEK COMMON STOCK OR MONITEK CLASS A COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

     The following pro forma condensed combined financial statements as of May 31, 1996 and for the year ended November 30, 1995, and for the six months ended May 31, 1996 give effect to the Merger. The pro forma information is based on the historical financial statements of Sentex and Subsidiaries and Monitek and Subsidiary giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

     The total price of the Merger is $1,500,000, which is composed of (i) $1,113,586 in Sentex Common Shares to be issued in exchange for the Monitek Common Stock; (ii) $136,414 of debt incurred pursuant to the issuance of the Clarion Note and (iii) $250,000 of direct costs related to expenses incurred in connection with the Merger.

     The Merger Agreement provides that the Monitek Common Stock will be exchanged for 11,659,681 Sentex Common Shares. The Merger Agreement also provides that all the shares of Monitek Class A Common Stock will be exchanged for convertible notes in the aggregate principal amount of $485,586. Upon completion of the Merger, Clarion, the controlling stockholder of Monitek, will also receive a convertible note in the aggregate principal amount of $136,414 in exchange for certain secured indebtedness owed to it by Monitek.

     The pro forma statements have been prepared by Sentex's management based upon the financial statements of Sentex and Subsidiaries and Monitek and Subsidiary. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or results of which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of Sentex as filed on Form 10KSB and of Monitek as filed on Form 10K.

     The pro forma condensed combined balance sheet assumes the transaction was consummated on the balance sheet date, and the pro forma combined statements of operations assume that the transaction was consummated at the beginning of the fiscal year presented.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

         PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MAY 31, 1996

                                  (UNAUDITED)

                                                                         PRO FORMA
                                           SENTEX         MONITEK        ADJUSTMENTS
                                          MAY 31,         JUNE 30,       INCREASE/       PRO FORMA
                                            1996            1996         (DECREASE)       COMBINED
                                         ----------      ----------      ----------      ----------
ASSETS:
CURRENT ASSETS:
  Cash and Cash Equivalents............  $1,873,656      $   45,166      $       --      $1,918,822
  Accounts Receivable..................     144,299         862,414              --       1,006,713
  Inventories..........................     211,140       1,437,363              --       1,648,503
  Other Current Assets.................      86,564         183,361              --         269,925
                                         ----------      ----------      ----------      ----------
  TOTAL CURRENT ASSETS.................   2,315,659       2,528,304              --       4,843,963
EQUIPMENT AND IMPROVEMENTS -- Net......      37,472         107,472              --         144,944
INVESTMENT IN MONITEK TECHNOLOGIES
  INC..................................          --              --       1,500,000(1)           --
                                                                         (1,500,000)(2)
COVENANT NOT TO COMPETE................      91,667              --              --          91,667
GOODWILL -- NET........................          --              --         228,621(2)      228,621
OTHER ASSETS...........................       7,248          41,344              --          48,592
                                         ----------      ----------      ----------      ----------
  TOTAL ASSETS.........................  $2,452,046      $2,677,120      $  228,621      $5,357,787
                                         ==========      ==========      ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts Payable.....................  $   35,643      $  683,617      $  250,000(1)   $  969,260
  Note Payable to Related Party........          --         476,940        (476,940)(2)          --
  Accrued Expenses and Other
     Liabilities.......................      75,901         722,124              --         798,025
                                         ----------      ----------      ----------      ----------
  TOTAL CURRENT LIABILITIES............     111,544       1,882,681        (226,940)      2,139,285
                                         ----------      ----------      ----------      ----------
OTHER LIABILITIES
  Note Payable -- Class A
     Convertible.......................          --              --         485,586(3)      485,586
  Note Payable -- Convertible..........          --              --         136,414(1)      136,414
  Other................................      33,333              --              --          33,333
                                         ----------      ----------      ----------      ----------
TOTAL OTHER LIABILITIES................      33,333              --         622,000         655,333
                                         ----------      ----------      ----------      ----------
STOCKHOLDERS' EQUITY:
  Common Stock.........................   1,955,489          16,904         116,597(1)    2,072,086
                                                                            (16,904)(2)
  Common Stock -- Class A..............          --          12,527         (12,527)(2)          --
  Paid-in Capital......................          --       6,117,176         996,989(1)      511,403
                                                                         (6,117,176)(2)
                                                                           (485,586)(3)
Retained Earnings (Accumulated
  Deficit).............................     664,898      (5,391,157)      5,391,157(2)      664,898
Cumulative Translation Adjustment......          --          38,989         (38,989)(2)          --
                                         ----------      ----------      ----------      ----------
Totals.................................   2,620,387         794,439        (166,439)      3,248,387
Treasury Stock -- At Cost..............    (313,218)             --              --        (313,218)
                                         ----------      ----------      ----------      ----------
TOTAL STOCKHOLDERS' EQUITY.............   2,307,169         794,439        (166,439)      2,935,169
                                         ----------      ----------      ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY...............................  $2,452,046      $2,677,120      $  228,621      $5,357,787
                                         ==========      ==========      ==========      ==========

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED NOVEMBER
                                    30, 1995

                                  (UNAUDITED)


                                                                           PRO FORMA
                                          SENTEX           MONITEK         ADJUSTMENTS
                                       NOVEMBER 30,      DECEMBER 31,      INCREASE/       PRO FORMA
                                           1995              1995          (DECREASE)      COMBINED
                                       ------------      ------------      ---------      -----------
REVENUES:
  Net Sales..........................   $1,313,138        $6,814,555       $      --      $ 8,127,693
  Interest and Other Income..........      240,713           110,493              --          351,206
                                        ----------        ----------       ----------      ----------
  TOTAL REVENUES.....................    1,553,851         6,925,048              --        8,478,899
                                        ----------        ----------       ----------      ----------
COSTS AND EXPENSES:
  Cost of Sales......................      489,522         3,169,065              --        3,658,587
  Selling and Administrative.........      925,029         3,876,106          11,430(4)     5,012,565
                                                                             200,000(4)
  Research and Development...........      316,643           500,936              --          817,579
  Interest Expense...................           --            83,047          24,522(4)       114,459
                                                                               6,890(4)
                                        ----------        ----------       ----------      ----------
  TOTAL COST AND EXPENSES............    1,731,194         7,629,154         242,842        9,603,190
                                        ----------        ----------       ----------      ----------
  LOSS BEFORE INCOME TAXES
     (BENEFIT).......................     (177,343)         (704,106)       (242,842)      (1,374,291)
PROVISION FOR INCOME TAXES
  (BENEFIT)..........................      (62,466)            3,858              --          (58,608)
                                        ----------        ----------       ----------      ----------
  NET LOSS...........................   $ (114,877)       $ (707,964)      $(242,842)     $(1,065,683)
                                        ==========        ==========       ==========      ==========
  NET LOSS PER SHARE.................   $       --                                        $      (.01)
                                        ==========                                         ==========
  WEIGHTED AVERAGE NUMBER OF
     SHARES..........................   68,024,759                                         79,684,440
                                        ==========                                         ==========

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

 PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED
                                  MAY 31, 1996

                                  (UNAUDITED)

                                                                         PRO FORMA
                                          SENTEX          MONITEK        ADJUSTMENTS
                                          MAY 31,        JUNE 30,        INCREASE/      PRO FORMA
                                           1996            1996          (DECREASE)      COMBINED
                                         ---------      -----------      ---------      ----------
REVENUES:
  Net Sales............................  $ 453,570      $ 2,783,394      $      --      $3,236,964
  Interest and Other Income............     34,786           43,453             --          78,239
                                         ----------      ----------      ----------     ----------
  TOTAL REVENUES.......................    488,356        2,826,847             --       3,315,203
                                         ----------      ----------      ----------     ----------
COSTS AND EXPENSES:
  Cost of Sales........................    246,213        1,277,773             --       1,523,986
  Selling and Administrative...........    584,476        1,709,473          5,715(4)    2,399,664
                                                                           100,000(4)
  Research and Development.............    103,067           99,788             --         202,855
  Interest Expense.....................         --           76,163         12,261(4)       91,869
                                                                             3,445(4)
                                         ----------      ----------      ----------     ----------
  TOTAL COST AND EXPENSES..............    933,756        3,163,197        121,421       4,218,374
                                         ----------      ----------      ----------     ----------
  LOSS BEFORE INCOME TAXES (BENEFIT)...   (445,400)        (336,350)      (121,421)       (903,171)
PROVISION FOR INCOME TAXES (BENEFIT)...         --            3,884             --           3,884
                                         ----------      ----------      ----------     ----------
  NET LOSS.............................  $(445,400)     $  (340,234)     $(121,421)     $ (907,055)
                                         ==========      ==========      ==========     ==========
  NET LOSS PER SHARE...................  $    (.01)                                     $     (.01)
                                         ==========                                     ==========
  WEIGHTED AVERAGE NUMBER OF SHARES....  67,360,081                                     79,019,762
                                         ==========                                     ==========

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) To reflect the cost of acquisition, the pro forma adjustment reflects that upon completion of the Merger, Clarion, the controlling shareholder of Monitek, will receive a convertible note in the aggregate principal amount of $136,414 in exchange for the secured Monitek Note.

(2) Pro forma adjustment eliminates Sentex's investment in Monitek and allocates the net assets acquired of $794,439 and debt not acquired of $476,940 and goodwill of $228,621.

(3) To reflect the issuance of debt for the Monitek Class A Common Stock.

(4) The following pro forma adjustments are incorporated in the pro forma condensed combined statements of operations:

                                                                YEAR ENDED          SIX MONTHS ENDED
                                                             NOVEMBER 30, 1995        MAY 31, 1996
                                                             -----------------      ----------------
    (A)  Amortization of goodwill. The goodwill represents
         the excess estimated purchase price of $1,500,000
         over the estimated fair value of the net assets
         acquired of $794,439 plus debt not assumed of
         $476,940 of Monitek. Goodwill is amortized over
         20 years under the straight line method.                $  11,430              $  5,715

    (B)  Increase in interest expense resulting from the
         issuance of Notes Payable -- Class A Convertible
         in exchange for Monitek Class A Common Stock.
         Notes bear interest at an interest rate of 5.05%
         per annum.                                              $  24,522              $ 12,261

    (C)  Increase in interest expense resulting from the
         issuance of a Note Payable -- Convertible in
         exchange for Monitek's secured note payable to
         related party. The note bears interest at an
         interest rate of 5.05% per annum.                       $   6,890              $  3,445

    (D)  Increase in selling and administrative expenses
         resulting from the amended and restated
         management service agreement between CPS Capital
         Ltd. and Sentex Sensing Technology, Inc.                $ 200,000              $100,000

                                 * * * * * * *

                               BUSINESS OF SENTEX

DEVELOPMENT OF BUSINESS

     Initially formed in November 1980 under the name Sinex Corp., Sentex commenced the commercial production of a portable explosives detector of its own design, the T-54, which was sold on a worldwide basis by an unaffiliated third party pursuant to an exclusive distribution agreement. Since 1984, Sentex has marketed this product under the trade name Scanex Jr. Sentex also markets a walk-through, stationary explosives detector, the Scanex I. Additionally, in 1984, Sentex entered the environmental marketplace with both portable and fixed site gas chromatography that tests air, soil, and water for chemicals deemed potentially hazardous.

     In April 1984, Sentex sold, in a public offering, 12,500,000 units, each unit consisting of two Sentex Common Shares and a warrant to purchase one Sentex Common Share.

     On March 1, 1996, certain shareholders of Sentex sold a substantial portion of their shares to CPS. As a result of such acquisition, CPS became the record holder of 17,706,461 Sentex Common Shares. In addition, pursuant to two shareholders agreements with two of the then principal shareholder of Sentex, CPS obtained voting control of an additional 9,389,204 Sentex Common Shares. In total, CPS is the beneficial owner of 27,095,665 Sentex Common Shares, which currently represents 40.25% of the outstanding Sentex Common Shares. See "Other Action to Be Taken at The Meeting--Proposal 4--Election of Directors--Certain Relationships and Related Transactions."

DESCRIPTION OF BUSINESS

     Sentex is engaged in the business of developing, manufacturing and selling automated instruments designed to identify and measure the concentrations of certain chemicals in air, soil and water. Sentex sells portable and walk-through explosive detectors, two portable air analyzers, a portable and fixed-site water-monitoring system and a sensor which measures the total organic content of air. Sentex products are sold to customers who employ them for bomb detection, environmental testing and the monitor and control of specific industrial processes. Sentex also provides technical assistance and service to its customers and on occasion performs research and development on a contractual basis to develop instrumentation designed to fulfill customer-specific analytical requirements. All of Sentex's products employ gas chromatography as the method of analysis.

     Gas Chromatography. Gas chromatography, a well-established technique with more than 30 years of application, is used to identify unknown chemicals and determine their concentrations in a given sample. The identification of the chemical and its concentration are obtained by comparing the speed electronic intensity at which the pure unknown chemical travels in a controlled environment to the known speed of and electronic intensity of a pure known chemical. Sentex has refined this basic process to allow its products to detect minute quantities of potentially hazardous chemicals.

     Existing Products. Sentex is currently marketing six products. Two of these products are used to detect explosives and the other four are used in environmental testing or process control.

     The Scanex Jr. and Scanex I are the two products which are used to detect explosives. The Scanex Jr. is a portable, briefcase-sized detector that samples air to detect the presence of the most commonly used explosives. The Scanex Jr., however, may be unable to detect nonconventional explosives and may not be effective where explosives are concealed in tightly sealed containers which prevent the escape of air. Scanex I is a walk-through explosive detector. The Scanex I screens persons entering a restricted area or company, such as a nuclear power plant, to determine the potential presence of explosive substances by sampling the air surrounding the person. It is also subject to the same limitations as the Scanex Jr. In fiscal 1995, sales of these two products comprised approximately 6% of Sentex's total revenues.

     The other four products, the Scentoscreen, the Scentograph Plus II, the Aquascan and the Scentoscan, are primarily used by persons in environmental industries or industries that must control a process.

     The Scentoscreen is a self-contained, portable gas chromatograph designed specifically as a comprehensive screening tool for determination of hazardous chemicals. It is completely automatic and detects individual volatile compounds in air, water and soil.

     The Scentograph Plus II is a battery-operated portable gas chromatograph designed to perform a complete laboratory analysis on-site. Powered by a detachable, lap-top computer, the Scentograph Plus II stores all data on a disk and is capable of being operated from off-site locations.

     The Aquascan is a portable or stationary water-monitoring system that can detect volatile organic compounds to levels below one part per billion. The Aquascan is totally computerized and the system can automatically analyze a water sample from multiple sources and can interface with a variety of water treatment and remediation systems.

     The Scentoscan is a stationary analyzer intended to monitor volatile compounds in air from up to 32 locations simultaneously. It is fully automatic and controlled by a desk-top portable computer. This product has been recently redesigned to provide rack-mounted operation, multiple computer interfaces, and customer-selected alarm levels.

     Products Under Development. Sentex has developed, for an unaffiliated third party, a battery-operated analyzer to be used to detect underground leaks. Two prototype systems have been developed and are currently being tested by such third party. The product will primarily be used by utility companies to detect gas leaks, without the need to test below the ground surface.

     Sentex is developing a portable gas chromatograph which will be incorporated into a portable mass spectrometer currently under development with an unaffiliated third party. A prototype instrument is scheduled for completion in the fall of 1996.

     Research and Development. Sentex expensed $316,643 and $252,051 for research and development for the fiscal years ending 1995 and 1994, respectively. During fiscal 1995, $118,196 of the research and development costs were paid for by the customer who contracted for such services. The balance of $198,447 was not passed to Sentex's customers and related to the improvement of existing products including the Aquascan and the Scentoscan, and the development of a new product and was absorbed by Sentex.

     Marketing, Distribution and Sales. The Scanex Jr. is presently sold directly by Sentex's employees and through unaffiliated representatives. The list price of the Scanex Jr. is $9,900. The Scanex Jr. is marketed to local and overseas police agencies, governmental security agencies and private security firms.

     The Scanex I has been successfully marketed to nuclear power plants and to foreign governments which are concerned about preventing terrorist activities. The suggested list price of the Scanex I is about $27,000, with discounts on multiple unit orders. Sentex presently markets these products directly, through advertisements, or through nonaffiliated, nonexclusive sales representatives, who receive a 10% commission on any sales generated by their efforts.

     Sentex markets its portable and fixed-site gas chromatography products to regulatory and municipal agencies must comply with established standards for levels of toxic substances, to environmental consulting firms involved in analysis and remediation of hazardous sites, and to businesses that must comply with various environmental regulations. The list prices of these products range from $14,980 for a portable battery-operated device to $39,350 for a rack-mounted, plantwide system. Sentex sells these products both directly and through sales representatives who are engaged on an exclusive basis in the United States. Commissions paid to these sales representatives on sales of the various products are 12%-15% of their list prices. The representatives receive commissions for sales made in their territories even if the orders are taken directly by Sentex. Sentex directly markets these products by placing advertisements in trade publications and participating in trade shows. With respect to direct sales in the territories not covered by representatives, Sentex does not pay commissions.

     Sentex has appointed international representatives in Germany, England, Canada, Austria, Israel, Switzerland, Poland, Italy, Australia and Korea. International representatives are sold products with a 25% discount from the list price and are responsible for the service and the warranty repair for the products they sell. All sales are made in United States currency and are net of transportation costs, export fees and any additional charges incurred by the representatives.

     During fiscal 1995 and fiscal 1994, Sentex did not derive 10% or more of its annual net sales from any one customer. During fiscal 1993, one customer, an international representative of Sentex, accounted for more than 10% of Sentex's annual net sales.

     Manufacturing/Suppliers. Most of the hardware components used in Sentex's products are manufactured to Sentex's specifications by outside sources. The assembly of the electronic components of Sentex's products is currently performed at Sentex's plant in Ridgefield, New Jersey, by one production manager and four full-time employees. Final assembly and testing of finished products is also performed by Sentex at its plant. All supplies required for product assembly are commonly available from a variety of suppliers. Sentex estimates that it currently has the capacity to double its production within the existing facilities without requiring a significant increase in production staff.

     Warranties and Disclaimers. All of Sentex's products are sold with a one-year warranty for defective parts. If a unit requires a repair, the customer must pay for shipping the unit to Sentex's plant in Ridgefield, New Jersey, and Sentex will replace defective parts at its expense. Upon the expiration of the one-year warranty, Sentex will continue to make any necessary repairs at Sentex's or the customer's plant, at the expense of the customer. Sentex disclaims liability for any loss or consequential damage suffered in connection with the use of its products. While Sentex believes such disclaimer would protect Sentex from any liability in the event of a claim brought against Sentex, there can be no guarantee that the courts would give effect to the disclaimer and that Sentex would be insulated from any liability. Sentex believes it has adequate product liability insurance to cover the costs associated with its warranty policy.

     Competition. There are companies which produce products which compete with all of Sentex's existing products. The companies have substantially greater resources than Sentex. Sentex's competitors primarily compete against its portable and stationary gas chromatography products. Sentex is aware of several other portable gas chromatography products and one water-monitoring system which are capable of detecting toxic chemicals. Based upon price and performance features, however, Sentex believes that its products compete favorably.

     Sentex's portable and walk-through explosives detectors also face competition from other companies which currently sell such devices. Sentex believes, however, that its products are more sensitive and accurate, have fewer false alarms than the competing explosives detectors, and are competitively priced.

     Sentex's competitors have greater financial, manufacturing, technological or marketing resources and current sales which exceed those of Sentex. In addition, there are relatively few barriers to entry for new manufacturers and, in the future, Sentex could face competition from other companies currently not engaged in the sale or development of hazardous substance detectors.

     Patents, Trademarks and Trade Secrets. Sentex presently holds no patents and does not believe patents would significantly protect Sentex's trade secrets and processes. Although Sentex may, in the future, seek patent protection on certain of the components of its products, Sentex intends to rely primarily on common law protection of trade secrets and other confidential information and on confidentiality agreements with its employees and distributors to protect its trade secrets and processes from competitors. Furthermore, there can be no assurance that Sentex's present or future products will not infringe on patents held by others. Sentex has not registered the trademarks "Scanex I," "Scanex Jr.," "Scentoscreen," "Scentograph Plus II," "Scentogun," "Scentoscan" or "Aquascan." Sentex does not believe that marketing of these products will be significantly affected in the event it is required to market these products under other trade names.

     Employees. As of August, 1996 Sentex employed a total of 13 full-time staff. In addition, Sentex employs several consultants who work for Sentex at such times as Sentex requests their services.

     Government Regulations. Sentex complies with a number of government regulations, including environmental regulations. The cost of such compliance is not significant. Sentex has routinely received all governmental approvals necessary to conduct its business.

SENTEX'S PROPERTIES

     Sentex currently leases 4,500 square feet on two floors of a three-story building at 553 Broad Avenue, Ridgefield, New Jersey 07657, under month-to-month leases. The premises are used for executive offices, research and development and product assembly and are generally in good condition. The premises are leased from a principal of Sentex, Dr. Amos Linenberg, the Executive Vice President of Sentex. Rental expense amounted to $53,340 for the year ended November 30, 1995. See "Other Action to Be Taken at the Sentex Meeting--Election of Directors--Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

     There are no material lawsuits pending, or to Sentex's knowledge, threatened against Sentex or any of its subsidiaries.

              COMPARISON OF THE RIGHTS OF THE MONITEK STOCKHOLDERS
                          AND THE SENTEX SHAREHOLDERS

     Monitek is incorporated in Delaware and Sentex is incorporated in New Jersey. The rights of Monitek stockholders are governed by Delaware law. The rights of shareholders of Sentex are governed by New Jersey law. At the Effective Time, a Monitek stockholder will become either a shareholder of Sentex or a holder of a Class A Convertible Note with the right, under certain conditions, to convert such note into Sentex Common Shares. The following comparison is of certain provisions of New Jersey law and Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate statutes of those states, which statutes may change from time to time, and the corporate charter of Sentex, which also may be changed.

VOTING REQUIREMENTS

     Unless otherwise specified in a Delaware corporation's certificate of incorporation, Delaware law generally provides that an amendment to the certificate of incorporation, a sale or other disposition of all or substantially all of a corporation's assets, or a merger or consolidation of a corporation with another corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Monitek's Certificate of Incorporation presently does not contain a provision specifying a greater vote in such circumstances.

     Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or a disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business, or merger or consolidation of the corporation with another corporation, or the issuance of a number of shares totalling more than 40% of the corporation's issued and outstanding shares to effect a sale of assets, merger or consolidation requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Sentex's certificate of incorporation presently does not contain provisions specifying a greater vote in such circumstances.

     Under Delaware law, if the shares of the corporation are divided into classes, the holders of the outstanding shares of each class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation (whether or not entitled to vote thereon by the provisions of the certificate of incorporation) if the amendments increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to adversely affect them. However, the number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the stock of the corporation entitled to vote (without a class vote) if the certificate of incorporation so provides. Monitek's certificate of incorporation does not provide for such increase or decrease of the number of authorized shares.

     Under New Jersey law, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having (or convertible into shares having) rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provision of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designation, preferences, limitation or relative rights of any such series, or authorize the board to take any such action.

CUMULATIVE VOTING

     Under both Delaware and New Jersey law, stockholders do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither Sentex nor Monitek provides for cumulative voting in their charter documents.

RIGHTS OF DISSENTING STOCKHOLDERS

     Generally, stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation are entitled to appraisal rights. There are, however, no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock of the corporation surviving or resulting from the merger or consolidation or shares of stock of any other corporation which, at the effective date of the merger or consolidation, will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional interests therein). Delaware law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of the corporation's assets unless the certificate of incorporation provides otherwise. Since the exceptions from the Delaware statutory right of appraisal do not apply to the Merger, stockholders of Monitek have statutory rights of appraisal with respect to the Merger. See "The Merger--Rights of Dissenting Stockholders."

     Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is listed on a national securities exchange, or is held of record by not less than 1,000 holders, or the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

STOCKHOLDER CONSENT TO CORPORATE ACTION

     Unless otherwise provided in the certificate of incorporation, Delaware law provides that any corporate action or authorization which requires the affirmative vote of stockholders may be taken without a meeting, if a consent in writing to such action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action. Monitek's certificate of incorporation provides that all actions by stockholders must be effected at an annual or special meeting, and may not be effected by a consent in writing.

     Except as otherwise provided by the certificate of incorporation (and Sentex's certificate of incorporation presently contains no such restrictions), New Jersey law permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may be effected only by unanimous written consent. Under New Jersey law, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or
(ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

DIVIDENDS

     Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Monitek's certificate of incorporation does not include any such restrictions.

     Unless there are other restrictions contained in a New Jersey corporation's certificate of incorporation (and Sentex's certificate of incorporation presently contains none), New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment.

BYLAWS

     Under Delaware law, the authority to adopt, amend, or repeal the bylaws of a Delaware corporation is held exclusively by the stockholders, unless such authority is conferred upon the board of directors in the certificate of incorporation. Monitek's certificate of incorporation confers this authority on both the board of directors and the stockholders.

     The board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's bylaws, unless such powers are reserved in the certificate of incorporation to the shareholders. Sentex's certificate of incorporation does not reserve such powers to its shareholders.

PREEMPTIVE RIGHTS

     Under both Delaware and New Jersey law, stockholders have only such preemptive rights as may be provided in their respective certificates of incorporation. Neither Sentex's nor Monitek's certificate of incorporation provides stockholders with preemptive rights.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     A Delaware corporation may loan money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable solely for that reason if either (i) the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

     A New Jersey corporation may loan money to, or guarantee any obligation incurred by, its officers, employees or directors if, in the judgment of the directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors (or any other corporation or entity in which such director or directors are otherwise interested), such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the shareholders of the corporation, who thereafter approve the transaction, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the shareholders.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

     Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty of care. A similar provision under Delaware law applies to directors, but not officers. Neither Sentex's nor Monitek's certificate of incorporation eliminate or provide for such limits to an officer's or director's liability, as the case may be.

     Under Delaware law, a director cannot be relieved of liability (i) for breaches of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit.

     Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

STOCKHOLDER PROTECTION LEGISLATION

     Section 203 of the Delaware General Corporation Law ("Section 203"), in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 35% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) after such date, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include, among other transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as a part of dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportion of share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding common stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through its affiliates or associates, among other things, beneficially owns such stock or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to such Section or which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

     The New Jersey Shareholders Protection Act (defined herein as the Act) prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the "stock acquisition date." After the five-year period expires, the prohibition on certain business combinations continues unless the business combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, the business combination is approved by the board prior to the interested stockholder's stock acquisition date or certain fair price provisions are satisfied. The term "business combination" is defined to include, among other transactions between an interested stockholder and a resident domestic corporation; a merger or consolidation; a sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the resident domestic corporation having an aggregate market value in excess of 10% or more of either the aggregate market value of all the assets of the resident domestic corporation on a consolidated basis or the aggregate market value of all the outstanding stock of that resident domestic corporation; certain transaction that would increase the interested stockholder's percentage ownership in the resident domestic corporation; and any receipt by an interested stockholder of the benefit of any loans, advances, guarantees, pledges or certain other financial benefits provided by or through the corporation. The Act also prohibits the interested stockholder from engaging in any of these business combinations through its "affiliates" and "associates" or by engaging in such business combinations with a subsidiary of the resident domestic corporation. See "The Merger--Interest of Certain Persons in the Merger--New Jersey Shareholders Protection Act."

                 OTHER ACTION TO BE TAKEN AT THE SENTEX MEETING

     The Sentex Meeting has been called to consider and act upon the matters set forth below in addition to the Sentex Merger Proposal. The following information is presented with respect to such other matters.

PROPOSAL 2 -- PROPOSAL TO ADOPT THE SENTEX 1996 LONG-TERM INCENTIVE PLAN

     General. It is a condition of the Merger that the Sentex Shareholders adopt the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan (the "Plan"). Accordingly, the Plan is being submitted to the Sentex Shareholders for their approval.


     Sentex's Board of Directors also believes that the Plan will promote the long-term growth and profitability of Sentex and its subsidiaries by (i) providing certain officers and other employees of Sentex and its subsidiaries with incentives to improve shareholders' values and contribute to the success of Sentex and (ii) enabling Sentex to attract, retain and reward the best available persons for positions of substantial responsibility. The Plan provides for grants of "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options"), nonqualified stock options ("Nonqualified Stock Options"), stock appreciation rights in tandem with or independent of options ("SARs"), restricted or nonrestricted share awards, performance units, or any combination of the foregoing. On October 3, 1996, the average high and low price of a Sentex Common Share on the Nasdaq Small Cap Market was $0.1406.


     Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two persons. Any option granted to "covered employees" as defined in Section 162(m) of the Code shall be approved by a Committee consisting solely of "outside directors" within the meaning of Section 162(m) of the Code. The members of the Committee shall also be members of Sentex's Board of Directors. Each member of the Committee must be a person who has not at any time within one year prior to his appointment to the Committee been granted or awarded any shares of Sentex or any of its subsidiaries or any stock options, SARs, performance units or any other equity securities of Sentex or any of its subsidiaries pursuant to the Plan or any other plan of Sentex or any of its subsidiaries, except as otherwise permitted by law.

     Generally, the Committee is authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, of the grants, (iii) interpret the Plan, and (iv) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan will be in the Committee's sole discretion and will be conclusive and binding on all parties, including Sentex, its shareholders, and the participants in the Plan. At its discretion, the Committee is authorized to appoint a subcommittee, the members of which it will designate and which shall be composed solely of outside directors as permitted by applicable laws and regulations. Such subcommittee must possess and may exercise all the powers of the Committee and must keep full records and accounts of its proceedings and transactions. All such transactions must be reported to the Committee and to Sentex's Board of Directors.

     Participation and Limits on Grants. Participation in the Plan is limited to those officers or employees of Sentex and its subsidiaries, selected by the Committee. Directors who are officers of Sentex are eligible to participate in the Plan, but no member of the Committee is eligible to participate in the Plan. Incentive Stock Options, Nonqualified Stock Options, SARs, restricted or nonrestricted stock awards, or any combination thereof, may be granted to such persons and for such number of shares as the Committee shall determine (such individuals to whom grants are made being herein called "optionees" or "grantees" as the case may be). The maximum number of shares with respect to which Incentive Stock Options, Nonqualified Stock Options, SARs, restricted or nonrestricted shares, or any combination of the foregoing may be granted to any single individual in any one calendar year shall not exceed 200,000 shares.

     Terms of Incentive and Nonqualified Options. The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions. Unless otherwise determined by the Committee, the price per share deliverable upon the exercise of each option ("exercise price") cannot be less than 100% of the fair market value of the shares on the date the option is granted. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of Sentex or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the fair market value of the shares on the date the option is granted.

     The term during which each option may be exercised shall be determined by the Committee, but in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option, more than ten years and one day from the date it is granted or, in the case of an Incentive Stock Option, more than ten years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of Sentex or any of its subsidiaries, in no event shall such option be exercisable, if required by the Code at the time of grant, more than five years from the date of the grant. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the Committee. The Committee may accelerate the time at which any option may be exercised in whole or in part. Unless otherwise provided herein, an optionee may exercise an option only if he is, and has continuously been since the date the option was granted, an employee of Sentex or a subsidiary. Prior to the exercise of the option and delivery of the shares represented thereby, the optionee shall have no rights to any dividends or be entitled to any voting rights on any shares represented by outstanding options.

     If required by the Code at the time of grant of an Incentive Stock Option, the aggregate fair market value (determined as of the grant date) of shares for which such option is exercisable for the first time during any calendar year (under all such plans of Sentex, its parent, if any, and its subsidiaries, if any) may not exceed $100,000.

     Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment must be made in cash or, in the discretion of the Committee, in shares previously acquired by the participant or a combination of cash and Sentex Common Shares. The fair market value of the Sentex Common Shares tendered on exercise of options will be determined on the date of exercise.

     Stock Appreciation Rights. The Committee has the authority to grant SARs in tandem with an option ("tandem SAR") under this Plan to any optionee, either at the time of a grant of an option or thereafter by amendment to an option. The exercise of an option will result in an immediate forfeiture of its corresponding tandem SAR, and the exercise of a tandem SAR will cause an immediate forfeiture of its corresponding option. Tandem SARs are subject to such other terms and conditions as the Committee may specify. A tandem SAR will expire at the same time as the related option expires and can be transferred only when, and under the same conditions as, the related option can be transferred.

     Tandem SARs are exercisable only when, to the extent and on the conditions that the related option is exercisable. No tandem SAR may be exercised unless the fair market value of a Sentex Common Share on the date of exercise exceeds the exercise price of the option to which the SAR corresponds.

     Upon the exercise of a tandem SAR, the optionee will be entitled to a distribution in an amount equal to the difference between the fair market value of a share of Sentex Common Shares on the date of exercise and the exercise price of the option to which the SAR corresponds. The Committee will decide whether such distribution will be in cash, in shares, or in a combination thereof.

     All tandem SARs will be exercised automatically on the last day prior to the expiration date of the related option, so long as the fair market value of a share of the Sentex Common Shares on that date exceeds the exercise price of the related option.

     SARs may also be granted by the Committee independently of options ("Independent SARs"). An Independent SAR will entitle a participant to receive, with respect to each Sentex Common Share as to which the SAR is exercised, the excess of the fair market value of one Sentex Common Share on the date of exercise over its fair market value on the date the Independent SAR was granted.

     An Independent SAR will become exercisable at such time or times, and on such conditions, as the Committee may specify. Any exercise of an Independent SAR must be in writing, signed by the proper person and delivered or mailed to Sentex, accompanied by any other documents required by the Committee. Each Independent SAR will be exercised automatically on the last day prior to the expiration date established by the Committee at the time of the award of such SAR. Payment of the amount to which a participant is entitled upon the exercise of an Independent SAR will be made in cash or Sentex Common Shares, or in a combination thereof, as the Committee shall determine. To the extent that payment is made in such shares, the shares shall be valued at their fair market value on the date of exercise of such SAR.

     Terms of Restricted and Nonrestricted Share Awards. The Committee may at any time and from time to time award shares under the Plan to such participants and in such amounts as it determines. Each award of shares shall specify the applicable restrictions, if any, on such shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the award. The Committee has the discretion, however, to reduce or shorten the duration of any restriction applicable to any shares awarded to any participant under the Plan. The participant will be required to deposit shares with Sentex during the period of any restriction thereon and to execute a blank stock power therefor.

     Termination of Employment. If a participant ceases to be an employee of Sentex or any subsidiary due to death or disability, each of the participant's Incentive Stock Options, Nonqualified Stock Options and SARs will become fully vested and exercisable and shall remain so for a period of one year from the date of termination of employment, but in no event after its expiration date. With respect to restricted share awards, on termination of a grantee's employment due to death, disability, or retirement with the consent of Sentex, during any period of restriction, all restrictions on shares awarded to such grantee will lapse. On termination of a grantee's employment for any other reason, however, all restricted shares subject to awards made to such grantee will be forfeited to Sentex.

     If a participant ceases to be an employee of Sentex or any subsidiary upon the occurrence of his retirement, each of his Incentive Stock Options, Nonqualified Stock Options and SARs shall become fully vested and exercisable and shall remain so for a period of five years from the date of retirement, but in no event after its expiration date, provided that the participant does not engage in competition during that five-

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

year period unless he receives written consent to do so from the Sentex's Board of Directors. If, however, Incentive Stock Options are not exercised by such participant within 90 days after retirement, they will cease to qualify as Incentive Stock Options and will be treated as Nonqualified Stock Options under the Plan if required to be so treated under the Code.

     If a participant ceases to be an employee of Sentex or any subsidiary due to cause, all of his options and SARs will be forfeited. If a participant ceases to be an employee of Sentex or any subsidiary for any reason other than death, disability, retirement or cause, each of his or her options and SARs that was exercisable on the date of termination will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after its expiration date; provided that the participant does not engage in competition during such 90-day period unless he receives written consent to do so from Sentex's Board of Directors. All of the participant's options and SARs that were not exercisable on the date of such termination shall be forfeited.

     Notwithstanding anything to the contrary, if a participant ceases to be an employee of Sentex or any subsidiary, for any reason other than cause, the Committee at its sole discretion may accelerate the vesting of any option or SAR so that it will become fully vested and exercisable as of the date of such participant's termination of employment.

     Change in Control. If there is a change in control of Sentex, there will be an automatic acceleration of the vesting of any outstanding Incentive Stock Option, Nonqualified Stock Option or SAR so that it will become fully vested and exercisable as of the date of the change in control and all restrictions shall lapse on restricted share awards.

     Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, extraordinary cash or non-cash dividend or any other change in the corporate structure or shares of Sentex, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants made under the Plan, and in the exercise price of outstanding options. In the event Sentex is the surviving corporation in any merger or consolidation, each outstanding option will pertain and apply to the securities to which a holder of the number of shares subject to the option would have been entitled. In the event of any merger, consolidation or other reorganization in which Sentex is not the surviving or continuing corporation, all options, SARs, and stock awards that were granted hereunder and that are outstanding on the date of such event will be assumed by the surviving or continuing corporation.

     Termination and Modification of the Plan. The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, unless otherwise required by Rule 16(b)-3 of the Securities Exchange Act of 1934 or Section 422 or Section 162(m) of the Code.

     With the consent of the grantee affected thereby, the Committee may amend or modify the grant of any outstanding option, SAR, or share award in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including, without limitation, to change the date or dates as of which (i) an option becomes exercisable, or (ii) restrictions on shares are to be removed. The Committee is authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to Sentex or that may be authorized or made desirable by such laws.

     Federal Tax Consequences. With respect to Nonqualified Stock Options, in general, for federal income tax purposes under present law:

          (i) The grant of a Nonqualified Stock Option, by itself, will not result in income to the optionee.

          (ii) Except as provided in (v) below, the exercise of a Nonqualified Stock Option (in whole or in part, according to its terms) will result in ordinary income to the optionee at that time in an amount equal to the excess (if any) of the fair market value of the shares on the date of exercise over the option price.

          (iii) Except as provided in (v) below, the tax basis of the shares acquired upon exercise of a Nonqualified Stock Option, which will be used to determine the amount of any capital gain or loss on a future taxable disposition of such shares, will be the fair market value of the shares on the date of exercise.

          (iv) No deduction will be allowable to the employer corporation upon the grant of a Nonqualified Stock Option but, upon the exercise of a Nonqualified Stock Option, a deduction will be allowable to the employer corporation at that time in an amount equal to the amount of ordinary income realized by the optionee exercising such option if the employer corporation deducts and withholds appropriate federal withholding tax.

          (v) With respect to the exercise of a Nonqualified Stock Option and the payment of the option price by the delivery of Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period of the optionee in the shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, ordinary income will be realized by the optionee at that time in the amount of the fair market value of such excess shares; the tax basis of such excess shares will be equal to the fair market value of such shares at the time of exercise; and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee.

     With respect to Incentive Stock Options, in general, for federal income tax purposes under present law:

          (i) Neither the grant nor the exercise of an Incentive Stock Option, by itself, will result in income to the optionee; however, the excess of the fair market value of the shares at the time of exercise over the option price is (unless there is a disposition of the shares acquired upon exercise of an Incentive Stock Option in the taxable year of exercise) includable in alterative minimum taxable income which may, under certain circumstances, result in an alterative minimum tax liability to the optionee.

          (ii) If the shares acquired upon exercise of an Incentive Stock Option are disposed of in a taxable transaction after the later of two years from the date on which the option is granted or one year from the date on which such shares are transferred to the optionee, long-term capital gain or loss will be realized by the optionee in an amount equal to the difference between the amount realized by the optionee and the optionee's basis which, except as provided in (v) below, is the option price.

          (iii) Except as provided in (v) below, if the shares acquired upon the exercise of an Incentive Stock Option are disposed of within the two-year period from the date of grant or the one-year period after the transfer of the shares to the optionee (a "disqualifying disposition"):

             (a) Ordinary income will be realized by the optionee at the time of such disposition in the amount of the excess, if any, of the fair market value of the shares at the time of such exercise over the option price, but not in an amount exceeding the excess, if any, of the amount realized by the optionee over the option price.

             (b) Short-term or long-term capital gain will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the amount realized over the fair market value of the shares at the time of such exercise.

             (c) Short-term or long-term capital loss will be realized by the optionee at the time of any such taxable disposition in an amount equal to the excess, if any, of the option price over the amount realized.

          (iv) No deduction will be allowed to the employer corporation with respect to Incentive Stock Options granted or shares transferred upon exercise thereof, except that if a disposition is made by the optionee within the two-year period or the one-year period referred to above, the employer corporation will be entitled to a deduction in the taxable year in which the disposition occurred in an amount equal to the amount of ordinary income realized by the optionee making the disposition.

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

          (v) With respect to the exercise of an Incentive Stock Option and the payment of the option price by the delivery of Common Shares, to the extent that the number of shares received does not exceed the number of shares surrendered, no taxable income will be realized by the optionee at that time, the tax basis of the shares received will be the same as the tax basis of the shares surrendered, and the holding period (except for purposes of the one-year period referred to in (iii) above) of the optionee in shares received will include his holding period in the shares surrendered. To the extent that the number of shares received exceeds the number of shares surrendered, no taxable income will be realized by the optionee at that time; such excess shares will be considered Incentive Stock Option stock with a zero basis; and the holding period of the optionee in such shares will begin on the date such shares are transferred to the optionee. If the shares surrendered were acquired as the result of the exercise of an Incentive Stock Option and the surrender takes place within two years from the date the option relating to the surrendered shares was granted or within one year from the date of such exercise, the surrender will result in a disqualifying disposition and the optionee will realize ordinary income at that time in the amount of the excess, if any, of the fair market value at the time of exercise of the shares surrendered over the basis of such shares. If any of the shares received are disposed of in a disqualifying disposition, the optionee will be treated as first disposing of the shares with a zero basis.

     Under federal law, the affirmative vote of the holders of a majority of the outstanding Sentex Common Shares who are present at the Special Meeting in person or by proxy, and cast their vote, is required for the approval of this proposal.

     SENTEX'S BOARD OF DIRECTORS RECOMMENDS THAT SENTEX SHAREHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL 3 -- PROPOSAL TO ADOPT THE AMENDED BYLAW

     The Sentex Board of Directors proposes that the Sentex Shareholders replace
Section 8 of the bylaws of Sentex (the "Original Bylaw") with the Amended Bylaw.

     The proposal to adopt the Amended Bylaw is being made in conjunction with the need to satisfy a condition of the Merger to increase the number of members of the Board of Directors from five to six (the "Condition"). Under New Jersey law, the board of directors of a corporation is vested with the authority to adopt, amend or repeal the bylaws, unless such authority has been reserved for the shareholders in the certificate of incorporation or the bylaws. See "Comparison of the Rights of the Monitek Stockholders and the Sentex Shareholders--Bylaws." Under the Original Bylaw, the only provision that reserves such authority for the Sentex Shareholders is Section 8.

     Section 8 of the Original Bylaw provides as follows:

          Any vacancy in the Board, not including a vacancy caused by an increase in the number of Directors, may only be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board. Any Directorship to be filled by reason of an increase in the number of Directors shall be filled by election at an annual meeting, or a special meeting of the stockholders called for that purpose. This bylaw may be amended or repealed only by the affirmative vote of a majority of votes cast at a meeting of the shareholders.

     Sentex's Board of Directors has determined it would be in the best interest of Sentex to permit it to determine the size of its Board of Directors and to fill any vacancies arising as a result of any increase in such number. Accordingly, Sentex proposes to satisfy the Condition with this proposal.

     The Amended Bylaw provides:

          The number of directors shall not be less than one nor more than ten as may be determined from time to time by resolution of the board. Unless otherwise provided in the Certificate of Incorporation, any vacancy in the board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though by less than a quorum of the board, or by a sole remaining director.

     The Sentex Board of Directors believes this proposal is desirable even if the Merger is not consummated. The members of the Sentex Board of Directors may conclude, for example, that it is desirable to increase the size of the Sentex Board of Directors in connection with other acquisitions. In addition, if the Sentex Board of Directors identifies a qualified candidate for election as a director, it may desire to add such a person to its Board of Directors without having to wait until the next annual meeting. Passage of the proposal for the Amended Bylaw will provide the Sentex Board of Directors with the flexibility to meet these objectives.

     Under New Jersey Law, the affirmative vote of the holders of a majority of the outstanding Sentex Common Shares who vote at the Sentex Meeting is required to adopt this proposal.

     SENTEX'S BOARD OF DIRECTORS RECOMMENDS THAT SENTEX SHAREHOLDERS VOTE FOR THIS PROPOSAL

PROPOSAL 4 -- ELECTION OF DIRECTORS

     Listed below is information relating to each person nominated for election as a Sentex Director and to the Clarion Designee (Morton A. Cohen) who will be placed on Sentex's Board of Directors upon consummation of the Merger. All information is presented as of September 30, 1996. In the election, the nominees receiving the greatest number of votes will be elected directors. All directors will hold office until the next annual meeting of Sentex and until their respective successors are elected and qualified.

     ROBERT S. KENDALL (age 56) has been the Chairman, President and Treasurer of Sentex since March 1, 1996. He is also Chairman and President of CPS, a mergers and acquisitions company based in Cleveland. Until April 1996, he was also Chairman of the Board and founder of LDI Corporation, an asset leasing and technology services company which he, along with two others, founded in 1972. LDI is one of the largest independent lessors of technology and computer equipment in the United States. Mr. Kendall is also a general partner in NCP, Ltd., a real estate partnership actively engaged in investing, acquiring, financing and managing commercial, industrial and other properties. From 1969 to 1972, Mr. Kendall was branch manager at Victor-Nixdorf Computer, a manufacturer and distributor of computer systems. From 1963 to 1969, he was a salesman, financial specialist and sales manager at Burroughs Corporation (now Unisys Corp.). Mr. Kendall graduated from Case Western Reserve University with a bachelor's degree in psychology in 1960, and attended graduate school at John Carroll University.


     JAMES G. FEW (age 46) has been the Chief Financial Officer and Vice President of Sentex since March 1, 1996. He has also served as Vice President and Chief Financial Officer for CPS since October 1995. From June 1993 to October 1995, he was engaged as an independent financial consultant. Mr. Few served as Senior Vice President of Boston Distributors from November 1992 through May 1993 where he was responsible for finance, accounting systems and warehouse operations. In February 1993, Boston Distributors was declared bankrupt and was liquidated some time thereafter. From May 1991 through November 1992, Mr. Few served as Executive Vice President of Operations and Finance for Progressive Communications Technology. Mr. Few was engaged as an independent financial consultant from 1989 to 1991. From 1978 to 1989, he served as Executive Vice President and Chief Financial Officer of Harris Wholesale Drug Company, where he oversaw three operating divisions. Prior thereto, he served as Division Controller of IT&T for eight years. Mr. Few received a bachelor's degree in Business Management from Providence College.


     JULIUS L. HESS (age 34) has served as Assistant Vice President for CPS since November 1994 and is responsible for research and analysis. At CPS he serves as lead analyst in the location and evaluation for acquisitions of publicly held companies or divisions of companies which are believed to be undervalued, or closely held companies with potential for appreciation. Prior to joining CPS, Mr. Hess was Human Resources Manager for a division of GE Capital from 1990 to 1994. From 1989 to 1990 he was Senior Human Resources Representative for B.F. Goodrich and prior thereto he was Compensation and Labor Relations Manager from 1986 to 1989 at the Mayo Clinic Medical Center. Mr. Hess graduated from Miami University in Oxford, Ohio, with a bachelor's degree in political science in 1983 and attended graduate school at the University of Minnesota. Mr. Hess is Mr. Kendall's son-in-law.

     RONALD M. LIPSON (age 61) has been an attorney for more than thirty-five years in Cleveland, Ohio, practicing in various areas including corporate, business, and real estate law. He was the incorporating attorney for LDI Corporation and formerly served as legal counsel and a director of LDI Corporation. Mr. Lipson is also a general partner in G&C Properties, an Ohio real estate partnership engaged in buying, selling and managing various types of real estate. Mr. Lipson attended Ohio University and graduated from Adelbert

College of Case Western Reserve University with a bachelor's degree in business administration in 1955. He also received a Doctor of Jurisprudence degree in 1958 from Case Western Reserve University School of Law.

     DR. AMOS LINENBERG (age 60), except from March 1, 1996 through the present, has been a director since founding Sentex in November 1980. He is presently a nominee for election. From November 1980 until August 1994, Dr. Linenberg was President of Sentex. He is currently the President of Sentex Systems, Inc., and the Executive Vice President of Sentex. He is primarily responsible for executive management of Sentex Systems, Inc. as well as supervising Sentex's research, development and engineering of new products. Dr. Linenberg received his M.Sc. in Analytical Chemistry and his Ph.D. in Analytical Chemistry from Hebrew University.

     MORTON A. COHEN (age 61), has not been nominated for election. He will be elected to Sentex's Board of Directors as soon as practical after the consummation of the Merger. Mr. Cohen has been Chairman of the Board of Monitek since November 1983. Mr. Cohen has been the Chairman of the Board of Clarion, a small business investment company and Monitek's principal stockholder, since July 1981 and, since April 1982, has been Clarion's President and Chief Executive Officer. Mr. Cohen is on the Board of Directors of the following public companies: Zemex Corporation (industrial minerals and materials) since May 1991 and Cohesant Technologies, Inc. (chemicals and coatings) since December 1994.

     Two meetings of the Sentex Board of Directors were held during the fiscal year ended November 30, 1995. Each Sentex Director attended at least one of the meetings of the Sentex Board of Directors.

     The Sentex Board of Directors does not have a nominating committee, audit committee or a compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Sentex Common Shares as of September 30, 1996, and as adjusted to reflect the issuance of Sentex Common Shares in the Merger, by: (a) Sentex's Directors (including nominees for Director); (b) each other person who is known by Sentex to own (or is expected following the Merger to own) beneficially more than 5% of the outstanding Sentex Common Shares; (c) Sentex's Chief Executive Officer and the other four most highly compensated executive officers named in the Summary Compensation Table; and (d) Sentex's executive officers and Directors as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all Sentex Common Shares set forth opposite their names.


             NAME AND ADDRESS                       AMOUNT AND NATURE
          OF BENEFICIAL OWNER(1)                   OF BENEFICIAL OWNER                   PERCENTAGE
------------------------------------------    -----------------------------     -----------------------------
                                               PRE-MERGER      POST-MERGER       PRE-MERGER      POST-MERGER
Robert S. Kendall(2)                           27,095,665       27,095,665          40.2%            33.2%

James G. Few                                           --               --             --               --

Julius L. Hess                                         --               --             --               --

Ronald M. Lipson                                  500,000          500,000              *                *
3 Laurel Hill Lane
Pepper Pike, Ohio 44124

Dr. Amos Linenberg(3)                           8,389,204        8,389,204          12.5%            10.3%

Derco, Ltd.(4)                                  3,900,000        3,900,000           5.8%             4.8%
P.O. Box 1790
Georgetown, Grand Cayman
Cayman Islands, British West Indies

CPS Capital, Ltd.(5)                           27,095,665       27,095,655          40.2%            33.2%
1801 East Ninth Street
Cleveland, Ohio 44114

All Directors and Officers (as a group
persons)                                       27,595,665       27,595,665          41.0%            33.9%

---------------

(1) The name and address of each individual listed in the table, except where otherwise indicated, is c/o Sentex Sensing Technology, Inc. 553 Broad Avenue, Ridgefield, NJ 07657 or in the case of Mr. Kendall, Mr Few and Mr. Hess, c/o Sentex Sensing Technology, Inc., 1801 East Ninth Street, Cleveland, OH 44114.

(2) The Sentex Common Shares set forth herein with respect to Mr. Kendall are all held of record by CPS or are beneficially owned by CPS pursuant to certain shareholders, agreements between CPS and each of Dr. Linenberg and Joanne Bianco. Under such shareholders agreements CPS has the power to vote all Sentex Common Shares held by Dr. Linenberg and Ms. Bianco. See "Certain Relationships and Related Transactions--CPS Acquisition." Mr. Kendall and his wife own 100% of the outstanding membership interests in CPS.

(3) The Sentex Common Shares held of record by Mr. Linenberg are subject to certain rights of CPS pursuant to a shareholders agreements. See "Certain Relationships and Related Transactions--CPS Acquisition."

(4) Information disclosed with respect to Derco, Ltd has been obtained from its
    Schedule 13(d) filed on July 1, 1996.

(5) CPS is the record holder of 17,706,461 Sentex Common Shares and has sole voting and dispositive power with respect to such shares. CPS has sole voting power with respect to the remaining 9,389,204 Sentex Common Shares pursuant to shareholders agreements with each of Dr. Linenberg and Ms. Bianco. See "Certain Relationships and Related Transactions--CPS Acquisition."

*Represents less than 1% of the outstanding Sentex Common Shares.

     Upon consummation of the Merger, Clarion will not be a "beneficial owner" of any Sentex Common Shares within the meaning of Rule 13d-3(a) of the Exchange Act or have the right to acquire beneficial ownership of any Sentex Common Shares within 60 days of the Merger. If the table set forth above assumed that Clarion was able to immediately convert its Class A Convertible Note and the Clarion Note into the maximum number of Sentex Common Shares into which each such note is convertible, then Clarion would be the beneficial owner of 15,671,969 Sentex Common Shares, which would represent 16.1% of Sentex Common Shares outstanding. The power to direct the vote of such Sentex Common Shares will be held by CPS for a three year period from the Effective Time. See "The Merger Agreement--The Ancillary Documents--Shareholders Agreement." In addition, the percentage ownership of Sentex Common Share held by Mr. Linenberg and Derco, Ltd., would be adjusted downward to 8.6% and 4%, respectively. Pursuant to the 3 year voting agreement under the Shareholders Agreement, CPS's percentage ownership would be increased to 44%. Upon consummation of the Merger, Mr. Wheeler will be elected to Sentex's Board of Directors. Mr. Cohen is the Chairman of the Board of Clarion. Mr. Cohen beneficially owns 18,500 shares of Monitek Common Stock and holds Monitek Options to purchase 89,500 shares of Monitek Common Stock. Upon consummation of the Merger, Mr. Cohen will own 127,600 Sentex Common Shares and will hold Sentex Exchange Options to purchase 617,325 Sentex Common Shares. Mr. Cohen also owns 75.7% of Maycap Holding Company, which in turn, owns 94.9% of Clarion.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     As under the securities laws of the United States, Sentex's directors, its executive (and certain other) officers, and any persons holding ten percent or more of Sentex Common Shares must report on their ownership of Sentex Common Shares and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended November 30, 1995, all reports for all transactions were filed on a timely basis, except for one late reported transaction by Dr. Linenberg in connection with a May 1995 transfer of shares of Sentex Common Shares to the Daniele Linenberg Trust. Throughout the year commencing December 1, 1996 through the date of this Joint Proxy Statement/Prospectus, all reports for all transactions were filed on a timely basis, except for one late reported transaction by Mr. Lipson in connection with his purchase of 500,000 Sentex Common Shares on March 14, 1996.

SENTEX'S EXECUTIVE COMPENSATION

     The following information is set forth with respect to Sentex's Chief Executive Officer and each of Sentex's other most highly compensated executive officers for the fiscal year ended November 30, 1995.

                              ANNUAL COMPENSATION
                         -----------------------------    OTHER ANNUAL
                          YEAR     SALARIES     BONUS     COMPENSATION
                         ------    --------     ------    -------------
Joanne Bianco             1995     $100,000(1)   -0-           -0-
Interim President         1994     $104,038(2)   -0-           -0-
                          1993     $ 79,500      -0-           -0-

Amos Linenberg            1995     $130,676      -0-       $18,545(3)
President, Sentex         1994     $132,176      -0-       $18,377(3)
Systems, Inc.             1993     $121,543      -0-       $22,079(3)

---------------

(1) Includes $13,461 of accrued but unpaid salary in fiscal 1995.

(2) Includes $4,624 of deferred salary from fiscal 1993.

(3) Consists of automobile and insurance allowances.

     Long-Term Compensation. No long-term compensation was paid during the fiscal years ended November 30, 1995, 1994 or 1993 to any executive officer of Sentex by way of restricted stock awards, options or stock appreciation rights, or other long-term incentive plans.

     Employment, Consulting and Management Agreements. As of March 1, 1996, Sentex entered into an Employment Agreement with Amos Linenberg, a Consulting Agreement with Joanne Bianco and a

Management Agreement with CPS (which was amended and restated on June 24, 1996). See "Certain Relationships and Related Transactions--Linenberg Employment Agreement; Bianco Consulting Agreement; CPS Management Agreement."

     Stock Options. There are no Sentex stock options held by the directors or executive officers of Sentex. Upon consummation of the Merger, Monitek Options held by officers and directors of Monitek will be converted into Sentex Options. See "The Merger--Interest of Certain Persons in the Merger."

     Compensation Pursuant to Plans. Sentex has no plans pursuant to which cash or non-cash equivalents were paid during the fiscal years ended November 30, 1995, 1994 or 1993.

     Compensation of Directors. During fiscal years 1995, 1994 and 1993, directors were not compensated for serving as such. Commencing December 1, 1996, Sentex plans to compensate the directors with annual compensation of $6,000 per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CPS Acquisition. On March 1, 1996, CPS consummated the purchase of 17,606,461 Sentex Common Shares for a total aggregate purchase price of $1,338,091 (the "Stock Purchase") pursuant to four separate stock purchase agreements (the "Stock Purchase Agreements") dated October 18, 1995, between CPS and each of (i) Amos Linenberg, ("Linenberg"), (ii) Joanne Bianco ("Bianco"),
(iii) Maxine Ganer as Trustee of the Daniele Linenberg Trust, and (iv) Salvatore Bianco and The Estate of Marie Bianco (collectively the "Stockholders"). Upon consummation of the Stock Purchase, Mr. Kendall, the Chairman, Chief Executive Officer and principal owner of CPS, became the Chairman and President of Sentex and Mr. Few, the Chief Financial Officer of CPS, became the Chief Financial Officer and a director of Sentex. Julius L. Hess, the Assistant Vice President of CPS, and Ronald Lipson (who has served in various capacities to companies owned by Mr. Kendall) each became a director.


     In connection with the Stock Purchase, CPS entered into a shareholder agreement with each of Linenberg and Bianco (the "Shareholder Agreements"), pursuant to which CPS obtained voting control of 9,389,204 additional Sentex Common Shares. As of October 4, 1996, CPS beneficially owns a total of 27,095,665 Sentex Common Shares, which represents 40.2% of the outstanding Sentex Common Shares as of October 4, 1996, based on 67,360,081 Sentex Common Shares then outstanding. CPS has the sole voting and dispositive power with respect to 17,706,461 of such shares and the sole power to direct the vote with respect to the remaining 9,389,204 of such shares. Pursuant to the Shareholder Agreement between CPS and Linenberg (the "Linenberg Shareholder Agreement"), CPS has agreed to allow Linenberg, from March 1, 1996 through February 28, 2001, the right to participate in either (i) a private sale of the Sentex Common Shares or
(ii) a public offering of such Sentex Common Shares, each on a pro rata basis with CPS and Bianco (if Bianco elects or is eligible to participate), and each on the same terms and conditions available to CPS.


     From March 1, 1996 through February 28, 1997, pursuant to the Linenberg Shareholder Agreement, Linenberg can require CPS to purchase up to 2,000,000 shares of his Sentex Common Shares at $.076 per share. In addition, from September 1, 1997 through February 28, 2001, Linenberg can require CPS to purchase up to 8,389,204 of his Sentex Common Shares at $.05 per share, so long as he has not had the opportunity at any time after March 1, 1996 to sell at least 5,000,000 of his Sentex Common Shares in an underwritten public offering at a gross price equal to or greater than $.05 per share. Pursuant to the Linenberg Shareholder Agreement, Linenberg has agreed not to sell any of his Sentex Common Shares from March 1, 1996 through February 28, 1998 without the consent of CPS. From March 1, 1998 through February 28, 2001, Linenberg must give CPS the right to buy his Sentex Common Shares before he can sell any of such shares. If Linenberg provides CPS notice (a "Notice") of his intent to sell any of his Sentex Common Shares (the "Committed Shares"), then CPS must notify Linenberg within 15 days that it desires to exercise its right to buy the Committed Shares. If the Notice indicates that the Committed Shares are to be sold privately, then CPS must pay Linenberg the price at which Linenberg was to sell the Committed Shares to the private party. If the Notice indicates that Linenberg desires to sell the Committed Shares in the public market, then CPS must pay to Linenberg a price equal to the market price of the Sentex Common Shares on the day before CPS received the Notice relating to the Committed Shares. If CPS does not elect to purchase the Committed Shares, Linenberg can sell such Committed Shares for a period of 180 days to any third party.

     Linenberg has provided CPS with an irrevocable proxy with respect to all Sentex Common Shares held by him during the term of the Linenberg Shareholder Agreement. The Linenberg Shareholder Agreement will terminate on the earlier of February 28, 2001 or the date Mr. Kendall ceases to have effective control of Sentex.

     The Shareholder Agreement between CPS and Bianco (the "Bianco Shareholder Agreement") is similar to the Linenberg Shareholder Agreement, but has a termination date of February 28, 1998 and does not provide CPS any right to buy or Bianco any right to require CPS to buy any of Bianco's Sentex Common Shares. Pursuant to the Bianco Shareholder Agreement, Bianco has agreed not to sell any of her Sentex Common Shares without the consent of CPS through February 28, 1998, and has the right to participate in (i) a private sale or (ii) a public offering, on a pro rata basis with CPS and Linenberg (if he elects or is eligible to participate), through February 28, 1998. Bianco has also provided CPS with an irrevocable proxy with respect to all Sentex Common Shares held by her during the term of the Bianco Shareholder Agreement. As of March 1, 1996, following consummation of the Stock Purchase, Bianco owned 1,000,000 Sentex Common Shares. The Bianco Shareholder Agreement will terminate on the earlier of February 28, 1998 or the date Mr. Kendall ceases to have effective control of Sentex.

     Upon consummation of the Stock Purchase, Sentex entered into an employment agreement with Linenberg (the "Employment Agreement") and a consulting agreement with Bianco (the "Consulting Agreement"). See "Linenberg Employment Agreement" and "-- Bianco Consulting Agreement."

     Linenberg Employment Agreement. In connection with the acquisition of Sentex Common Shares by CPS, Linenberg has entered into a four-year employment agreement with Sentex, pursuant to which Linenberg has been retained to act as Executive Vice President of Sentex for a base salary of $132,176 per annum, plus annual cost-of-living increases and certain incentive compensation, and has agreed to not engage directly or indirectly in any competing business during the term of his employment and for one year thereafter.

     Bianco Consulting Agreement. In connection with the acquisition of Sentex Common Shares by CPS, Bianco has entered into a two-year Consulting Agreement with Sentex pursuant to which Ms. Bianco has been retained to serve as a part-time consultant to Sentex for a base compensation of $75,000 per annum, and has agreed to not engage directly or indirectly in any competing business for a three-year period. Bianco will receive an additional $100,000 from Sentex in consideration of her agreement not to compete, payable in three equal installments on March 1, 1996, March 1, 1997 and March 1, 1998. Sentex's obligations under the Consulting Agreement are secured by a letter of credit.

     CPS Management Agreement. Within two months after CPS acquired effective control of Sentex, it entered into a Management Agreement with Sentex, which was effective on March 1, 1996 (the "Original Management Agreement"). In connection with the execution of the original Merger Agreement on June 24, 1996, CPS and Sentex entered into an Amended and Restated Management Agreement (the "Amended and Restated Management Agreement"). Pursuant to the Original Management Agreement, CPS agreed to cause its personnel to perform the functions that would normally be performed by the executive officers of Sentex. Presently, such personnel consists mainly of Mr. Kendall, the Chairman of CPS, Mr. Few, the Chief Financial Officer of CPS and Peggy Nutaitis, the Secretary of CPS. In order to permit Mr. Kendall and Mr. Few to function as executive officers of Sentex, Ms. Nutaitis to function as a nonexecutive officer and for all of them to be properly insured as officers of Sentex, Mr. Kendall has been elected as the President and Treasurer, Sentex, Mr. Few has been elected the Vice President and Chief Financial Officer of Sentex, and Ms. Nutaitis has been elected Assistant Secretary of Sentex.

     Under the terms of the Original Management Agreement, CPS received an annual fee of $193,800, which was payable monthly. Under the terms of the Amended and Restated Management Agreement, the annual fee was increased to $393,800 to account for the increase in tasks and responsibilities relating to the operation of Monitek. Sentex agreed to increase CPS's fee as of June 24, 1996, because CPS would begin providing its expertise to Monitek as of that time.

     Both the Original Management Agreement and the Amended and Restated Management Agreement were approved by Ms. Bianco and Mr. Lipson, the two directors who are not affiliated with CPS.

     Office Lease. Sentex currently leases 5,500 square feet on three floors of a three-story building at 553 Broad Avenue, Ridgefield, New Jersey 07657, as executive offices and research and product assembly facilities under month-to-month leases from Dr. Linenberg, the current Vice President of Sentex and President of Sentex Sensing, Inc., an operating subsidiary of Sentex. Rental expenses amounted to $53,340 for the year ended November 30, 1995.

     Other. Mr. Matthew Keshishian, a director of Sentex prior to the CPS Acquisition, received $9,000 and $7,500 for legal and consulting services to the Company during fiscal 1995 and fiscal 1994, respectively. Sentex believes that the terms of his consultancy are on terms no less favorable to Sentex than could have been received from unaffiliated third parties.

     Sentex paid Maklin Ltd., a software development company, $31,137 during fiscal 1995 for upgrades and modifications to several of the Sentex products. Maklin Ltd. is owned, in part, by Youri Linenberg, Dr. Linenberg's son.


     On August 26, 1996, Clarion pledged to Sentex the secured Monitek Note, and several other secured notes issued in connection with the Interim Borrowings, as security for certain advances to be made to Monitek by Sentex. As of October 4, 1996, Sentex has advanced $65,000 to Monitek. See "The Merger Agreement--Ancillary Documents--Interim Letter Agreement and Other Documents."


                        DESCRIPTION OF SENTEX SECURITIES

SENTEX COMMON SHARES


     As of October 4, 1996, Sentex's authorized capital stock consisted solely of 200,000,000 Sentex Common Shares, of which 67,360,081 shares are issued and outstanding.


     The holders of Sentex Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Sentex Common Shares are entitled to participate equally and ratably in dividends as may be declared by Sentex's Board of Directors. In the event of the liquidation of Sentex, holders of Sentex Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Class A Convertible Notes then outstanding. Holders of Sentex Common Shares are entitled to one vote per share for the election of Directors and upon all matters on which shareholders are entitled to vote. Sentex Shareholders do not have cumulative voting rights.

     The Original Bylaw of Sentex provides that the Board of Directors shall consist of one or more members. Presently, Sentex's Board of Directors consist of five persons. In addition, the Original Bylaw reserves to the Sentex Shareholders the right to determine the size of Sentex's Board of Directors. If the proposal set forth under "Other Action to Be Taken at the Sentex Meeting--Proposal to Adopt the Amended Bylaw" is adopted by Sentex Shareholders, the Board of Directors will be able to determine the number of Directors who will sit on its Board of Directors without the approval of the Sentex Shareholders.

     Certain Sentex Shareholders may be subject to The New Jersey Shareholders Protection Act (defined herein as the "Act"). The Act prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the "stock acquisition date." After the five-year period expires, the prohibition on certain business combinations continues unless the business combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, the business combination is approved by the board prior to the interested stockholder's stock acquisition date or certain fair price provisions are satisfied. CPS is presently subject to this Act and upon consummation of the Merger, Clarion, subject to certain exemptions provided to it by Sentex, will be subject to the Act. See "The Merger--Interest of Certain Person in the Merger."

CLASS A CONVERTIBLE NOTES

     Pursuant to the Merger, Sentex will issue Class A Convertible Notes in an aggregate principal amount of $485,586. The Class A Convertible Notes will be general unsecured obligations of Sentex and will be subordinate to all other obligations of Sentex. Unless converted into Sentex Common Shares, the Class A Convertible Notes will mature within approximately three years from the Closing Date. The Class A Convertible Notes can be converted 65 days before the third anniversary of the Closing Date, but can be converted earlier if: (i) Sentex proposes to declare a dividend or other distribution to the Sentex Shareholders other than a stock split or reverse stock split; (ii) Sentex proposes to offer the Sentex Shareholders the opportunity to subscribe for additional equity securities of Sentex or Sentex issues any equity securities pursuant to either a private or public sale thereof; (iii) Sentex proposes to reclassify or change the outstanding Sentex Common Shares (other than a change in par value or as a result of a stock split); (iv) Sentex proposes to consolidate with or merge with and into another entity (other than a consolidation or merger in which Sentex will be the surviving corporation and which does not result in any reclassification or change in the Sentex Common Shares); (v) Sentex proposes to sell or convey substantially all its assets to another company); (vi) Robert S. Kendall, the Chairman of the Board and President of Sentex, dies or becomes permanently disabled; or (vii) there is a change in control of Sentex.

     Sentex may compel conversion of the Class A Convertible Notes upon written notice to the holder if (i) there is a proxy contest for control of Sentex's Board of Directors or (ii) Sentex is unable, in the judgment of its Board of Directors, without compelling such a conversion, to obtain the requisite shareholder vote to approve a material transaction approved by Sentex's Board of Directors. Upon consummation of the Merger, Sentex will have the power to direct the vote of 34.29% of the outstanding Sentex Common Shares. In the event CPS were to compel conversion of the Class A Convertible Notes, it would have the power to direct the vote of all such issued shares until the third anniversary of the Closing Date. See "The Merger Agreement--Ancillary Documents--Shareholders Agreement. See "Other Actions to Be Taken at the Special Meetings--Election of Directors--Security Ownership of Certain Beneficial Owners and Management."

     Generally, at any time the Class A Convertible Notes are convertible they can be converted into that number of Sentex Common Shares that is equal to the principal amount of each Class A Convertible Note after divided by $0.0562. If, however, any holder does not convert his Class A Convertible Note within 20 days before the third anniversary of the Closing Date, Sentex may compel the holders to convert their Class A Convertible Notes at $0.0750 per share of Sentex Common Stock. If any such holder informs Sentex of his intention to convert the Class A Convertible Note within five business days after receiving notice of Sentex's intention to compel conversion at $0.0750 per share, the holder may still convert his Class A Convertible Note at a rate of $0.0562. Assuming all Class A Convertible Notes are converted at a rate of $0.0562, Sentex will issue 8,640,320 Sentex Common Shares.

     The conversion price shall be adjusted in the event that Sentex (a) pays a dividend in, or makes a distribution of, Sentex Common Shares (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Sentex Common Shares) on its outstanding Sentex Common Shares, (b) subdivides its outstanding Sentex Common Shares into a greater number of shares,
(c) combines its outstanding Sentex Common Shares into a smaller number of shares or (d) otherwise reclassifies the Sentex Common Shares. Upon such events, the conversion price will be adjusted so that the holders will be entitled to receive the same number of Sentex Common Shares as the holders would have owned or would have been entitled to receive immediately following the occurrence of any such events had the Class A Convertible Notes been converted immediately prior to the occurrence of (or applicable record date for) such event.

     In addition, in the event Sentex distributes to any holders of the capital stock of Sentex any securities or assets (other than cash dividends payable out of earnings) the conversion price will be adjusted by multiplying the relevant conversion price by a fraction, the numerator of which will be based on the then current market price per share of Sentex Common Shares less the then fair market value of the securities, assets or debt so distributed on a per share basis and the denominator of which will be such current market price.

     An adjustment made in the case of a stock dividend or distribution will be made as of the record date therefor and, in the case of a subdivision, combination, or reclassification, will be made as of the effective date of such event.

     Interest accrues on the Class A Convertible Notes at the rate of 5.05% and is payable in Sentex Common Shares. The number of Sentex Common Shares issuable in payment of interest is computed by dividing the amount of accrued interest due in U.S. Dollars by the average of the bid and ask prices of Sentex Common Shares on the last ten trading days prior to the date on which that interest payment is due, as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six-month period. Depending on the relevant applicable federal rate at the time of issuance, interest may be imputed to the holder of such notes if such notes are issued with original issuance discount. See "Federal Income Tax Consequences."

     The holders of the Class A Notes will also be afforded the opportunity to participate in certain offerings of Sentex Common Shares by Sentex. Pursuant to the Participation Rights Agreement, each time Sentex decides to sell any equity securities of Sentex in a private transaction or pursuant to a public offering (other than shares registered on Form S-4 or Form S-8 or successor forms promulgated under the Securities Act) (an "Offer"), Sentex must provide, as soon as practicable, to the holders of the Class A Convertible Notes written notice that describes in reasonable detail the nature of such transaction or offering, including the sale or offer price (if applicable) and the number of shares of the equity securities which Sentex has decided to sell the Offer (the "Notice of Sale"). By the Notice of Sale, Sentex will be deemed to offer the holders of the Class A Convertible Notes (which offer will remain open for 10 business days following the receipt of such notice ("Option Period")) the opportunity to agree to purchase a portion of such securities (an "Option") on a pro rata basis according to the following calculation: the number of shares that each holder will be entitled to purchase in such Offer shall be equal to the product of: (a) the total number of Sentex Common Shares or other securities Sentex intends to sell in such Offer and (b) the quotient equal to: (i) the total number of Sentex Common Shares theretofore issued and outstanding and thereafter at any time issuable (at the most favorable conversion rate) upon conversion of the holder's Class A Convertible Note and, if applicable, the Clarion Note divided by (ii) the sum of the issued and outstanding Sentex Common Shares and the Sentex Common Shares thereafter at any time issuable upon conversion of the Clarion Note and the Class A Convertible Notes.

     If a holder of a Class A Convertible Note does not exercise its Option within the Option Period by giving Sentex written notice of his agreement to purchase such securities, then Sentex will be permitted to sell such securities for a period of 60 days after the Option Period. If such securities are to be sold privately, however, Sentex cannot sell such securities at a lower price or on terms more favorable than those specified, or to any person(s) not named as purchaser(s), in the Notice of Sale. If a holder of a Class A Convertible Note does not exercise its Option, and Sentex does not consummate the Offer in such 60 day period no sale of such securities can be made thereafter except in compliance with the procedures provided for in the Participation Rights Agreement.

     Delivery of and payment for any securities purchased on exercise of an Option will be made at the closing of the private transaction or public offering as to which Sentex gave the Notice of Sale.

     The Participation Rights Agreement will terminate if the CPS Group (as defined below) no longer has effective control of Sentex. The "CPS Group" is defined in the Participation Rights Agreement to mean CPS and its then existing affiliates and associates, with the terms "affiliates" and "associates" having the meanings set forth in Section 14A:10A-3 of the Act.

                                    EXPERTS

     The consolidated financial statements of Sentex for the indicated periods detailed in the Index to the Consolidated Financial Statements appearing in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Moore Stephens, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Monitek Technologies, Inc. and subsidiary as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP dated May 31, 1996, except as to Note 17, which is as of June 24, 1996, covering the March 31, 1996, financial statements and financial statement schedule contains an explanatory paragraph that states that Monitek's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                                 LEGAL MATTERS

     The validity of the Sentex Common Shares and the Class A Convertible Notes to be issued pursuant to the Merger will be passed on by Baker & Hostetler.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Auditors........................................................  F-2

Consolidated Balance Sheets at May 31, 1996 [Unaudited] and November 30, 1995.........  F-3

Consolidated Statements of Operations for the six months ended May 31, 1996 and 1995
  [Unaudited] and for the years ended November 30, 1995 and 1994......................  F-4

Consolidated Statements of Stockholders' Equity for the six months ended May 31, 1996
  [Unaudited] and for the years ended November 30, 1995 and 1994......................  F-5

Consolidated Statements of Cash Flows for the six months ended May 31, 1996 and 1995
  [Unaudited] and for the years ended November 30, 1995 and 1994......................  F-6

Notes to Consolidated Financial Statements............................................  F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Sentex Sensing Technology, Inc.
  Ridgefield, New Jersey

     We have audited the accompanying consolidated balance sheet of Sentex Sensing Technology, Inc. and subsidiaries as of November 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two fiscal years in the period ended November 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sentex Sensing Technology, Inc. and its subsidiaries as of November 30, 1995, and the results of their operations and their cash flows for each of the two fiscal years in the period ended November 30, 1995, in conformity with generally accepted accounting principles.

     As discussed in the accompanying notes to the financial statements, effective December 1, 1994, the Company adopted a new accounting standard promulgated by the Financial Accounting Standards Board, changing its method of accounting for certain investments in debt and equity securities.

                                            MOORE STEPHENS, P. C.
                                            Certified Public Accountants.

Cranford, New Jersey
January 26, 1996
[Except for Note 13 as to which

the date is September 9, 1996]

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                    NOVEMBER 30,
                                                                                        1995
                                                                       MAY 31,      ------------
                                                                        1996
                                                                     -----------
                                                                     [UNAUDITED]
ASSETS:
CURRENT ASSETS:
  Cash and Cash Equivalents........................................  $ 1,873,656     $1,885,975
  Certificates of Deposit..........................................           --         90,000
  Short-Term Investments...........................................           --        209,559
  Accounts Receivable [Net of Allowance for Doubtful Accounts of
     $3,000 and $2,162]............................................      144,299        248,953
  Inventories......................................................      211,140        233,975
  Prepaid Expenses.................................................       11,988         11,623
  Refundable Income Taxes..........................................       16,000         12,400
  Note Receivable..................................................       38,068         90,936
  Other Current Assets.............................................       20,508         33,745
                                                                      ----------     ----------
  TOTAL CURRENT ASSETS.............................................    2,315,659      2,817,166
PROPERTY AND EQUIPMENT -- [NET OF ACCUMULATED DEPRECIATION AND
  AMORTIZATION]....................................................       37,472         48,991
COVENANT NOT-TO-COMPETE [NET OF AMORTIZATION]......................       91,667             --
OTHER ASSETS.......................................................        7,248         10,735
                                                                      ----------     ----------
  TOTAL ASSETS.....................................................  $ 2,452,046     $2,876,892
                                                                      ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Accounts Payable.................................................  $    35,643     $   37,450
  Accrued Expenses and Other Liabilities...........................       42,568         80,699
  Due to Related Party.............................................       33,333             --
                                                                      ----------     ----------
  TOTAL CURRENT LIABILITIES........................................      111,544        118,149
DUE TO RELATED PARTY...............................................       33,333             --
COMMITMENTS AND CONTINGENCIES......................................           --             --
                                                                      ----------     ----------
  TOTAL LIABILITIES................................................      144,877        118,149
                                                                      ----------     ----------
STOCKHOLDERS' EQUITY:
  Common Stock, No Par Value, Authorized 200,000,000 Shares, Issued
     76,206,081 Shares, Outstanding 67,360,081 Shares..............    1,955,489      1,955,489
  Retained Earnings................................................      664,898      1,110,298
                                                                      ----------     ----------
  Totals...........................................................    2,620,387      3,065,787
  Unrealized Holding Gain on Securities Available for Sale.........           --          6,174
  Less: Treasury Stock -- At Cost -- 8,846,000 Shares..............     (313,218)      (313,218)
                                                                      ----------     ----------
  TOTAL STOCKHOLDERS' EQUITY.......................................    2,307,169      2,758,743
                                                                      ----------     ----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................  $ 2,452,046     $2,876,892
                                                                      ==========     ==========


See Notes to Consolidated Financial Statements.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           SIX MONTHS ENDED MAY 31,      YEARS ENDED NOVEMBER 30,
                                          --------------------------    --------------------------
                                                            1995           1995           1994
                                                         -----------    -----------    -----------
                                             1996        [UNAUDITED]
                                          -----------
                                          [UNAUDITED]
REVENUES:
  Net Sales.............................  $   453,570    $   709,982    $ 1,313,138    $ 1,593,414
  Interest and Other Income.............       34,786        172,669        240,713        133,398
                                          -----------    -----------    -----------    -----------
  TOTAL REVENUES........................      488,356        882,651      1,553,851      1,726,812
                                          -----------    -----------    -----------    -----------
COSTS AND EXPENSES:
  Cost of Sales.........................      246,213        266,496        489,522        657,045
  Selling, General and Administrative...      584,476        383,791        925,029        941,502
  Research and Development..............      103,067        191,611        316,643        252,015
                                          -----------    -----------    -----------    -----------
  TOTAL COSTS AND EXPENSES..............      933,756        841,898      1,731,194      1,850,562
                                          -----------    -----------    -----------    -----------
  [LOSS] INCOME BEFORE INCOME TAX
     EXPENSE [BENEFIT]..................     (445,400)        40,753       (177,343)      (123,750)
PROVISION FOR INCOME TAX EXPENSE
  [BENEFIT].............................           --          2,114        (62,466)         3,875
                                          -----------    -----------    -----------    -----------
  NET [LOSS] INCOME.....................  $  (445,400)   $    38,639    $  (114,877)   $  (127,625)
                                          ===========    ===========    ===========    ===========
  NET INCOME PER SHARE..................  $        --    $        --    $        --    $        --
                                          ===========    ===========    ===========    ===========
  WEIGHTED AVERAGE NUMBER OF SHARES
     OUTSTANDING........................   67,360,081     69,126,164     68,024,759     72,962,552
                                          ===========    ===========    ===========    ===========


See Notes to Consolidated Financial Statements.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                         UNREALIZED
                                                                          HOLDING
                                                                          GAIN ON
                                     COMMON STOCK                        SECURITIES        TREASURY STOCK            TOTAL
                               ------------------------     RETAINED     AVAILABLE     ----------------------    STOCKHOLDERS'
                                 SHARES        AMOUNT       EARNINGS      FOR SALE      SHARES       AMOUNT         EQUITY
                               ----------    ----------    ----------    ----------    ---------    ---------    -------------
BALANCE -- NOVEMBER 30,
  1993.......................  76,206,081    $1,955,489    $1,352,800     $     --     2,072,000    $ (85,780)    $ 3,222,509
  Acquisition of Treasury
    Stock....................          --            --            --           --     3,881,000     (129,995)       (129,995)
  Net [Loss].................          --            --      (127,625)          --            --           --        (127,625)
                                ---------    ----------    ----------     --------     ---------    ---------      ----------
BALANCE -- NOVEMBER 30,
  1994.......................  76,206,081     1,955,489     1,225,175           --     5,953,000     (215,775)      2,964,889
  Acquisition of Treasury
    Stock....................          --            --            --           --     2,893,000      (97,443)        (97,443)
  Unrealized Holding Gain on
    Securities Available for
    Sale.....................          --            --            --        6,174            --           --           6,174
  Net [Loss].................          --            --      (114,877)          --            --           --        (114,877)
                                ---------    ----------    ----------     --------     ---------    ---------      ----------
BALANCE -- NOVEMBER 30,
  1995.......................  76,206,081     1,955,489     1,110,298        6,174     8,846,000     (313,218)      2,758,743
  Reversal of Unrealized
    Holding Gain on
    Securities Sold..........          --            --            --       (6,174)           --           --          (6,174)
  Net [Loss].................          --            --      (445,400)          --            --           --        (445,400)
                                ---------    ----------    ----------     --------     ---------    ---------      ----------
BALANCE -- MAY 31, 1996
  [UNAUDITED]................  76,206,081    $1,955,489    $  664,898     $     --     8,846,000    $(313,218)    $ 2,307,169
                                =========    ==========    ==========     ========     =========    =========      ==========


See Notes to Consolidated Financial Statements.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              SIX MONTHS ENDED MAY 31,     YEARS ENDED NOVEMBER 30,
                                             --------------------------    -------------------------
                                                               1995           1995          1994
                                                            -----------    ----------    -----------
                                                1996        [UNAUDITED]
                                             -----------
                                             [UNAUDITED]
OPERATING ACTIVITIES:
  Net [Loss] Income........................   $(445,400)    $    38,639    $ (114,877)   $  (127,625)
                                              ---------      ----------    ----------    -----------
  Adjustments to Reconcile Net [Loss]
     Income to Net Cash [Used for] Provided
     by Operating Activities:
     Depreciation and Amortization.........      19,852           6,764        28,270         33,690
     Deferred Income Taxes.................          --          (2,760)        1,080           (615)
     Gain on Sale of Assets................      (1,500)             --        (4,706)       (27,902)
     Gain on Sale of Investments...........      (6,384)             --            --             --
     Provision for Bad Debt................      15,839              --        35,000             --
  Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable.................      93,094         125,976       206,953       (106,965)
       Inventories.........................      22,834         (12,918)      (44,670)        30,408
       Prepaid Expenses....................        (365)             --       (11,567)        12,832
       Refundable Income Taxes.............      (3,600)        (48,068)      (11,682)          (764)
       Other Current Assets................      23,959         (15,255)       12,760         (7,695)
       Other Assets........................       3,488              --       (10,735)            --
     Increase [Decrease] in:
       Accounts Payable....................      (1,807)        (18,128)      (15,370)        24,542
       Accrued Expenses and Other Current
          Liabilities......................     (38,131)        (19,423)      (50,126)        15,175
                                              ---------      ----------    ----------    -----------
     Total Adjustments.....................     127,279          16,188       135,207        (27,294)
                                              ---------      ----------    ----------    -----------
  NET CASH -- OPERATING ACTIVITIES.........    (318,121)         54,827        20,330       (154,919)
                                              ---------      ----------    ----------    -----------
INVESTING ACTIVITIES:
  Proceeds on Sale of Equipment............       1,500           5,311        11,200         51,325
  Redemption of Short-Term Investments.....     337,635       1,593,758     1,775,370      1,290,000
  Purchase of Short-Term Investments.......          --              --      (387,102)    (2,217,589)
  Acquisition of Equipment and
     Improvements..........................          --              --       (12,537)       (37,128)
  Payment to Related Party.................     (33,333)             --            --             --
                                              ---------      ----------    ----------    -----------
  NET CASH -- INVESTING ACTIVITIES.........     305,802       1,599,069     1,386,931       (913,392)
                                              ---------      ----------    ----------    -----------
FINANCING ACTIVITIES:
  Acquisition of Treasury Stock............          --         (87,783)      (97,443)      (129,995)
                                              ---------      ----------    ----------    -----------
  NET [DECREASE] INCREASE IN CASH AND CASH
     EQUIVALENTS -- FORWARD................   $ (12,319)    $ 1,566,113    $1,309,818    $(1,198,306)


See Notes to Consolidated Financial Statements.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               SIX MONTHS ENDED MAY 31,     YEARS ENDED NOVEMBER 30,
                                              --------------------------    -------------------------
                                                                1995           1995          1994
                                                             -----------    ----------    -----------
                                                 1996        [UNAUDITED]
                                              -----------
                                              [UNAUDITED]
NET [DECREASE] INCREASE IN CASH AND CASH
  EQUIVALENTS -- FORWARDED..................  $   (12,319)   $ 1,566,113    $1,309,818    $(1,198,306)
CASH AND CASH EQUIVALENTS -- BEGINNING OF
  PERIODS...................................    1,885,975        576,157       576,157      1,774,463
                                               ----------     ----------    ----------    -----------
CASH AND CASH EQUIVALENTS -- END OF
  PERIODS...................................  $ 1,873,656    $ 2,142,270    $1,885,975    $   576,157
                                               ==========     ==========    ==========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the periods for:
     Interest...............................  $        --    $        --    $       --    $        --
     Income Taxes...........................  $        --    $        --    $      689    $     9,525

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES: On March 1, 1996, the Company entered into a Covenant Not-to-Compete agreement with a related party for a total of $100,000. As of May 31, 1996, the remaining $66,667 balance due is to be paid in equal installments of $33,333 during January 1997 and 1998.


See Notes to Consolidated Financial Statements.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

[1] ORGANIZATION, BACKGROUND AND INDUSTRY SEGMENT

     The consolidated financial statements include the accounts of Sentex Sensing Technology, Inc. and its wholly-owned subsidiaries [the "Company"]. All material intercompany accounts and transactions have been eliminated in consolidation.

     One of the subsidiaries, Sentex Systems, Inc., is engaged in the business of developing, manufacturing and selling automated gas chromatography devices designed to detect the presence of certain substances by identifying and measuring the concentrations of certain atmospheric vapors. The other subsidiary, Sentex Acquisition Corp., is pursuing new investment opportunities on behalf of the Company.

     The Company's business is confined to a single industry segment, manufacturing analysis equipment.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     INVENTORIES -- Inventories are stated at the lower of cost, with cost being determined on the first-in, first-out ["FIFO"] method, or market.

     PROPERTY AND EQUIPMENT AND DEPRECIATION -- Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 3 to 31.5 years as follows:

          Machinery and Equipment.......     3 -- 7   Years
          Automobiles...................     3 -- 5   Years
          Leasehold Improvements........     10 -- 31.5 Years

     Expenditures for normal repairs and maintenance are charged against income as incurred.

     REVENUE RECOGNITION -- The Company records revenue as products are shipped to customers.

     WARRANTY COSTS -- The Company's products are sold with a warranty for parts and labor. Estimated costs of product warranties are charged to operations at time of sale.

     RESEARCH AND DEVELOPMENT COSTS -- Research and development costs are expensed as incurred.

     CASH AND CASH EQUIVALENTS -- Cash equivalents are comprised of certain highly liquid investments with a maturity of three months or less when purchased. The Company did not have any cash equivalents as of November 30, 1995.

     RECLASSIFICATION -- Certain prior year balances have been reclassified to conform to current year's presentation.


     CONCENTRATION OF CREDIT RISK -- Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents, investments in a certificate of deposit, U.S. Government and Agency Bonds, and accounts receivable arising from its normal business activities. Concentrations of credit risk with respect to trade receivables are limited, due to the number of customers comprising the Company's customer base and their disposition across different industries and geographic areas. Bad debt expenses have not been material. The Company places its cash and cash equivalents with high credit quality financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of November 30, 1995, the Company had $852,219 in cash balances at financial institutions which were in excess of the federally insured limits.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

[3] INVENTORIES

     Inventories consist of:

                                          NOVEMBER
                                          30, 1995
                                          --------
     Raw Materials......................  $115,812
     Work-in-Process....................    36,177
     Finished Goods.....................    81,986
                                          --------
       TOTAL............................  $233,975
                                          ========

[4] PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                          NOVEMBER
                                          30, 1995
                                          --------
     Machinery and Equipment............  $134,475
     Automobiles........................    22,826
     Leasehold Improvements.............    15,100
                                          --------
     Total -- At Cost...................   172,401
     Accumulated Depreciation and
       Amortization.....................   123,410
                                          --------
       NET..............................  $ 48,991
                                          ========

[5] INVESTMENTS

     The Company adopted Statement of Financial Accounting Standards ["SFAS"] No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 1, 1994. In accordance with SFAS No. 115, prior years' financial statements are not to be restated to reflect the change in accounting method. There was no cumulative effect as a result of adopting SFAS No. 115 at December 1, 1994.

     Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of tax, reported in a separate component of stockholders' equity until realized. At November 30, 1995, the Company had no investments that qualified as trading or held to maturity. Debt securities available for current operations are classified in the balance sheet as current assets.

     At November 30, 1994, short-term investments were stated at the lower of aggregate cost or market.


     Realized gains and losses on disposition are based on the net proceeds and the adjusted book value of the securities sold using the specific identification method. Unrealized holding gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. At November 30, 1995, such securities include a gross unrealized holding gain of $6,174. This gain is shown as an addition to stockholders' equity. Realized gains and losses flow through the Company's yearly operations. There were no realized gains or losses for the year ended November 30, 1995.

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

     The amortized cost and fair value of investment securities available for sale at November 30, 1995 are as follows:

                                                       AMORTIZED
                                         FAIR VALUE      COST
                                         ----------    ---------
U.S. Government Securities..............  $ 209,559    $ 203,385
                                           ========     ========

     The estimated fair value of debt securities available for sale by contractual maturity at November 30, 1995 is as follows:

      Due during the year ending November 30,
        1996.......................................  $ 209,559
                                                      ========

     Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

[6] NOTE RECEIVABLE

     The note receivable had an original due date of February 28, 1994, with interest payable at 16% per annum. The principal portion is currently in default; however, interest was paid up to and including April of 1995. On May 4, 1995, the Company received a legal judgement for the outstanding principal and accrued interest as of April 30, 1995. The note is collateralized by stock which had a value of approximately $42,000 as of November 30, 1995. The Company is currently renegotiating the remaining outstanding balance of $115,936 and feels that an allowance of $25,000 is prudent. Therefore, the outstanding balance as of November 30, 1995 net of the allowance is $90,936.

[7] LEASES [RELATED PARTIES]

     The Company occupies premises under three operating leases, which are renewed monthly, two of which are with a principal shareholder. Rental expense amounted to approximately $61,551 and $61,629 [of which $53,340 and $53,418 was for related party leases] for the years ended November 30, 1995 and 1994, respectively.

     The leases provide for reimbursement of real estate taxes above a base amount.

[8] PROFIT-SHARING PLAN

     The Company has a profit-sharing plan for the benefit of all eligible employees. Contributions under the plan are determined at the discretion of the Board of Directors and are credited to employees based upon a percentage of eligible salaries. The Company elected to suspend all contributions for the years ended November 30, 1995 and 1994.

[9] RESEARCH AND DEVELOPMENT AGREEMENTS

     The Company has been a party to research and development agreements with unaffiliated limited partnerships. Under an agreement which commenced in December 1981, the Company conducted research relating to the development and commercial exploitation of a portable toxic vapor detector using preconcentrated gas chromatography on behalf of a limited partnership.


     The Company was a defendant in an action filed in which a judgment creditor of the partnership petitioned the court to require the Company to transfer the total amount being held in escrow to satisfy the research and development agreement with the partnership, to the judgement creditor. In April 1995, the action was decided in favor of the creditor. The Company obtained a release from the partnership for any and

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

all claims it has or may have against the Company by payment of a total amount of $40,000, of which $21,261 was paid to the creditor and $18,739 paid to the partnership.

     In 1994, the Company entered into an agreement with a non-profit corporation organized to sponsor research and development with respect to electric energy. Based upon the agreement, the Company is to develop an instrument for a major utilities corporation. The total contract revenue is for $185,500, which is to be billed in installments based upon various stages of completion throughout the agreement. The related total estimated costs are approximately $151,300. As the earnings process is substantially complete and substantially all costs have been incurred, all revenue under the contract has been accrued. For the years ended November 30, 1995 and 1994, the effect of this contract is as follows:

                                    YEARS ENDED
                                   NOVEMBER 30,
                                -------------------
                                  1995       1994
                                --------    -------
Revenue.......................  $135,500    $50,000
Costs Incurred................  $118,196    $33,104

[10] INCOME TAXES

     Effective December 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ["SFAS 109"]. Under SFAS 109, deferred tax assets and liabilities, are determined based on difference between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of SFAS 109, income tax expense was reported pursuant to Statement of Financial Accounting Standards No. 96. ["SFAS 96"] Under SFAS 96, deferred tax assets could not be recognized unless they offset reversals of deferred tax liabilities. The adoption of SFAS No. 109 was not material to the financial statements.

     Income tax [benefit] expense consists of the following:

                                        NOVEMBER 30,
                                     -------------------
                                       1995       1994
                                     --------    -------
CURRENT:
  Federal..........................  $(66,976)   $ 1,279
  State............................     2,950      3,211
                                     --------    -------
  TOTALS...........................   (64,026)     4,490
                                     --------    -------
DEFERRED [CREDIT]:
  Federal..........................       975     (1,725)
  State............................       585      1,110
                                     --------    -------
  TOTALS...........................     1,560       (615)
                                     --------    -------
  TOTALS...........................  $(62,466)   $ 3,875
                                     ========    =======

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

     The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                                                               NOVEMBER 30,
                                                              --------------
                                                              1995     1994
                                                              -----    -----
Federal Statutory Rate......................................  (34.0)%  (34.0)%
Increase [Reduction] in Taxes Resulting from:
  Effect of Graduated Federal Tax Rates.....................   19.0     19.0
  States Taxes..............................................    8.1     12.9
  Utilization of Net Operating Loss Carryback...............  (26.3)      --
Other.......................................................   (1.3)     5.2
                                                              -----    -----
  ACTUAL EXPENSE............................................  (34.5)%   (3.1)%
                                                              =====    =====

     Temporary differences between financial reporting and tax bases of assets and liabilities related to depreciation, warranty payable, unrealized holding gain and allowance for doubtful accounts are immaterial.

     At November 30, 1995, the Company has net operating loss carryforwards of approximately $75,000 for income tax purposes after a carryback of approximately $80,000. Refundable income taxes of $12,400 have been established to reflect the tax effect of this carryback. The carryforward will expire in the year 2010.

     At November 30, 1995, the Company has a deferred tax asset of approximately $42,000 and a valuation allowance of approximately $42,000 related to the asset. The deferred tax asset primarily relates to net operating loss carryforwards.

[11] LOSS PER SHARE

     Loss per share is based on the weighted average number of common shares outstanding for the periods presented.

[12] NEW AUTHORITATIVE PRONOUNCEMENTS

     The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," establishes accounting standards for the impairment of certain loans. SFAS No. 114 applies to financial statement for fiscal years beginning after December 15, 1994. Adoption of SFAS No. 121 and SFAS No. 114 is not expected to have a material impact on the Company's financial statements.

     The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company currently does not have any outstanding stock options.


     On December 30, 1994, the American Institute of Certified Public Accountants issued Statement of Position ["SOP"] 94-6, "Disclosure of Certain Significant Risks and Uncertainties," the provisions of which are effective for financial statements issued for fiscal years ending after December 15, 1995. In general, SOP 94-6 requires disclosures about the nature of a company's operations and the use of estimates in the

                SENTEX SENSING TECHNOLOGY, INC. AND SUBSIDIARIES

    [INFORMATION AS OF AND FOR THE SIX MONTHS ENDED MAY 31, 1996 AND 1995 IS
                                   UNAUDITED]

preparation of financial statements. The Company does not anticipate a significant expansion of its financial statement note disclosure as a result of SOP 94-6.

[13] SUBSEQUENT EVENTS--BUSINESS COMBINATION

     As of June 26, 1996, the Company and Monitek Technologies, Inc. ["Monitek"] jointly announced their respective approvals of an Agreement and Plan of Merger [the "Merger Agreement"] whereby Sentex will acquire Monitek and operate Monitek as a wholly-owned subsidiary [the "Merger"]. Both companies are designers, developers and manufactures of instruments for analysis or monitoring of liquids, soil and air in industrial, municipal and environmental industries. The combination will be accounted for by the purchase method.

     The Merger Agreement provides that Monitek's common stock will be exchanged for 11,659,681 Sentex common shares with an estimated fair value of $1,113,586.

     Clarion Capital Corporation ("Clarion"), the controlling stockholder of Monitek, will also receive an unsecured convertible note in the aggregate principal amount of $136,414 in exchange for certain secured indebtedness owed to it by Monitek. The total purchased cost is $1,500,000, which includes $250,000 of estimated direct costs. Goodwill of $228,621 will be amortized over 20 years under the straight-line method. Results of operations of Monitek will be included with those of the Company from the date of closing onward.

     The Merger Agreement also provides that all the shares of Monitek's Class A common stock will be exchanged for convertible notes in the aggregate principle sum of approximately $486,000. Upon the completion of the Merger, the number of Board of Directors of Sentex shall be increased from five members to six members. The additional vacancy will be filled by a nominee of Clarion.

     The following unaudited pro forma combined results of operations accounts for the acquisition as if it has occurred at the beginning of the period presented. The pro forma results give effect to amortization of goodwill, interest expense, and consulting agreements.

                                                        (UNAUDITED)          (UNAUDITED)
                                                      SIX MONTHS ENDED       YEAR ENDED
                                                        MAY 31, 1996      NOVEMBER 30, 1995
                                                      ----------------    -----------------
     Total Revenue..................................     $3,315,203          $ 8,478,899
                                                         ==========          ===========
     Net [Loss].....................................     $ (907,055)         $(1,065,683)
                                                         ==========          ===========
     Net [Loss] Per Common Share....................     $     (.01)         $      (.01)
                                                         ==========          ===========
     Weighted Average Number of Shares
       Outstanding..................................     79,019,762           79,648,400
                                                         ==========          ===========

     These pro forma amounts may not be indicative of results that actually would have occurred if the combination had been in effect on the date indicated or which may be obtained in the future.

[14] UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


     The consolidated financial statements as of May 31, 1996 and the six months ended May 31, 1996 and 1995 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to make the interim financial statements not misleading have been made. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

                                                     MERGER AGREEMENT -- ANNEX A

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        SENTEX SENSING TECHNOLOGY, INC.
                                  ("Sentex"),
                              SENTEX MERGER CORP.
                   a wholly owned direct subsidiary of Sentex
                                  ("Subcorp"),

                                      AND

                           MONITEK TECHNOLOGIES, INC.
                                  ("Monitek")

                                 July 30, 1996

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                          --------
ARTICLE I THE MERGER......................................................................    A-1
         1.1     The Merger...............................................................    A-1
         1.2     Effective Time...........................................................    A-1
         1.3     Effects of the Merger....................................................    A-1
         1.4     Certificate of Incorporation and Bylaws..................................    A-1
         1.5     Directors and Officers...................................................    A-2

ARTICLE II CONVERSION OF SECURITIES.......................................................    A-2
         2.1     Conversion of Capital Stock..............................................    A-2
         2.2     Dissenting Shares........................................................    A-3
         2.3     Exchange of Certificates.................................................    A-3
                 (a) Exchange Agent.......................................................    A-3
                 (b) Exchange Procedures..................................................    A-3
                 (c) Distributions with Respect to Unexchanged Shares.....................    A-4
                 (d) No Further Ownership Rights in Monitek Class A Common Stock or
                     Monitek Common Stock ................................................    A-4
                 (e) No Liability.........................................................    A-4
                 (f) Termination of Exchange Fund.........................................    A-4
         2.4     Treatment of Stock Options...............................................    A-4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SENTEX AND SUBCORP..........................    A-5
         3.1     Organization and Standing................................................    A-5
         3.2     Subsidiaries.............................................................    A-5
         3.3     Corporate Power and Authority............................................    A-5
         3.4     Capitalization of Sentex.................................................    A-5
         3.5     Conflicts; Consents and Approvals........................................    A-6
         3.6     Sentex SEC Documents.....................................................    A-6
         3.7     Financial Statements.....................................................    A-7
         3.8     Absence of Certain Changes...............................................    A-7
         3.9     Absence of Undisclosed Liabilities.......................................    A-7
         3.10    Taxes....................................................................    A-7
         3.11    Compliance with Law......................................................    A-7
         3.12    Proprietary Rights.......................................................    A-7
         3.13    Title to and Condition of Properties.....................................    A-8
         3.14    Litigation...............................................................    A-8
         3.15    Brokerage and Finder's Fees..............................................    A-8
         3.16    Employee Benefit Plans...................................................    A-8
         3.17    Contracts................................................................    A-9
         3.18    Accounts Receivable and Inventories......................................    A-9
         3.19    Officers, Employees and Compensation.....................................    A-9
         3.20    Labor Relations..........................................................   A-10
         3.21    Full Disclosure..........................................................   A-10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MONITEK......................................   A-10
         4.1     Organization and Standing................................................   A-10
         4.2     Subsidiaries.............................................................   A-10
         4.3     Corporate Power and Authority............................................   A-10
         4.4     Capitalization of Monitek................................................   A-10
         4.5     Conflicts; Consents and Approvals........................................   A-11
         4.6     Monitek SEC Documents....................................................   A-11
         4.7     Financial Statements.....................................................   A-12
         4.8     Absence of Certain Changes...............................................   A-12

                                                                                            PAGE
                                                                                          --------
         4.9     Absence of Undisclosed Liabilities.......................................   A-12
         4.10    Taxes....................................................................   A-12
         4.11    Compliance with Law......................................................   A-12
         4.12    Proprietary Rights.......................................................   A-12
         4.13    Title to and Condition of Properties.....................................   A-13
         4.14    Litigation...............................................................   A-13
         4.15    Brokerage and Finder's Fees..............................................   A-13
         4.16    Employee Benefit Plans...................................................   A-13
         4.17    Contracts................................................................   A-14
         4.18    Accounts Receivable and Inventories......................................   A-14
         4.19    Officers, Employees and Compensation.....................................   A-14
         4.20    Labor Relations..........................................................   A-14
         4.21    Outstanding Indebtedness to Clarion......................................   A-15
         4.22    Full Disclosure..........................................................   A-15

ARTICLE V COVENANTS OF THE PARTIES........................................................   A-15
         5.1     Mutual Covenants.........................................................   A-15
                 (a) Reasonable Efforts...................................................   A-15
                 (b) Full Access..........................................................   A-15
                 (c) Registration Statement...............................................   A-15
                 (d) Other Filings........................................................   A-15
                 (e) Cooperation..........................................................   A-15
                 (f) Accuracy of Information..............................................   A-16
                 (g) Public Announcements.................................................   A-16
                 (h) Board Recommendations................................................   A-16
         5.2     Covenants of Sentex......................................................   A-16
                 (a) Sentex Meeting.......................................................   A-16
                 (b) Registration of Certain Shares.......................................   A-16
                 (c) Operation of Sentex's Business.......................................   A-16
                 (d) Director's and Officer's Insurance...................................   A-17
                 (e) Agreements of Sentex and CPS.........................................   A-17
                 (f) Interim Borrowings...................................................   A-17
         5.3     Covenants of Monitek.....................................................   A-17
                 (a) Monitek Stockholders Meeting.........................................   A-17
                 (b) Information for the Registration Statement...........................   A-17
                 (c) Operation of Monitek's Business......................................   A-18
                 (d) No Solicitation......................................................   A-18
                 (e) Affiliates of Monitek................................................   A-19
                 (f) Loans by Clarion.....................................................   A-19

ARTICLE VI CONDITIONS.....................................................................   A-19
         6.1     Mutual Conditions........................................................   A-19
         6.2     Conditions to Obligations of Monitek.....................................   A-20
         6.3     Conditions to Obligations of Sentex and Subcorp..........................   A-21

ARTICLE VII TERMINATION AND AMENDMENT.....................................................   A-21
         7.1     Termination..............................................................   A-21
         7.2     Effect of Termination....................................................   A-22
         7.3     Fees and Expenses........................................................   A-22
         7.4     Amendment................................................................   A-22
         7.5     Extension; Waiver........................................................   A-22

                                                                                            PAGE
                                                                                          --------
ARTICLE VIII MISCELLANEOUS................................................................   A-22
         8.1     Survival of Representations and Warranties...............................   A-22
         8.2     Notices..................................................................   A-23
         8.3     Interpretation...........................................................   A-23
         8.4     Counterparts.............................................................   A-23
         8.5     Entire Agreement.........................................................   A-23
         8.6     Third Party Beneficiaries................................................   A-23
         8.7     Governing Law............................................................   A-23
         8.8     Specific Performance.....................................................   A-23
         8.9     Assignment...............................................................   A-24
         8.10    Expenses.................................................................   A-24
         8.11    Exhibits.................................................................   A-24

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     This Amended and Restated Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 30th day of July, 1996, by and among Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex"), Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp") and Monitek Technologies, Inc., a Delaware corporation ("Monitek").

                             PRELIMINARY STATEMENTS

     A. Sentex desires to combine the business operated by Monitek and its subsidiary through the merger (the "Merger") of Subcorp with and into Monitek, with Monitek as the surviving corporation, pursuant to which each share of Monitek Class A Common Stock and Monitek Common Stock (each as defined in
Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive a Class A Convertible Note (as defined in Section 2.1(b) or Sentex Common Shares (as defined in Section 3.3), respectively, as more fully provided herein.

     B. The Boards of Directors of Sentex and Subcorp and the Board of Directors of Monitek have determined that the Merger is in the best interests of their respective stockholders and have approved this Agreement.

     C. The parties hereto desire to amend and restate the Agreement and Plan of Merger they entered into on June 24, 1996 (the "Original Agreement").

                                   AGREEMENT

     Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Subcorp shall be merged with and into Monitek as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI. Following the Merger, the separate corporate existence of Subcorp shall cease and Monitek shall continue its existence under the laws of the State of Delaware. Monitek, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 252(c) of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State unless a later time is specified therein. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Baker & Hostetler, 3200 National City Center, Cleveland, Ohio 44114, or such other place as the parties may agree on a date (the "Closing Date") which shall be as soon as possible (but in any event within ten (10) business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived.

     1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

     1.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of Subcorp as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Subcorp in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.

     1.5 Directors and Officers. As provided in the Certificate of Merger, from and after the Effective Time the officers of Subcorp shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation in each case until their respective successors are duly elected and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sentex, Subcorp, Monitek or the stockholders of Monitek (the "Monitek Stockholders") or the shareholders of Sentex (the "Sentex Shareholders"):

          (a) Each share of common stock, $0.01 par value, of Subcorp shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (b) Each share of Monitek Class A Common Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into a Class A Convertible Note in substantially the form attached hereto as Exhibit A (the "Class A Convertible Note") in an original principal amount equal to one share of Monitek Class A Common Stock multiplied by the Note Exchange Ratio (as defined below). The "Note Exchange Ratio" is equal to $485,586 divided by the number of shares of Monitek Class A Common Stock (including fractions thereof) issued and outstanding immediately prior to the Effective Time, which, based on 1,252,676 shares of Monitek Class A Common Stock issued and outstanding on the date hereof equals a Note Exchange Ratio of $0.3876389 of principal for each share of Class A Common Stock as of such date. If more than one certificate representing shares of the Monitek Class A Common Stock shall be surrendered for the account of the same holder, the principal amount of the Class A Convertible Note for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered and a single Class A Convertible Note shall be issued in exchange for such shares. Prior to issuance each Class A Convertible Note shall be rounded to the nearest whole dollar with $.50 being rounded up; provided, however, Sentex shall not be required to issue more than $485,586 principal amount of Class A Convertible Notes in the aggregate.

          (c) Each share of Monitek Common Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time shall be converted into and represent Sentex Common Shares in an amount equal to one share of Monitek Common Stock multiplied by the Stock Exchange Ratio (as defined below). The "Stock Exchange Ratio" is equal to 11,659,681 (subject to adjustment as provided in Section 2.1(e)) divided by the number of shares of Monitek Common Stock (including fractions thereof) issued and outstanding immediately prior to the Effective Time, which, based on 1,690,424 shares of Monitek Common Stock issued and outstanding on the date hereof equals a Stock Exchange Ratio of 6.8974890 Sentex Common Shares for each such share as of such date. No certificates for fractional Sentex Common Shares shall be issued as a result of the conversion provided for in this Section 2.1(c). To the extent that an outstanding share of Monitek Common Stock (or fraction thereof) would otherwise have become a fractional Sentex Common Share, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Monitek Common Stock to the Exchange Agent pursuant to Section 2.2, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the last sale price of Sentex Common Shares on the Nasdaq Small Cap Market on the last trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of and is not a separately bargained for consideration. If more than one certificate representing shares of the Monitek Common Stock shall be surrendered for the account of the same holder, the number of Sentex Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. Sentex shall not be required to issue more than 11,659,681 Sentex Common Shares (subject to adjustment as provided in Section 2.1(e)) in the aggregate).

          (d) Each share of capital stock of Monitek held in the treasury of Monitek shall be cancelled and retired and no payment shall be made in respect thereof.

          (e) In the event that prior to the Effective Time Sentex shall declare a stock dividend or other distribution payable in Sentex Common Shares or securities convertible into Sentex Common Shares, or effect a stock split, reclassification, combination or other change with respect to Sentex Common Shares, the aggregate number of Sentex Common Shares set forth in Section 2.1(c) into which Monitek Common Stock shall be converted at the Effective Time shall be adjusted such that each holder of Monitek Common Stock shall be entitled to receive at the Effective Time that number of Sentex Common Shares such stockholder would have received had such dividend, distribution, stock split, reclassification, combination or other change been declared or effected, as the case may be, immediately after the Effective Time. The aggregate number of Sentex Common Shares into which the Class A Convertible Notes are convertible will be adjusted in like fashion.

     2.2 Dissenting Shares. The holder of any shares ("Dissenting Shares") of Monitek Class A Common Stock or Monitek Common Stock outstanding immediately prior to the Merger that has validly exercised such holder's dissenters' rights, if any, under the DGCL shall not be entitled to receive, in respect of the shares of Monitek Class A Common Stock or Monitek Common Stock, as the case may be, as to which such holder has validly exercised dissenters' rights Sentex Common Shares, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to payment for such holder's Monitek Class A Common Stock or Monitek Common Stock, as the case may be, under the DGCL. In such event, such holder shall be entitled to receive the Sentex Common Shares such holder would have been entitled to receive had such holder not exercised dissenters' rights. Monitek shall give Sentex prompt notice upon receipt by Monitek (i) prior to or at the meeting of stockholders at which the Merger are voted upon, of any written objection to the Merger (any stockholder duly making such objection being hereinafter called a "Dissenting Stockholder") and (ii) any other notices or communications made after such time by a Dissenting Stockholder which pertains to dissenters' rights. Monitek agrees that, prior to the Effective Time, except with the written consent of Sentex, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Stockholder who becomes entitled under the DGCL to payment for such holder's shares of Monitek Class A Common Stock or Monitek Common Stock shall receive payment therefor after the Effective Time from the Surviving Corporation.

     2.3 Exchange of Certificates.

          (a) Exchange Agent. Prior to the Effective Time, Sentex shall deposit with an exchange agent designated by Sentex (the "Exchange Agent"), for the benefit of Monitek Stockholders, for exchange in accordance with this
     Section 2.3, Class A Convertible Notes and certificates representing Sentex Common Shares (such Class A Convertible Notes and Sentex Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
     Section 2.1 in exchange for outstanding Monitek Class A Common Stock or Monitek Common Stock, as the case may be.

          (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Monitek Class A Common Stock or Monitek Common Stock whose shares were converted into a Class A Convertible Note, pursuant to Section 2.1(b), or Sentex Common Shares, pursuant to
     Section 2.1(c) respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sentex may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for either (y) a Class A Convertible Note or (z) a certificate representing Sentex Common Shares, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive, as the case may be, in exchange therefor either (i) a Class A Convertible Note in the original principal amount that such holder is entitled pursuant to Section
     2.1 or (ii) a certificate representing that number of Sentex Common Shares which such holder has the right to receive pursuant to Section 2.1 and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Monitek Class A Common Stock or Monitek Common Stock which is not registered on the transfer records of Monitek, a Class A Convertible Note in the proper principal amount or a certificate representing the proper number of Sentex Common Shares, respectively, may be issued to such transferee if the Certificate representing such shares of Monitek Class A Common Stock or Monitek Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender either (i) a Class A Convertible Note as provided in Section 2.1(b) or (ii) a certificate representing Sentex Common Shares and cash in lieu of fractional shares thereof as provided in Section 2.1(c), as the case may be.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Sentex Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. No interest shall be paid on any of the Sentex Common Shares distributed pursuant to this Article II or on any dividend or cash in lieu of fractional shares withheld but subsequently paid pursuant to this Section 2.3(c). Interest on the Class A Convertible Notes will accrue beginning at the Effective Time.

          (d) No Further Ownership Rights in Monitek Class A Common Stock or Monitek Common Stock. All Class A Convertible Notes and Sentex Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.1(b)) shall be deemed to have been issued in full satisfaction of all rights pertaining to either
     (i) Monitek Class A Common Stock or (ii) Monitek Common Stock represented thereby, as the case may be, and there shall be no further registration of transfers on the stock transfer books of Monitek of Monitek Class A Common Stock or Monitek Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

          (e) No Liability. None of Sentex, Monitek or the Exchange Agent will be liable to any holder of shares of Monitek Class A Common Stock or Monitek Common Stock for any shares of Sentex Common Shares, dividends or distributions with respect thereto or cash payable in lieu of fractional shares delivered to a state abandoned property administrator or other public official pursuant to and as requested by any applicable abandoned property, escheat or similar law.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Monitek Stockholders for one year after the Effective Time shall be delivered to Sentex, upon demand, and holders of Monitek Common Stock who have not theretofore complied with this Section
     2.2 shall thereafter look only to Sentex for payment of any claim to Class A Convertible Notes, Sentex Common Shares, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

     2.4 Treatment of Stock Options.

          (a) Prior to the Effective Time, Sentex and Monitek shall take such action, if any, as may be necessary to cause each option outstanding at the Effective Time under any stock option plan of Monitek in effect on the date hereof that has been granted to current or former directors, officers or employees of Monitek by Monitek (each, a "Monitek Option") to be automatically converted at the Effective Time into an option (a "Sentex Exchange Option") to purchase that number of Sentex Common Shares equal to the number of shares of Monitek Common Stock issuable immediately prior to the Effective Time upon exercise of the Monitek Option (without regard to actual restrictions on exercisability) multiplied by the Stock Exchange Ratio, and the exercise price of each Sentex Exchange Option shall equal the exercise price which existed under the corresponding Monitek Option divided by the Stock Exchange

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

     Ratio. Any and all options that were granted by Monitek to Clarion Capital Corporation, a Delaware corporation ("Clarion"), shall be cancelled at the Effective Time.

          (b) Sentex agrees to file with the Securities and Exchange Commission (the "Commission") within six months of the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), to register Sentex Common Shares issuable upon exercise of the Sentex Exchange Options and use its best efforts to cause such registration statement to remain effective until the exercise or expiration of such options.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SENTEX AND SUBCORP

     In order to induce Monitek to enter into this Agreement, Sentex and Subcorp hereby represent and warrant to Monitek that the statements contained in this
Article III are true, correct and complete, except as disclosed in the disclosure schedule (the "Sentex Disclosure Schedule"), delivered by Sentex to Monitek and dated the date hereof:

     3.1 Organization and Standing. Each of Sentex and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Sentex and Subcorp is duly qualified to do business and in good standing in each jurisdiction listed in the Sentex Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect. Neither Sentex nor Subcorp is in default in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws, as each may have been amended or restated.

     3.2 Subsidiaries. Except for the subsidiaries set forth on the Sentex Disclosure Schedules, Sentex does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Neither Sentex nor any of its subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Subcorp has not incurred, directly or through any subsidiary, any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Except as contemplated by this Agreement, Subcorp has not engaged, directly or through any subsidiary, in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, nor is it subject to or bound by any obligation or undertaking.

     3.3 Corporate Power and Authority. Each of Sentex and Subcorp has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and the transactions contemplated hereby by the Sentex Shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Sentex and Subcorp, subject to approval of the Merger and the transactions contemplated hereby by the Sentex Shareholders. This Agreement has been duly executed and delivered by each of Sentex and Subcorp, and constitutes the legal, valid and binding obligation of each of Sentex and Subcorp enforceable against each of them in accordance with its terms.

     3.4 Capitalization of Sentex.

          (a) As of May 31, 1996, Sentex's authorized capital stock consisted solely of 200,000,000 common shares, $0.01 par value ("Sentex Common Shares"), of which (i) 67,360,081 shares were issued and outstanding and
     (ii) 8,846,000 shares were issued and held in treasury. Each outstanding Sentex Common Share is, and all Sentex Common Shares to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and none of the outstanding Sentex Common Shares has been, and none of the Sentex Common Shares to be issued in connection with the Merger will be, issued in violation of any preemptive or similar rights. Except as set forth in the Sentex Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Sentex of any debt or equity securities of Sentex, nor are there outstanding any debt or equity securities that are convertible into or exchangeable for any shares of capital stock of Sentex; and Sentex has no obligation of any kind to issue any additional securities or to pay for securities of Sentex or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 3.4 have been in substantial compliance with federal and state securities laws. The Sentex Disclosure Schedule accurately sets forth for each class of Sentex capital stock (including options and warrants to purchase such stock), a summary of the rights relating thereto, and the names of and the number of shares of each class held by all persons that own 5% or more of the issued and outstanding Sentex Common Shares. Except as set forth in the Sentex Disclosure Schedule, Sentex has no outstanding agreements to register any securities under the Securities Act and the rules and regulations thereunder or under any state securities law.

          (b) As of the date hereof, the authorized capital stock of Subcorp consists of 100 shares of Common Stock, $0.01 par value, all of which are issued and outstanding and owned by Sentex.

     3.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Sentex or Subcorp nor the consummation of the transactions contemplated hereby will:

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, as each may have been amended or restated, of either Subcorp or Sentex;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sentex or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Sentex or any of its subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to Sentex or any of its subsidiaries or their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than (i) approval of the Merger and the transactions contemplated hereby by the Sentex Shareholders, (ii) the filing of the Merger Certificate as set forth in Section 1.2 and (iii) such registrations or other actions required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

     3.6 Sentex SEC Documents. Sentex has heretofore made available to Monitek true, correct and complete copies of all forms, reports, schedules, statements and other documents filed by it since November 30, 1994, under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act (such documents, as amended since the time of filing, collectively, the "Sentex SEC Documents"). The Sentex SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder. The financial statements of Sentex included in the Sentex SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Sentex and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     3.7 Financial Statements. The Sentex Financial Statements (as defined below in this Section 3.7) which have been furnished to Monitek by Sentex, have been prepared from and are in accordance with the books and records of Sentex, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Sentex as of the dates stated and the results of operations of Sentex for the periods then ended. The balance sheets as at November 30, 1995, November 30, 1994 and November 30, 1993 and the related statements of operations and shareholders' equity and cash flows for the fiscal years then ended, including, in each case, the related notes, all of which have been examined by and are accompanied by the annual audit report of Mortenson and Associates, P.C., are referred to herein collectively as the "Sentex Financial Statements" and the Sentex Financial Statements, as at and for the fiscal year ended November 30, 1995, are hereinafter referred to separately as the "Fiscal 1995 Statements").

     3.8 Absence of Certain Changes. Except as otherwise disclosed in the Sentex SEC Documents, since November 30, 1995, there has not been any (i) material adverse change in the financial position, liabilities, assets or business of Sentex except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on Sentex and its subsidiaries taken as a whole or on the ability of Sentex and Subcorp to perform their respective material obligations under this Agreement.

     3.9 Absence of Undisclosed Liabilities. Sentex does not have any material indebtedness, liability or obligation of the type required to be reflected on a balance sheet that is not reflected or reserved against in the Sentex Financial Statements, and since November 30, 1995, neither Sentex nor any of its subsidiaries has incurred any such material indebtedness, liability or obligation.

     3.10 Taxes.

          (a) Sentex and each of its subsidiaries has duly filed all material federal, state, foreign and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Sentex prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Sentex has paid or, prior to the Effective Time will pay, all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local, foreign or other taxing authority. Sentex and each of its subsidiaries has paid or adequate provision has been made in the Sentex Financial Statements for all taxes payable in respect of all periods ending on or prior to February 29, 1996.

          (b) No waivers of any applicable statute of limitations for the filing of any tax return or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     3.11 Compliance with Law. Each of Sentex and its subsidiaries is and has operated its businesses and properties in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any federal, state, local or foreign court or governmental authority or instrumentality relating to Sentex or its business or properties (collectively, the "Applicable Laws"), except where the failure to be in compliance therewith would not have a material adverse effect on Sentex and its subsidiaries taken as a whole. Sentex and each of its subsidiaries have all the necessary licenses and permits to conduct their businesses as presently conducted.

     3.12 Proprietary Rights. None of the Proprietary Rights (defined below) infringe upon or violate the rights of any person, firm, corporation, or other legal entity, except for any such infringement or violation as would not have a material adverse effect on Sentex or any of its subsidiaries. For purposes of this Agreement,

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

the term "Proprietary Rights" shall mean: (a) all material names, trade secrets, patents, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Sentex or any of its subsidiaries owns or has the right to use or to which Sentex or any of its subsidiaries is a party; and (b) all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices. Other than the Proprietary Rights, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Sentex or any of its subsidiaries in substantially the same manner as such business is presently conducted. To Sentex's knowledge, the business of Sentex or any of its subsidiaries has not been and is not conducted in contravention of any trademark, copyright or other proprietary right of any third party except such contravention which would not have a material adverse effect on Sentex.

     3.13 Title to and Condition of Properties. Sentex and each of its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Sentex and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not have a material adverse effect on Sentex and its subsidiaries taken as a whole. No hazardous waste or toxic material has been released, disposed of or discharged on, leaked from, or has otherwise contaminated any real property owned, leased or used by Sentex and its subsidiaries, except such releases, dispositions, discharges or leaks which have been in compliance with all applicable environmental laws or, where the failure to comply with all applicable environmental laws will not have a material adverse effect on Sentex and its subsidiaries taken as a whole. Neither Sentex nor any of its subsidiaries is (i) subject to any contingent liability,
(ii) the subject of any written notice, or (iii) subject to any order or agreement with or from any person or governmental authority regarding any remedial action or cleanup, release or threatened release of any hazardous waste or substance, contaminant, pollutant, petroleum product or toxic material that would have a material adverse effect on Sentex and its subsidiaries taken as a whole. The Sentex Disclosure Schedule sets forth, and Sentex has furnished or made available to Monitek, copies of all third party environmental reports prepared by or for Sentex or any of its subsidiaries with respect to the real property owned, leased or used by Sentex or any of its subsidiaries.

     3.14 Litigation. There is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the best knowledge of Sentex, threatened against Sentex or any of its subsidiaries which, individually or in the aggregate, if adversely determined, is reasonably likely to have a material adverse effect on Sentex and its subsidiaries taken as a whole or a material adverse effect on the ability of Sentex to consummate the transactions contemplated hereby. Neither Sentex nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate, insofar as can be reasonably foreseen, would have a material adverse effect on Sentex and its subsidiaries taken as a whole or a material adverse effect on the ability of Sentex to consummate the transactions contemplated hereby.

     3.15 Brokerage and Finder's Fees. Neither Sentex nor any shareholder, director, officer or employee thereof has incurred, on behalf of Sentex, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     3.16 Employee Benefit Plans. Except as set forth in the Sentex Disclosure Schedule, no member of the Sentex Controlled Group (defined below) is a party to or bound by any written or oral (a) employment or consulting contract which is not terminable by Sentex, whether directly or indirectly, on 60 days or less notice, (b) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, or (c) other employee benefit or welfare plan. All such pension, stock bonus, profit-sharing, retirement, health and welfare plans set forth in the Sentex Disclosure Schedule are hereinafter referred to collectively as the "Sentex Employee Plans." No Sentex Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of The Employee Retirement Income Security Act of 1974 ("ERISA"), and no Sentex Employee Plan is maintained in connection with any trust described in
Section 501(c)(9) of the Code. Sentex Employee Plans intended to be qualified plans under Section 401(a) of the Code meet the applicable requirements for favorable tax treatment under the Code. All Sentex Employee Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with ERISA. All material notices, reports and other filings required under

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applicable law to be given or made to or with any governmental agency with respect to the Sentex Employee Plans have been timely filed or delivered in all material respects to Sentex and copies of the same have been made available to Monitek for its review. Sentex has no knowledge of (i) any circumstances which would adversely affect the qualification of the Sentex Employee Plans or their compliance with ERISA, or which would result or have resulted in liability under Title IV of ERISA or (ii) any unreported "reportable event" (as such term is defined in Section 4043(b) of ERISA) or "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code which has occurred since the date on which said sections became applicable to the Sentex Employee Plans and which could reasonably be expected to result in any material liability of Sentex to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Treasury, the Department of Labor or any multiemployer plan. Sentex Employee Plans which are defined benefit plans within the meaning of ERISA meet with the minimum funding standards set forth in the Code and ERISA and the assets of such plans equal or exceed the present value of the accrued benefits on a termination basis under such plans as of the most recent plan valuation date. There are no pending or, to the knowledge of Sentex, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Sentex Employee Plans, any fiduciaries thereof with respect to their duties to the Sentex Employee Plans or the assets of any of the trusts under any of the Sentex Employee Plans which could reasonably be expected to result in any material liability of Sentex to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. For purposes of the Agreement, the "Sentex Controlled Group" means Sentex, its subsidiaries and any person or entity required to be aggregated with Sentex or its subsidiaries under Sections 414(b),
(c), (m) or (o) of the Code.

     3.17 Contracts. The Sentex Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a "Sentex Contract") to which Sentex or any of its subsidiaries is a party and which fall within any of the following categories: (a) Sentex Contracts (excluding executory commitments) with any of Sentex's or its subsidiaries top ten (10) customers based on Sentex's consolidated revenues for the fiscal year ended November 30, 1995, (b) Sentex Contracts not entered into in the ordinary course of Sentex's business, (c) Sentex Contracts which are service contracts or equipment leases involving payments by Sentex or any of its subsidiaries of more than $5,000 per year, or (d) Sentex Contracts containing covenants purporting to limit the freedom of Sentex or any of its subsidiaries to compete in any line of business in any geographic area or to refrain from hiring any individual or group of individuals. All such Sentex Contracts are valid and binding obligations of Sentex or its subsidiaries, as the case may be, and, to the best knowledge of Sentex, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not have a material adverse effect on Sentex and its subsidiaries taken as a whole. Neither Sentex, any of its subsidiaries nor, to Sentex's knowledge, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Sentex Contract except such violations or defaults under such Sentex Contract which would not have a material adverse effect on Sentex and its subsidiaries taken as a whole.

     3.18 Accounts Receivable and Inventories.

          (a) All accounts and notes receivable of Sentex have arisen in the ordinary course of business and the accounts receivable reserve reflected in the balance sheet of Sentex as of February 29, 1996 was adequate as of such date and has been established in accordance with generally accepted accounting principles consistently applied.

          (b) The Sentex assets which are inventories had a net realizable value on February 29, 1996 at least equal to the FIFO values (net of reserves) at which such inventories were carried on the balance sheet of Sentex as of February 29, 1996.

     3.19 Officers, Employees and Compensation. The Sentex Disclosure Schedule sets forth the names of all directors and officers of Sentex and its subsidiaries, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended November 30, 1995, and any changes to the foregoing which have occurred subsequent to November 30, 1995. The Sentex Disclosure Schedule also lists and describes the current compensation of any other employee of Sentex and its subsidiaries whose total current salary and maximum

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bonus opportunity exceeds $75,000 annually. Except as disclosed in the Sentex
Disclosure Schedule, there are no other material forms of compensation paid to any director, officer or employee of Sentex or its subsidiaries.

     3.20 Labor Relations. There is no unfair labor practice complaint against Sentex pending before the National Labor Relations Board ("NLRB") and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign actually pending or, to the best knowledge of Sentex, threatened against or involving Sentex, except for any of the foregoing which would not have a material adverse effect on Sentex and its subsidiaries taken as a whole.

     3.21 Full Disclosure. All of the statements made by Sentex and Subcorp in this Agreement (including, without limitation, the representations and warranties made by Sentex and Subcorp herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date will not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date will not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MONITEK

     In order to induce Subcorp and Sentex to enter into this Agreement, Monitek hereby represents and warrants to Sentex and Subcorp that the statements contained in this Article IV are true, correct and complete, except as disclosed in the disclosure schedule (the "Monitek Disclosure Schedule") delivered by Monitek to Sentex and dated the date hereof:

     4.1 Organization and Standing. Each of Monitek and each of its subsidiaries (all of which are set forth in the Monitek Disclosure Schedule) (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its incorporation with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Monitek and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction listed in the Monitek Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect. Neither Monitek nor any of its Subsidiaries is in default in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws (or the equivalent thereof), as each may have been amended or restated.

     4.2 Subsidiaries. Except for the Subsidiaries, Monitek does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Neither Monitek nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity.

     4.3 Corporate Power and Authority. Monitek has all requisite corporate power and authority to enter into this Agreement and, subject to authorization of the Merger and the transactions contemplated hereby by Monitek Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Monitek, subject to authorization of the Merger and the transactions contemplated hereby by Monitek Stockholders. This Agreement has been duly executed and delivered by Monitek and constitutes the legal, valid and binding obligation of Monitek enforceable against it in accordance with its terms.

     4.4 Capitalization of Monitek. Monitek's authorized capital stock consists solely of: (a) 2,000,000 shares of class A common stock, $0.01 par value per share ("Monitek Class A Common Stock"), of which (i) 1,252,676 shares are issued and outstanding and (ii) no shares are issued and held in treasury; and (b) 10,000,000 shares of common stock, $0.01 par value per share ("Monitek Common Stock"), of which (i)

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

1,690,424 shares are issued and outstanding, (ii) no shares are issued and held in treasury and (iii) 382,000 shares are reserved for issuance upon the exercise or conversion of options, warrants, or convertible securities granted or issued by Monitek. 450,000 shares of Monitek Common Stock are reserved for issuance pursuant to the Monitek Amended and Restated 1987 Stock Option Plan. Each outstanding share of Monitek capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Except as set forth above and in the Monitek Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Monitek of any debt or equity securities of Monitek, nor are there outstanding any debt or equity securities which are convertible into or exchangeable for any shares of capital stock of Monitek; and Monitek has no obligation of any kind to issue any additional securities or to pay for securities of Monitek or any predecessor. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in substantial compliance with federal and state securities laws. The Monitek Disclosure Schedule accurately sets forth for each class of Monitek capital stock (including options and warrants to purchase such stock), a summary of the rights relating thereto, and the names of and the number of shares of each class held by (i) all holders of Monitek Class A Common Stock and (ii) all persons that own 5% or more of the issued and outstanding shares of Monitek Common Stock. Monitek has no outstanding agreements to register any securities under the Securities Act and the rules and regulations thereunder or under any state securities law.

     4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Monitek, nor the consummation of the transactions contemplated hereby will:

          (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws, as each may have been amended or restated, of Monitek or any of its Subsidiaries;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Monitek or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Monitek or any of its Subsidiaries is a party;

          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Monitek or any of its Subsidiaries or any of their respective properties or assets; or

          (d) require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than (i) authorization of the Merger and the transactions contemplated hereby by Monitek Stockholders, and (ii) registrations or other actions required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

     4.6 Monitek SEC Documents. Monitek has heretofore made available to Sentex true, correct and complete copies of all forms, reports, schedules, statements and other documents filed by it since March 31, 1994, under the Exchange Act or the Securities Act (such documents, as amended since the time of filing, collectively, the "Monitek SEC Documents") . The Monitek SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the Commission thereunder. The financial statements of Monitek included in the Monitek SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were

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prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Monitek and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.7 Financial Statements. The Monitek Financial Statements (as defined below in this Section 4.7) which have been furnished to Sentex by Monitek, have been prepared from and are in accordance with the books and records of Monitek, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Monitek as of the dates stated and the results of operations of Monitek for the periods then ended. The balance sheets as at March 31, 1996, March 31, 1995 and March 31, 1994 and the related statements of operations and shareholders' equity and cash flows for the fiscal years then ended, including, in each case, the related notes, all of which have been examined by and are accompanied by the annual audit report of KPMG Peat Marwick, are referred to herein collectively as the "Monitek Financial Statements" and the Monitek Financial Statements, as at and for the fiscal year ended March 31, 1996, are hereinafter referred to separately as the "Fiscal 1996 Statements").

     4.8 Absence of Certain Changes. Since March 31, 1996, there has not been any (i) material adverse change in the financial position, liabilities, assets or business of Monitek except for material adverse changes due to general economic or industry-wide conditions, or (ii) other events or conditions of any character that, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the financial position, liabilities, assets or business of Monitek and its Subsidiaries taken as a whole.

     4.9 Absence of Undisclosed Liabilities. Monitek has no material indebtedness, liability or obligation of the type required by generally accepted accounting principles to be reflected on a balance sheet that is not reflected or reserved against in the Monitek Financial Statements, and since March 31, 1996, neither Monitek nor any of its Subsidiaries has incurred any such material indebtedness, liability or obligation.

     4.10 Taxes.

          (a) Monitek and each of its Subsidiaries have duly filed all material federal, state, foreign and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Monitek and its Subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and Monitek and each of its Subsidiaries have paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local, foreign or other taxing authority. Monitek and each of its Subsidiaries have paid or adequate provision has been made in the Monitek Financial Statements for all taxes payable in respect of all periods ending on or prior to March 31, 1996.

          (b) No waivers of any applicable statute of limitations for the filing of any tax return or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

     4.11 Compliance with Law. Each of Monitek and its Subsidiaries is and has operated its businesses and properties in compliance with all Applicable Laws, except where the failure to be in compliance therewith would not have a material adverse effect on Monitek and its Subsidiaries taken as a whole. Monitek and its Subsidiaries have all the necessary licenses and permits to conduct their businesses as presently conducted.

     4.12 Proprietary Rights. None of the Proprietary Rights (defined below) infringe upon or violate the rights of any person, firm, corporation, or other legal entity, except for any such infringement or violation as would not have a material adverse effect on Monitek. For purposes of this Agreement, the term "Proprietary Rights" shall mean: (a) all material names, trade secrets, patents, computer software, trademarks, trade names, service marks, logos, copyrights and franchises and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof which Monitek or any of its Subsidiaries owns or has the right to use or to which Monitek or any of its Subsidiaries is a party; and (b) all filings, registrations or

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issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices. Other than the Proprietary Rights, no material name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of Monitek or any of its Subsidiaries in substantially the same manner as such business is presently conducted. To Monitek's knowledge, the business of Monitek or any of its Subsidiaries has not been and is not conducted in contravention of any trademark, copyright or other proprietary right of any third party except such contravention which would not have a material adverse effect on Monitek and its subsidiaries taken as a whole.

     4.13 Title to and Condition of Properties. Monitek and each of its Subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Monitek and its Subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not have a material adverse effect on Monitek and its Subsidiaries taken as a whole. No hazardous waste or toxic material has been released, disposed of or discharged on, leaked from, or has otherwise contaminated any real property owned, leased or used by Monitek and its subsidiaries, except such releases, dispositions, discharges or leaks which have been in compliance with all applicable environmental laws or where the failure to comply with all applicable environmental laws will not have a material adverse effect on Monitek and its Subsidiaries taken as a whole. Neither Monitek nor any of its Subsidiaries is (i) subject to any contingent liability, (ii) the subject of any written notice, or (iii) subject to any order or agreement with or from any person or governmental authority regarding any remedial action or cleanup, release or threatened release of any hazardous waste or substance, contaminant, pollutant, petroleum product or toxic material that would have a material adverse effect on Monitek and its subsidiaries taken as a whole. The Monitek Disclosure Schedule sets forth, and Monitek has furnished or made available to Sentex, copies of all third party environmental reports prepared by or for Monitek or any of its Subsidiaries with respect to the real property owned, leased or used by Monitek or any of its Subsidiaries.

     4.14 Litigation. There is no Action pending or, to the best knowledge of Monitek, threatened against, Monitek or any of its Subsidiaries which, individually or in the aggregate, if adversely determined, is reasonably likely to have a material adverse effect on Monitek or a material adverse effect on the ability of Monitek to consummate the transactions contemplated hereby. Neither Monitek nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, would have a material adverse effect on Monitek and its Subsidiaries taken as a whole or a material adverse effect on the ability of Monitek to consummate the transactions contemplated hereby.

     4.15 Brokerage and Finder's Fees. Neither Monitek nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Monitek any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

     4.16 Employee Benefit Plans. Except as set forth in the Monitek Disclosure Schedule, no member of the Monitek Controlled Group (defined below) is a party to or bound by any written or oral (a) employment or consulting contract which is not terminable by Monitek, whether directly or indirectly, on 60 days or less notice, (b) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan, or (c) other employee benefit or welfare plan. All such pension, stock bonus, profit-sharing, retirement, health and welfare plans set forth in the Monitek Disclosure Schedule are hereinafter referred to collectively as the "Employee Plans." No Employee Plan constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. Employee Plans intended to be qualified plans under Section 401(a) of the Code meet the applicable requirements for favorable tax treatment under the Code. All Employee Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA have been maintained in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Employee Plans have been timely filed or delivered in all material respects by Monitek, and copies of the same have been made available to Sentex and Subcorp for their review. Monitek has no knowledge of (i) any circumstances which would adversely affect the qualification of the Employee Plans or their compliance with ERISA, or which would result or have resulted in liability under Title IV of ERISA or

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(ii) any unreported "reportable event" (as such term is defined in Section
4043(b) of ERISA) or "prohibited transaction" (as such term is defined in
Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections became applicable to the Employee Plans and which could reasonably be expected to result in any material liability of Monitek to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. Employee Plans which are defined benefit plans within the meaning of ERISA meet the minimum funding standards set forth in the Code and ERISA and the assets of such plans equal or exceed the present value of accrued benefits on a termination basis under such plans as of the most recent plan valuation date. There are no pending or, to the knowledge of Monitek, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of Monitek to the PBGC, the Department of Treasury, the Department of Labor or any multiemployer plan. For purposes of the Agreement, the "Monitek Controlled Group" means Monitek, its Subsidiaries and any person or entity required to be aggregated with Monitek or its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

     4.17 Contracts. The Monitek Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract") to which Monitek or any of its Subsidiaries is a party and which fall within any of the following categories: (a) Contracts (excluding executory commitments) with any of Monitek's or its Subsidiaries top ten (10) customers based on Monitek's consolidated revenues for the fiscal year ended March 31, 1996, (b) Contracts not entered into in the ordinary course of Monitek's business, (c) Contracts which are service contracts or equipment leases involving payments by Monitek or any of its Subsidiaries of more than $5,000 per year, or (d) Contracts containing covenants purporting to limit the freedom of Monitek or any of its Subsidiaries to compete in any line of business in any geographic area or to refrain from hiring any individual or group of individuals. All such Contracts are valid and binding obligations of Monitek or its Subsidiaries, as the case may be, and, to the best knowledge of Monitek, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not have a material adverse effect on Monitek and its Subsidiaries taken as a whole. Neither Monitek, any of its Subsidiaries nor, to Monitek's knowledge, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under, any such Contract except such violations or defaults under such Contracts which would not have a material adverse effect on Monitek and its subsidiaries taken as a whole.

     4.18 Accounts Receivable and Inventories.

          (a) All accounts and notes receivable of Monitek have arisen in the ordinary course of business and the accounts receivable reserve reflected in the balance sheet of Monitek as of March 31, 1996 was adequate as of such date and has been established in accordance with generally accepted accounting principles consistently applied.

          (b) The assets of Monitek and its Subsidiaries which were inventories had a net realizable value on March 31, 1996 at least equal to the FIFO values (net of reserves) at which such inventories were carried on the consolidated balance sheet of Monitek as of March 31, 1996; and have been purchased by Monitek or its Subsidiaries directly from the manufacturer thereof or from an authorized distributor of such products.

     4.19 Officers, Employees and Compensation. The Monitek Disclosure Schedule sets forth the names of all directors and officers of Monitek and it Subsidiaries, the total salary, bonus, fringe benefits and perquisites each received in the fiscal year ended March 31, 1996, and any changes to the foregoing which have occurred subsequent to March 31, 1996. The Monitek Disclosure Schedule also lists and describes the current compensation of any other employee of Monitek and its Subsidiaries whose total current salary and maximum bonus opportunity exceeds $75,000 annually. Except as disclosed in the Monitek Disclosure Schedule, there are no other material forms of compensation paid to any such director, officer or employee of Monitek or its Subsidiaries.

     4.20 Labor Relations. There is no unfair labor practice complaint against Monitek pending before the NLRB and there is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best knowledge of Monitek, threatened against or involving Monitek or its Subsidiaries, except for any of the foregoing which would not have a material adverse effect on Monitek.

     4.21 Outstanding Indebtedness to Clarion. As of June 24, 1996, the total outstanding indebtedness of Monitek owed to Clarion (which is evidenced by a promissory note by Monitek in favor of Clarion, dated June 24, 1996) equals $476,940 (the "Debt").

     4.22 Full Disclosure. All of the statements made by Monitek in this Agreement (including, without limitation, the representations and warranties made by Monitek herein and in the schedules and exhibits hereto which are incorporated by reference herein and which constitute an integral part of this Agreement) do not (and on the Closing Date will not) include or contain any untrue statement of a material fact, and do not (and on the Closing Date will not) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

     The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

     5.1 Mutual Covenants.

          (a) Reasonable Efforts. Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including but not limited to the satisfaction of all conditions to the Merger and seeking to remove promptly any injunction or other legal barrier that may prevent or delay such consummation.

          (b) Full Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Sentex and Monitek shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records, documents, customers and suppliers. Information obtained by Sentex and Monitek pursuant to this Section 5.1(b) shall be subject to the provisions of the confidentiality provisions contained herein.

          (c) Registration Statement. Sentex and Monitek shall use their best efforts to prepare jointly and file by August 15, 1996 or as soon as practicable thereafter with the SEC a joint proxy statement/registration statement (the "Preliminary Joint Proxy Statement/Prospectus") comprising preliminary proxy materials of Monitek and Sentex under the Exchange Act with respect to the Merger and a registration statement on Form S-4 (the "Registration Statement") including a prospectus of Sentex under the Securities Act with respect to the Class A Convertible Notes and the Sentex Common Shares to be issued in the Merger and will thereafter use their respective best efforts to respond to any comments of the SEC with respect thereto and to cause the Registration Statement to become effective and to cause a definitive joint proxy statement/registration statement, including all supplements and amendments thereto (the "Joint Proxy Statement/Prospectus"), and proxy forms to be mailed to the Monitek and Sentex stockholders as promptly as practicable.

          (d) Other Filings. As soon as practicable after the date hereof, Sentex and Monitek shall prepare and file any other filings required to be filed by each under the Exchange Act or any other federal or state laws relating to the Merger and the other transactions contemplated hereby (collectively "Other Filings").

          (e) Cooperation. Sentex and Monitek shall cooperate with each other and provide to each other all information necessary in order to prepare the Preliminary Joint Proxy Statement/Prospectus, the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings (collectively "SEC Filings") and shall provide promptly to the other party any information that such party may obtain that could necessitate amending any such document. Sentex and Monitek will notify the other party promptly of the receipt of any comments from the SEC or its staff or any other government official and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the SEC Filings or for additional information and will supply the other party with copies of all correspondence between Sentex or any of its representatives, or Monitek and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Filings, Sentex and Monitek agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Joint Proxy Statement/Prospectus, mailing such supplement or amendment to the Sentex shareholders and the Monitek stockholders.

          (f) Accuracy of Information. The information provided and to be provided by Sentex and Monitek for use in SEC Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Sentex and Monitek each agree to correct any such information provided by it for use in the SEC Filings that shall have become false or misleading. Each SEC Filing, when filed with the SEC or any government official, shall comply in all material respects with all applicable requirements of law.

          (g) Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without such prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances. Notwithstanding the foregoing, nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that copies of the same shall be delivered to either Sentex or Monitek, as the case may be, contemporaneously with such filings.

          (h) Board Recommendations. The Joint Proxy Statement/Prospectus shall include the recommendations of the Boards of Directors of Sentex and Monitek that their respective stockholders approve the Merger and related transactions; provided, however, that the Board of Directors of Monitek may modify or withdraw its recommendation if it determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties.

     5.2 Covenants of Sentex.

          (a) Sentex Meeting. Sentex shall take all action necessary in accordance with applicable law and the Certificate of Incorporation and Bylaws (as each may have been amended or restated) of Sentex to convene a special meeting of Sentex Shareholders (the "Sentex Meeting") (i) to approve the Merger and the transactions contemplated thereby, (ii) to approve the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan substantially in the form set forth as Exhibit B hereto (the "Sentex 1996 Long-Term Incentive Plan"), (iii) to elect directors of Sentex, and (iv) to vote on such other matters as the Board of Directors of Sentex may deem appropriate in connection with the foregoing.

          (b) Registration of Certain Shares. Sentex shall use its best efforts to have the Sentex Common Shares that are issuable upon conversion of the Class A Convertible Notes and issuable as interest on the Class A Convertible Notes to be included in the Registration Statement. If such shares cannot be included in the Registration Statement, then Sentex shall use its best efforts to register such shares, as soon as reasonably practicable and in all events maintain such registration as current, on Form S-1 or any other appropriate form. If such shares cannot be so registered prior to conversion, then Sentex will use its best efforts to so register such shares for resale after conversion of the Class A Convertible Notes.

          (c) Operation of Sentex's Business. During the period from the date of this Agreement to the Effective Time, Sentex shall conduct its operations in the ordinary course and shall use all reasonable efforts to maintain and preserve its business organization, assets and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties and renew all licenses and permits necessary to conduct its business to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Sentex shall not, except as otherwise expressly provided in this Agreement or as set forth in Section 5.2(c) to the Sentex Disclosure Schedule, without the prior consent of Monitek:

             (i) do or effect any of the following actions with respect to its securities: (A) adjust or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on any shares of its capital stock or (C) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or such securities (except pursuant to its existing benefit or other stock plans and except in connection with a Permitted Acquisition (as defined in clause (ii) below)); or

             (ii) merge or consolidate with or acquire the stock or assets of any other person or enter into any definitive agreement or agreement in principle therefor unless the Registration Statement would not be required to include separate audited financial statements or proforma financial statements respecting such other person or such merger, consolidation or acquisition (whether alone or together with any or all such mergers, consolidations and acquisitions) and such merger, consolidation or acquisition would not result in any delay in any material respect the filing or effective date of the Registration Statement and would not increase in any material respect the possibility of any regulatory or other action which seeks to prevent or delay the Merger (each such permitted merger, consolidation or acquisition, a "Permitted Acquisition");

             (iii) make or propose any change in the Certificate of Incorporation or Bylaws, as each may have been amended or restated, of Sentex; or

             (iv) agree or commit to do any of the foregoing.

          (d) Director's and Officer's Insurance. Sentex covenants and agrees from and after the Effective Time to provide, or cause the Surviving Corporation to provide, to the officers and directors of the Surviving Corporation directors' and officers' indemnification insurance on the same basis and to the same extent as that, if any, provided to other officers and directors of Sentex or any of its subsidiaries.

          (e) Agreements of Sentex and CPS. Sentex covenants and agrees that the only currently existing contracts or agreements between Sentex and CPS Capital, Ltd., an Ohio limited liability company ("CPS) which will remain in force and effect from and after the Effective Time are those contracts and agreements set forth in Section 5.2 (e) to the Sentex Disclosure Schedule.

          (f) Interim Borrowings. Sentex shall not accept payment pursuant to the Interim Letter Agreement (as defined in Section 6.1(d)) until all Interim Borrowings (as defined in Section 5.3(f)), together with interest accrued thereon, are paid to Clarion.

     5.3 Covenants of Monitek.

          (a) Monitek Stockholders Meeting. Monitek shall take all action necessary in accordance with applicable law and the Certificate of Incorporation and Bylaws (as each may have been amended or restated) of Monitek to convene a special meeting of Monitek Stockholders (the "Monitek Meeting") (i) to approve the Merger and the transactions contemplated thereby and (ii) to vote on such other mattes as the Board of Directors may deem appropriate in connection with the foregoing.

          (b) Information for the Registration Statement. Monitek shall use its best effort to furnish Sentex with all information concerning it as may be required for inclusion in the Registration Statement. Monitek shall cooperate with Sentex in the preparation of the Registration Statement in a timely fashion. If at any time prior to the Effective Time, and to Monitek's knowledge, any information pertaining to Monitek contained in or omitted from the Registration Statement makes such statements contained in the Registration Statement false or misleading, Monitek shall promptly so inform Sentex and provide Sentex with the information necessary to make statements contained therein not false and misleading.

          (c) Operation of Monitek's Business. During the period from the date of this Agreement to the Effective Time, Monitek shall conduct its operations in the ordinary course except as contemplated by this Agreement and shall use all reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties and renew all licenses and permits necessary to conduct its business to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Monitek shall not, except as otherwise contemplated by this Agreement or as set forth in Section 5.3(c) to the Monitek Disclosure Schedule, without the prior written consent of Sentex:

             (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock,
        (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (C) grant any person any right to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

             (ii) sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than sales of inventory made in the ordinary course of business and such other dispositions which in the aggregate are not material to Monitek;

             (iii) make or propose any changes in its Certificate of Incorporation or Bylaws, as each may have been amended or restated;

             (iv) merge or consolidate with any other person or acquire a material amount of assets of any other person;

             (v) incur, create, assume or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business;

             (vi) create any additional subsidiaries;

             (vii) other than increases in compensation granted as a result of Monitek's usual compensation review policies, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee;

             (viii) change its method of doing business or change any method or principle of accounting in a manner that is inconsistent with past practice;

             (ix) settle any claims, litigation or actions, whether now pending or hereafter made or brought, unless such settlement does not result in a material adverse effect on the assets, liabilities, business, results of operations, prospects or financial condition of Monitek and its subsidiaries taken as a whole;

             (x) permit or cause any of its subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing;

             (xi) enter into or carry out any other transaction other than in the ordinary and usual course of business; or

             (xii) increase or decrease the Debt owed to Clarion (other than allowing for the accruing but not payment of interest through the passage of time).

          (d) No Solicitation. Neither Monitek nor any of its Subsidiaries, stockholders, officers, directors, representatives or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or participate in any way in discussions or negotiations with or knowingly provide any confidential information to, any corporation, partnership, person or other entity or group (other than Sentex or any affiliate or associate of Sentex and their respective directors, officers, employees, representatives and agents) concerning any merger of Monitek, the sale of any substantial part of the assets of Monitek, the sale of shares of the capital stock of Monitek or similar transactions involving any of its Subsidiaries; provided, however, that nothing contained in this Section 5.3 (d) shall prohibit the Board of Directors of Monitek (i) making such disclosure to Monitek Stockholders as, in the judgment of the Board of Directors of Monitek, with the advice of outside counsel, may be required under applicable law or (ii) responding to any unsolicited proposal or inquiry by advising the person making such proposal or inquiry of the terms of this Section 5.3 (d). Monitek will promptly communicate to Sentex its receipt of any proposal or inquiry in respect of any such transaction or its receipt of any request to provide any such information or hold any such negotiations or discussions, and will furnish Sentex with a true and complete copy of any proposal that the Board of Directors of Monitek has determined is a Superior Proposal. Notwithstanding anything to the contrary set forth herein, the Board of Directors of Monitek may respond to any Superior Proposal and may provide information to, and negotiate with, any person, group or entity in connection therewith if the Board of Directors of Monitek determines, with the advice of outside counsel, that it may be required to do so in the exercise of its fiduciary duties. For purposes of this Section 5.3 (d), a "Superior Proposal" means a bona fide, written, unsolicited proposal relating to a possible transaction described in this Section 5.3 (d) by any person other than Sentex that, in the reasonable good faith judgment of the Board of Directors of Monitek, with the advice of outside financial advisers, is reasonably likely to be consummated and is more favorable to the stockholders of Monitek than the terms of the transactions contemplated by this Agreement.

          Sentex will promptly notify Monitek and provide it with pertinent information in the event that Sentex or, to Sentex's knowledge, any of its subsidiaries, officers, directors, representatives or agents (i) solicits, initiates or participates in any way in discussions or negotiations with, or provides any confidential information to, any corporation, partnership, person or other entity or group (other than Monitek or any affiliate or associate of Monitek and their respective directors, officers, employees, representatives, stockholders and agents) concerning any merger, sale of substantially all of the assets, or sale of shares of the capital stock of Sentex, or similar transaction involving Sentex, or (ii) receives any proposal or inquiry in respect of any such transaction or any request to provide any such information or hold any such negotiations or discussions.

          (e) Affiliates of Monitek. Monitek shall use all reasonable efforts to cause each person who is at the Effective Time or was on the date hereof an "affiliate" of Monitek for purposes of Rule 145 under the Securities Act, to execute and deliver to Sentex at or prior to the Effective Time a written undertaking to comply with Rule 145 in form acceptable to Sentex and Monitek.

          (f) Loans by Clarion. Notwithstanding Sections 5.3 (c)(v) and 5.3(c)(xii), Monitek may borrow $150,000 from Clarion at 12% interest, compounded annually, on any date following the date of the Original Agreement. Monitek may also borrow such other amounts from Clarion at 12% interest, compounded annually, to fund the working capital requirements of Monitek during the pendency of this Agreement in amounts agreed to by Clarion and Monitek but in no event shall such additional borrowings, together with the permitted initial borrowing of $150,000 exceed $400,000 nor shall any additional borrowings exceed $50,000 in any one month (collectively, the "Interim Borrowings"). All such borrowings shall be evidenced by a promissory note in a form mutually agreeable to Monitek and Clarion. Monitek covenants and agrees that the only currently existing contracts or agreements between Monitek and Clarion which will remain in force and effect from and after the Effective Time are those contracts and agreements set forth in Section 5.3 (f) to the Monitek Disclosure Schedule.

                                   ARTICLE VI

                                   CONDITIONS

     6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger and the other transactions contemplated hereby shall be subject to fulfillment of the following conditions:

          (a) (i) The Sentex Shareholders shall have duly and validly approved the Merger and the issuance of Sentex Common Shares in connection therewith in accordance with New Jersey law; (ii) the Sentex Shareholders shall have duly approved and adopted the Sentex 1996 Long-Term Incentive Plan; and
     (iii) Sentex (as the sole stockholder of Subcorp) and the holders of a majority of the outstanding shares of the Monitek Class A Common Stock and the Monitek Common Stock, voting as separate classes shall have each validly approved the Merger in accordance with the laws of the DGCL.

          (b) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any state, federal or foreign government or governmental agency which would prevent the consummation of the Merger.

          (c) The Commission shall have declared the Sentex Registration Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order prohibiting the Merger shall have been threatened or entered by the Commission or any state securities administrator.

          (d) Each of the (i) Amended and Restated Note Exchange Agreement by and between Clarion and Sentex substantially in the form set forth as Exhibit C hereto, (the "Note Exchange Agreement"), (ii) the Clarion Note made by Sentex in favor of Clarion substantially in the form set forth as Exhibit D hereto (the "Clarion Note"), (iii) the Board Representation Agreement by and between Clarion and Sentex substantially in the form set forth as Exhibit E hereto (the "Board Representation Agreement"), (iv) the Participation Rights Agreement by and among Sentex, Clarion and the persons who will become the original holders of the Class A Convertible Notes (the "Class A Holders") substantially in the form set forth as Exhibit F hereto (the "Participation Rights Agreement"), (v) the Shareholders Agreement by and among CPS, Clarion and the Class A Holders substantially in the form set forth as Exhibit G hereto (the "Shareholders Agreement"), (vi) the Amended and Restated Voting Agreement by and between Clarion and CPS substantially in the form set forth as Exhibit H hereto (the "Voting Agreement"), (vii) the Clarion Management Agreement by and between Sentex and Clarion Management Ltd., an Ohio limited liability company, substantially in the form set forth as Exhibit I hereto (the "Clarion Management Agreement"), and (viii) the Letter Agreement by and among Sentex, Monitek and Clarion substantially in the form set forth as Exhibit J hereto (the "Interim Letter Agreement") shall have been entered into and duly executed and delivered by the appropriate parties thereto.

          (e) Monitek shall have received from an investment banking firm a favorable fairness opinion.

     6.2 Conditions to Obligations of Monitek. The obligations of Monitek to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Monitek:

          (a) The representations and warranties of each of Sentex and Subcorp set forth in Article III shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse affect on Sentex or Subcorp.

          (b) Each of Sentex and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Each of Sentex and Subcorp shall have furnished Monitek with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

          (d) The Sentex Common Shares to be issued in the Merger and the Sentex Common Shares issuable upon exercise of Sentex Exchange Options and conversion of the Clarion Notes or the Class A Convertible Note shall have been authorized for inclusion in the Nasdaq Small Cap Market, subject to official notice of issuance.

          (e) The number of members of the Board of Director of Sentex shall have been increased from five to six and Sentex shall have delivered documentation approving the election, effective as of the Effective Time, of the person designated by Clarion to the Board of Directors of Sentex.

          (f) The Board of Directors of Sentex shall have adopted the resolutions in substantially the form set forth as Exhibit K hereto relating to the New Jersey Shareholder Protection Act on or prior to the date of the date of the Original Agreement (the "Resolutions").

          (g) Clarion shall have received a legal opinion, dated the Closing Date, of Pitney, Hardin, Kipp & Szuch, special counsel to Sentex, in substantially the form set forth as Exhibit L.

          (h) Monitek shall have received a legal opinion, dated the Closing Date, of Baker & Hostetler, counsel to each of Sentex and Subcorp, substantially in the form set forth as Exhibit M hereto.

          (i) The Board of Directors of Sentex shall have established a compensation plan for its members permitting annual compensation in the amount of $6,000 for each Director.

          (j) The Management Agreement, dated March 1, 1996, by and between CPS and Sentex shall have has been amended and restated in the form set forth as Exhibit N.

          (k) All Interim Borrowings, together with all interest accrued thereon shall have been paid to Clarion by Monitek or Sentex at or prior to the Closing.

     6.3 Conditions to Obligations of Sentex and Subcorp. The obligations of Sentex to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Sentex and Subcorp:

          (a) The representations and warranties of Monitek set forth in Article IV shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except for such inaccuracies which have not had and would not reasonably be expected to have in the reasonably foreseeable future a material adverse effect on Monitek.

          (b) Monitek shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c) Monitek shall have furnished Sentex with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Section 6.3(a) and
     (b) have been satisfied.

          (d) Sentex shall have received the legal opinion, dated the Closing Date, of Benesch, Friedlander, Coplan & Aronoff, substantially in the form set forth as Exhibit O hereto.

          (e) Clarion shall have executed and delivered to Sentex UCC-3 termination statements covering all UCC filings that cover any and all assets of Monitek.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent duly authorized by the Boards of Directors of Sentex and Monitek;

          (b) by either Sentex or Monitek (i) if, at the Sentex Meeting or the Monitek Meeting (including any postponement or adjournment thereof), the Merger and the other transactions contemplated hereby that require stockholder approval shall fail to be approved by the affirmative vote required, or (ii) so long as the terminating party is not then in breach of any of its obligations hereunder, after December 15, 1996 (the "Termination Date") if the Merger shall not have been consummated on or before such date;

          (c) by Monitek, provided it is not then in material breach of any of its material obligations hereunder, if either (i) Sentex or Subcorp fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after Monitek delivers written notice thereof or (ii) any other condition in Sections 6.1 or 6.2 hereof has not been satisfied and is not capable of being satisfied prior to the Termination Date;

          (d) by Monitek, whether or not the conditions set forth in Sections
     6.1 and 6.2 hereof have been satisfied, if its Board of Directors, on the advice of outside counsel, determines that Monitek may be required to do so in the exercise of its Board's fiduciary duties; or

          (e) by Sentex, provided it is not then in material breach of any of its material obligations hereunder, if either (i) Monitek fails to perform any covenant in this Agreement when performance thereof is due and does not cure the failure within twenty business days after notice by Sentex thereof or (ii) any condition in Sections 6.1 or 6.3 hereof has not been satisfied and is not capable of being satisfied prior to the Termination Date.

     7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement, except for the provisions of Section 7.3 and Section 8.10, shall forthwith become null and void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

     7.3 Fees and Expenses. In order to induce Sentex to, among other things, enter into this Agreement, Monitek agrees as follows: If (1) this Agreement is terminated by Monitek pursuant to Section 7.1 (d) hereof and (2) Monitek, within one year following the date on which this Agreement is so terminated, consummates a merger or other transaction similar to the Merger involving the disposition of the business conducted by Monitek or any of its Subsidiaries, then Monitek shall promptly pay to Sentex a fee equal to $75,000 upon the consummation of such merger or other transaction. The payment described in the first sentence of this Section 7.3 shall be made in same day funds no later than five business days after the consummation of such merger or other transaction.

     7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Sentex Shareholders or the Monitek Stockholders, as the case may be, but after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, Sentex (with respect to Monitek) and Monitek (with respect to Sentex or Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (and is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Sentex or Subcorp:

              Sentex Sensing Technology
              c/o CPS Capital, Ltd.
              1801 East Ninth Street
              Cleveland, OH 44114
              Attention: Robert S. Kendall
              Telecopy No: (216) 687-0298

              with a copy to:

              William Appleton, Esq.
              Baker & Hostetler
              3200 National City Center
              Cleveland, Ohio 44114-3485
              Telecopy No.: (216) 696-0740

     (b) if to Monitek:

              Monitek Technologies, Inc.
              c/o Clarion Capital Corporation
              1801 East Ninth Street
              Cleveland, Ohio
              Attention: Morris H. Wheeler
              Telecopy No: (216) 694-3545

              with a copy to:

              Lawrence Bell, Esq.
              Benesch, Friedlander, Coplan & Aronoff
              200 Public Square
              Cleveland, OH 44114
              Telecopy No.: (216) 363-4588

     8.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitute the entire agreement among the parties and supersedes all prior agreements, written and oral, with respect to the subject matter hereof.

     8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

     8.8 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Expenses. Subject to the following sentence, Sentex and Monitek shall each pay its own costs and expenses associated with the transactions contemplated by this Agreement. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

     8.11 Exhibits. All the exhibits attached hereto or referred to herein are incorporated by this reference.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Sentex, Subcorp and Monitek have signed this Agreement as of the date first written above.

                                                              SENTEX SENSING TECHNOLOGY, INC.

Attest: /s/  MARGARET A. NUTAITIS                             By: /s/  ROBERT S. KENDALL
        --------------------------------------                    ------------------------------------------
              Margaret A. Nutaitis,                                     Robert S. Kendall, Chairman and President
              Assistant Secretary
              (as to both signatures)                         By: /s/  JAMES G. FEW
                                                                  ------------------------------------------
                                                                        James G. Few, Vice President


                                                              SENTEX MERGER CORP.

Attest: /s/  MARGARET A. NUTAITIS                             By: /s/  ROBERT S. KENDALL
        --------------------------------------                    ------------------------------------------
              Margaret A. Nutaitis,                                     Robert S. Kendall, Chairman and President
              Assistant Secretary
              (as to both signatures)                         By: /s/  JAMES G. FEW
                                                                  ------------------------------------------
                                                                        James G. Few, Vice President


                                                              MONITEK TECHNOLOGIES, INC.

Attest: /s/  JAMES S. O'LEARY                                 By: /s/  MORTON COHEN
        --------------------------------------                    ------------------------------------------
              James S. O'Leary, Secretary                               Morton Cohen, Chairman
              (as to both signatures)
                                                              By: /s/  FRANK J. VETROVEC
                                                                  ------------------------------------------
                                                                        Frank J. Vetrovec, President


                                                            EXHIBIT A TO ANNEX A

                            CLASS A CONVERTIBLE NOTE

$____________                                           ______________, ________
                                                        __________ ______ , 1996

     FOR VALUE RECEIVED, the undersigned, SENTEX SENSING TECHNOLOGY, INC., a New Jersey corporation ("Sentex"), promises to pay to the order of
                      (the "Payee"), at the address set forth on the books of Sentex or such other address as the Payee provides in writing, the principal sum
of                       ($          ) in accordance with the terms of this
Class A Convertible Note (the "Note"), together with interest thereon in accordance with Section 2 hereof.

     SECTION 3.10 COLLATERAL AGREEMENTS. This Note is issued pursuant to the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated July 30, 1996, among Sentex, Sentex Merger Corp., a Delaware corporation and wholly owned subsidiary of Sentex and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), pursuant to which on the Effective Date (as defined in the Merger Agreement) the Payee's shares of Class A Common Stock, $0.01 par value, of Monitek have been converted into this Note. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     SECTION 3.11 INTEREST. This Note shall bear interest commencing on the date hereof at an interest rate of five and 5/100th percent (5.05%) per annum in accordance with and subject to this Section 2. Unless interest is otherwise payable pursuant to Sections 3, 4, or 6, interest shall be payable on each anniversary date hereof, but in all events shall be payable only in Sentex Common Shares. All interest due and payable shall be based on a 365 or a 366 day year, as the case may be, for the actual number of days elapsed and shall be paid in Sentex Common Shares. The number of Sentex Common Shares issued in payment for the interest due on this Note shall be computed by dividing the amount of accrued interest due in U.S. dollars by the average of the bid and ask prices of Sentex Common Shares on the last ten trading days prior to the date on which that interest payment is due, as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six month period. For interest payments due on the anniversary date hereof, Sentex shall deliver to the holder of this Class A Convertible Note (a "Holder"), a certificate, with all legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares determined in accordance with the preceding sentence, within 5 business days of each anniversary date hereof. Interest payments due under Sections 3, 4 and 6 hereof shall be computed in accordance with the second preceding sentence but paid in accordance with the relevant Section pursuant to which such interest is due.

     SECTION 3.12 CONVERSION BY HOLDER. Upon surrendering this Note to Sentex, together with a transmittal letter describing the action desired, the Holder may convert the entire outstanding principal balance, but not less than the entire outstanding principal balance, of this Note (the "Balance") into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0562 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) after any of the following occur (as to which, in the cases of (a) through (d), Sentex will give adequate notice to the Holder):

     (a) Sentex proposes to declare a dividend or other distribution to the Sentex Shareholders other than a stock split or reverse stock split;

     (b) Sentex proposes to offer the Sentex Shareholders the opportunity to subscribe for additional equity securities of Sentex or Sentex issues any equity securities pursuant to either a private or public sale thereof;

     (c) Sentex proposes to reclassify or change the outstanding Sentex Common Shares (other than a change in par value or as a result of a stock split) (a "Change");

     (d) Sentex proposes to consolidate with or merge with and into another entity (other than a consolidation or merger in which Sentex will be the surviving corporation and which does not result in any reclassification or Change in the Sentex Common Shares or sells or conveys substantially all its assets to another company;

     (e) Robert S. Kendall dies or becomes permanently disabled;

     (f) there is a change in control of Sentex; or

     (g) the three hundredth (300th) day after the second anniversary hereof.

     Interest shall cease accruing on the day Sentex receives this Note and the transmittal letter requesting conversion in accordance with this Section 3. Within 10 business days thereof, Sentex shall issue to the Holder a certificate, with all legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares issuable hereunder, including the Sentex Common Shares issuable on account of accrued interest.

     SECTION 3.13 CONVERSION BY SENTEX.

     (a) Upon written notice to the Holder, Sentex may, but is not obligated to, require the Holder, at any time, to convert the Balance into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0562 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) if (i) there is a proxy contest for control of the Board of Directors of Sentex or (ii) Sentex is unable, in the judgment of its Board of Directors, without compelling such a conversion, to obtain the requisite shareholder vote to approve a material transaction approved by the Board of Directors of Sentex.

     (b) On the three hundredth forty-fifth (345th) day after the second anniversary date hereof (the "First Mark Date"), Sentex may, but is not obligated to, require the Holder to convert the Balance (if such Balance has not already been converted) into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0750 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) by giving Sentex written notice to such effect within ten (10) business days of the First Mark Date (the date the Holder receives or is deemed to receive such notice being the "Second Mark Date"). If the Holder does not, within five (5) business days of the Second Mark Date (the "Third Mark Date"), provide Sentex written notice of the Holder's intention to convert the Balance of the Note pursuant to Section 3(g) at $0.0562, then the Balance of the Note shall be converted in accordance with this Section 4(b).

     (c) In the event Sentex requires conversion pursuant to either Section 4(a) or 4(b) hereof, interest shall cease accruing on the date the Holder receives written notice by Sentex of its intention to compel conversion (unless such conversion is ultimately effected by a Holder exercising its rights pursuant to Section 3 hereof, in which case interest shall cease accruing on the Third Mark Date). Within five (5) business days of the receipt of this Note from the Holder, Sentex shall issue to the Holder a certificate, with all the legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares issuable hereunder, including Sentex Common Shares issuable on account of accrued interest.

     SECTION 3.14 CERTAIN ADJUSTMENTS.

     (a) The number of Sentex Common Shares into which the Balance may be converted pursuant to Sections 3 and 4 hereof shall be subject to adjustment from time to time in the event that Sentex shall (a) pay a dividend in, or make a distribution of, Sentex Common Shares (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Sentex Common Shares) on its outstanding Sentex Common Shares, (b) subdivide its outstanding Sentex Common Shares into a greater number of shares, (c) combine its outstanding Sentex Common Shares into a smaller number of shares, (d) otherwise reclassify the Sentex Common Shares, or (e) distribute to any holders of the capital stock of Sentex any securities, assets (other than cash dividends payable out of earnings) or debt (each an "Adjustment"). In cases (a) through (d), the amount to be divided into the Balance (the "Conversion Price") shall be adjusted so that the Holder shall be entitled to receive the same number of Sentex Common Shares as the Holder would have owned or would have been entitled to receive immediately following the occurrence of any of the Adjustments described above in (a) through (d) had a conversion pursuant to Section 3 or 4 occurred immediately prior to the occurrence (or applicable record date) of such event. In case (e), the respective Conversion Price in effect immediately prior to such Adjustment shall be adjusted by multiplying the Conversion Price in effect immediately prior to such Adjustment by a fraction, of which the numerator shall be the Current Market Price (defined below) per share of Sentex Common Shares, less the then fair market value (as determined by the Board of Directors of Sentex, whose determination shall be conclusive) of the assets or securities or debt so distributed on a per share basis and the denominator of which shall be the Current Market Price per share of Sentex Common Shares. An adjustment made pursuant to this Section 5 shall, in the case of a stock dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination, or reclassification, be made as of the effective date thereof.

     (b) For purposes of this Section 5, the term "Current Market Price" shall mean the average of the bid and ask prices of Sentex Common Shares on the last ten trading days immediately prior to the earlier of (i) the record date for such distribution or (ii) the date Sentex Common Shares traded ex-dividend as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six month period.

     (c) Whenever an Adjustment occurs:

        (i) Sentex will compute the adjusted Conversion Price based on the Adjustment in accordance with this Section 5(a) and will prepare a certificate signed by the President or Treasurer of the Company setting forth the adjusted Conversion Price and the facts requiring such Adjustment, and such certificate will forthwith be filed at the office of the transfer agent or agents, if any, for the Class A Convertible Notes and at the principal office of Sentex; and

        (ii) A notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price and the facts requiring such Adjustment will, as soon as practicable, be mailed to the Holders hereof.

     SECTION 3.15 PRINCIPAL. In the event that the Balance is not converted pursuant to Sections 3 or 4 hereof by the Third Mark Date, then the Balance shall be due and payable in U.S. dollars on the fifth business day thereafter, together with any accrued interest thereon (which interest shall be paid in Sentex Common Shares in accordance with Section 2). The liability of Sentex under this Note is absolute and unconditional, without regard to the liability of any other person or entity, and may be enforced against Sentex without requiring Holder first to resort to any other right, remedy or security. This
Note is a general, unsecured obligation of Sentex and the performance of Sentex's obligations hereunder are not guaranteed by any person or entity.

     SECTION 3.16 SUBORDINATION. The obligations evidenced by this Note are, in all respects, subordinated, junior and subject in right of payment to any present or future indebtedness or monetary obligations of Sentex.

     SECTION 3.17 GOVERNING LAW. This Note is subject to and shall be construed according to the laws of the State of New Jersey, without regard to principles of conflict of laws.

     SECTION 3.18 NOTICE. Any notice required to be given with respect to this Note shall only be effective if given in writing and if served either by personal delivery (including without limitation, air courier service) to the party for which it is intended, by telefax, by overnight courier or by being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested. Notice shall be deemed received at the time received when delivered in person, on the next business day after it was sent when delivered by telefax or an overnight courier and on the third business day after such notice was deposited in the United States mail if by the United States mail.

     Sentex acknowledges that this note was signed in Cuyahoga County, in the State of Ohio.

                                          SENTEX SENSING TECHNOLOGY, INC.,
                                          a New Jersey corporation

                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                                            EXHIBIT B TO ANNEX A

                        SENTEX SENSING TECHNOLOGY, INC.
                         1996 LONG-TERM INCENTIVE PLAN

1. PURPOSE.

     The plan shall be known as the Sentex Sensing Technology, Inc. 1996 Long-Term Incentive Plan (the "Plan"). The purpose of the Plan shall be to promote the long-term growth and profitability of Sentex Sensing Technology, Inc. (the "Company") and its subsidiaries by (i) providing certain officers and other key employees of the Company and its subsidiaries with incentives to improve stockholder values and contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility. Grants of incentive or nonqualified stock options, stock appreciation rights in tandem with or independent of options ("SARs"), restricted or nonrestricted share awards, performance units, or any combination of the foregoing may be made under the Plan.

2. DEFINITIONS.

     (a) "Incentive Stock Option" means an option conforming to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) "Nonqualified Stock Option" means any stock option other than an Incentive Stock Option.

     (c) "Subsidiary" and "subsidiaries" mean a corporation or corporations of which outstanding shares representing 50% or more of the combined voting power of such corporation or corporations are owned directly or indirectly by the Company.

     (d) "Disability" means a permanent and total disability as defined in
         Section 422(c)(6) of the Code.

     (e) "Retirement" means the Norman Retirement Age as defined in the Company's Employee Profit Sharing Plan or termination of one's employment with the approval of the Committee.

     (f) "Cause" means the occurrence of one of the following:

        (i) Conviction for a felony or for any crime or offense lesser than a felony involving the property of the Company or a subsidiary.

        (ii) Conduct that has caused demonstrable and serious injury to the Company or a subsidiary, monetary or otherwise, as evidenced by a final determination of a court or governmental agency of competent jurisdiction in effect after exhaustion or lapse of all rights of appeal.

        (iii) Continued gross dereliction of duty or other grave misconduct, as determined by the Company after notice has been provided.

     (g) "Competition" is deemed to occur if a participant who has terminated employment subsequently obtains a position as a full-time or part-time employee, as a member of the board of directors, or as a consultant or advisor with or to, or acquires an ownership interest in excess of five percent (5%) of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any subsidiary with which the participant was involved in a management role at any time during the last five years of his employment with the Company or any subsidiary.

     (h) "Change in Control" shall mean an event that would be required to be reported in response to Item 1 of Form 8-K or any successor form thereto promulgated under the Securities Exchange Act of 1934 ("Exchange Act").

     (i) "Fair Market Value" of a share of common stock of the Company shall mean, with respect to the date in question, the average of the closing bid and asked prices as quoted by the National Association of Securities Dealers through its automated quotation system ("NASDAQ"); or, if the Company's common stock is listed or admitted to unlisted trading privileges on a national stock exchange (the National Association of Securities Dealers National Market System shall be deemed a national stock exchange), either (x) the average of the highest and lowest officially-quoted selling prices on such exchange or (y) the closing sale price of such stock, as selected by the Committee; or if the Company's common stock is not quoted by NASDAQ, traded on such an exchange, or otherwise traded publicly, the value determined, in good faith, by the Committee.

3. ADMINISTRATION.

     The Plan shall be administered by a committee (the "Committee") consisting of at least two persons. Any option granted to "covered employees" as defined in
Section 162(m) of the Code shall be approved by a committee consisting solely of "outside directors" within the meaning of Section 162(m) of the Code and regulation 1.162-27 promulgated under the Code. Members of the Committee shall be directors of the Company. Each member of the Committee shall be a person who has not at any time within one year prior to his or her appointment to the Committee been granted or awarded any stock of the Company or any of its subsidiaries or any stock options, SARs, performance units or any other equity securities of the Company or any of its subsidiaries pursuant to the Plan or any other plan of the Company or any of its subsidiaries, except as otherwise permitted by law. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made,
(iii) interpret the Plan and (iv) adopt, amend, or rescind such rules and regulations for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee's sole discretion and shall be conclusive and binding on all parties, including the Company, its stockholders, and the participants in the Plan. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. At its discretion, the Committee is authorized to appoint a subcommittee, the members of which it will designate and which shall be composed solely of outside directors as permitted by applicable laws and regulations. Such subcommittee shall possess and may exercise all the powers of the Committee and shall keep full records and accounts of its proceedings and transactions. All such transactions shall be reported to the Committee and to the Board of Directors.

4. SHARES AVAILABLE FOR THE PLAN.

     Subject to adjustments as provided in Section 15, an aggregate of 7,000,000 shares of common stock, $.01 par value of the Company (the "Common Stock") may be issued pursuant to the Plan. Such shares may represent unissued or treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, such unpurchased or forfeited shares shall thereafter be available for further grants under the Plan unless, in the case of options granted under the Plan, SARs in tandem therewith are exercised.

5. PARTICIPATION.

     Participation in the Plan shall be limited to those directors, officers or employees of the Company and its subsidiaries selected by the Committee. Nothing in the Plan or in any grant thereunder shall confer any right on an employee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate an employee at any time. No member of the Committee shall be eligible to participate in the Plan.

     Incentive or nonqualified stock options, SARs, restricted or nonrestricted stock awards, or any combination thereof, may be granted to such persons and for such number of shares as the Committee shall determine (such individuals to whom grants are made being herein called "optionees" or "grantees" as the case may
be). A grant of any type made hereunder in any one year to an eligible employee shall neither guarantee nor preclude a further grant of that or any other type to such employee in that year or subsequent years.

     The maximum number of shares with respect to which incentive or nonqualified options, SARs, restricted or nonrestricted stock, or any combination of the foregoing may be granted to any single individual in any one calendar year shall not exceed 200,000 shares.

6. INCENTIVE AND NONQUALIFIED OPTIONS.

     The Committee may from time to time grant to eligible participants Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

     (a) Price. Unless otherwise determined by the Committee, the price per share deliverable upon the exercise of each option ("exercise price") shall not be less than 100% of the Fair Market Value of the shares on the date the option is granted. In the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, such price per share, if required by the Code at the time of grant, shall not be less than 110% of the Fair Market Value of the shares on the date the option is granted.

     (b) Cash Exercise. Options may be exercised in whole or in part upon payment of the exercise price of the shares to be acquired. Payment shall be made in cash or, in the discretion of the Committee, in shares previously acquired by the participant or a combination of cash and shares of Common Stock. The Fair Market Value of shares of Common Stock tendered on exercise of options shall be determined on the date of exercise.

     (c) Cashless Exercise. Options may be exercised in whole or in part upon delivery to the Secretary of the Company of an irrevocable written notice of exercise. The date on which such notice is received by the Secretary shall be the date of exercise of the option, provided that within five business days of the delivery of such notice the funds to pay for exercise of the option are delivered to the Company by a broker acting on behalf of the optionee either in connection with the sale of the shares underlying the option or in connection with the making of a margin loan to the optionee to enable payment of the exercise price of the option. In connection with the foregoing, the Company will provide a copy of the notice of exercise of the option to the aforesaid broker upon receipt by the Secretary of such notice and will deliver to such broker, within five business days of the delivery of such notice to the Company, a certificate or certificates (as requested by the broker) representing the number of shares underlying the option that have been sold by such broker for the optionee.

     (d) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but in no event shall an option be exercisable in whole or in part, in the case of a Nonqualified Stock Option, more than ten years and one day from the date it is granted or, in the case of an Incentive Stock Option, more than ten years from the date it is granted; and, in the case of the grant of an Incentive Stock Option to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, in no event shall such option be exercisable, if required by the Code at the time of grant, more than five years from the date of the grant. All rights to purchase shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirement as is designated by the Committee. The Committee may accelerate the time at which any option may be exercised in whole or in part. Unless otherwise provided herein, an optionee may exercise an option only if he or she is, and has continuously been since the date the option was granted, an employee of the Company or a subsidiary. Prior to the exercise of the option and delivery of the shares represented thereby, the optionee shall have no rights to any dividends or be entitled to any voting rights on any shares represented by outstanding options.

     (e) Limitations on Grants. If required by the Code at the time of grant of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the grant date) of shares for which such option is exercisable for the first time during any calendar year (under all such plans of the Company, its parent, if any, and its subsidiaries, if any) may not exceed $100,000.

     (f) Termination of Employment; Change in Control. If a participant ceases to be an employee of the Company or any subsidiary due to death or Disability, each of the participant's options and SARs shall become fully vested and exercisable and shall remain so for a period of one year from the date of termination of employment, but in no event after its expiration date.

              If a participant ceases to be an employee of the Company or any subsidiary upon the occurrence of his or her Retirement, each of his or her options and SARs shall become fully vested and exercisable and shall remain so for a period of five years from the date of Retirement, but in no event after its expiration date, provided that the participant does not engage in Competition during that five-year period unless he receives written consent to do so from the Board. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Nonqualified Stock Options under the Plan if required to be so treated under the Code.

              If a participant ceases to be an employee of the Company or any subsidiary due to Cause, all of his or her options and SARs shall be forfeited.

              If a participant ceases to be an employee of the Company or any subsidiary for any reason other than death, Disability, Retirement or Cause, each of his or her options and SARs that was exercisable on the date of termination shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of termination of employment, but in no event after its expiration date; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board. All of the participant's options and SARs that were not exercisable on the date of such termination shall be forfeited.

              Notwithstanding anything to the contrary herein, if a participant ceases to be an employee of the Company or any subsidiary, for any reason other than Cause, the Committee at its sole discretion may accelerate the vesting of any option or SAR so that it will become fully vested and exercisable as of the date of such participant's termination of employment.

              If there is a Change in Control of the Company, there will be an automatic acceleration of the vesting of any outstanding option or SAR so that it will become fully vested and exercisable as of the date of the Change in Control.

7. STOCK APPRECIATION RIGHTS.

     (a) Tandem SARs. The Committee shall have the authority to grant SARs in tandem with an option ("tandem SAR") under this Plan to any optionee, either at the time of a grant of an option or thereafter by amendment to an option. The exercise of an option shall result in an immediate forfeiture of its corresponding tandem SAR, and the exercise of a tandem SAR shall cause an immediate forfeiture of its corresponding option. Tandem SARs shall be subject to such other terms and conditions as the Committee may specify. A tandem SAR shall expire at the same time as the related option expires and shall be transferable only when, and under the same conditions as, the related option is transferable.

              Tandem SARs shall be exercisable only when, to the extent and on the conditions that the related option is exercisable. No tandem SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the option to which the SAR corresponds.

              Upon the exercise of a tandem SAR, the optionee shall be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock of the Company on the date of exercise and the exercise price of the option to which the SAR corresponds. The Committee shall decide whether such distribution shall be in cash, in shares, or in a combination thereof.

              All tandem SARs will be exercised automatically on the last day prior to the expiration date of the related option, so long as the Fair Market Value of a share of the Company's Common Stock on that date exceeds the exercise price of the related option.

     (b) Independent SARs. SARs may be granted by the Committee independently of options ("Independent SARs"). An Independent SAR will entitle a participant to receive, with respect to each share of Common Stock as to which the SAR is exercised, the excess of the Fair Market Value of one share of such stock on the date of exercise over its Fair Market Value on the date the Independent SAR was granted.

              An Independent SAR will become exercisable at such time or times, and on such conditions, as the Committee may specify.

              Any exercise of an Independent SAR must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

              Each Independent SAR will be exercised automatically on the last day prior to the expiration date established by the Committee at the time of the award of such SAR.

              Payment of the amount to which a participant is entitled upon the exercise of an Independent SAR shall be made in cash or shares of Common Stock, or in a combination thereof, as the Committee shall determine. To the extent that payment is made in such shares, the shares shall be valued at their Fair Market Value on the date of exercise of such SAR.

8. RESTRICTED AND NONRESTRICTED SHARE AWARDS.

     The Committee may at any time and from time to time award shares under the Plan to such participants and in such amounts as it determines. Each award of shares shall specify the applicable restrictions, if any, on such shares, the duration of such restrictions, and the time or times at which such restrictions shall lapse with respect to all or a specified number of shares that are part of the award. Notwithstanding the foregoing, the Committee may reduce or shorten the duration of any restriction applicable to any shares awarded to any participant under the Plan.

     The participant will be required to deposit shares with the Company during the period of any restriction thereon and to execute a blank stock power therefor.

     Except as otherwise provided by the Committee, on termination of a grantee's employment due to death, Disability, retirement with the consent of the Company, or a Change in Control during any period of restriction, all restrictions on shares awarded to such grantee shall lapse. On termination of a grantee's employment for any other reason, all restricted shares subject to awards made to such grantee shall be forfeited to the Company.

9. WITHHOLDING OF TAXES.

     The Company may require, as a condition to any grant under the Plan or to the delivery of certificates for shares issued hereunder, that the grantee pay to the Company, in cash, any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or any delivery of shares. The Committee, in its sole discretion, may permit participants to pay such taxes through the withholding of shares otherwise deliverable to such participant in connection with such grant or the delivery to the Company of shares otherwise acquired by the participant. The Fair Market Value of shares of Common Stock withheld by the Company or tendered to the Company for the satisfaction of tax withholding obligations under this section shall be determined on the date such shares are withheld or tendered. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or to the delivery of shares under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such grantee to cover any such taxes, provided that the Company shall not sell any such shares if such sale would be considered a sale by such grantee for purposes of Section 16 of the Exchange Act.

10. WRITTEN AGREEMENT.

     Each employee to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

11. TRANSFERABILITY.

     No option or SAR, granted under the Plan shall be transferable by an employee otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. An option or SAR may be exercised only by the optionee or grantee thereof or his guardian or legal representative; provided that Incentive Stock Options may be exercised by such guardian or legal representative only if permitted by the Code and any regulations promulgated thereunder.

12. LISTING AND REGISTRATION.

     If the Committee determines that the listing, registration, or qualification upon any securities exchange or under any law of shares subject to any option, SAR, or share award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such option or SAR may be exercised in whole or in part, or no shares issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. The Committee will use its reasonable efforts to obtain such listing, registrations or qualifications upon any securities exchange.

13. TRANSFER OF EMPLOYEE.

     Transfer of an employee from the Company to a subsidiary, from a subsidiary to the Company, and from one subsidiary to another shall not be considered a termination of employment. Nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered as continuing intact the employment relationship; in such a case, the employment relationship shall be continued until the date when an employee's right to reemployment shall no longer be guaranteed either by law or by contract.

14. ADJUSTMENTS.

     In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, extraordinary cash or non-cash dividend or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, in the number and kind of shares covered by grants made under the Plan, and in the exercise price of outstanding options. In the event the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain and apply to the securities to which a holder of the number of shares subject to the option would have been entitled. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation, all options, SARs, and stock awards that were granted hereunder and that are outstanding on the date of such event shall be assumed by the surviving or continuing corporation.

15. TERMINATION AND MODIFICATION OF THE PLAN.

     The Board of Directors, without further approval of the shareholders, may modify or terminate the Plan and from time to time may suspend, and if suspended, may reinstate any or all of the provisions of the Plan, unless otherwise required by Rule 16(b)-3 of the Securities Exchange Act of 1934 or
Section 422 or Section 162(m) of the Code.

     With the consent of the grantee affected thereby, the Committee may amend or modify the grant of any outstanding option, SAR, or share award in any manner to the extent that the Committee would have had the authority to make such grant as so modified or amended, including without limitation to change the date or dates as of which (i) an option becomes exercisable, or (ii) restrictions on shares are to be removed. The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws.

16. COMMENCEMENT DATE; TERMINATION DATE.

     The date of commencement of the Plan shall be                , 1996. Unless
previously terminated, the Plan shall terminate at the close of business on
               , 2006.

17. CASH AWARDS.

     The Committee may authorize cash awards to any participant receiving shares under the Plan in order to assist such participant in meeting his or her tax obligations with respect to such shares.

18. PROVISIONS APPLICABLE SOLELY TO INSIDERS.

     The following provisions shall apply only to persons who are subject to
Section 16 of the Securities Exchange Act of 1934 with respect to securities of the Company ("Insiders"):

     (a) No Insider shall be permitted to transfer any securities of the Company acquired by him, except to the extent permitted by 17 C.F.R. sec.240.16a-2(d)(1), upon the exercise of any Incentive Stock Option, Nonqualified Stock Option or SAR, until at least six months and one day after the later of (i) the day on which such security is granted to the participant or (ii) the day on which the exercise or conversion price of such security is fixed.

     (b) No Insider shall be permitted to exercise any SAR for cash until at least six months and one day after the date on which such SAR was granted, except to the extent permitted by 17 C.F.R.
         sec.240.16a-2(d)(1).

     (c) No Insider shall be permitted to sell any shares awarded under Section 9 hereof until at least six months and one day after the date on which such shares were awarded, except to the extent permitted by 17 C.F.R. sec.240.16a-2(d)(1).

     (d) Notwithstanding Section 19 (b)(ii) hereof, an Insider may elect to have shares withheld from a grant or an award made under the Plan in order to satisfy tax withholding consequences thereof by providing the Company with a written election to so withhold at least six months in advance of the withholding of shares otherwise issuable upon exercise of an option or pursuant to an award of stock.

                                                            EXHIBIT C TO ANNEX A

                              AMENDED AND RESTATED
                            NOTE EXCHANGE AGREEMENT

     This Amended and Restated Note Exchange Agreement (this "Agreement") is entered this 30th day of July, 1996, by and between Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") and Clarion Capital Corporation, a Delaware corporation ("Clarion").

                             W I T N E S S E T H :

     WHEREAS, on the date hereof, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp") and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that Subcorp will be merged with and into Monitek (the "Merger"); and

     WHEREAS, Clarion is the original payee and current holder of a promissory note in the principal amount of $476,940 made by Monitek, a copy of which is attached hereto as Exhibit A (the "Monitek Note"); and

     WHEREAS, as a condition of the Merger, Sentex and Monitek have agreed that the Monitek Note, together with all interest accrued thereon at the Effective Time (as defined in the Merger Agreement) will be exchanged for a convertible note of Sentex in the principal amount of $136,414 substantially in the form attached hereto as Exhibit B (the "Clarion Note"); and

     WHEREAS, in connection with the amendment and restatement of the Merger Agreement, which was originally entered into on June 24, 1996, Clarion and Sentex desire to amend and restate this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the parties agree to the following:

     1. Exchange of Notes. At the Closing (as defined in the Merger Agreement), Clarion shall surrender to the custody of Sentex the Monitek Note, together with all interest accrued due thereon in exchange for the Clarion Note.

     2. Representations and Warranties of Clarion. Clarion represents and warrants to Sentex that (i) Clarion is duly organized, validly existing, and in good standing in the State of Delaware; (ii) Clarion has the full power and authority to execute, deliver and perform its obligations under this Agreement;
(iii) Clarion has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement; (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which Clarion is a party; (v) as of the date hereof Clarion has advanced funds or otherwise extended credit to Monitek equal to the principal amount of the Monitek Note; (vi) Clarion has been paid interest and principal by Monitek in an amount such that under the terms of the Monitek Note the remaining outstanding principal balance due as of the date of the Monitek Note was equal to $476,940; (vii) as of the date of the Monitek Note, there was no accrued interest on the Monitek Note; (viii) as of the date of the Monitek Note, there were no other advances or loans or extensions of any other credit to Monitek by Clarion; (ix) from the date set forth on the Monitek Note through the date hereof, Clarion has been the only holder of the Note; and (x) no third party has any right or claim to payments or other performance due under the Monitek Note. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made again upon the exchange of the Monitek Note for the Clarion Note. Clarion shall indemnify and hold Sentex and Monitek harmless from and against any and all losses, liabilities, damages, costs and expense asserted against, imposed upon or incurred or suffered by Sentex or Monitek as a result of any inaccuracy in these representations or warranties.

     3. Representations and Warranties of Sentex. Sentex represents and warrants to Sentex that (i) Sentex is duly organized validly existing; (ii) Sentex has the full power and authority to execute, deliver and perform its obligations under this Agreement; (iii) Sentex has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement; (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which Sentex is a party; and (v) the Clarion Note, when issued, will be duly and validly issued in accordance with its terms. These representations and warranties shall survive the performance of this Agreement, and shall be deemed to have been made again upon the exchange of the Monitek Note for the Clarion Note, Sentex shall indemnify and hold Clarion harmless from and against any and all losses, liabilities, damages, costs and expense asserted against, imposed upon or incurred or suffered by Clarion as a result of any inaccuracy in these representations or warranties.

     4. Unpaid Interest and Future Advances. Clarion shall not accept or cause Monitek to pay any accrued or unpaid interest due under the Monitek Note unless the Merger Agreement has been terminated. Commencing on any date after the date of this Agreement, Clarion may provide advances to Monitek in accordance with the restriction relating to Monitek's ability to borrow funds in Section 5.3(f) of the Merger Agreement. All such advances from Clarion to Monitek shall be in compliance with the Small Business Investment Company Act of 1958, as amended, and the rules and regulations promulgated thereunder.

     5. Registration and Listing. Sentex shall use its best efforts to have the Sentex Common Shares that will be issuable upon conversion of the Clarion Note and issuable as interest on the Clarion Note included in the Registration Statement (as defined in the Merger Agreement). If such shares cannot be so included, then Sentex shall use its best efforts to register such shares as soon as reasonably practicable and maintain such registration as current, on Form S-1 or any other appropriate form under the Securities Act of 1933, as amended (the "Act"). If such shares cannot be so registered, then Sentex will use reasonable efforts to so register such shares under the Act for resale after conversion of the Clarion Note. Sentex shall cause its Board of Director to consider no less than annually from the Effective Time whether it is in the best interest of Sentex and its shareholders to obtain a listing on a National Market System.

     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter.

     7. Binding Effect Assignment. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by either party without the prior written consent of the other party.

     8. Applicable Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

     9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement on the date first written above.

                                          SENTEX SENSING TECHNOLOGY, INC.

                                          /s/ ROBERT S. KENDALL
                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                          CLARION CAPITAL CORPORATION

                                          /s/ MORRIS H. WHEELER
                                          --------------------------------------
                                          Morris H. Wheeler, President

                                                            EXHIBIT D TO ANNEX A

                                  CLARION NOTE

$136,414.00                                             ______________, ________
                                                        __________ ______ , 1996

     FOR VALUE RECEIVED, the undersigned, SENTEX SENSING TECHNOLOGY, INC., a New Jersey corporation ("Sentex"), promises to pay to the order of CLARION CAPITAL CORPORATION, a Delaware corporation (the "Payee"), at the address set forth on the books of Sentex or such other address as the Payee provides in writing, the principal sum of ONE HUNDRED THIRTY SIX THOUSAND FOUR HUNDRED AND FOURTEEN DOLLARS ($136,414) in accordance with the terms of this Clarion Note (the "Note"), together with interest thereon in accordance with Section 2 hereof.

     SECTION 1. COLLATERAL AGREEMENTS. This Note is issued in connection with the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), dated July 30, 1996, among Sentex, Sentex Merger Corp., a Delaware corporation and wholly owned subsidiary of Sentex and Monitek Technologies, Inc., a Delaware corporation ("Monitek") and an Amended and Restated Note Exchange Agreement, dated June 24, 1996, by and between the Payee and Sentex, pursuant to which on the Effective Date (as defined in the Merger Agreement) a promissory note made by Monitek in the original principal amount of $476,940 has been converted into this Note. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

     SECTION 2. INTEREST. This Note shall bear interest commencing on the date hereof at an interest rate of five and 5/100th percent (5.05%) per annum in accordance with and subject to this Section 2. Unless interest is otherwise payable pursuant to Sections 3, 4, or 6, interest shall be payable on each anniversary date hereof, but in all events shall be payable only in Sentex Common Shares. All interest due and payable shall be based on a 365 or a 366 day year, as the case may be, for the actual number of days elapsed and shall be paid in Sentex Common Shares. The number of Sentex Common Shares issued in payment for the interest due on this Note shall be computed by dividing the amount of accrued interest due in U.S. dollars by the average of the bid and ask prices of Sentex Common Shares on the last ten trading days prior to the date on which that interest payment is due, as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six month period. For interest payments due on the anniversary date hereof, Sentex shall deliver to the holder of this Class A Convertible Note (a "Holder"), a certificate, with all legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares determined in accordance with the preceding sentence, within 5 business days of each anniversary date hereof. Interest payments due under Sections 3, 4 and 6 hereof shall be computed in accordance with the second preceding sentence but paid in accordance with the relevant Section pursuant to which such interest is due.

     SECTION 3. CONVERSION BY HOLDER. Upon surrendering this Note to Sentex, together with a transmittal letter describing the action desired, the Holder may convert the entire outstanding principal balance, but not less than the entire outstanding principal balance, of this Note (the "Balance") into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0194 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) after any of the following occur (as to which, in the cases of (a) through (d), Sentex will give adequate notice to the Holder):

     (a) Sentex proposes to declare a dividend or other distribution to the Sentex Shareholders other than a stock split or reverse stock split;

     (b) Sentex proposes to offer the Sentex Shareholders the opportunity to subscribe for additional equity securities of Sentex or Sentex issues any equity securities pursuant to either a private or public sale thereof;

     (c) Sentex proposes to reclassify or change the outstanding Sentex Common Shares (other than a change in par value or as a result of a stock split) (a "Change");

     (d) Sentex proposes to consolidate with or merge with and into another entity (other than a consolidation or merger in which Sentex will be the surviving corporation and which does not result in any reclassification or Change in the Sentex Common Shares or sells or conveys substantially all its assets to another company;

     (e) Robert S. Kendall dies or becomes permanently disabled;

     (f) there is change in control of Sentex;

     (g) the three hundredth day after the second anniversary hereof.

     Interest shall cease accruing on the day Sentex receives this Note and the transmittal letter requesting conversion in accordance with this Section 3. Within 10 business days thereof, Sentex shall issue to the Holder a certificate, with all legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares issuable hereunder, including the Sentex Common Shares issuable on account of accrued interest.

     SECTION 4. CONVERSIONS BY SENTEX.

     (a) Upon written notice to the Holder, Sentex may, but is not obligated to, require the Holder, at any time, to convert the Balance into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0194 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) if (i) there is a proxy contest for control of the Board of Directors of Sentex or (ii) Sentex is unable, in the judgment of its Board of Directors, without compelling such a conversion, to obtain the requisite shareholder vote to approve a material transaction approved by the Board of Directors of Sentex.

     (b) On the three hundredth forty-fifth (345th) day after the second anniversary date hereof (the "First Mark Date"), Sentex may, but is not obligated to, require the Holder to convert the Balance (if such Balance has not already been converted) into that number of Sentex Common Shares as is computed by dividing the Balance by $0.0750 (subject to the adjustments provided for in the anti-dilution provisions of Section 5 hereof) by giving Sentex written notice to such effect within ten (10) business days of the First Mark Date (the date the Holder receives or is deemed to receive such notice being the "Second Mark Date"). If the Holder does not, within five (5) business days of the Second Mark Date (the "Third Mark Date"), provide Sentex written notice of the Holder's intention to convert the Balance of the Note pursuant to Section 3(g) at $0.0194, then the Balance of the Note shall be converted in accordance with this Section 4(b).

     (c) In the event Sentex compels conversion pursuant to either this Section 4(a) or 4(b) hereof, interest shall cease accruing on the date the Holder receives written notice by Sentex of its intention to compel conversion (unless such conversion is ultimately effected by a Holder exercising its or his rights pursuant to Section 3 hereof, in which case interest shall cease accruing on the Third Mark Date). Within five
         (5) business days of the receipt of this Note from the Holder, Sentex shall issue to the Holder a certificate, with all the legends required pursuant to the Shareholders Agreement affixed thereto, representing the appropriate number of Sentex Common Shares issuable hereunder, including Sentex Common Shares issuable on account of accrued interest.

     SECTION 5. CERTAIN ADJUSTMENTS.

     (a) The number of Sentex Common Shares into which the Balance may be converted pursuant to Sections 3 and 4 hereof shall be subject to adjustment from time to time in the event that Sentex shall (a) pay a dividend in, or make a distribution of, Sentex Common Shares (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Sentex Common Shares) on its outstanding Sentex Common Shares, (b) subdivide its outstanding Sentex Common Shares into a greater number of shares, (c) combine its outstanding Sentex Common Shares into a smaller number of shares, (d) otherwise reclassify the Sentex Common Shares, or (e) distribute to any holders of the capital stock of Sentex any securities, assets (other than cash dividends payable out of earnings) or debt (each an "Adjustment"). In cases (a) through (d), the amount to be divided into the Balance (the "Conversion Price") shall be adjusted so that the Holder shall be entitled to receive the same number of Sentex Common Shares as the Holder would have owned or would have been entitled to receive immediately following the occurrence of any of the Adjustments described in (a) through (d) had a conversion pursuant to Section 3 or 4 occurred immediately prior to the occurrence (or applicable record date) of such event. In case (e), the Conversion Price in effect immediately prior to such Adjustment shall be adjusted by multiplying the respective Conversion Price in effect immediately prior to such Adjustment by a fraction, of which the numerator shall be the Current Market Price (defined below) per share of Sentex Common Shares, less the then fair market value (as determined by the Board of Directors of Sentex, whose determination shall be conclusive) of the assets or securities or debt so distributed on a per share basis and the denominator of which shall be the Current Market Price per share of Sentex Common Shares on the record date for such distribution. An Adjustment made pursuant to this Section 5 shall, in the case of a stock dividend or distribution, be made as of the record date therefor and, in the case of a subdivision, combination, or reclassification, be made as of the effective date thereof.

     (b) For purposes of this Section 5, the term "Current Market Price" shall mean the average of the bid and ask prices of Sentex Common Shares on the last ten trading days immediately prior to the earlier of (i) the record date for such distribution or (ii) the date Sentex Common Shares traded ex-dividend as reflected on the exchange, quotation system or other market on or in which the largest number of Sentex Common Shares were traded during the preceding six month period.

     (c) Whenever an Adjustment occurs:

        (i) Sentex will compute the adjusted Conversion Price based on the Adjustment in accordance with this Section 5(a) and will prepare a certificate signed by the President or Treasurer of Sentex setting for the adjusted Conversion Price and the facts requiring such Adjustment, and such certificate will forthwith be filed at the office of the transfer agent or agents, if any, for the Clarion Note and at the principal office of Sentex; and

        (ii) A notice stating that an Adjustment to the Conversion Price has occurred and setting forth the adjusted Conversion Price and the facts requiring such Adjustment will, as soon as practicable, be mailed to the Clarion.

     SECTION 6. PRINCIPAL. In the event that the Balance is not converted pursuant to Sections 3 or 4 hereof by the Third Mark Date, then the Balance shall be due and payable in U.S. dollars on the fifth business day thereafter, together with any accrued interest thereon (which interest shall be paid in Sentex Common Shares in accordance with Section 2). The liability of Sentex under this Note is absolute and unconditional, without regard to the liability of any other person or entity, and may be enforced against Sentex without requiring Holder first to resort to any other right, remedy or security. This
Note is a general, unsecured obligation of Sentex and the performance of Sentex's obligations hereunder are not guaranteed by any person or entity.

     SECTION 7. SUBORDINATION. The obligations evidenced by this Note are, in all respects, subordinated, junior and subject in right of payment to any present or future indebtedness or monetary obligations of Sentex.

     SECTION 8. GOVERNING LAW. This Note is subject to and shall be construed according to the laws of the State of New Jersey, without regard to principles of conflict of laws.

     SECTION 9 NOTICE. Any notice required to be given with respect to this Note shall only be effective if given in writing and if served either by personal delivery (including without limitation, air courier service) to the party for which it is intended, by telefax, by overnight courier or by being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested. Notice shall be deemed received at the time received when delivered in person, on the next business day after it was sent when delivered by telefax or an overnight courier and on the third business day after such notice was deposited in the United States mail if by the United States mail.

     Sentex acknowledges that this note was signed in Cuyahoga County, in the State of Ohio.

                                          SENTEX SENSING TECHNOLOGY, INC.,
                                          a New Jersey corporation

                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                                            EXHIBIT E TO ANNEX A

                         BOARD REPRESENTATION AGREEMENT

     This Board Representation Agreement (this "Agreement") is entered this
     day of             , 1996, by and between Sentex Sensing Technology, Inc.,
a New Jersey corporation ("Sentex") and Clarion Capital Corporation, a Delaware corporation ("Clarion").

                             W I T N E S S E T H :

     WHEREAS, on July 30, 1996, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp") and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that Subcorp will be merged with and into Monitek (the "Merger"); and

     WHEREAS, as a condition of the Merger, Sentex has agreed to enter into this Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the parties agree to the following:

     1. Initial Representation. Clarion acknowledges that the Board of Directors of Sentex (the "Sentex Board") has created a vacancy on the Sentex Board by creating a new directorship and has filled such vacancy by electing, in accordance with Section 14A:6-5 of the New Jersey Business Corporation Act, the person designated by Clarion (such person or any other person selected by Clarion pursuant to this Section 1 the "Clarion Designee"). Sentex agrees that from the date of this Agreement, in each instance in which individuals are nominated for election to the Sentex Board, Sentex shall cause to be nominated for election to the Sentex Board by the Sentex Shareholders the Clarion Designee in the manner set forth and subject to the conditions in Section 3 hereof.

     2. Subsequent Increases to Number of Directors. In the event the number of directorships of the Sentex Board is increased to more than six (6), Sentex shall cause to be nominated for election to the Sentex Board in the manner set forth and subject to the conditions set forth in Section 3 that number of additional individuals designated by Clarion ("Subsequent Designees") equal to
(i) the Appointment Number (as defined below) minus (ii) one (which is to account for the Clarion Designee that Clarion will be able to select at all times during the term of this Agreement without regard to the calculation of the Appointment Number). For purposes of this Agreement, "Appointment Number" means the following, rounded to the nearest whole number (with .50 being rounded up to the nearest whole number): the product of (i) the number of total directorships and (ii) the quotient equal to: (A) the sum of Sentex Common Shares owned by the Clarion Group (as defined below) and the Sentex Common Shares thereafter at any time issuable to the Clarion Group pursuant to the Clarion Note and any Class A Convertible Notes held by any members of the Clarion Group at the most favorable conversion rate provided for therein divided by (B) the aggregate number of Sentex Common Shares outstanding and the Sentex Common Shares that would be outstanding upon conversion or exercise of any security or other instrument of Sentex, including, without limitation, the Clarion Note, the Class A Convertible Note, options, and warrants, all at the most favorable conversion rate to the holder thereof. For purposes of this Agreement, "Clarion Group" means Clarion, and its then existing affiliates and associates, with the terms "affiliates" and "associates" having the meanings set forth in Section 14A:10A-3 of the New Jersey Shareholder Protection Act.

     3. Covenant of Sentex. Sentex shall cause the Clarion Designee and the Subsequent Designees, if any (the "Designee" or "Designees"), to be validly and timely nominated for election to the Sentex Board at the time and in the same manner as other proposed directors are nominated, shall recommend to the shareholders of Sentex (the "Sentex Shareholders") the election to the Sentex Board of the Designee(s) and shall not revoke or qualify such recommendation. Sentex shall use its reasonable best efforts to solicit from the Sentex Shareholders proxies in favor of the election of the Designee(s), and shall take such other action as may be reasonably necessary to cause such Designee(s) to be so elected. If any of the Designee(s) who serves on the

Sentex Board ceases, for any reason, to serve on the Sentex Board (other than as a result of the expiration of the specified term of such Designee(s)), Sentex shall take all actions reasonably necessary to cause the vacancy to be filled, as soon as practicable, by an individual designated by Clarion, but in any event no later than the earlier of the first meeting of the Sentex Board or the taking by the Sentex Board of any action by written consent following cessation of service by such Designee(s).

     4. Audit Committee. If and when Sentex obtains a listing on the NASDAQ National Market System ("NASDAQ"), the Sentex Board shall, in accordance with the listing requirements of NASDAQ (if any), form an audit committee composed of members of the Sentex Board (the "Audit Committee"). Upon formation of the Audit Committee and thereafter, Clarion shall have the right to have one of its Designees who has been elected as a director to the Sentex Board be a member of the Audit Committee.

     5. Observer. In addition to the Designee(s), Clarion shall have the right to have a representative attend and observe, but not participate in, Sentex Board meetings.

     6. Term and Termination. This Agreement shall terminate at any time the Clarion Group is not the Beneficial Owner (as defined hereinafter) of at least 10,000,000 Sentex Common Shares (subject to adjustments for stock splits, reverse stock splits and reclassifications of Sentex Common Shares). The term "Beneficial Owner" as used herein shall mean (i) all Sentex Common Shares that the Clarion Group would be deemed to own under Rule 13d-3 of the rules and regulations promulgated under the Securities and Exchange Act of 1934 ("Rule 13d-3") and (ii) all Sentex Common Shares thereafter at any time issuable to the Clarion Group pursuant to the Clarion Note and Class A Convertible Notes (at the most favorable conversion rate) that Clarion is not otherwise deemed to own under Rule 13d-3.

     7. Representations and Warranties of Sentex. Sentex represents and warrants to the Clarion that:

     (a) Sentex has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Sentex and the performance of its obligations hereunder have been duly and validly authorized by Sentex, and no other proceedings on the part of Sentex are necessary to authorize the execution and delivery of this Agreement or to perform such obligations. This Agreement has been duly and validly executed and delivered by Sentex and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Sentex enforceable against Sentex in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity.

     (b) The execution and delivery of this Agreement by Sentex do not, and the performance of this Agreement by Sentex will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Sentex, as each may have been amended or restated, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Sentex or by which any of Sentex's property may be bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Sentex's properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Sentex is a party or by which Sentex or Sentex's properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Sentex of its obligations under this Agreement.

     (c) The execution and delivery of this Agreement by Sentex do not, and the performance of this Agreement by Sentex will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Sentex of Sentex's obligations under this Agreement.

     8. Representations and Warranties of Clarion. Clarion represents and warrants to Sentex as follows:

     (a) Clarion has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Clarion and the performance of its obligations hereunder have been duly and validly authorized by Clarion, and no other proceedings on the part of Clarion are necessary to authorize the execution and delivery of this Agreement or to perform such obligations. This Agreement has been duly and validly executed and delivered by Clarion and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of Clarion enforceable against Clarion in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity.

     (b) The execution and delivery of this Agreement by Clarion do not, and the performance of this Agreement by Clarion will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or of Clarion, as each may have been amended or restated, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Clarion or by which any of Clarion's property may be bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Clarion's properties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Clarion is a party or by which Clarion or Clarion's properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Clarion of its obligations under this Agreement.

     (c) The execution and delivery of this Agreement by Clarion do not, and the performance of this Agreement by Clarion will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Clarion of Clarion's obligations under this Agreement.

     (d) Upon the consummation of the Merger, Clarion will be the Beneficial
Owner of           Sentex Common Shares, free and clear of all security
interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (the "Encumbrances"), except for those Encumbrances set forth in the Shareholders Agreement, dated the date hereof, by and among Clarion, CPS Capital, Ltd, an Ohio limited liability company, and Robert S. Kendall (the "Shareholders Agreement"). Except as limited by the Shareholders Agreement, Clarion otherwise has the sole voting power with respect to its Sentex Common Shares or has the power to direct the voting of such Sentex Common Shares. Except pursuant to the Shareholders Agreement, Clarion has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such Sentex Common Shares.

     9. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements with respect to the subject matter hereof.

     10. Binding Effect; Assignment. Each provision of this Agreement is binding upon and inure to the benefit the parties hereto and their respective, successors and assigns. This Agreement may not be assigned by any party hereto without the written consent of the other party hereto.

     11. Applicable Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

     12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement on the date first written above.

                                          SENTEX SENSING TECHNOLOGY, INC.

                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                          CLARION CAPITAL CORPORATION

                                          --------------------------------------
                                          Morris H. Wheeler, President

                                                            EXHIBIT F TO ANNEX A

                         PARTICIPATION RIGHTS AGREEMENT

     This Participation Rights Agreement (this "Agreement") is entered this
     day of             , 1996, by and among Sentex Sensing Technology, Inc., a
New Jersey corporation ("Sentex"), Clarion Capital Corporation, a Delaware corporation, ("Clarion") and each person or entity listed as a "Class A Holder" on the signature pages hereof (each a "Class A Holder" and, together the "Class A Holders").

                             W I T N E S S E T H :

     WHEREAS, on July 30, 1996, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp"), and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that Subcorp will be merged with and into Monitek (the "Merger"); and

     WHEREAS, pursuant to the Amended and Restated Note Exchange Agreement,
dated July   , 1996 by and between Clarion and Sentex, which is being entered into in connection with the Merger, Clarion will become the holder of a convertible note in the original principal amount of $136,414 (the "Clarion Note"), pursuant to which, under certain conditions, Clarion will be entitled to convert the Convertible Note into Sentex Common Shares (as defined in the Merger Agreement); and

     WHEREAS, pursuant to the Merger, the Class A Holders will become the holders of Class A Convertible Notes (as defined in the Merger Agreement), pursuant to which, under certain conditions, they will be entitled to convert the Class A Convertible Notes into Sentex Common Shares; and

     WHEREAS, as a condition of the Merger, Sentex has agreed to provide Clarion and the Class A Holders certain participation rights in connection with certain sales by Sentex of its capital stock; and

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the parties agree to the following:

     1. Participation Rights. Each time Sentex decides to sell any equity securities of Sentex in a private transaction or pursuant to a public offering (other than shares registered on Form S-4 or Form S-8 or successor forms promulgated under the Securities Act of 1933, as amended) (an "Offer") Sentex shall provide, as soon as practicable, Clarion and the Class A Holders written notice that describes in reasonable detail the nature of such transaction or offering, including, without limitation, the sale or offer price (if applicable) and the number of shares of the equity securities which Sentex has decided to sell in such transaction or offering (the "Notice of Sale"). By such notice Sentex shall be deemed to offer Clarion and the Class A Holders (which offer shall remain open for 10 business days following the receipt of such notice ("Option Period")) the opportunity to agree to purchase a portion of such securities (an "Option") on a pro rata basis according to the following calculation. The number of shares that each of Clarion and each Class A Holder will be entitled to purchase in such Offer shall be equal to the product of: (a) the total number of Sentex Common Shares or other securities Sentex intends to sell in such Offer and (b) the quotient equal to: (i) the total number of Sentex Common Shares theretofore issued and outstanding and thereafter at any time issuable (at the most favorable conversion rate) upon conversion of the Clarion Note or the Class A Note to Clarion or the Class A Holder, as the case may be, divided by (ii) the sum of the issued and outstanding Sentex Common Shares and the Sentex Common Shares thereafter at any time issuable upon conversion of the Clarion Note and the Class A Convertible Notes. Sentex Common Shares held by Clarion or the Class A Holders, as the case may be, that were not issued pursuant to the Clarion Note or the Class A Convertible Note shall not be included in the aforesaid numerator, and the aforesaid denominator shall not include Sentex Common Shares that are issuable upon conversion of other securities or instruments of Sentex.

     2. Election Not to Exercise Option. If Clarion or any Class A Holder does not exercise its Option within the Option Period by giving Sentex written notice of its or his agreement to purchase such securities, then

Sentex shall be permitted to sell such shares for a period of 60 days after the Option Period; provided, however, that if such shares are to be sold privately, Sentex shall not sell the such shares at a lower price or on terms more favorable than those specified, or to any person(s) not named as purchaser(s), in the Notice of Sale.

     3. Failure to Complete Sale. If Clarion or any Class A Holder does not exercise its Option, and Sentex does not consummate the Offer in the 60 day period provided for herein, no sale of such shares shall be made thereafter except in compliance again with the procedures provided for in this Agreement.

     4. Delivery and Payment. Delivery of and payment for any shares purchased on exercise of an Option shall be made at the closing of the private transaction or public offering that Sentex gave notice of pursuant to this Agreement.

     5. Representations and Warranties of Clarion and Each Class A Holder. Clarion and each Class A Holder represents and warrants to Sentex for himself, herself or itself only (the "Representor") that (i) the Representor, if an entity, is duly organized, validly existing and in good standing in the jurisdiction of its incorporation, (ii) the Representor, if an entity, has the full power and authority and, if a natural person, the power, right and capacity to execute, deliver and perform the Representor's obligations under this Agreement, (iii) the Representor, if an entity, has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement, and (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which the Representor is a party. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made each time a Representor participates in an Offering. The Representor shall indemnify and hold Sentex harmless from and against any and all losses, liabilities, damages, costs and expense (including, without limitation, reasonable attorneys fees and the cost of investigation), asserted against, imposed upon or incurred or suffered by Sentex as a result of any inaccuracy in these representations or warranties.

     6. Representations and Warranties of Sentex. Sentex represents and warrants to Clarion and each Class A Holder, that (i) Sentex is duly organized, validly existing and in good standing as a New Jersey corporation, (ii) Sentex has the full power and authority to execute, deliver and perform its obligations under this Agreement, (iii) Sentex has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement, (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which Sentex is a party and
(v) any Sentex Common Shares when issued to any Representor pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made each time Clarion or a Class A Holder participates in an Offering. Sentex shall indemnify and hold Clarion and the Class A Holders or any of them harmless from and against any and all losses, liabilities, damages, costs and expense (including, without limitation, reasonable attorneys fees and the cost of investigation), asserted against, imposed upon or incurred or suffered by Clarion and the Class A Holders as a result of any inaccuracy in these representations or warranties.

     7. Term and Termination. This Agreement shall terminate if the CPS Group (as defined hereinafter) no longer has effective control of Sentex. For purposes of this Agreement, "CPS Group" means CPS Capital, Ltd, an Ohio limited liability company, and its then existing affiliates and associates, with the terms "affiliates" and "associates" having the meanings set forth in Section 14A:10A-3 of the New Jersey Shareholders Protection Act.

     8. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements with respect to the subject matter hereof.

     9. Binding Effect; Assignment. Each provision of this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the written consent of the other party hereto.

     10. Applicable Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law.

     11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     12. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, overnight courier service, or certified mail, returned receipt requested, to the following addresses of the parties or at such other address as any party shall designate by such written notice:

     (a) if to Sentex:

              Robert S. Kendall
              Sentex Sensing Technology, Inc.
              c/o CPS Capital, Ltd.
              1801 East Ninth Street
              Cleveland, Ohio 44114

With a copy to:

              Baker & Hostetler
              3200 National City Center
              1900 East Ninth Street
              Cleveland, Ohio 44114-4585
              Attention: William M. Toomajian, Esq.

     (b) if to Clarion:

              Morris H. Wheeler
              Clarion Capital Corporation
              1801 East Ninth Street
              Cleveland, Ohio 44114

With a copy to:

              Lawrence Bell
              Benesch, Friedlander, Coplan
              & Aronoff
              2300 BP America Building
              200 Public Square
              Cleveland, Ohio 44114

     If to a Class A Holder:

              At the address set forth below
              such Class A Holder's Signature

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement on the date first written above.

                                          SENTEX SENSING TECHNOLOGY, INC.

                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                          CLARION CAPITAL CORPORATION

                                          --------------------------------------
                                          Morris H. Wheeler, President

                                          CLASS A HOLDERS:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                                            EXHIBIT G TO ANNEX A

                             SHAREHOLDERS AGREEMENT

     This Shareholders Agreement (this "Agreement") is entered this      day of
            , 1996, by and among CPS Capital, Ltd., an Ohio limited liability company ("CPS"), Clarion Capital Corporation, a Delaware corporation ("Clarion"), and each holder of the Class A Notes issued by Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") (each a Class A Holder and together the "Class A Holders").

                             W I T N E S S E T H :

     WHEREAS, on July 30, 1996, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp") and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Subcorp shall be merged with and into Monitek (the "Merger"); and

     WHEREAS, CPS is the Beneficial Owner (as such term is defined in Rule 13d-3 under the rules and regulations promulgated pursuant to the Securities and Exchange Act of 1934) of 27,095,665 common shares, $0.01 par value, of Sentex (the "Sentex Common Shares"); and

     WHEREAS, upon consummation of the Merger, Clarion received: (i) the Clarion Note (as defined in the Merger Agreement), which, subject to certain conditions, is convertible into Sentex Common Shares; (ii) a Class A Convertible Note (as defined in the Merger Agreement), which, subject to certain conditions, is
convertible to Sentex Common Shares; (iii) and           Sentex Common Shares;
and

     WHEREAS, upon consummation of the Merger, the Class A Holders received Class A Convertible Notes, which, subject to certain conditions, are convertible into Sentex Common Shares; and

     WHEREAS, as a condition of the Merger, CPS, Clarion and the Class A Holders agreed to enter into this Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the parties agree to the following:

                                   ARTICLE I

     Section 1.01 Representations and Warranties of CPS. CPS represents and warrants to Cohen, Clarion and the Class A Holders that (i) CPS is duly organized, validly existing and in good standing in the State of Ohio, (ii) CPS has the full power and authority to execute, deliver and perform its obligations under this Agreement, (iii) CPS has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement, (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which CPS is a party,
(v) except for the Sentex Common Shares that Robert S. Kendall beneficially owns through his ownership of CPS, Robert S. Kendall owns no Sentex Common Shares beneficially or of record, (vi) CPS has delivered to Clarion true and correct copies of the Linenberg Shareholder Agreement and the Bianco Shareholder Agreement (each as defined in Section 5.01), (vii) except for any Encumbrances (defined hereinafter) created (x) herein, (y) by the Linenberg Shareholder Agreement or (z) by the Bianco Shareholder Agreement, CPS owns its Sentex Common Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (the "Encumbrances"), and (viii) as of the date hereof no member of the CPS Group (as defined in Section 2.01) other than CPS owns any Sentex Common Shares or has the right to own any Sentex Common Shares pursuant to an option or other agreement. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made each time CPS exercises its rights hereto. CPS shall indemnify and hold Cohen, Clarion and the Class A Holders harmless from and against any and all losses, liabilities, damages, costs and expense (including, without limitation, reasonable attorneys fees and the cost of investigation) asserted against, imposed upon or incurred or suffered by Cohen, Clarion or the Class A Holders as a result of any material inaccuracy in these representations or warranties.

     Section 1.02 Representations and Warranties of Clarion and Each Class A Holder. Clarion and each Class A Holder each represents and warrants to CPS for himself, herself or itself only (the "Representor") that (i) the Representor, if an entity, is duly organized, validly existing and in good standing in the jurisdiction of its incorporation or organization, (ii) the Representor has the full power and authority and, if a natural person, the right and capacity, to execute, deliver and perform the Representor's obligations under this Agreement,
(iii) the Representor, if an entity, has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement, (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which the Representor is a party, (v) except for any Encumbrances created herein, the Representor owns the Representor's Sentex Common Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever, and (vi) except for the voting rights established in Section 5.01 herein, the Representor has the sole voting power with respect to its Sentex Common Shares and has not appointed or granted any proxy, which appointment or grant is still effective, with respect to such Sentex Common Shares. Clarion additionally represents and warrants, for itself only, to CPS that as of the date hereof no member of the Clarion Group other than Clarion owns any Sentex Common Shares, is a holder of a Class A Convertible Note or has any right to own any Sentex Common Shares pursuant to any options or other agreements. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made each time a Representor exercises such Representor's rights under this Agreement. Each Representor shall indemnify and hold CPS harmless from and against any and all losses, liabilities, damages, costs and expense (including, without limitation, reasonable attorneys fees and the cost of investigation) asserted against, imposed upon or incurred or suffered by CPS as a result of any material inaccuracy in these representations or warranties.

                                   ARTICLE II

     Section 2.01 Agreement to Standstill. Subject to certain allowances in this
Section 2.01, each of CPS and Clarion agrees that during the term of this Agreement no member of the CPS Group or member of the Clarion Group shall acquire, directly or indirectly, any Sentex Common Shares on any public market regulated by the Securities and Exchange Commission on which the Sentex Common Shares are traded unless: (i) CPS or Clarion, as the case may be, fully discloses such proposed acquisition to the other and (ii) the other agrees in writing to such proposed acquisition, only after having been fully informed as to all the material terms and conditions of such proposed acquisition. As used herein the following terms shall have the following meanings: "CPS Group" means CPS, its Affiliates and its Associates. The "Clarion Group" means Clarion, its Affiliates and its Associates. The terms "Affiliates" and "Associates" shall have the meanings set forth in Section 14A:10A-3 of the New Jersey Shareholder Protection Act without regard to whether such a person was an Affiliate or Associate at the time of this Agreement. Notwithstanding the provision of this
Section 2.01, neither CPS nor Clarion shall have any liability for any acquisition of Sentex Common Shares by any of their respective Associates, if, and to the extent, such acquisition was effected without the knowledge of CPS or Clarion, as the case may be.

     Section 2.02 Specific Performance. CPS and Clarion each acknowledge to the other that CPS or Clarion, as the case may be, would not have an adequate remedy at law for money damages in the event that the obligations under this Article II are not performed in accordance with its terms and therefore agree that the CPS or Clarion, as the case may be, shall be entitled to any other remedy to which it may be entitled at law or equity.

                                  ARTICLE III

     Section 3.01 Rights of First Refusal. Neither CPS, nor Clarion (the "Offeror"), shall transfer, sell, assign, convey, encumber, pledge or otherwise dispose of, voluntarily, involuntarily, by operation of law, or with or without consideration any Sentex Common Shares, of which it is the Beneficial Owner unless it shall have first given to the other (the "Offeree") written notice of the proposed transfer (the "Notice of Transfer") and the other shall not have exercised its option under Section 3.02 hereof to purchase such Sentex Common Shares designated in the Notice of Transfer. The Notice of Transfer shall contain the following information:

          (a) The number of Sentex Common Shares to be transferred (the "Committed Shares"), the terms upon which such party intends to make such a transfer, and whether such a transfer is to be a public or private sale, pledge, gift or other disposition.

          (b) The name or names of any person or persons, if the transfer is to be a private sale, pledge, gift, or other disposition to whom such party intends to transfer the Committed Shares.

          (c) If a private sale, the price at which such party intends to sell the Committed Shares and any other terms and conditions of purchase.

     Section 3.02 Option. The Offeree shall have the option to purchase all or a portion of the Committed Shares, exercisable for a period of 10 business days after receipt of the Notice of Transfer (the "Option Period") (i) if such shares are to be sold privately, at a price equal to the price at which the Offeror intends to sell the Committed Shares as specified in the Notice of Transfer or
(ii) if such shares are to be sold in the public market or transferred pursuant to a gift, pledge or other disposition, then at the Market Price (as defined hereinafter) on the first business day immediately preceding the date of receipt of the Notice of Transfer. This option will be exercisable by delivery to the Offeror within the Option Period of written notice (an "Exercise Notice") of the Offeree's intention to exercise the option. If the Offeree delivers an Exercise Notice, then the Offeror shall be obligated to sell the Committed Shares to the Offeree and the Offeree shall be obligated to purchase the Committed Shares from Offeror at the price, terms and conditions determined as set forth above. As used herein, the term "Market Price" means, with respect to any date, the closing sale price of Sentex Common Shares on such date on the principal domestic exchange on which the Sentex Common Shares may be listed at the time, or, if there shall have been no sales on any such exchange on any such day, the average of the closing bid and asked prices on such exchange on such day, or, if the Sentex Common Shares shall not be so listed, the average of the closing bid and asked prices on such day in the domestic over-the-counter market, or, if the bid and asked price for the Sentex Common Shares are not quoted in the domestic over-the-counter market on such day, the average bid and asked prices for the Sentex Common Shares as quoted on the domestic over-the-counter market on the most recent date prior to such day, or if the Sentex Common Shares are not being traded on an exchange or in the domestic over-the-counter market, the price determined in good faith by the Board of Directors of Sentex.

     Section 3.03 Election Not to Exercise Option. If the Offeree does not exercise its option in accordance with this Article III, then the Offeror, except in respect of the rights of Clarion and the Class A Holders pursuant to
Section 5.01 hereof, shall be permitted to transfer the Committed Shares for a period of 90 days after the Option Period; provided, however, that if such shares are to be sold privately, the Offeror shall not sell the Committed Shares at a lower price or on terms or conditions more favorable to the purchaser(s) than those specified, or to any person(s) not named as purchaser(s), in the Notice of Transfer.

     Section 3.04 Failure to Sell Committed Shares. If the Offeree does not exercise its option to purchase the Committed Shares, and the Offeror does not sell the Committed Shares in the 90 day period provided for herein, no sale of such shares shall be made thereafter except in compliance again with the procedures provided for in this Article III.

     Section 3.05 Delivery and Payment. Delivery of and payment for any Sentex Common Shares purchased by the Offeree pursuant to Section 3.02 shall be made within seven (7) business days following delivery of the Exercise Notice relating thereto or if different terms were provided for in the case of a private sale as described in the Notice of Transfer, then delivery and payment will be made on such terms. The purchase price shall be paid by certified or bank check or wire transfer of immediately available funds. All transfer taxes, documentary stamp taxes, and the like, if any, payable in respect of the sale of Sentex Common Shares pursuant hereto shall be borne by the Offeree. The obligation of the Offeree to purchase and pay for any Sentex Common Shares shall be subject, in the discretion of the Offeree, to the condition that good and valid title to such Sentex Common Shares shall be passed by the Offeror to the Offeree free and clear of any liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature (except restrictions relating to federal and applicable state securities laws).

     Section 3.06 Legends. All the certificates representing Sentex Common Shares now or hereinafter owned by either CPS or Clarion shall bear substantially the following legend:

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER
CONTAINED IN THAT CERTAIN SHAREHOLDER AGREEMENT DATED AS OF             , 1996,
AS AMENDED FROM TIME TO TIME, TO WHICH CPS CAPITAL, LTD, AN OHIO LIMITED LIABILITY COMPANY, CLARION CAPITAL CORPORATION, A DELAWARE CORPORATION, AND OTHERS ARE PARTIES. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST DELIVERED TO THE CORPORATION.

     For shares owned now, the legend shall be placed on such certificates within 5 business days of the execution of this Agreement or as soon as practical thereafter. For shares owned hereafter, the party shall deliver the certificate evidencing such shares to Sentex within 5 business days of purchasing such shares or as soon as practical thereafter for the purpose of having such legend placed on such certificate.

                                   ARTICLE IV

     Section 4.01 Voting Rights. Clarion agrees that so long as it is the Beneficial Owner of any Sentex Common Shares, that were issued upon conversion of the Clarion Note or Class A Convertible Note (including Sentex Common Shares issued as an interest payment pursuant to either such note), or upon the issuance of Sentex Common Shares under the Participation Rights Agreement it will vote such shares (to the extent it has voting power with respect thereto) during the term hereof in accordance with instructions received from CPS or its nominee on each matter submitted to the shareholders of Sentex and will execute an irrevocable proxy in favor of CPS, or if directed by CPS, in favor of Robert
S. Kendall or any of CPS's Affiliates or any member of the Board of Directors of Sentex substantially in the form set forth hereto as Exhibit A for such Sentex Common Shares so owned by Clarion from time to time after the date hereof if CPS so requests in writing.

                                   ARTICLE V

     Section 5.01 Tag Along Rights of Clarion and the Class A Holders. CPS shall not sell any or all of its Sentex Common Shares (the "CPS Shares") in a private transaction or pursuant to a public offering registered pursuant to the Securities Act of 1933, unless (a) Clarion has not exercised its option under
Section 3.02 hereof and (b) Clarion and the Class A Holders (each a "Monitek Holder" and, together the "Monitek Holders") are each offered, in writing, the opportunity (which offer shall remain open for 10 days following the receipt of notice of such private transaction or public offering) to sell or include in such transaction or offering (as the case may be) a number of Sentex Common Shares held by each such Monitek Holder for the same price and upon the same terms and conditions as offered to CPS that is no greater than the product of
(i) the number of CPS Shares that CPS has the opportunity to sell in such transaction or offering (as described in such notice to the Monitek Holders) and
(ii) the quotient equal to (A) the sum of the Sentex Common Shares owned of record (or in street name) by the Monitek Holder divided by (B) the sum of Sentex Common Shares owned of record (or in street name) by the Participating Group (defined hereinafter). For purposes of this Agreement the term "Participating Group" means CPS, any Monitek Holder that elects to participate in any such sale or offering, as the case may be, Joanne Bianco ("Bianco") if she elects to participate in such sale or offering, as the case may be, pursuant to the Shareholder Agreement, dated March 1, 1996, by and between CPS and Bianco (the "Bianco Shareholder Agreement") and Amos Linenberg ("Linenberg"), if he elects to participate in such sale or offering, as the case may be, pursuant to the Shareholder Agreement, dated March 1, 1996, by and between CPS and Linenberg (the "Linenberg Shareholder Agreement").

     Section 5.02 Exercising Tag Along Rights. For any transaction contemplated in Section 5.01, CPS shall provide the Monitek Holder with written notice that describes in reasonable detail the nature of the transaction, including, without limitation, the price and number of shares that CPS has the opportunity to sell in a private transaction or that are to be offered for sale through a registered public offering, as the case may be. The Monitek Holder shall then have 10 business days to accept or reject such offer and state the maximum number of Sentex Common Shares such Monitek Holder would like to include in such transaction or offering. In the event any Monitek Holder desires to sell less than such Monitek Holder is entitled or the Monitek Holder, after having accepted such an offer, decides not to participate in such sale or offering, then CPS may sell that number of Sentex Common Shares not sold by such Monitek Holder.

                                   ARTICLE VI

     Section 6.01 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, overnight courier service, or certified mail, returned receipt requested, to the following addresses of the parties or at such other address as any party shall designate by such written notice:

     (a) if to CPS:

              Robert S. Kendall
              CPS Capital, Ltd.
              1801 East Ninth Street
              Cleveland, Ohio 44114

With a copy to:

              Baker & Hostetler
              3200 National City Center
              1900 East Ninth Street
              Cleveland, Ohio 44114-4585
              Attention: William Appleton, Esq.

     (b) if to Clarion:

              Morris H. Wheeler
              Clarion Capital Corporation
              1801 East Ninth Street
              Cleveland, Ohio 44114

With a copy to:

              Benesch, Friedlander, Coplan & Aronoff
              2300 BP America Building
              200 Public Square
              Cleveland, Ohio 44114
              Attention: Lawrence Bell, Esq.

     If to a Class A Holder:

              At the address set forth below
              such Class A Holder's Signature

     All such notices and communications shall be deemed to have been duly given when delivered by hand or overnight courier; or, if mailed, five days after being deposited in the United States mail, postage prepaid.

     Section 6.02 Binding Effect and Term.

     (a) This Agreement shall be binding upon CPS and its successors, upon Clarion and its successors and each Class A Holder and its successor or heirs and legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of Clarion or CPS as the case may be.

     (b) Articles II and IV of this Agreement shall terminate on the earlier of
(i) CPS's ceasing to have effective control of Sentex or (ii) the third anniversary date hereof. The remaining Articles of this Agreement shall terminate when CPS ceases to have effective control of Sentex.

     Section 6.03 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written agreements with respect to the subject matter.

     Section 6.04 Applicable Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

     Section 6.05 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement on the date first written above.

                                          CPS CAPITAL, LTD.

                                          --------------------------------------
                                          Robert S. Kendall, President

                                          CLARION CAPITAL CORPORATION

                                          --------------------------------------
                                          Morris H. Wheeler, President

                                          CLASS A HOLDERS:

                                          --------------------------------------
                                          [Name and Address]

                                          --------------------------------------
                                          [Name and Address]

                                          --------------------------------------
                                          [Name and Address]

                                          --------------------------------------
                                          [Name and Address]

                                                            EXHIBIT H TO ANNEX A

                                VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is entered this 30th day of July, 1996, by and between Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") and Clarion Capital Corporation, a Delaware corporation ("Clarion").

                             W I T N E S S E T H :

     WHEREAS, on the date hereof, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp") and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that Subcorp will be merged with and into Monitek (the "Merger"); and

     WHEREAS, Clarion is the original payee and current holder of a promissory note in the principal amount of $476,940 made by Monitek, a copy of which is attached hereto as Exhibit A (the "Monitek Note"); and

     WHEREAS, as a condition of the Merger, Sentex and Monitek have agreed that the Monitek Note, together with all interest accrued thereon at the Effective Time (as defined in the Merger Agreement) will be exchanged for a convertible note of Sentex in the principal amount of $136,414 substantially in the form attached hereto as Exhibit B (the "Clarion Note"); and

     WHEREAS, in connection with the amendment and restatement of the Merger Agreement, which was originally entered into on June 24, 1996, Clarion and Sentex desire to amend and restate this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants set forth herein, the parties agree to the following:

     1. Exchange of Notes. At the Closing (as defined in the Merger Agreement), Clarion shall surrender to the custody of Sentex the Monitek Note, together with all interest accrued due thereon in exchange for the Clarion Note.

     2. Representations and Warranties of Clarion. Clarion represents and warrants to Sentex that (i) Clarion is duly organized, validly existing, and in good standing in the State of Delaware; (ii) Clarion has the full power and authority to execute, deliver and perform its obligations under this Agreement;
(iii) Clarion has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement; (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which Clarion is a party; (v) as of the date hereof Clarion has advanced funds or otherwise extended credit to Monitek equal to the principal amount of the Monitek Note; (vi) Clarion has been paid interest and principal by Monitek in an amount such that under the terms of the Monitek Note the remaining outstanding principal balance due as of the date of the Monitek Note was equal to $476,940; (vii) as of the date of the Monitek Note, there was no accrued interest on the Monitek Note; (viii) as of the date of the Monitek Note, there were no other advances or loans or extensions of any other credit to Monitek by Clarion; (ix) from the date set forth on the Monitek Note through the date hereof, Clarion has been the only holder of the Note; and (x) no third party has any right or claim to payments or other performance due under the Monitek Note. These representations and warranties shall survive the performance of this Agreement and shall be deemed to have been made again upon the exchange of the Monitek Note for the Clarion Note. Clarion shall indemnify and hold Sentex and Monitek harmless from and against any and all losses, liabilities, damages, costs and expense asserted against, imposed upon or incurred or suffered by Sentex or Monitek as a result of any inaccuracy in these representations or warranties.

     3. Representations and Warranties of Sentex. Sentex represents and warrants to Sentex that (i) Sentex is duly organized validly existing; (ii) Sentex has the full power and authority to execute, deliver and perform its obligations under this Agreement; (iii) Sentex has taken such action as is necessary to authorize the execution, delivery and performance of this Agreement; (iv) neither the execution nor the performance of this Agreement will conflict with, be a violation of, or cause a breach of any agreement to which Sentex is a party; and
(v) the Clarion Note, when issued, will be duly and validly issued in accordance with its terms. These representations and warranties shall survive the performance of this Agreement, and shall be deemed to have been made again upon the exchange of the Monitek Note for the Clarion Note, Sentex shall indemnify and hold Clarion harmless from and against any and all losses, liabilities, damages, costs and expense asserted against, imposed upon or incurred or suffered by Clarion as a result of any inaccuracy in these representations or warranties.

     4. Unpaid Interest and Future Advances. Clarion shall not accept or cause Monitek to pay any accrued or unpaid interest due under the Monitek Note unless the Merger Agreement has been terminated. Commencing on any date after the date of this Agreement, Clarion may provide advances to Monitek in accordance with the restriction relating to Monitek's ability to borrow funds in Section 5.3(f) of the Merger Agreement. All such advances from Clarion to Monitek shall be in compliance with the Small Business Investment Company Act of 1958, as amended, and the rules and regulations promulgated thereunder.

     5. Registration and Listing. Sentex shall use its best efforts to have the Sentex Common Shares that will be issuable upon conversion of the Clarion Note and issuable as interest on the Clarion Note included in the Registration Statement (as defined in the Merger Agreement). If such shares cannot be so included, then Sentex shall use its best efforts to register such shares as soon as reasonably practicable and maintain such registration as current, on Form S-1 or any other appropriate form under the Securities Act of 1933, as amended (the "Act"). If such shares cannot be so registered, then Sentex will use reasonable efforts to so register such shares under the Act for resale after conversion of the Clarion Note. Sentex shall cause its Board of Director to consider no less than annually from the Effective Time whether it is in the best interest of Sentex and its shareholders to obtain a listing on a National Market System.

     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to such subject matter.

     7. Binding Effect Assignment. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by either party without the prior written consent of the other party.

     8. Applicable Law. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.

     9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have set their hands to this Agreement on the date first written above.

                                          SENTEX SENSING TECHNOLOGY, INC.

                                          /s/ ROBERT S. KENDALL
                                          --------------------------------------
                                          Robert S. Kendall, Chairman and
                                          President

                                          CLARION CAPITAL CORPORATION

                                          /s/ MORRIS H. WHEELER
                                          --------------------------------------
                                          Morris H. Wheeler, President

                                                            EXHIBIT I TO ANNEX A

                         MANAGEMENT SERVICES AGREEMENT
                                   (CLARION)

This Agreement dated             , 1996, by and between CLARION MANAGEMENT LTD.,
a Delaware corporation, whose principal offices are located at 1801 East Ninth Street, Suite 510, Cleveland, Ohio 44114 ("Clarion Management"), and SENTEX SENSING TECHNOLOGY, INC., a New Jersey corporation, whose principal offices are located at 553 Broad Avenue, Ridgefield, New Jersey 07657 ("Sentex").

                            PRELIMINARY STATEMENTS:

        A. On July 30, 1996, Sentex, Sentex Merger Corp., a Delaware corporation and a wholly owned direct subsidiary of Sentex ("Subcorp"), and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which it is contemplated that Subcorp will be merged with and into Monitek (the "Merger").

        B. Prior to the Merger, Clarion Management, an affiliate of Clarion Capital Corporation, a Delaware corporation and principal stockholder of Monitek, provided certain management services to Monitek.

        C. Sentex anticipates that from time to time it may need the expertise, advice and skills of Clarion Management in operating the business of Monitek for a period of time after the date hereof.

        D. It is a condition of the Merger that the parties enter into this Agreement.

Therefore, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

      1. MANAGEMENT SERVICES. If Sentex retains Clarion Management, as an independent contractor, to provide limited management services to Sentex and its subsidiaries (collectively the "Sentex Companies") then the terms and conditions for such service shall be as set forth in this Agreement. The nature and extent of the services (the "Services") to be provided shall be determined by Sentex and described in a writing and may vary from time to time in separate writings as agreed by the parties (the "Description of Services"). Each Description of Services shall include a description of the following:

        (a) the scope and nature of the project;

        (b) the anticipated results;

        (c) any written or oral work product that is to be delivered to Sentex; and

        (d) the time frame within which the project is to be completed.

        Clarion Management shall notify Sentex within five business days of receipt of the Description of Services if Clarion Management desires to accept the engagement for Services. The Services may be performed by Morton Cohen, Morris Wheeler and any other Clarion Management employees whom Sentex consents to in writing (the "Authorized Personnel"). The parties may add, remove or substitute personnel from time to time as they may agree in writing.

      2. PERFORMANCE OF SERVICES. Notwithstanding that the nature and extent of the services will be determined in all respects by Sentex, the manner in which the Services are to be performed and the specific hours to be worked by the Authorized Personnel shall be determined in all respects by Clarion Management.

      3. COMPENSATION. Sentex will pay Clarion Management $31.25 for each quarter of one hour a person who is a member of the Authorized Personnel performs Services under a Description of Services (the "Compensation"). The Compensation shall be payable to Clarion Management

         30 days after Clarion Management submits an invoice (which may be sent no more often than monthly) to Sentex that sets forth in sufficient detail each member of the Authorized Personnel who performed Services, the amount of time each person incurred on the performance of such Services on a given day and a reasonable description of the Services performed on such day.

      4. EXPENSE REIMBURSEMENT. Clarion Management shall be entitled to reimbursement from Sentex for all reasonable "out-of-pocket" expenses incurred in the performance of the Services hereunder in accordance with and subject to Sentex's regular policies in effect regarding reimbursement of expenses and the documentation required in connection therewith.

      5. TERM/TERMINATION. Except with respect to any Services that have been set forth in a Description of Services that have not been performed, this Agreement can be terminated by either party at any time upon delivering written notice to the other. If Sentex has delivered to Clarion Management a Description of Services, and Clarion Management has agreed to perform the Service thereunder this Agreement may not be terminated with respect to such Services contemplated under the Description of Services until such Services have been performed and Compensation therefor has been paid.

      6. INDEPENDENT CONTRACTOR. It is understood by the parties to this Agreement that Clarion Management is an independent contractor to Sentex and nothing in this Agreement shall be construed to create an employer/employee relationship between any of the Sentex Companies and any of the personnel of Clarion Management. Sentex shall incur no additional expense for the benefits of any Clarion Management personnel.

      7. ASSIGNMENT. Clarion Management's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of Sentex.

      8. CONFIDENTIALITY. Clarion Management acknowledges and agrees that the Sentex Companies maintain confidential and proprietary information and trade secrets, including, without limitation, discoveries, ideas, inventions, drawings, blueprints, manuals, customer and supplier lists and other material of a technical, business or fiscal nature (collectively "Confidential Information"). CPS agrees not to disclose any Confidential Information to third parties unless authorized to do so by Sentex in writing, except, however, that Clarion Management may disclose or use such Confidential Information in the performance of the Services hereunder. The foregoing restriction shall not apply to any information that is in the public domain or becomes available to Clarion Management, after the Termination of the Agreement, from sources other than Sentex. Clarion Management acknowledges and agrees that disclosures of Confidential Information would cause irreparable damage to Sentex and, in the event of breach of this provision, Sentex would be entitled to any and all remedies at law and equity including temporary and permanent injunctive relief.

      9. RETURN OF RECORDS. Upon termination of this Agreement, Clarion Management shall deliver all records, notes, data, memorandums, models, and equipment of any nature that are in Clarion Management's possession or under Clarion Management's control and that are the property or relate to the business of any of the Sentex Companies.

     10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

            CONSULTANT                                COMPANY
            Clarion Management Ltd.                   Sentex Sensing Technology, Inc.
            Morris H. Wheeler                         Robert Kendall
            President                                 President
            1801 East Ninth Street                    553 Broad Avenue
            Cleveland, Ohio 44114                     Ridgefield, New Jersey 07657

        Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

     11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

     13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, constructed, and enforced as so limited.

     14. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     15. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New Jersey without regard to principles of conflict of laws.

        CLARION MANAGEMENT LTD.                     SENTEX SENSING TECHNOLOGY, INC.
        By: _________________________________       By: ___________________________
            Morris H. Wheeler, President                Robert S. Kendall, Chairman and
                                                          President

                                                            EXHIBIT J TO ANNEX A

S E N T E X   Sensing Technology, Inc.

June 4, 1996

Mr. Frank J. Vetrovic
President
Monitek Technologies, Inc.
1495 Zephyr Avenue
Hayward, CA 94544

Mr. Morris H. Wheeler
President
Clarion Capital Corporation
1801 East Ninth Street
Suite 510
Cleveland, OH 44114

Dear Frank and Morris:

This letter will confirm our understanding that in order to induce Sentex Sensing Technology, Inc., a New Jersey corporation ("Sentex") and Monitek Technologies, Inc., a Delaware corporation ("Monitek"), to enter into an Agreement and Plan of Merger by and among Sentex, Sentex Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Sentex ("Subcorp"), and Monitek on or about the date of this letter (the "Merger Agreement"), that Sentex, Monitek, and Clarion Capital Corporation, a Delaware corporation and principal stockholder of Monitek ("Clarion"), have agreed in principle as follows:

As of this date and until final closing of the Merger Agreement, Sentex shall provide Monitek certain strategic, operational and financial consulting services for a fee equal to $16,667 per month. In no event is this period of time to exceed six months. These fees will accrue to Sentex and shall be paid only after the Interim Borrowings (as defined in the Merger Agreement) have been paid in full, including accrued interest at 12% per annum. In the event the Merger does not close, Sentex will forgive all accrued fees on the date of termination of the Merger Agreement and Monitek will have no obligation to Sentex or any other party for repayment of the accrued consulting fees.

Sentex shall provide advisory services to Monitek management regarding all aspects of Monitek's day-to-day operations. Monitek's management shall give due consideration to the advice of Sentex and shall make no management decisions inconsistent with that advice without adequate explanation to Sentex.

To assist Clarion in determining appropriate funding for working capital requirements pursuant to the Merger Agreement, Monitek's management, under the supervision of Sentex, shall develop and provide to Clarion a report, twice a month, that includes a detailed three-month running analysis of expected working capital requirements and other pertinent business information. Based on the report, Sentex shall make a recommendation to Clarion on the appropriate funding level pursuant to the Merger Agreement.

It is Clarion's current belief that establishing a new factoring relationship in the event the Merger does not close would be costly and difficult. Accordingly, in the event Monitek does not terminate the factoring relationship within 14 days of this letter, Clarion agrees to reduce its repayment at closing by an amount equal to the difference to Monitek between the cost of factoring during the pendency of the Merger Agreement and the cost of financing an equal amount with Clarion during the pendency of the Merger Agreement.

All Interim Borrowings to Monitek may be secured by a first priority security interest in all assets of Monitek until such time as the notes, including accrued interest, are paid in full, at closing. Simultaneously with the payment of the Clarion notes, Clarion will relinquish all priority security interest in Monitek's assets.

We look forward to working with you.

Sincerely,

/s/ ROBERT S. KENDALL
---------------------------------------------------------
Chairman and President
Sentex Sensing Technology, Inc.

Accepted by:

MONITEK TECHNOLOGIES, INC.

/s/ FRANK J. VETROVIC
---------------------------------------------------------
Frank J. Vetrovic
President

CLARION CAPITAL CORPORATION

/s/ MORRIS H. WHEELER
---------------------------------------------------------
Morris H. Wheeler
President

                                                    MONITEK'S FORM 10-K--ANNEX B

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                   FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                          COMMISSION FILE NO. 0-16544

                   FOR THE FISCAL YEAR ENDING MARCH 31, 1996

                           MONITEK TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    Delaware
                                   ---------
                        (State or other jurisdiction of
                         incorporation or organization)

                                   94-1689129
                                  ------------
                                (I.R.S. Employer
                              Identification No.)

                               1495 Zephyr Avenue
                           Hayward, California 94544
                   -----------------------------------------
              (Address of principal executive offices) (Zip Code)

                                     94544
                                ---------------
                                   (Zip Code)

                                 (510) 471-8300
                 ---------------------------------------------
              (Registrant's telephone number including area code)

                           -------------------------

          Securities registered pursuant to Section 12 (b) of the Act:
                                      None

          Securities registered pursuant to Section 12 (g) of the Act:
                          Common Stock, $.01 par value

     Indicate by check whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. YES  X    NO

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of Monitek Technologies Common Stock, $.01 par value, held by non-affiliates, computed by reference to the average of the closing bid and asked prices as reported by NASDAQ on June 17, 1996: $827,747.

     Number of shares of Common Stock and Class A Common Stock, respectively, of MONITEK TECHNOLOGIES, INC., $.01 par value, issued and outstanding as of June 21, 1996: 1,690,424 and 1,252,676.

                      DOCUMENTS INCORPORATED BY REFERENCE

Part IV - Item 14 -- Exhibits, Financial Statement
         Schedules, and Reports on Form 8-K                        See Page B-15

                                     PART I

ITEM 1.  BUSINESS

  (a) General Development of Business

     Monitek Technologies, Inc. (the "Company") designs, develops, assembles and markets instruments for the measurement of clarity (turbidity), suspended solids content, color, purity, flow, level and volume of liquids in industrial and waste water environments. The Company's products are typically used in-line (i.e. inserted directly into the monitored liquid), thereby facilitating automation and control of various industrial processes by providing on-line (i.e. continuous) measurement of the characteristic being monitored. The Company's current line of products, which are based on optical, ultrasonic, acoustic and magnetic technologies, have been specially adapted for various applications in the chemical and petrochemical, water treatment, food and beverage, pulp and paper, and biotechnology and pharmaceutical industries, where their abilities to withstand high temperature, extremes in pressure and corrosive environments are important factors. The Company believes its instruments are capable of adaptation and enhancement for use in other industries, as well as for additional applications in those industries which the Company currently serves. The Company's products are currently sold worldwide.

     The Company has experienced continued losses from operations during the last several years, which has resulted in the reduction of unused sources of liquidity to a very low level. As set forth in Note 17 of the accompanying independent auditors' report and notes to consolidated financial statements and in Management's Discussion and Analysis of Financial Condition and Results of Operations on page 10 hereof, these losses and the resulting effect on cash flow raise significant doubt about the Company's ability to continue as a going concern without additional sources of external financing.

  (b) Financial Information about Industry Segments

     During the three years ended March 31, 1996, the Company operated in one business segment.

  (c) Narrative Description of Business

GENERAL

     The Company was organized in Delaware in April 1987 as a wholly-owned subsidiary of Monitek, Inc., a California corporation doing business since 1969, for the purpose of acquiring the latter pursuant to an agreement and plan of merger. The merger was consummated on July 10, 1987. Prior to the merger, the Company conducted no operations and had neither assets nor liabilities.

PRODUCTS

     The Company is engaged in the design, development, assembly and marketing of a line of instruments for the in-line measurement of clarity (turbidity), suspended solids content, color, purity, flow, level and volume of liquids in industrial and waste water environments. The Company's products, which are based on optical, magnetic, acoustic and ultrasonic technologies, facilitate automation and control of various processes by providing on-line measurement of the characteristic being monitored. The Company's products have been specially adapted for use in the chemical and petrochemical, water treatment, food and beverage, pulp and paper, and biotechnology and pharmaceutical industries to aid in quality control procedures, process control, process monitoring, chemical addition control procedures, contamination measurement, contamination alarm and other aspects of industrial processes.

  Optical Based Products

     The heart of the Company's product line are suspended solids analyzers, which are in-line monitors that measure clarity, suspended solids content and purity of liquids. The Company's two major types of suspended solids analyzers, which operate on the same basic principle, are turbidimeters and concentration / content monitors. The suspended solids analyzers work on the principle of light scatter and/or absorption. Light is emitted by the instrument and photosensors detect the amount of light that is either scattered or absorbed by the solids in the liquid. This information is transmitted to a remote electronic indicating transmitter device, which displays the data on a scale of the characteristic being monitored and retransmits the information to a control computer or data logger. Many of the Company's transmitters offer alarm features while others eliminate false readings caused by bubbles or signal an abnormal sample. The sales prices of suspended solids analyzers range from $4,000 to $10,000 per system.

     The Company's suspended solids analyzers are available in a wide range of sizes and configurations to meet customer requirements. The Company's basic instruments can also be specially adapted for particular applications with the addition of available options. Certain instruments are designed to be "explosion proof", i.e. the instrument is enclosed in such a way as to prevent internal electrical or chemical reactions from igniting explosive mixtures existing in the atmosphere surrounding the encased instrument, and have been approved for the use in explosive environments by Underwriters' Laboratories (U.L.). This characteristic is of a particular importance in the petrochemical industry. Other instruments are adapted to be watertight and dust-tight to protect the equipment against splashing, seeping or falling water and severe external condensation, while others are adapted to withstand high temperatures, extremes in pressure and corrosion for applications in such industries as the chemical and pulp and paper industries. An example of an adaptation for a particular application is a line of the Company's suspended solids analyzers -Cleansimatic Liquid Analysis Meters (CLAM)- which employ a mechanical self-cleaning apparatus designed to eliminate the problem of fouling inherent in wastewater treatment applications.

     The Company has developed two insertable in-line sensors, one for measurement of consistency, for use in various industries and the other (Cell Density Analyzer) for measurement of cell growth rate and concentration in fermentation processes. Fermentation is a major process used in the pharmaceutical and biotechnology industries and the instrument provides a continuous measurement relative to cell growth. Unlike the Company's original line of suspended solids analyzers, which require accessories fitted to the actual pipe size to which the instrument is attached, the insertable fiber optic sensors are capable of being inserted into any size pipe through special fittings. The advantage of such devices over conventional suspended solids analyzers is their ability to provide the customer with an easier, more cost-effective means of installation and servicing, in that it does not require shutting down the process flow of the liquid or extensive structural work often necessary with the non-insertable products.

     A second optical-based product line is color monitors, which are used to measure the difference in the absorption of light through a liquid at two wavelengths. This measurement is indicative of color or concentration. To date, these instruments have been sold primarily to petrochemical refineries where the avoidance of color in the final product is essential. The Company's color monitors also have application in the processes of color addition and color removal in such industrial liquids as printing inks, sugar, vegetable oil, beverages and solvents. Color monitors use photosensors and optical filters that detect the amount of light absorbed by the pertinent wavelength or color. Sales prices of color monitors range from $5,000 to $12,000 per system.

  Non-Optical-Based Products

     The Company currently markets three non-optical-based products. The first is an insertable magnetic flowmeter, a device which measures flow of liquids in closed pipes. The flow of the measured liquid through the sensor's magnetic field creates a voltage proportional to the flow. This voltage is sensed, amplified and combined with the cross-sectional area of the pipe to produce a flow measurement. The Company's magnetic flowmeters, which range in price from $3,000 to $5,000, have applications in water distribution, water treatment and pulp and paper plants.

     The ultrasonic level and flow meter is the Company's second significant non-optical-based product line. These instruments were designed to measure the level of any liquid, solid or granular material in any vessel or open area using non-contact, ultrasonic techniques and to calculate electronically the height or volume of the monitored material based on the size of the vessel. When used in a flume or weir, level is electronically interpreted as flow. Ultrasonic level and flow meters have traditionally ranged in price from $1,000 to $2,500.

     The Micro Pure ultrasonic suspended solids meter, the third significant non-optical based product line, has allowed the Company to expand into new markets and improve its effectiveness in existing markets. The acoustic technique allows the low range measurement of suspended solids and emulsions independent of color and coating. Significant opportunities exist for measuring oil in water, inks, dyes and photographic liquids, all of which have been difficult measurements for the Company's optical products because of the lack of light and/or existence of substances (i.e., oil) which coat the optical parts. Micro Pure products range in price from $10,000 to $16,000 per system.

  Spare Parts

     Sales of spare parts is an important part of the Company's business, accounting for 15% to 18% of sales volume for the past three years.

  Warranty and Service

     The Company typically warrants its products for a period of one year after shipment and passes along any warranties from original manufacturers of components used in its products. To date, the Company has not had any significant claims pursuant to warranties. The Company provides for its own equipment servicing for certain products with in-house field service personnel.

AREAS OF PRODUCT RESEARCH

     The Company's research and development activities are primarily devoted to the development of new measurement products and the adaptation and enhancement of existing products for new applications. The Company expended approximately $399,000, $332,000 and $273,000 for research and development during the fiscal years ended March 31, 1996 ("Fiscal 1996"), March 31, 1995 ("Fiscal 1995") and March 31, 1994 ("Fiscal 1994), respectively.

     Spending for research and development, which had been dramatically reduced in Fiscal 1994, remained at a relatively low level well into Fiscal 1995, at which time the management made the decision to fund certain projects that had been placed on hold, resulting in increased expenditures during the second half of Fiscal 1995 and all of Fiscal 1996. The Company introduced a number of new and enhanced products during Fiscal 1996, including a low cost transmitter for its cell density probe , several transmitters that were redesigned to meet new European electrical standards and a line of low cost ultrasonic level meters.

     The Company currently has a number of other products and technology advances under development, but it is the policy of the current management to withhold announcement or publication of specific new products until they are ready to be released for production and sale.

MANUFACTURING AND SUPPLIERS

     The Company's manufacturing operations primarily involve the assembly, testing, quality control and packaging of materials and components, which are generally available in the market place from numerous suppliers and sources. Material and components necessary for the Company's manufacturing activities have always been available, and the Company does not anticipate any future shortages or unavailability of such materials and components.

     The Company's inventory is comprised primarily of parts to make sub-assemblies, fully assembled instruments and materials required to adapt instruments for particular applications and customer specifications. The Company attempts to maintain a sufficient inventory of materials and components so as to be able to fill orders for its products within four to eight weeks after receipt of an order.

SALES AND MARKETING

     The Company markets its products on a world-wide basis, with particular emphasis on the United States and Continental Europe. Revenues and operating income for each of the three years ended March 31, 1996, and identifiable assets at the end of each period are set forth in Note 13 of the consolidated financial statements included elsewhere in this document.

COMPETITION

     The Company sells products which have use in a wide variety of applications in many industrial and municipal markets. The Company faces competition in each market to which it sells products from companies which sell products that are substantially similar to, or which perform comparable functions as, those sold by the Company. BTG, Hach, Sigrist and General Signal are the Company's principle competitors which sell products using the same or similar technologies as those of the Company. Valmet Automation Inc., Royce Instruments and Kay-Ray Inc. sell devices based on mechanical, ultrasound and nuclear technologies which compete with certain of the products sold by the Company. Certain of the Company's competitors have production facilities in Europe and consequently may not be subject to the same fluctuations in the value of the United States dollar as the Company is with respect to its German subsidiary. All of such companies, and many smaller entities that specialize in a limited number of products competitive with those of the Company, have financial, marketing and other resources substantially greater than those of the Company.

     The Company believes that the most significant competitive factors with respect to the industrial market are technical performance and adaptability, quality, maintenance and service, while price is a the major competitive factor for the municipal market. The Company believes it also has a competitive advantage in its ability to service numerous market segments while other companies, other than BTG, service only a limited market. Accordingly, a salesperson or distributor calling on an industrial company which has a liquid-based product or uses water in its manufacturing process will generally have a number of the Company's products in its line which it could sell.

PATENTS, PROPRIETARY RIGHTS AND TRADEMARKS

     The Company has obtained 11 United States patents and a number of foreign patents, covering fundamental technology and applications of use of the Micro Pure product line and some other potential products. The Company has also obtained a United States patent and several foreign patents for its Cell Density Analyzer.

     The Company believes that trade secrets and unpatented proprietary knowledge used to adapt its products for specific industries and applications is of greater importance to the development of its competitive position than patents. All of the Company's employees have entered into confidentiality agreements and have agreed to assign to the Company any inventions relating to the Company's business made by them while in the Company's employ. However, there can be no assurance that others may not acquire or independently develop similar technologies which will enable them to more effectively compete with the Company.

     While the Company believes that none of its instruments infringes upon patents or other proprietary rights of others, there is a possibility that other parties may claim that parts of the Company's instruments do infringe upon their patents or other proprietary rights. There can be no assurance that the Company will be successful in defending against such claims of infringement, and the expenses of defending such claims could be substantial.

     The Company has obtained registered trademarks for the names "Monitek", "CLAM" and "Micro Pure" and the Monitek and Micro Pure logos.

EMPLOYEES

     As of March 31, 1996, the Company had 34 full-time employees, 3 of whom were engaged in product design and engineering, 13 were engaged in manufacturing and production, 12 were engaged in marketing and sales, and 6 were in general corporate and administrative positions. The Company also had 7 part-time employees and 2 temporary employees. The Company's ability to develop, manufacture, market and sell products and to establish and maintain its competitive position will depend, in large part, on its ability to attract and retain qualified personnel. None of the Company's employees is represented by a union. The Company believes that its relations with its employees are satisfactory.

ITEM 2.  PROPERTIES

     The Company's headquarters and manufacturing operations occupy approximately 23,500 square feet of leased space in Hayward, California. The lease provides for a base annual rental of approximately $132,000 and expires in November 1997.

     The Company also leases approximately 3,000 square feet of office and warehouse space in Dusseldorf, Germany pursuant to a lease which expires in March 2003, and provides for a base annual rental of $95,000, based on the rate of exchange in effect at March 31, 1996.

     Management believes that these facilities are more than adequate to provide for the Company's business needs during the remaining terms of the respective leases.

ITEM 3.  LEGAL PROCEEDINGS

     The Company was a defendant in a patent dispute in Germany involving its subsidiary, Monitek GmbH. The complaint sought up to 300,000 Deutsche Marks (approximately $203,000 at the current rate of exchange) from the Company. A trial was held in the District Court, Munich, Germany and in May 1991 the Court ruled that the claim filed against Monitek GmbH was dismissed, at which time the other party in the action appealed the decision. In June 1995, a hearing was held before the Supreme Court (Bundesgerichtshof) in Germany and, again, the outcome was very favorable to the Company, resulting in the revocation of the other party's patent. The Company's German patent attorney has rendered an opinion that Monitek GmbH should be able to recover, from the other party, certain legal and other costs incurred in connection with this case.

     The Company is not a party to any other material legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     There were no matters submitted during the fourth quarter of the fiscal year covered by this report to a vote of Stockholders, through the solicitation of proxies or otherwise.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Through December 3, 1993, the Company's Common Stock was traded in the over-the-counter, national quotation system under the NASDAQ symbol MTEK. On December 6, 1993, the stock was delisted from the NASDAQ SmallCap Market and was subsequently listed on the OTC Bulletin Board. The following sets forth the high and low closing bid prices for the Common Stock for the periods indicated, as reported by the National Association of Securities Dealers Automated Quotation System and the National Quotation Bureau. Such prices represent prices between dealers without adjustment for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

     The Company had, through July 29, 1994, outstanding Redeemable Common Stock Purchase Warrants and Units (consisting of two shares of Common Stock and one Warrant). The Warrants and Units were traded under the NASDAQ symbols MTEKW and MTEKU, respectively. There has been no significant trading of the Warrants and Units during the last three years and the Warrants expired on July 29, 1994.

COMMON STOCK                                               HIGH        LOW
------------                                              -------    -------
1994     First Quarter                                    0.0625     0.0625
         Second Quarter                                   0.125      0.0625
         Third Quarter                                    0.1875     0.125
         Fourth Quarter                                   0.20       0.15
1995     First Quarter                                    0.20       0.15
         Second Quarter                                   0.15       0.125
         Third Quarter                                    0.125      0.0625
         Fourth Quarter                                   0.25       0.125
1996     First Quarter                                    0.1875     0.0625
         Second Quarter (Through June 17)                 0.125      0.125

     On June 17, 1996, the Closing bid price of the Company's Common Stock, as reported by the National Quotation Bureau, was $0.125.

ITEM 6.  SELECTED FINANCIAL DATA

                            SELECTED FINANCIAL DATA

     The following data for the five years ended March 31, 1996, have been taken from the consolidated financial statements of the Company, which have been audited by the Company's independent public accountants. The data for the three years ended March 31, 1996, should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this document and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       YEARS ENDED MARCH 31,
                               ----------------------------------------------------------------------
                                  1996           1995           1994           1993           1992
                               ----------     ----------     ----------     ----------     ----------
STATEMENT OF OPERATIONS DATA:
Net Sales....................  $6,695,396     $6,089,400     $5,680,288     $7,239,869     $7,642,612
Gross profit.................   3,640,497      3,301,352      2,970,985      3,933,176      4,383,587
Selling, general and
  administrative expenses....   3,740,091      3,383,701      3,481,502      4,091,425      4,035,130
Operating loss...............    (498,433)      (414,339)      (783,613)      (712,821)      (222,089)
Interest expense.............     101,211         46,055         42,446         55,310         50,649
Loss before income tax
  expense....................    (558,163)      (269,142)      (770,601)      (727,528)      (165,736)
Income tax expense...........       3,884          3,858          3,026          3,426         12,087
                               ----------     ----------     ----------     ----------     ----------
Net loss.....................  ($ 562,047)    ($ 273,000)    ($ 773,627)    ($ 730,954)    ($ 177,823)
                                =========      =========      =========      =========      =========
Net loss per share...........       ($.19)         ($.09)         ($.26)         ($.24)         ($.06)
                                    =====          =====          =====          =====          =====
Weighted average shares
  outstanding................   2,943,100      2,950,100      2,985,100      2,988,213      3,026,750

                                                       YEARS ENDED MARCH 31,
                               ----------------------------------------------------------------------
                                  1996           1995           1994           1993           1992
                               ----------     ----------     ----------     ----------     ----------
BALANCE SHEET DATA:
Working capital..............  $  877,060     $1,381,074     $1,552,547     $2,226,742     $2,915,733
Total assets.................   2,608,200      2,771,755      2,832,294      3,866,041      4,576,167
Long-term debt and capital
  lease obligations..........          --             --          5,005          6,481         12,232
Stockholders' equity.........   1,024,186      1,594,502      1,839,917      2,623,533      3,349,830

------------------

Note: No cash dividends have been declared during these periods.

ITEM 7. MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

LIQUIDITY AND CAPITAL RESOURCES

     Net working capital decreased from $1,381,000 on March 31, 1995, to $877,000 on March 31, 1996, as a result of the net loss for Fiscal 1996, partially offset by various changes in non-current assets.

     While the net working capital may appear to be at a fairly safe level, it should be noted that a major portion of the Company's assets are in the form of inventories and accounts receivable. The Company's unused sources of liquidity, consisting of unrestricted cash and shortterm interest bearing securities, decreased from $60,000 on March 31, 1995, to $51,000 on March 31, 1996. As set forth in the accompanying independent auditors' report and notes to consolidated financial statements (Note 17) the Company's recurring losses from operations and the resulting effect on cash flow raise substantial doubt about its ability to continue as a going concern without additional sources of external financing. On June 24, 1996, the Company's Board of Directors approved an Agreement and Plan of Merger (the "Merger Agreement") with Sentex Sensing Technology, Inc. ("Sentex") and a Sentex subsidiary. On the same date, the Merger Agreement was approved by the Boards of Directors of Sentex and its subsidiary. Sentex develops and manufactures automated devices designed to identify and measure the concentrations of certain chemicals and its stock is traded on the NASDAQ Small Cap stock market. The Merger Agreement will be submitted for approval by the Company's shareholders and the Sentex shareholders at special meetings expected to be held later in the year. The Merger Agreement provides for the merger (the "Merger") of the Sentex subsidiary into the Company. Consummation of the Merger is subject to a variety of customary conditions and, accordingly, there can be no assurance that the Merger will take place. The Company believes Sentex has a sufficiently strong cash position to satisfy the intermediate term needs of the Company for working capital. In addition, the Company intends to seek a working capital loan or loans from its major shareholder, Clarion Capital Corporation ("Clarion"), pending completion of the Merger. However, there can be no assurance that Clarion will loan additional funds to the Company. It is a condition to the consummation of the Merger that any such new loans by Clarion be repaid by the time of the closing of the Merger.

     In the event that the Merger does not take place, the Company's management will continue to seek other sources of financing including, but not limited to, loans collateralized by assets of the Company and a sale of equity securities, to fund its operating and working capital requirements. There is no assurance that such financing, if available, can be obtained on terms satisfactory to the Company.

     At March 31, 1996, the Company had available net operating loss carryforwards of approximately $5,405,000 and $1,700,000 to offset future Federal and California taxable income, respectively. The Tax Reform Act of 1986 imposes certain restrictions on the amount of net operating loss carryforwards which can be used in any one year by the Company for losses prior to July 31, 1987, the date of the Company's initial public offering, which is deemed to be a change of ownership for Federal tax purposes. The Company's utilization of the Federal net operating loss carryforwards from years prior to Fiscal 1988, totaling $1,640,000, is limited to approximately $620,000 per year. Deductions available for net operating losses generated in years subsequent to the change in ownership are unlimited. If the Company's income were to exceed the permissible net operating loss carryforward deduction, as to which there can be no assurance, the Company would incur a liability for Federal income taxes on the excess earnings, even though net operating loss carryforwards would be available for future years.

     As of April 1, 1991, the Company's IC-DISC, Monitek International, Inc., was effectively terminated and accordingly, the March 31, 1995 and March 31, 1996, consolidated financial statements and related notes do not include any activity related to such entity. As a result, the Company has begun repatriation of the undistributed earnings of the IC-DISC as of April 1, 1991. The undistributed earnings of approximately $780,000 will be recognized as income, for tax return purposes, by the Company over the 10-year period ending March 31, 2001.

     The Company has no current plans to repatriate the undistributed earnings of its foreign subsidiary. Therefore, no tax provision has been made to cover the repatriation of such undistributed earnings at March 31, 1996, 1995 or 1994. The cumulative amounts of undistributed earnings for which the Company has not provided for United States income taxes amounted to approximately $73,000 at March 31, 1996.

RESULTS OF OPERATIONS

  Fiscal 1996 Compared with Fiscal 1995

     Total net sales increased by 10% from $6,089,000 for Fiscal 1995 to $6,695,000 for Fiscal 1996. Domestic sales and sales to continental Europe by the Company's wholly owned subsidiary, Monitek GmbH, increased by 12% and 14%, respectively, while export sales from the United States decreased by 14%. Management believes that the sales increases in the United States and Europe can be attributed primarily to improved economic conditions in those areas. The decrease in export sales is not easily explained, but it is not a source of major concern inasmuch as it traditionally represents less than 15% of the Company's total sales.

     Cost of sales, as a percentage of net sales, remained constant at 46% for both Fiscal 1995 and Fiscal 1996. Material costs increased from 35% of net sales for Fiscal 1995 to 36% for Fiscal 1996, primarily as a result of a change in product mix. Direct labor and factory overhead, as a percentage of net sales, decreased from 11% for Fiscal 1995 to 10% for Fiscal 1996 as a result of the increase in sales with very little change in cost.

     Selling, general and administrative expenses increased from $3,384,000 for Fiscal 1995 to $3,740,000 for Fiscal 1996 but, as a percentage of net sales, the expenses remained constant at 56% for both years. Sales commissions paid to independent representatives increased by $138,000 as a result of the increase in sales. Salaries and related expenses increased by $185,000, primarily as a result of a reduction of expense in the amount of $107,000 in Fiscal 1995, related to the bonus payable to the Managing Director of Monitek GmbH.

     Research, development and product engineering expenses increased from $332,000, or 5.5% of net sales, for Fiscal 1995, to $399,000, or 6.0% of net sales, for Fiscal 1996. Spending during the first half of Fiscal 1995 had been severely curtailed in order to conserve working capital and reduce operating losses. Management subsequently made the decision to fund certain projects that had been placed on hold, resulting in the increased expenditures for the second half of Fiscal 1995 and all of Fiscal 1996.

     Operating losses increased from $414,000 for Fiscal 1995 to $498,000 for Fiscal 1996 as a result of the increase in cost of sales, selling, general and administrative expense and research, development and product engineering expense, partially offset by the increase in sales.

     Interest expense increased from $46,000 for Fiscal 1995 to $101,000 for Fiscal 1996 as a result of increased borrowings from Clarion Capital Corporation and the factoring of certain trade accounts receivable, as set forth in the accompanying consolidated financial statements (Note 3).

     Foreign currency transactions resulted in a loss of $30,000 for Fiscal 1996 compared with a gain of $125,000 for Fiscal 1995 as a result of fluctuations in the value of the U.S. Dollar relative to the German Deutsche Mark.

  Fiscal 1995 Compared with Fiscal 1994

     Total net sales increased by 7% from $5,680,000 for Fiscal 1994 to $6,089,000 for Fiscal 1995. Domestic sales, export sales from the United States and sales to continental Europe by the Company's wholly owned subsidiary, Monitek GmbH, increased by 3%, 7% and 9%, respectively. While these increases may seem quite modest, they represent a marked improvement when compared with the severe decline in sales over the past few years. Although net sales for the second half of Fiscal 1995 were approximately 10% lower than for the first half, as a result of several large European orders during the first half, which normally would have been expected to be spread throughout the year, management remains cautiously optimistic concerning future sales trends. Incoming customer orders and quotation activity for the two months ended May 31, 1995 have been quite strong, and Fiscal 1996 sales forecasts generated by the Company's sales force, primarily independent representatives and agents, are more optimistic than for Fiscal 1995.

     Cost of sales, as a percentage of net sales, decreased from 48% for Fiscal 1994 to 46% for Fiscal 1995. Material costs decreased from 36% of net sales for Fiscal 1994 to 35% for Fiscal 1995, primarily as a result of a change in product mix. Direct labor and factory overhead decreased from 12% for Fiscal 1994 to 11% for Fiscal 1995 as a result of decreased staffing in certain manufacturing support functions coupled with the increase in sales.

     Selling, general and administrative expenses decreased from $3,482,000, or 61% of net sales, for Fiscal 1994, to $3,384,000, or 56% of net sales, for Fiscal 1995, primarily as a result of decreased staffing in sales and marketing and reduced expenditures for certain other selling and administrative expenses. In addition, during Fiscal 1995, the accrued bonus payable to the Managing Director of Monitek GmbH was finalized as a deferred compensation agreement, resulting in a reduction of expense in the amount of $107,000.

     Research, development and product engineering expenses increased from $273,000, or 4.8% of net sales, for Fiscal 1994, to $332,000, or 5.5% of net sales, for Fiscal 1995. Spending during Fiscal 1994 had been severely curtailed in order to conserve working capital and reduce operating losses. Management recently made the decision to fund certain projects that had been placed on hold, resulting in the increased expenditures for Fiscal 1995.

     Operating losses decreased from $784,000 for Fiscal 1994 to $414,000 for Fiscal 1995 as a result of the increased sales volume coupled with the decrease in cost of sales and selling, general and administrative expense as a percentage of net sales, partially offset by the increase in research, development and product engineering expense as a percentage of net sales

     Foreign currency transactions resulted in a gain of $125,000 for Fiscal 1995 compared with a loss of $19,000 for Fiscal 1994 as a result of fluctuations in the value of the U.S. Dollar relative to the German Deutsche Mark.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements and schedules of the Company are annexed to this Report as pages F-2 to F-19 and S-2. Indexes to such material appears on pages F-1 and S-1, respectively.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The executive officers and directors of the Company are as follows:

       NAME            AGE                          POSITIONS
-------------------    ---     ---------------------------------------------------
Morton A. Cohen        61      Chairman of the Board of Directors and
                               Chief Executive Officer
Frank J. Vetrovec      55      President, Chief Operating Officer and Director
James S. O'Leary       58      Executive Vice President, Treasurer, Secretary and
                               Chief Financial Officer
Helmut H. Zoellmer     50      Managing Director of Monitek GmbH and Director
Erwin S. Weiss         65      Director

     Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to any contracts of employment. See "Executive Compensation."

     Morton A. Cohen has been Chairman of the Board of the Company since November 1983. Mr. Cohen has been the Chairman of the Board of Clarion Capital Corporation ("Clarion"), a small business investment company and the Company's principal stockholder, since July 1981 and, since April 1982, has been Clarion's President and Chief Executive Officer. Mr. Cohen is on the Board of Directors of the following public companies: Zemex Corporation (industrial minerals and materials) since May 1991; Small's Oilfield Services (specialized rental equipment) since March 1993 and Cohesant Technologies, Inc. (chemicals and coatings) since December 1994.

     Frank J. Vetrovec has been President and Chief Operating Officer of the Company and Co-Managing Director of Monitek GmbH since May 1992. As President, Mr. Vetrovec's primary responsibilities are the overall direction of the Company's marketing and technical efforts. From 1979 to 1992, Mr. Vetrovec was with Great Lakes Instruments, Inc., a company engaged in the manufacture and sale of instrumentation to monitor and control water quality, serving as Vice President of Marketing for the last two years.

     James S. O'Leary has been associated with the Company since August 1982, becoming Vice President and Chief Financial Officer of the Company in November 1983, Co-Managing Director of Monitek GmbH in May 1984 and Executive Vice President, Secretary and Treasurer of the Company in April 1987.

     Helmut H. Zoellmer has held various positions with Monitek GmbH since 1980, becoming General Manager and Co-Managing Director in May 1984 and a Director of the Company in April 1990.

     Erwin S. Weiss has been a Director of the Company since October 1992. Since 1985, Mr. Weiss has owned and operated his own management consulting company, specializing in organization design, manager evaluation and development, and strategic business planning. He has been a director of Clarion since 1991.

     The Delaware General Corporation Law permits a corporation through its Certificate of Incorporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of duty as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends, and transactions from which the director derives an improper personal benefit. This provision of the law is intended, according to its sponsors, to assist corporations in retaining qualified directors. The Company's Certificate of Incorporation exonerates its directors from liability to the full extent permitted by this statutory provision.

     The Company believes that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under Securities Act of 1933, it is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table sets forth information concerning the cash compensation paid and accrued by the Company for services rendered during the fiscal year ended March 31, 1996, to the Chairman of the Board and to the executive officers of the Company whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                  ANNUAL COMPENSATION                    COMPENSATION
                                      --------------------------------------------     -----------------
                                       FISCAL                              OTHER        STOCK       ALL
              NAME AND                YR. ENDED     SALARY    BONUS       ANNUAL       OPTIONS     OTHER
         PRINCIPAL POSITION           MARCH 31         $        $        COMP. (1)       (2)       COMP.
------------------------------------  ---------     -------   ------     ---------     -------     -----
Morton A. Cohen                          1996            --       --            --          --        --
Chairman of the Board and                1995            --       --            --          --        --
Chief Executive Officer                  1994            --       --            --      89,500        --
Frank J. Vetrovec                        1996       113,173       --            --          --        --
President and Chief                      1995       117,550       --            --          --        --
Operating Officer                        1994        92,956       --            --          --        --
Helmut H. Zoellmer                       1996       130,801       --            --          --        --
Managing Director,                       1995       129,825   34,965            --          --        --
Monitek GmbH                             1994       109,545   54,426            --      70,000        --

---------------

(1) Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of $50,000 or 10 percent of the total salary and bonus reported for the named executive officer.

(2) Stock options granted were determined by the Board of Directors.

(3) Payments and accruals to Mr. Zoellmer were made in Deutsche Marks. Dollar amounts have been calculated using average exchange rates for each of the fiscal years reported.

STOCK OPTION PLAN

     In May 1987, the Company adopted a stock option plan (the "Plan"), which was approved by the Company's stockholders, covering up to 200,000 shares of the Company's Common Stock, pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. In November 1988, the Company's Board of Directors voted to increase the number of options to 300,000 shares, which action was approved by the Company's shareholders in November 1988. In May 1991, the Board of Directors voted to increase the number of options to 450,000 shares, which action was approved by the Company's shareholders in October 1991. The Plan, which expires in May 1997, is administered by the Board of Directors or a committee designated by the Board of Directors, which will be responsible for determining the individuals to whom options will be granted, the number of options each individual will receive, the option price per share and the exercise period of each option. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant and at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the exercise period of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding Common Stock must not exceed five years and the exercise price of an incentive stock option granted to such a stockholder must not be less than 110% of the fair market value of the Common Stock on the date of the grant.

     In April 1995, the Board of Directors granted incentive stock options to 11 employees to purchase an aggregate of 65,000 shares at $.50 per share for a period of five years, of which options to purchase 25,000 shares were granted to James S. O'Leary, an officer of the Company. Of the options granted to Mr. O'Leary, options to purchase 10,000 shares were replacements for options that expired in April 1995.

     In April 1995, the Board of Directors also granted non-qualified stock options to Erwin S. Weiss, a Director of the Company, to purchase 5,000 shares at $.50 per share for a period of five years.

                       OPTION GRANTS IN LAST FISCAL YEAR
                       ---------------------------------

     The following table shows as to the Chief Executive Officer and the two other Executive officers listed in the Compensation Table, information about options granted in the last fiscal year:

                                                           % OF TOTAL
                                                            OPTIONS
                                                           GRANTED TO    EXERCISE
                                               OPTIONS     EMPLOYEES      OR BASE
                                               GRANTED     IN FISCAL       PRICE       EXPIRATION
                    NAME                         (#)          YEAR        ($/SH)          DATE
---------------------------------------------  --------    ----------    ---------    ------------
Morton A. Cohen                                      --            --           --              --
Frank J. Vetrovec                                    --            --           --              --
Helmut H. Zoellmer                                   --            --           --              --

WARRANTS

     No warrants were granted or exercised during Fiscal 1996 and all previously granted warrants expired during Fiscal 1995.

RETIREMENT PLAN -- 401(K)

     In September 1989, the Company established a 401(k) Retirement Plan for its eligible officers and employees. All full-time employees over 21 years of age and with at least six months of service with the Company are eligible to participate in the plan. Participation is strictly voluntary. The plan allows for, but does not require, Company contributions. To-date, the Company has made no contributions to the plan but has paid all of the costs of administration.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of June 14, 1996, concerning ownership of Class A Common Stock and Common Stock by all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Class A Common Stock or Common Stock, each Director, and all officers and Directors of the Company as a group and their percentage ownership of Class A Common Stock and Common Stock and the percentage voting power:

                                                               AMOUNT AND        PERCENT      PERCENT
                                                                NATURE OF        OF OUT-        OF
                NAME OF BENEFICIAL HOLDER OR                   BENEFICIAL       STANDING      VOTING
                     IDENTITY OF GROUP                        OWNERSHIP (1)       STOCK        POWER
------------------------------------------------------------  -------------     ---------     -------
Clarion Capital Corporation
  1801 East Ninth St.
  Suite 1520
  Cleveland, OH 44114.......................................    1,220,631(2)       41.5%        58.2%

Tahoe Partners I
  Peter O. Shea
  Managing Partner
  P.O. Box 489
  Walnut, CA 91788..........................................      225,600(3)        7.7          5.4

R & W Ventures II
  Roy L. Rogers,
  General Partner
  3000 Sand Hill Rd,
  Bldg. 2-175
  Menlo Park, CA 94025......................................      235,600(4)        8.0          5.6

Robertson Stephens Orphan Fund
  Paul H. Stephens
  One Embarcadero Plaza
  Suite 3100
  San Francisco, CA 94111...................................      160,745(5)        5.5          3.8

                                                               AMOUNT AND        PERCENT      PERCENT
                                                                NATURE OF        OF OUT-        OF
                NAME OF BENEFICIAL HOLDER OR                   BENEFICIAL       STANDING      VOTING
                     IDENTITY OF GROUP                        OWNERSHIP (1)       STOCK        POWER
------------------------------------------------------------  -------------     ---------     -------
Morton A. Cohen.............................................      113,000(6)        3.7          2.6
James S. O'Leary............................................       50,800(7)        1.7          1.2
Helmut H. Zoellmer..........................................       45,000(8)        1.5          1.1
Frank J. Vetrovec...........................................      116,200(9)        3.8          2.7
Erwin J. Weiss..............................................       20,000(10)       0.7          0.5
All Officers and Directors
  as a group (6 persons)....................................    1,565,631(11)      48.1         61.8

---------------

 (1) Each person listed has sole voting and sole investment power over the shares owned, except where otherwise indicated below. All shares are Class A Common Stock unless otherwise indicated.

 (2) Morton A. Cohen, Chairman of the Board and Chief Executive Officer of the Company, is Chairman of the Board, President and Chief Executive Officer and the principal stockholder of Clarion. Mr. Cohen owns 75.7% of Maycap Holding Company, which owns 94.9% of Clarion.

 (3) Based on information reported by Mr. Shea on Schedule 13D filed with the SEC in December 1994 and confirmed in June 1996. Consists of 225,600 shares of Common Stock.

 (4) Based on information provided by Mr. Rogers on Schedule 13D filed with the SEC in July 1991 and updated in a communication to the Company in June 1996. No subsequent filing of Schedule 13D has been made, inasmuch as the increase in holdings since the filing represents less than 1% of the Company's outstanding shares. Consists of 235,600 shares of Common Stock.

 (5) Based on information provided by Robertson Stephens & Company on Schedule 13D filed with the SEC in January 1992 and confirmed in June 1996. Consists of 160,745 shares of Common Stock.

 (6) Includes 18,500 shares of Common Stock and 94,500 shares of Common Stock issuable upon exercise of options. Does not include 1,220,631 shares held by Clarion Capital Corporation.

 (7) Includes 50,000 shares of Common Stock issuable on exercise of options and 800 shares of Common Stock held for the benefit of his children, as to which Mr. O'Leary disclaims beneficial interest.

 (8) Shares of Common Stock issuable on exercise of options. Does not include 25,000 shares of Common Stock covered by options not exercisable within 60 days.

 (9) Includes 16,200 shares of Common Stock and 100,000 shares of Common Stock issuable upon exercise of options.

(10) Shares of Common Stock issuable on exercise of options.

(11) Includes 1,220,631 shares held by Clarion and an aggregate of 309,500 shares of Common Stock issuable upon exercise of options and does not include 25,000 shares of Common Stock covered by options which are not exercisable within 60 days, as described in the notes above.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Reference is made to Item 11, "Executive Compensation--Stock Option Plan", with regard to certain options granted to officers and directors.

     In December, 1993, the Company entered into a security agreement with Clarion to secure repayment of loans from Clarion on a demand basis at an interest rate of 10% per annum. The principal balance of the Company's indebtedness to Clarion, including previously accrued interest at June 24, 1996, was $476,940 and now carries an interest rate of 12% per annum.

     In October 1990, the Company advanced $30,000 to James S. O'Leary, which advance was evidenced by a noninterest-bearing note and was secured by the pledge of 42,000 shares of the Company's Class A Common Stock. The note has been treated as a contra to Stockholders' Equity on the consolidated financial statements. The note was issued to enable the officer to pay off bank loans. In June 1994, Mr. O'Leary exercised a put provision in the loan agreement, surrendering the pledged shares of Common Stock in exchange for the cancellation of the note.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

FINANCIAL STATEMENT SCHEDULE

     An index to the consolidated financial statement schedule included herein appears on Page S-1. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not applicable, not required or the information to be presented therein has been furnished elsewhere.

EXHIBITS

  (a)   3.1 -- Certificate of Incorporation*
        3.2 -- Form of Agreement and Plan of Merger*
        3.3 -- By-Laws*
        4.1 -- Form of Unit Purchase Option*
        4.2 -- Form of Warrant Agreement*
       10.1 -- Lease for 1495 Zephyr Avenue*
       10.2 -- Lease for German facility*
       10.3 -- Form of Indemnification Agreement*
       10.4 -- Tax Sharing Agreement between Registrant and Clarion Capital Corp.*
       10.5 -- Employment Agreement with Frank J. Vetrovec
       10.6 -- Employment Agreement with James O'Leary*
       10.7 -- Employment Agreement with Helmut Zoellmer*
       10.8 -- Stock Option Plan*
       10.9 -- Form of United States Sales Representative Agreement*
      10.10 -- Form of Foreign Sales Agent Agreement*
      10.11 -- License Agreement between Registrant and Vincent S. Cushing*
       22.1 -- List of Subsidiaries

*Incorporation by reference to Registrant's Registration Statement on Form S-1 (File No. 33-14201)

REPORTS ON FORM 8-K

     No reports on Form 8-K were filed for the three months ended March 31, 1996.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            MONITEK TECHNOLOGIES, INC.

Date: June 27, 1996                                   By: /s/Frank J. Vetrovec
                                                          -------------------------
                                                      Frank J. Vetrovec,
                                                      President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

               SIGNATURE                                   TITLE                     DATE
----------------------------------------    ---------------------------------------------------
/s/  MORTON A. COHEN                        Chairman of the Board of Directors  June 27, 1996
----------------------------------------    and Chief Executive Officer
     Morton A. Cohen                        (Principal Executive Officer)


/s/  FRANK J. VETROVEC                      President, Chief Operating Officer,  June 27, 1996
----------------------------------------    Director
     Frank J. Vetrovec

/s/  JAMES S. O'LEARY                       Executive Vice President, Chief     June 27, 1996
----------------------------------------    Financial Officer (Principal
     James S. O'Leary                       Financial and Accounting Officer)


/s/  HELMUT H. ZOELLMER                     Managing Director of Monitek GmbH,  June 27, 1996
----------------------------------------    Director
     Helmut H. Zoellmer

/s/  ERWIN S. WEISS                         Director                            June 27, 1996
----------------------------------------
     Erwin S. Weiss

                                  EXHIBIT 22.1

                         Subsidiaries of the Registrant

                        NAME                                 JURISDICTION OF INCORPORATION
  -------------------------------------------------  ---------------------------------------------
  Monitek GmbH                                       Germany

                           MONITEK TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                       Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994
                  (With Independent Auditors' Report Thereon)

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2

Consolidated Balance Sheets as of March 31, 1996 and 1995.............................  F-3

Consolidated Statements of Operations for the years ended March 31, 1996, 1995 and
  1994................................................................................  F-4

Consolidated Statements of Stockholders' Equity for the years ended March 31, 1996,
  1995 and 1994.......................................................................  F-5

Consolidated Statements of Cash Flows for the years ended March 31, 1996, 1995 and
  1994................................................................................  F-6

Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
     and Stockholders
Monitek Technologies, Inc.:

     We have audited the consolidated financial statements of Monitek Technologies, Inc. and subsidiary (the Company) as listed in the accompanying index to consolidated financial statements. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index to consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monitek Technologies, Inc. and subsidiary as of March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

     The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in note 17 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 17.

                                          KPMG Peat Marwick LLP

Oakland, California
May 31, 1996, except as to note 17, which is as of June 24, 1996

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1996 AND 1995

                                                                        1996            1995
                                                                     -----------     ----------
ASSETS
Current assets:
  Cash.............................................................  $    51,235     $   59,908
  Trade receivables -- less allowance for doubtful accounts of
     $35,111
     and $35,465 in 1996 and 1995, respectively (note 3)...........      859,810        896,004
  Inventories (note 4).............................................    1,382,433      1,488,502
  Other current assets.............................................      167,596        113,913
                                                                     -----------     ----------
       Total current assets........................................    2,461,074      2,558,327
Property and equipment, less accumulated depreciation and
  amortization of $976,151 and $910,614 in 1996 and 1995,
  respectively (note 5)............................................      103,171        158,708
Product line acquisition costs, less accumulated amortization of
  $86,158
  and $75,715 in 1996 and 1995, respectively.......................       42,469         52,912
Other assets.......................................................        1,486          1,808
                                                                     -----------     ----------
                                                                     $ 2,608,200     $2,771,755
                                                                     ===========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Liability for factored receivables (note 3)......................  $   157,219     $       --
  Notes payable to related party (note 7)..........................      300,000        200,000
  Trade accounts payable...........................................      504,886        350,578
  Accrued liabilities (note 6).....................................      621,909        626,675
                                                                     -----------     ----------
       Total current liabilities...................................    1,584,014      1,177,253
                                                                     -----------     ----------
Commitments (note 12)
Stockholders' equity (notes 8 and 10):
  Common stock -- par value $.01 per share; authorized 10,000,000
     shares; 1,690,424 shares issued and outstanding...............       16,904         16,904
  Class A common stock -- par value $.01 per share; authorized
     2,000,000 shares; 1,252,676 shares issued and outstanding.....       12,527         12,527
  Paid-in capital..................................................    6,117,176      6,117,176
  Accumulated deficit..............................................   (5,164,429)    (4,602,382)
  Cumulative translation adjustment................................       42,008         50,277
                                                                     -----------     ----------
       Total stockholders' equity..................................    1,024,186      1,594,502
                                                                     -----------     ----------
                                                                     $ 2,608,200     $2,771,755
                                                                     ===========     ==========

See accompanying notes to consolidated financial statements.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                            1996           1995           1994
                                                         ----------     ----------     ----------
Net sales..............................................  $6,695,396     $6,089,400     $5,680,288
Cost of sales..........................................   3,054,899      2,788,048      2,709,303
                                                         ----------     ----------     ----------
       Gross profit....................................  3,640,497..     3,301,352      2,970,985
                                                         ----------     ----------     ----------
Selling, general and administrative expenses...........   3,740,091      3,383,701      3,481,502
Research, development and product engineering
  expenses.............................................     398,840        331,990        273,096
                                                         ----------     ----------     ----------
                                                          4,138,930      3,715,691      3,754,598
                                                         ----------     ----------     ----------
       Operating loss..................................    (498,433)      (414,339)      (783,613)
                                                         ----------     ----------     ----------
Other income (expense):
  Interest income......................................      38,415         32,560         27,415
  Interest expense.....................................    (101,211)       (46,055)       (42,446)
  Foreign currency transaction (loss) gain.............     (30,217)       124,989        (18,839)
  Other income, net....................................      33,283         33,703         46,882
                                                         ----------     ----------     ----------
                                                            (59,730)       145,197         13,012
                                                         ----------     ----------     ----------
       Loss before income tax expense..................    (558,163)      (269,142)      (770,601)
Income tax expense (note 11)...........................       3,884          3,858          3,026
                                                         ----------     ----------     ----------
       Net loss........................................  $ (562,047)    $ (273,000)    $ (773,627)
                                                         ==========     ==========     ==========
Net loss per share.....................................  $     (.19)    $     (.09)    $     (.26)
                                                         ==========     ==========     ==========
Weighted average shares outstanding....................   2,943,100      2,950,100      2,985,100
                                                         ==========     ==========     ==========

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                                       CLASS A
                                             COMMON STOCK            COMMON STOCK
                                         --------------------    --------------------                                CUMULATIVE
                                          NUMBER                  NUMBER                  PAID-IN     ACCUMULATED    TRANSLATION
                                         OF SHARES    AMOUNT     OF SHARES    AMOUNT      CAPITAL       DEFICIT      ADJUSTMENT
                                         ---------    -------    ---------    -------    ---------    -----------    ----------
Balances, March 31, 1993...............  1,690,424    $16,904    1,294,676    $12,947    6,146,756    (3,555,755)      32,681
Translation of foreign currency
  financial statements.................         --         --           --         --           --            --       (9,989)
Net loss...............................         --         --           --         --           --      (773,627)          --
                                         ---------    -------    ---------    -------    ---------    -----------    ----------
Balances, March 31, 1994...............  1,690,424     16,904    1,294,676     12,947    6,146,756    (4,329,382)      22,692
Retirement of stock (note 9)...........         --         --      (42,000)      (420)     (29,580)           --           --
Translation of foreign currency
  financial statements.................         --         --           --         --           --            --       27,585
Net loss...............................         --         --           --         --           --      (273,000)          --
                                         ---------    -------    ---------    -------    ---------    -----------    ----------
Balances, March 31 1995................  1,690,424     16,904    1,252,676     12,527    6,117,176    (4,602,382)      50,277
Translation of foreign currency
  financial statements.................         --         --           --         --           --            --       (8,269)
Net loss...............................         --         --           --         --           --      (562,047)          --
                                         ---------    -------    ---------    -------    ---------    -----------    ----------
Balances, March 31 1996................  1,690,424    $16,904    1,252,676    $12,527    6,117,176    (5,164,429)      42,008
                                         =========    ========   =========    ========   =========    ===========    ==========


                                           NOTES          TOTAL
                                         RECEIVABLE    STOCKHOLDERS'
                                         FOR STOCK       EQUITY
                                         ----------    -----------
                                         <
Balances, March 31, 1993...............    (30,000)     2,623,533
Translation of foreign currency
  financial statements.................         --         (9,989)
Net loss...............................         --       (773,627)
                                         ----------    -----------
Balances, March 31, 1994...............    (30,000)     1,839,917
Retirement of stock (note 9)...........     30,000             --
Translation of foreign currency
  financial statements.................         --         27,585
Net loss...............................         --       (273,000)
                                         ----------    -----------
Balances, March 31 1995................         --      1,594,502
Translation of foreign currency
  financial statements.................         --         (8,269)
Net loss...............................         --       (562,047)
                                         ----------    -----------
Balances, March 31 1996................         --      1,024,186
                                         =========     ============

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                             1996           1995          1994
                                                          -----------    ----------    ----------
Cash flows from operating activities:
  Cash received from customers..........................  $ 6,731,590    $5,911,083    $5,958,714
  Cash paid to suppliers and employees..................   (6,862,238)   (6,338,448)   (6,235,525)
  Interest received.....................................       38,415        32,560        30,170
  Interest paid.........................................      (73,172)      (46,055)      (39,912)
  Income taxes paid.....................................       (3,884)       (3,856)       (3,026)
  Other miscellaneous cash (disbursements) receipts.....      (86,603)      216,814       124,225
                                                          -----------    ----------    ----------
          Net cash used in operating activities.........     (255,892)     (227,902)     (165,354)
                                                          -----------    ----------    ----------
Cash flows from investing activities
  Capital expenditures..................................      (10,000)      (55,936)      (15,311)
  Net decrease in short-term investments................           --            --       429,769
                                                          -----------    ----------    ----------
          Net cash (used in) provided by investing
            activities..................................      (10,000)      (55,936)      414,458
                                                          -----------    ----------    ----------
Cash flows from financing activities:
  Borrowings against trade receivables..................      157,219            --            --
  Payments under line of credit.........................           --            --      (341,110)
  Borrowings under notes payable to related party.......      100,000       100,000       100,000
  Payments under capital lease obligations..............           --       (10,727)       (9,355)
                                                          -----------    ----------    ----------
          Net cash provided by (used in) financing
            activities..................................      257,219        89,273      (250,465)
                                                          -----------    ----------    ----------
Net decrease in cash and cash equivalents...............       (8,673)     (194,565)       (1,361)
Cash at beginning of year...............................       59,908       254,473       255,834
                                                          -----------    ----------    ----------
Cash at end of year.....................................  $    51,235    $   59,908    $  254,473
                                                          ===========    ==========    ==========
Reconciliation of net loss to net cash used in
  operating activities:
  Net loss..............................................  $  (562,047)   $ (273,000)   $ (773,627)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization:
       Property and equipment...........................       65,537       124,514       127,549
       Product line acquisition costs...................       10,443        10,444        10,443
     (Decrease) increase in allowance for doubtful
       accounts.........................................         (354)      (28,698)       23,000
     Increase in reserve for inventory obsolescence.....        6,225        22,248        15,199
     Decrease in deferred income taxes..................           --            --         6,535
     Changes in operating assets and liabilities:
       Decrease (increase) in trade receivables.........       36,548      (149,619)      255,426
       Decrease in inventories..........................       99,844        12,143        87,707
       (Increase) decrease in other current assets......      (53,683)      (69,047)       16,852
       (Increase) decrease in other assets..............       (7,947)       27,510        78,083
       Increase (decrease) in trade accounts payable....      154,308        29,989       (21,220)
       (Decrease) increase in accrued liabilities.......       (4,766)       65,614         8,699
                                                          -----------    ----------    ----------
          Net cash used in operating activities.........  $  (255,892)   $ (227,902)   $ (165,354)
                                                          ===========    ==========    ==========

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1996, 1995 AND 1994

(1) NATURE OF BUSINESS

     Monitek Technologies, Inc. (the "Company") and its wholly owned subsidiary, Monitek GmbH, design, develop, assemble and market instruments utilized for analytical measurement of liquids in industrial and wastewater environments.

     Monitek GmbH was formed in Germany to concentrate on the sale and service of the Company's products throughout continental Europe.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Monitek GmbH. All significant intercompany balances and transactions have been eliminated.

  (c) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

  (d) Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the useful life or the remaining term of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income or loss for the period. The cost of maintenance and repairs is included in the statements of operations as incurred; significant renewals and betterments are capitalized.

  (e) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The Company has no current plans to repatriate undistributed earnings of its foreign subsidiary. Therefore, no tax has been provided to cover the repatriation of such undistributed earnings at March 31, 1996, 1995 or 1994. The cumulative amount of undistributed earnings for which the Company has not provided United States income taxes was approximately $73,000 at March 31, 1996.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

     The Company has terminated its IC-DISC and, therefore, has begun repatriation of the undistributed earnings of the IC-DISC. The undistributed earnings of approximately $780,000 will be recognized as income by the Company over a 10-year period ending March 31, 2001.

  (f) Product Line Acquisition Costs

     Product line acquisition costs, including patents, are capitalized and allocated to the components of the product line. These costs are amortized over the estimated useful life of the products or patents, ranging from 8 to 14 years. The Company annually evaluates the recoverability of its product line acquisition costs based on projected, undiscounted, net cash flows related to such product lines. Impairment would be recognized in operating results if a permanent diminution in value were to occur.

  (g) Revenue Recognition

     Revenues from the sale of the Company's product line of instruments are recognized at the time the product is shipped. The Company's products are shipped FOB shipping point.

  (h) Foreign Currency Translation

     The Company accounts for foreign currency translation in accordance with Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. The functional currency of the Company's German subsidiary is the deutsche mark. All transactions of that subsidiary denominated in currency other than the functional currency are remeasured into the functional currency with the resulting gain or loss included as foreign currency transaction gains or losses as incurred in the accompanying consolidated statements of operations. Assets and liabilities denominated in currencies other than U.S. dollars are translated at year end exchange rates, and all statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustment is reported as a separate component in the equity section of the accompanying consolidated balance sheets.

  (i) Loss Per Share

     Loss per share is calculated using the weighted average number of shares outstanding during the year and additional shares assumed to be outstanding to reflect the dilutive effect of common stock equivalents. All common stock equivalents were anti-dilutive for the years ended March 31, 1996, 1995 and 1994.

  (j) Reclassification

     Certain 1995 amounts have been reclassified to conform with the 1996 consolidated financial statement presentation.

(3) FACTORING OF RECEIVABLES

     The Company entered into an agreement, in May 1995, pursuant to which it sold certain trade accounts receivable, subject to recourse provisions. Under the terms of the agreement, the Company has retained substantially the same risk of credit loss as if the receivables had not been sold. The proceeds are less than the face amount of accounts receivable sold by a 20% reserve amount and a 1% administrative fee on the gross amount of each purchased receivable.

     At March 31, 1996, the balance of sold accounts receivable that had not been collected was approximately $157,000 which has been included in trade receivables in the accompanying consolidated balance sheet. As the sold receivables are subject to recourse provisions, a liability is reflected for the face amount of the receivables sold.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

     Upon collection of these accounts, the 20% withheld by the purchaser, less a .1% discount per day based on the average daily balance of outstanding transferred receivables, is forwarded to the seller. As collections reduce accounts included in the pool, the Company sells its interest in new receivables.

     The discount from the face amount totaled $23,856 for the year ended March 31, 1996 and has been included in interest expense in the accompanying consolidated statement of operations.

(4) INVENTORIES

     Inventories consists of the following at March 31:

                                                                     1996           1995
                                                                  ----------     ----------
    Raw materials...............................................  $  174,160     $  181,593
    Component parts and work in progress........................     521,716        555,170
    Finished goods..............................................     817,589        876,546
                                                                  ----------     ----------
                                                                   1,513,465      1,613,309
    Less reserve for inventory obsolescence.....................     131,032        124,807
                                                                  ----------     ----------
                                                                  $1,382,433     $1,488,502
                                                                  ==========     ==========

(5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at March 31:

                                                                     1996           1995
                                                                  ----------     ----------
    Machinery and equipment.....................................  $  684,581     $  678,132
    Furniture and fixtures......................................     288,606        285,055
    Leasehold improvements......................................     106,135        106,135
                                                                  ----------     ----------
                                                                   1,079,322      1,069,322
    Less accumulated depreciation and amortization..............     976,151        910,614
                                                                  ----------     ----------
                                                                  $  103,171     $  158,708
                                                                  ==========     ==========

(6) ACCRUED LIABILITIES

     Accrued liabilities consists of the following at March 31:

                                                                       1996         1995
                                                                     --------     --------
    Accrued bonuses and other compensation.........................  $311,484     $352,312
    Accrued commissions............................................    52,982       53,932
    Accrued payroll and related taxes..............................    96,683       83,180
    Accrued professional fees......................................    33,090       34,573
    Other accrued liabilities......................................   127,670      102,678
                                                                     --------     --------
                                                                     $621,909     $626,675
                                                                     ========     ========

(7) NOTES PAYABLE TO RELATED PARTY

     The Company's major stockholder has made available $300,000 in notes payable of which $300,000 and $200,000 were outstanding at March 31, 1996 and 1995, respectively. These notes accrue interest at 10% per annum and are payable on demand. The notes are secured by all non-leased assets of the Company.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

(8) COMMON STOCK

     The Class A common stock has two votes per share and is automatically converted to an equal number of shares of common stock upon sale or transfer to any person who is not a holder of Class A common stock or at any time at the option of the holder. The common stock has one vote per share.

(9) LOAN TO OFFICER

     In October 1990, the Company advanced funds to an officer in the amount of $30,000. During the year ended March 31, 1995, the note was forgiven when the officer exercised a put provision surrendering 42,000 shares of his Class A common stock in exchange for forgiveness of his advance.

     The advance was issued to enable the officer to retire indebtedness incurred to purchase the Company's common stock. The transaction involves the Company's stock and as such, the advance was shown as a reduction of stockholders' equity in the accompanying consolidated financial statements.

(10) EMPLOYEE STOCK OPTION PLAN

     In May 1987, the Company's Board of Directors adopted a stock option plan (the Plan) under which officers, directors and key employees of the Company are eligible to receive incentive and/or non-qualified options. Under the Plan, 450,000 shares of common stock are reserved for issuance. The Plan is administered by the Board of Directors and expires in May 1997. Options granted under the Plan may be exercised for a period of up to ten years at an exercise price which is not less than the fair market value of the common stock at date of grant. At March 31, 1996, outstanding options were exercisable at prices which ranged from $.50 to $1.25. Generally, options vest over a four-year period, and the options granted have had an exercise period of five years.

     Changes in stock options for the years ended March 31 are summarized as follows:

                                                             1996        1995        1994
                                                            -------     -------     -------
    Options outstanding at beginning of year..............  352,000     382,000     237,500
    Granted...............................................   70,000          --     224,500
    Canceled..............................................  (40,000)    (30,000)    (80,000)
                                                            -------     -------     -------
    Outstanding at end of year............................  382,000     352,000     382,000
                                                            =======     =======     =======
    Currently exercisable.................................  327,000     265,542     220,958
                                                            =======     =======     =======
    Available for grant...................................   68,000      98,000      68,000
                                                            =======     =======     =======

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

(11) INCOME TAXES

     The components of domestic and foreign losses and income taxes are as follows for the years ended March 31:

                                                        1996          1995          1994
                                                      ---------     ---------     ---------
    Loss before income tax expense:
      Domestic......................................  $(525,794)    $(238,881)    $(659,767)
      Foreign.......................................    (32,369)      (30,261)     (110,834)
                                                      ---------     ---------     ---------
                                                      $(558,163)    $(269,142)    $(770,601)
                                                      =========     =========     =========
    Income tax expense:
      Domestic:
         Current -- State...........................      1,600         2,400           800
      Foreign:
         Current....................................      2,284         1,458         2,226
                                                      ---------     ---------     ---------
                                                      $   3,884     $   3,858     $   3,026
                                                      =========     =========     =========

     A reconciliation between the Company's effective income tax rate and the statutory federal income tax rate is as follows for the years ended March 31:

                                                                  1996      1995      1994
                                                                  -----     -----     -----
    Expected federal income tax benefit at the statutory rate.... (34.0)%   (34.0)%   (34.0)%
    Increase (decrease) in taxes resulting from:
      Repatriation of DISC and foreign subsidiary earnings.......   4.8       8.5      10.1
      State benefit net of federal benefit.......................   0.3       0.5      (6.6)
      Effect of operating loss for which no tax carrybacks are
         available...............................................  26.6      26.5      32.2
      Other......................................................   3.0      (0.1)     (1.3)
                                                                  -----     -----     -----
                                                                    0.7%      1.4%      0.4%
                                                                  =====     =====     =====

     The tax effects of significant temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below for the years ended March 31:

                                                                    1996            1995
                                                                 -----------     ----------
    Deferred tax assets:
      Allowance for doubtful accounts..........................  $    12,550     $    9,850
      Inventories, principally due to reserve for obsolescence
         and
         tax capitalization....................................      107,355        109,722
      Property and equipment, principally due to
         depreciation..........................................       21,056         32,610
      Other accruals...........................................       10,946         10,850
      Net operating loss carryforward..........................    1,941,995      1,757,279
                                                                 -----------     ----------
           Total gross deferred tax assets.....................    2,093,902      1,920,311
      Less valuation allowance.................................   (1,934,888)    (1,734,471)
                                                                 -----------     ----------
           Net deferred tax assets.............................      159,014        185,840
    Deferred tax liabilities:
      DISC accumulated earnings................................     (159,014)      (185,840)
                                                                 -----------     ----------
           Net deferred taxes..................................  $        --     $       --
                                                                 ===========     ==========

     The Company established a valuation allowance against tax benefits that are potentially available to the Company but have not yet been recognized. This valuation allowance relates to the amount of net operating loss carryforwards in excess of existing net taxable temporary differences and to certain deductible temporary

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY differences that may not reverse during periods in which the Company may generate net taxable income. During the years ended March 31, 1996 and 1995, the Company recorded increases of $200,417 and $114,877, respectively, in the valuation allowance primarily as a result of the net operating loss generated during the year.

     At March 31, 1996, the Company had approximately $5,404,845 of net operating loss carryforwards available to offset future federal taxable income and approximately $1,700,023 of net operating loss carryforwards available to offset future California taxable income. The federal and state net operating loss carryforwards expire at various dates through 2011.

     Federal tax law imposes restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership. The Company's net operating loss may be subject to potential limitations as a result of these provisions.

(12) LEASES

     The Company leases its offices and production facilities under operating leases and has commitments under certain other operating leases. Rental expense under operating leases was $328,452, $334,382 and $236,308 for the years ended March 31, 1996, 1995 and 1994, respectively.

     Future minimum lease payments for operating leases with initial or remaining terms in excess of one year are as follows at March 31, 1996:

            1997......................................................  $261,514
            1998......................................................   200,931
            1999......................................................   114,284
            2000......................................................   103,621
            2001......................................................   101,665
            Thereafter................................................   194,975
                                                                        --------
                                                                        $976,990
                                                                        ========

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

(13) SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates in one industry segment as described in note 1, Nature of Business. Sales and operating losses for each of the years in the three-year period ended March 31, 1996 and identifiable assets classified by the major geographic areas in which the Company operates, are as follows:

                                                         1996          1995           1994
                                                      ----------    -----------    ----------
    Sales to unaffiliated customers:
      United States
         Domestic...................................  $1,869,720    $ 1,676,731    $1,622,725
         Export sales...............................     590,676        683,382       638,861
      Continental Europe............................   4,235,000      3,729,287     3,418,702
    Intercompany transfers..........................     993,654      1,086,456       880,724
    Eliminations....................................    (993,654)    (1,086,456)     (880,724)
                                                      ----------    -----------    ----------
    Net sales.......................................  $6,695,396    $ 6,089,400    $5,680,288
                                                      ==========    ===========    ==========
    Operating loss:
      United States.................................    (475,630)      (372,082)     (703,221)
      Continental Europe............................     (22,803)       (42,257)      (80,392)
                                                      ----------    -----------    ----------
    Operating loss..................................    (498,433)      (414,339)     (783,613)
    Interest expense................................    (101,211)       (46,055)      (42,446)
    Other income, net...............................      41,481        191,252        55,458
                                                      ----------    -----------    ----------
    Loss before income tax expense..................  $ (558,163)   $  (269,142)   $ (770,601)
                                                      ==========    ===========    ==========
    Identifiable assets:
      United States.................................   1,263,117      1,191,471
      Continental Europe............................   1,345,083      1,580,284
                                                      ----------    -----------
    Total assets....................................  $2,608,200    $ 2,771,755
                                                      ==========    ===========

(14) EMPLOYEE BENEFIT PLAN

     In September 1989, the Company adopted the Monitek Technologies, Inc. 401(k) Retirement Plan (the Benefit Plan). The Benefit Plan covers substantially all full time employees of the Company. Under the terms of the Benefit Plan, the Company may make discretionary contributions to the Benefit Plan. No such contributions were made during the years ended March 31, 1996, 1995 or 1994.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

(15) SELECTED QUARTERLY INFORMATION (UNAUDITED)

                                        1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                        -----------     -----------     -----------     -----------
    Net sales:
      1996............................  $ 1,763,795     $ 1,897,662     $ 1,794,329     $ 1,239,610
      1995............................    1,684,140       1,531,145       1,515,346       1,358,769
    Gross profit:
      1996............................      958,544       1,011,591         979,495         690,867
      1995............................      951,146         816,649         837,677         695,880
    Net (loss) income:
      1996............................     (147,254)       (200,564)       (100,724)       (113,505)
      1995............................       71,158          18,564        (103,350)       (259,372)
    Net (loss) income per share:
      1996............................         (.05)           (.07)           (.03)           (.04)
      1995............................          .02             .01            (.04)           (.08)

(16) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reflected in the consolidated balance sheets for cash and other financial instruments approximate fair value due to the short maturity of these instruments.

(17) RESULTS OF OPERATIONS, PROPOSED MERGER AND MANAGEMENT'S PLANS

     As shown in the accompanying consolidated financial statements, the Company has incurred recurring losses from operations which have reduced the Company's unused sources of liquidity to a very low level. These factors raise substantial doubt about the Company's ability to continue as a going concern without additional sources of external financing.

     On June 24, 1996, the Company's Board of Directors approved an Agreement and Plan of Merger (the Merger Agreement) with Sentex Sensing Technology, Inc. (Sentex) and a Sentex subsidiary. On the same date, the Merger Agreement was approved by the Board of Directors of Sentex and its subsidiary. Sentex develops and manufactures automated devices designed to identify and measure the concentrations of certain chemicals and its stock is traded on the NASDAQ Small Cap stock market. The Merger Agreement will be submitted for approval by the Company's shareholders and the Sentex shareholders and provides for the merger of the Sentex subsidiary into the Company. Consummation of the merger is subject to a variety of customary conditions and, accordingly, there can be no assurance that the merger will take place. The Company believes Sentex has a sufficiently strong cash position to satisfy the intermediate term needs of the Company for working capital. In addition, the Company intends to seek a working capital loan or loans from its major shareholder, Clarion Capital Corporation, pending completion of the merger.

     Operating losses for fiscal years 1996 and 1995 were approximately $498,000 and $414,000, respectively. Fiscal year 1996 sales and gross profit were approximately 10% higher than the prior year but the increase in gross profit was offset by increases in operating expenses. Selling, general and administrative expenses increased by approximately $356,000, or 11%, primarily as a result of higher sales commissions and payroll related expenses. Research, development and product engineering expenses increased by approximately $67,000, or 20%. Spending during the first half of fiscal year 1995 had been severely curtailed in order to conserve working capital and reduce operating losses. Subsequently, management, with approval from the Board of Directors, made the decision to fund certain engineering projects that had been placed on hold, resulting in increased expenditures in subsequent periods.

                   MONITEK TECHNOLOGIES, INC. AND SUBSIDIARY

               INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULE

                                                                                        PAGE
                                                                                        ----
Schedule II  Valuation and Qualifying Accounts........................................  S-2

                           MONITEK TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

                                                                  ADDITIONS-
                                                   BALANCE AT     CHARGED TO                    BALANCE AT
                                                   BEGINNING      COSTS AND                        END
                     DESCRIPTION                   OF PERIOD       EXPENSES      WRITE-OFFS      OF YEAR
       ----------------------------------------    ----------     ----------     ----------     ----------
1996   Allowance for doubtful accounts.........     $  35,465         10,477        10,831          35,111
1995   Allowance for doubtful accounts.........        64,163         12,000        40,698          35,465
1994   Allowance for doubtful accounts.........        41,163         27,474         4,474          64,163
1996   Reserve for inventory obsolescence......       124,807         32,491        26,266         131,032
1995   Reserve for inventory obsolescence......       102,559         36,000        13,752         124,807
1994   Reserve for inventory obsolescence......        87,360        111,251        96,052         102,559

                                                    MONITEK'S FORM 10-Q--ANNEX C

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q
                   QUARTERLY REPORT UNDER SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

FOR QUARTER ENDED JUNE 30, 1996                  COMMISSION FILE NUMBER 33-14201

                           MONITEK TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                         94-1689129
---------------------------------------------     ---------------------------------------------
       (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER IDENTIFICATION NO.)
       INCORPORATION OR ORGANIZATION)
       1495 ZEPHYR AVENUE, HAYWARD, CA                                94544
---------------------------------------------     ---------------------------------------------
  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                         (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (510) 471-8300

                                      NONE
--------------------------------------------------------------------------------
   (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 and 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the last 90 days.

YES   X       NO
    -----         -----

                                                                                 OUTSTANDING AT
                                     CLASS                                       JUNE 30, 1996
-------------------------------------------------------------------------------  --------------
COMMON STOCK -- $.01 PAR VALUE.................................................     1,690,424
CLASS A COMMON STOCK -- $.01 PAR VALUE.........................................     1,252,676

                           MONITEK TECHNOLOGIES, INC.

                               TABLE OF CONTENTS

ITEM                                      DESCRIPTION                                    PAGE
----   --------------------------------------------------------------------------------------
       PART I -- FINANCIAL INFORMATION

 1.    Financial Statements

       Consolidated Balance Sheets as of March 31,1996 (audited) and June 30, 1996
       (unaudited)....................................................................... C-3

       Consolidated Statements of Operations (unaudited) for the Three Months Ended
       June 30, 1995 and June 30, 1996................................................... C-5

       Consolidated Statements of Cash Flows (unaudited) for the Three Months Ended
       June 30, 1995 and June 30, 1996................................................... C-6

       Notes to Consolidated Financial Statements........................................ C-7

 2.    Management's Discussion and Analysis of Financial Condition and Results of
       Operations........................................................................ C-8

       PART II -- OTHER INFORMATION

 6.    Exhibits and Reports on Form 8-K.................................................. C-10

       SIGNATURE......................................................................... C-10

                  MONITEK TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        MARCH 31, 1996 AND JUNE 30, 1996

                                                                   MARCH 31, 1996     JUNE 30, 1996
                                                                     (AUDITED)         (UNAUDITED)
                                                                   --------------     -------------
ASSETS
Current Assets:
  Cash...........................................................    $   51,235        $    45,166
  Accounts receivable, less allowance for doubtful accounts of
     $35,111 and $34,988.........................................       859,810            862,414
  Inventories....................................................     1,382,433          1,437,363
  Other current assets...........................................       167,596            183,361
                                                                     ----------        -----------
       Total Current Assets......................................     2,461,074          2,528,304
Property and equipment, less accumulated depreciation and
  amortization of $976,151 and $980,872..........................       103,171            107,472
Product line acquisition costs, less accumulated amortization of
  $86,158 and $88,769............................................        42,469             39,858
Other assets.....................................................         1,486              1,486
                                                                     ----------        -----------
       Total Assets..............................................    $2,608,200        $ 2,677,120
                                                                     ==========        ===========

See accompanying notes to unaudited consolidated financial statements

                  MONITEK TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        MARCH 31, 1996 AND JUNE 30, 1996

                                                                   MARCH 31, 1996     JUNE 30, 1996
                                                                     (AUDITED)         (UNAUDITED)
                                                                   --------------     -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Liability for factored receivables.............................    $  157,219        $   144,622
  Notes payable to related party.................................       300,000            476,940
  Trade accounts payable.........................................       504,886            683,617
  Accrued liabilities............................................       621,909            577,502
                                                                     ----------        -----------
       Total Current Liabilities.................................     1,584,014          1,882,681
                                                                     ----------        -----------
Stockholders' Equity:
  Common stock -- $.01 par value, authorized 10,000,000 shares
     and 1,690,424 shares issued and outstanding.................        16,904             16,904
  Class A common stock -- $.01 par value, authorized 2,000,000 shares and 1,252,676 shares issued and outstanding,
     convertible into common stock...............................        12,527             12,527
  Paid-in capital................................................     6,117,176          6,117,176
  Accumulated deficit............................................    (5,164,429)        (5,391,157)
  Cumulative translation adjustment..............................        42,008             38,989
                                                                     ----------        -----------
       Total Stockholders' Equity................................     1,024,186            794,439
                                                                     ----------        -----------
       Total Liabilities and Stockholders' Equity................    $2,608,200        $ 2,677,120
                                                                     ==========        ===========

See accompanying notes to unaudited consolidated financial statements

                  MONITEK TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           FOR THE THREE MONTHS ENDED
                        JUNE 30, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                                -------------------------------
                                                                JUNE 30, 1995     JUNE 30, 1996
                                                                -------------     -------------
Net sales.....................................................   $ 1,763,795       $ 1,543,784
Cost of sales.................................................       805,251           729,030
                                                                 -----------       -----------
       Gross profit...........................................       958,544           814,754
Selling, general and administrative expenses..................       955,660           903,156
Research, development and product engineering expenses........       141,296            99,113
                                                                 -----------       -----------
       Operating loss.........................................      (138,412)         (187,515)
Other income (expense):
  Interest expense............................................        (7,016)          (21,414)
  Foreign currency transaction loss...........................        (3,499)          (19,813)
  Other income................................................         1,673             2,014
                                                                 -----------       -----------
       Loss before income tax expense.........................      (147,254)         (226,728)
Income tax expense............................................            --                --
                                                                 -----------       -----------
       Net loss...............................................   $  (147,254)      $  (226,728)
                                                                 ===========       ===========
Net loss per share............................................         $(.05)            $(.08)
                                                                 ===========       ===========
Weighted average number of common shares outstanding..........     2,943,100         2,943,100
                                                                 ===========       ===========

See accompanying notes to unaudited consolidated financial statements

                  MONITEK TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           FOR THE THREE MONTHS ENDED
                        JUNE 30, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                                -------------------------------
                                                                JUNE 30, 1995     JUNE 30, 1996
                                                                -------------     -------------
Cash flows used in operating activities:
  Cash received from customers................................   $ 1,598,740       $ 1,541,670
  Cash paid to suppliers and employees........................    (1,614,732)       (1,674,544)
  Interest paid...............................................        (7,016)          (21,414)
  Other misc. payments........................................       (20,920)           (7,103)
                                                                 -----------       ------------
       Net cash used in operating activities..................       (43,928)         (161,391)
Cash flows from investing activities:
  Capital expenditures........................................        (5,178)           (9,021)
Cash flows provided by financing activities:
  Borrowings (repayments) against trade receivables...........            --           (12,597)
  Borrowings under notes to related party.....................        50,000           176,940
  Payments under capital lease obligations....................        (1,175)               --
                                                                 -----------       -----------
       Net cash provided by financing activities..............        48,825           164,343
                                                                 -----------       -----------
Net decrease in cash..........................................          (281)           (6,069)
Cash at beginning of period...................................        59,908            51,235
                                                                 -----------       -----------
Cash at end of period.........................................   $    59,627       $    45,166
                                                                 ===========       ===========

See accompanying notes to unaudited consolidated financial statements

                  MONITEK TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. The condensed consolidated financial statements include the accounts of Monitek Technologies, Inc. and its wholly owned subsidiary (collectively the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

  The consolidated financial statements reflect all adjustments (which include only normal, recurring adjustments) which, in the opinion of management, are necessary for the fair presentation of the results of the Company for the periods covered.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

  These interim statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 (Commission File No. 0-16544).

  Results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results to be achieved for the full fiscal year.

2. Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

  Inventories consist of the following:

                                                                MARCH 31, 1996     JUNE 30, 1996
                                                                --------------     -------------
        Raw Materials.........................................    $  174,160        $   164,778
        Component parts and work in progress..................       521,716            560,821
        Finished goods........................................       817,589            847,796
        Less: Reserve for obsolescence........................      (131,032)          (140,032)
                                                                  ----------        -----------
                                                                  $1,382,433        $ 1,433,363
                                                                  ==========        ===========

3. Net Income (Loss) Per Share

  The computation of net income (loss) per share is based on the weighted average number of shares outstanding. No effect is given to outstanding stock options or warrants in the computation of net income (loss) per share since they are deemed to be anti-dilutive.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     Net working capital decreased from $877,000 on March 31, 1996 to $646,000 on June 30, 1996. This decrease was the result of the loss for the period and various minor changes in non-current assets.

     The Company's unused sources of liquidity, consisting of unrestricted cash, decreased from $51,000 on March 31, 1996 to $45,000 on June 30, 1996. As set forth in the notes to audited financial statements (Note 17) included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, the Company's recurring losses from operations and the resulting effect on cash flow raise substantial doubt about its ability to continue as a going concern without additional sources of external financing. On June 24, 1996, the Company's Board of Directors approved an Agreement and Plan of Merger (the "Merger Agreement") with Sentex Sensing Technology, Inc. ("Sentex") and a Sentex subsidiary. On the same date, the Merger Agreement was approved by the Boards of Directors of Sentex and its subsidiary. Sentex develops and manufactures automated devices designed to identify and measure the concentrations of certain chemicals and its stock is traded on the NASDAQ Small Cap stock market. The Merger Agreement will be submitted to the Company's shareholders and the Sentex share-holders at special meetings expected to be held later in the year. The Merger Agreement provides for the merger (the "Merger") of the Sentex subsidiary into the Company. Consummation of the Merger is subject to a variety of customary conditions and, accordingly, there can be no assurance that the Merger will take place. The Company believes that Sentex has a sufficiently strong cash position to satisfy the intermediate term needs of the Company for working capital. During the months of July and August 1996, the Company obtained working capital loans in the aggregate amount of $125,000 from its major share-holder, Clarion Capital Corporation ("Clarion"). The Company expects to seek an additional working capital loan or loans from Clarion pending completion of the Merger. However, there can be no assurance that Clarion will loan additional funds to the Company. It is a condition of the consummation of the Merger that any such loans by Clarion be repaid by the time of the closing of the Merger.

     In the event that the Merger does not take place, the Company's management will continue to seek other sources of financing including, but not limited to, loans collateralized by assets of the Company and a sale of equity securities, to fund its operating and working capital requirements. There is no assurance that such financing, if available, can be obtained on terms satisfactory to the Company.

     At June 30, 1996, the Company had available net operating loss carryforwards of approximately $5,405,000 and $1,700,000 to offset future Federal and California taxable income, respectively. The Tax Reform Act of 1986 imposes certain restrictions on the amount of net operating loss carryforwards which can be used in any one year by the Company for losses prior to July 31, 1987, the date of the Company's initial public offering, which is deemed to be a change in ownership for Federal tax purposes. The Company's utilization of Federal net operating loss carryforwards from years prior to Fiscal 1988, totaling $1,640,000, is limited to approximately $620,000 per year. Deductions available for net operating losses generated in years subsequent to the change in ownership are unlimited. If the Company's income were to exceed the permissible net operating loss carryforward deduction, as to which there can be no assurance, the Company would incur liability for Federal income taxes on the excess earnings, even though net operating loss carryforwards would be available for future years.

RESULTS OF OPERATIONS

     Total net sales decreased by 12%, from $1,764,000 for the three months ended June 30, 1995 ("Fiscal 1996 Three Months") to $1,544,000 for the three months ended June 30, 1996 ("Fiscal 1997 Three Months"). Domestic sales decreased by 23%, export sales from the United States decreased by 6% and sales to continental Europe by the Company's wholly owned subsidiary, Monitek GmbH, decreased by 3%. The decline in domestic sales has been a subject of much concern to management and every effort is being made to increase market penetration. A poll of the Company's independent representatives indicates that their sales into the process control market, as a whole, have been lower than anticipated for the past several months. The general consensus is that there are a significant number of pending projects that should result in orders for the Company's products, but that the timing of the orders has yet to be determined.

     Cost of sales, as a percentage of net sales, increased from 46% for the Fiscal 1996 Three Months to 47% for the Fiscal 1997 Three Months. Material costs increased from 36% to 37% of net sales, primarily as a result of a change in product mix. Direct labor and factory overhead remained constant, at 10% of net sales, for both the Fiscal 1996 Three Months and the Fiscal 1997 Three Months.

     Selling, general and administrative expenses, as a percentage of net sales, increased from 54% for the Fiscal 1996 Three Months to 58% for the Fiscal 1997 Three Months. Actual expenses decreased from $956,000 to $903,000 but the percentage of decline was not as great as the decrease in sales.

     Research, development and product engineering expenses decreased from $141,000, or 8% of net sales, for the Fiscal 1996 Three Months to $99,000, or 6% of net sales, for the Fiscal 1997 Three Months. Spending during the Fiscal 1996 Three Months increased sharply as a result of product redesigns to meet new European electrical specifications that went into effect on January 1, 1996.

     Operating losses went from $138,000 for the Fiscal 1996 Three Months to $188,000 for the Fiscal 1997 Three Months as a result of the increase in cost of sales and selling, general and administrative expenses, as a percentage of sales, partially offset by the decrease in research, development and product engineering expenses.

     Interest expense increased from $7,000 for the Fiscal 1996 Three Months to $21,000 for the Fiscal 1997 Three Months as a result of increased borrowings from Clarion Capital Corporation and the factoring of certain accounts receivable.

     Foreign currency transactions resulted in a losses of $3,000 for the Fiscal 1996 Three Months and $20,000 for the Fiscal 1997 Three Months as a result of fluctuations in the value of the U.S. Dollar relative to the German Deutsche Mark.

                               OTHER INFORMATION

Exhibits and Reports on Form 8-K.

     (a) No exhibits are filed herewith.

     (b) No reports on Form 8-K were filed for the three months ended June 30, 1996, but a report on Form 8-K was filed on July 1, 1996 to disclose the Agreement and Plan of Merger that was entered into by the Company and Sentex Sensing Technology, Inc. on June 24, 1996.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               MONITEK TECHNOLOGIES, INC.
                                               -----------------------------------------------
                                               (Registrant)

DATED: AUGUST 13, 1996                         /s/ Frank J. Vetrovec
                                               -----------------------------------------------
                                               Frank J. Vetrovec
                                               President and Chief Operating Officer

                                               /s/ James S. O'Leary
                                               -----------------------------------------------
                                               James S. O'Leary
                                               Executive Vice President and Chief Financial
                                               Officer

                                                       FAIRNESS OPINION--ANNEX D

                                          September 24, 1996

CONFIDENTIAL

Board of Directors
Monitek Technologies, Inc.
1495 Zephyr Avenue
Hayward, California 94544

Members of the Board:

     We understand that Monitek Technologies, Inc. ("Monitek" or the "Company"), Sentex Merger Corp., a wholly owned subsidiary of Sentex Sensing Technologies, Inc. and Sentex Sensing Technologies, Inc. ("Sentex") have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 30, 1996 (the "Agreement") which provides, among other things, for the merger (the "Merger") of Sentex Merger Corp. with and into Monitek. Pursuant to the Merger, (i) all of the issued and outstanding shares of Monitek Class A Common Stock, $0.01 par value per share, shall be converted into Sentex Class A Convertible Notes (the "Notes") in an original aggregate principal amount of $485,586 (the "Note Exchange Ratio"). The Notes are convertible, in certain circumstances more fully described therein, into shares of Sentex common stock, no par value (the "Sentex Common Shares"), based on a conversion rate of $0.0562 which enables the holders of the Sentex Class A Convertible Notes to receive 6.8974890 Sentex Common Shares for each share of Monitek Class A Common Stock owned by such holder immediately prior to the consummation of the Merger; and (ii) each issued and outstanding share of Monitek Common Stock, $0.01 par value per share, shall be converted into 6.8974890 shares (the "Stock Exchange Ratio") of Sentex Common Shares.

     You have requested our opinion as to the fairness, from a financial point of view, of the Note Exchange Ratio and the Stock Exchange Ratio, to the holders of Monitek Class A Common Stock and Monitek Common Stock, respectively, other than Clarion Corporation (as to which no opinion has been requested).

     In connection with our review of the Merger and in preparation of our opinion herein, we have examined (a) the financial terms and conditions of the Agreement; (b) the preliminary Joint Proxy Statement/ Prospectus relating to the Merger prepared for filing with the Securities and Exchange Commission; (c) certain recent audited financial statements of the Company and Sentex; (d) certain unaudited financial statements and internal operating reports of the Company; (e) certain internal financial analyses and forecasts for the Company prepared by the management of the Company; and (f) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing and have considered other matters which we have deemed relevant to our review.

     We have assumed and relied upon the accuracy and completeness of all such information and have not attempted to verify independently any such information, nor have we conducted a physical inspection of all the properties and facilities of the Company or made or obtained an independent appraisal of the assets of the Company. With respect to financial forecasts, we have assumed, with your consent, that they have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management. Our opinion herein necessarily is based upon economic, market and other conditions as in effect on, and circumstances existing and disclosed to us as of the date hereof, and further assumes that no material change has occurred, or will occur, to the Company subsequent to such date.

     In arriving at our opinion expressed herein, we have considered and reviewed: (a) the current and projected financial position, operating results and net assets of the Company; (b) historical and projected revenues, operating earnings, net income and capitalization of the Company in comparison to other publicly held companies in businesses we believe to be comparable to the Company; (c) financial information concerning selected completed and pending business combinations which we deemed comparable in whole or in part; (d) the historical market prices and trading activity of the Common Stock of the Company; (e) the historical relationship between the Common Stock of Monitek and the Common Shares of Sentex; and (f) the general conditions of the securities market.

     NatCity Investments, Inc. is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and other similar transactions.

     It is understood that this letter is for the information of the Board of Directors of the Company only and is not to be quoted or referred to, in whole or in part, without our written consent; provided, however, that we hereby consent to the inclusion of this opinion in the Company's Joint Proxy Statement/Prospectus used in connection with the Merger, so long as the opinion is reproduced in full in such Joint Proxy Statement/ Prospectus.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, the Note Exchange Ratio and the Stock Exchange Ratio are fair, from a financial point of view, to the holders of Monitek Class A Common Stock and Monitek Common Stock, respectively, other than Clarion Capital Corporation.

                                          Very Truly Yours,
                                          NATCITY INVESTMENTS, INC.

                                                      DISSENTERS RIGHTS--ANNEX E

                          SECTION 262 OF THE DELAWARE

                            GENERAL CORPORATION LAW

SECTION 262 APPRAISAL RIGHTS.

     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.sec.251, 252, 254, 257, 258, 263 or 264 of this title:

        (i) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided, that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

        (ii) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

                  b. Shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

                  c. Cash in lieu of fractional shares of the corporations described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing paragraphs a., b. and c. of this paragraph.

        (iii) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     Appraisal rights shall be perfected as follows:

        (i) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
            (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within ten days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (ii) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within ten days after his written request for such a statement is received by the surviving or resulting corporation or within ten days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Statutory authority for indemnification of the Registrant's directors and officers is contained in the New Jersey Business Corporation Act (the "NJBCA"), in particular Section 14A:3-5 of the NJBCA, the material provisions of which may be summarized as follows:

         Derivative and Nonderivative Proceedings. Section 14A:3-5 of the NJBCA provides that in nonderivative proceedings (proceedings other than those brought by or in the right of the corporation), a corporation may indemnify "corporate agents" (defined to include directors, officers, employees and persons serving in other capacities at the corporation's request) against both "expenses" (defined as reasonable costs, disbursements and counsel fees) and "liabilities" (defined to include judgments, fines, settlements and penalties) if the corporate agent acted in good faith and in a manner such corporate agent reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe the conduct was unlawful. The NJBCA also provides that in derivative proceedings (proceedings brought by or in the right of the corporation), a corporation may indemnify corporate agents against expenses if the corporate agent acted in good faith and in a manner such corporate agent reasonably believed to be in or not opposed to the best interests of the corporation. In all cases the NJBCA requires the corporation to indemnify against expenses, including counsel fees, to the extent that a corporate agent has been successful in a derivative or nonderivative proceeding on the merits or otherwise, or in defense of any claim, issue or matter therein, and permits a corporation to advance expenses upon an undertaking for repayment if it shall ultimately be determined that the corporate agent is not entitled to indemnification. The NJBCA states that the indemnification it provides "shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation," to which a corporate agent may be entitled "under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise," unless the agent has been adjudged guilty of a breach of loyalty, a failure to act in good faith, a knowing violation of law, or the receipt of an improper personal benefit.

         Determinations Regarding Indemnification. Indemnification of a party (unless ordered by a court) is dependent upon a determination that such indemnification is proper because the party has met the applicable standards set forth above. Such a determination must be made (a) by the Board of Directors or a committee thereof acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceedings, or
(b) under certain circumstances, by independent legal counsel in a written opinion, or (c) by the shareholders.

         Other Material Provisions. The indemnification provided by statute is not exclusive of other rights of indemnification, and inures to the benefit of an officer's or director's legal representative, provided that a corporation may not indemnify an officer or director that has been adjudged guilty of a breach of loyalty, a failure to act in good faith, a knowing violation of law or the receipt of any improper personal benefit. A corporation may purchase and maintain insurance against expenses incurred by, and liabilities asserted against, directors, officers, employees or agents, whether or not the corporation would be empowered to provide such indemnity, and such insurance may be purchased from an insurer affiliated with such corporation, whether or not such insurer does business with any other insured.

ITEM  21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (A)  EXHIBITS

EXHIBIT
NUMBER                                EXHIBIT DESCRIPTION
------                                -------------------

2 Amended and Restated Agreement and Plan of Merger dated as of July 30, 1996(1)

3.1       Certificate of Incorporation, as amended(2)

3.2       Bylaws of Sentex(2) and an amendment thereto*

3.3       Certificate of Incorporation of Sentex Acquisition Corp.(3)

3.5       Certificate of Merger (Sentex Systems, Inc. into Sentex)(3)

3.6       Certificate of Incorporation of Sentex Systems, Inc.(4)

4.1       Specimen Certificate of Common Stock(2)

4.2       Specimen of Class A Convertible Note(1)

4.3       Participation Rights Agreements(1)

5.1*      Opinion of Baker & Hostetler

9.1* Shareholders Agreement between CPS Capital, Ltd and Amos Linenberg, dated March 1, 1996

9.2* Shareholders Agreement between CPS Capital, Ltd and Joanne Bianco, dated March 1, 1996

9.3       Form of Shareholders Agreement between CPS Capital, Ltd and Clarion
          Capital Corporation(1)

10.1*     Employment Agreement with Dr. Amos Linenberg, dated March 1, 1996

10.2*     Consulting Agreement with Ms. Joanne Bianco, dated March 1, 1996

10.3      Sentex 1996 Long-Term Incentive Stock Option Plan(1)

21.1*     List of Subsidiaries

23.1*     Consent of Moore Stephens, P.C.

23.2*     Consent of KPMG Peat Marwick LLP

23.3      Consent of Baker & Hostetler (filed with Exhibit 5.1)

23.4*     Consent of Amos Linenberg

23.5*     Consent of Morton Cohen

23.6*     Consent of NatCity Investments, Inc.

99.1*     Form of Sentex Proxy

99.2*     Form of Monitek Proxy

(1)       Included as an Annex or a part thereof to the Joint Proxy
          Statement/Prospectus included as part of this Registration Statement.

(2) Incorporated by reference to exhibits bearing same exhibit numbers, filed with Sentex's Registration Statement on Form S-1, File No.
          2-86860.

(3) Incorporated by reference to exhibits bearing the same exhibit numbers, filed with Sentex's Form 10-KSB for the fiscal year ended
          November 30, 1992.

(4) Incorporated by reference to exhibits bearing same exhibit numbers, filed with Sentex's Form 10-KSB for the fiscal year ended November 30, 1984.

*  Filed herewith.

ITEM 22.  UNDERTAKINGS

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Sentex being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON SEPTEMBER 27, 1996.

                                         SENTEX SENSING TECHNOLOGY, INC.


                                         By   /s/ Robert S. Kendall
                                              ----------------------------------
                                              Robert S. Kendall,
                                              Chairman and President

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 27, 1996.

        SIGNATURE                      TITLE
        ---------                      -----

/s/ Robert S. Kendall
-------------------------
Robert S. Kendall                       Chairman and President (principal
                                        executive officer)

/s/ James G. Few
-------------------------
James G. Few                            Director and Chief Financial Officer
                                        (principal financial officer and
                                        principal accounting officer)

/s/ Julius Hess
-------------------------
Julius Hess                             Director

/s/ Ronald Lipson
-------------------------
Ronald Lipson                           Director

                                 EXHIBIT INDEX
                                 -------------


EXHIBIT
NUMBER    DESCRIPTION
------    -----------
3.2       Amendment to Sentex's Bylaws

5.1       Opinion of Baker & Hostetler

9.1 Shareholders Agreement between CPS Capital, Ltd and Amos Linenberg, dated March 1, 1996

9.2 Shareholders Agreement between CPS Capital, Ltd and Joanne Bianco, dated March 1, 1996

10.1      Employment Agreement with Dr. Amos Linenberg, dated March 1, 1996

10.2      Consulting Agreement with Ms. Joanne Bianco, dated March 1, 1996

21.1      List of Subsidiaries

23.1      Consent of Moore Stephens, P.C.

23.2      Consent of KPMG Peat Marwick LLP

23.4      Consent of Amos Linenberg

23.5      Consent of Morton Cohen

23.6      Consent of NatCity Investments, Inc.

99.1      Form of Sentex Proxy

99.2      Form of Monitek Proxy